As filed with the Securities and Exchange Commission on June 25, 2013

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SFX ENTERTAINMENT, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	7990 (Primary Standard Industrial Classification Code Number)	90-0860047 (I.R.S. Employer Identification No.)

SFX Entertainment, Inc.
430 Park Avenue
New York, New York 10022
(646) 561-6400
(Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)

Robert F.X. Sillerman
Chief Executive Officer and Chairman
SFX Entertainment, Inc.
430 Park Avenue
New York, New York 10022
(646) 561-6400
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Aron Izower Jason Barr Reed Smith LLP 599 Lexington Avenue New York, New York 10022 (212) 521-5400	Colin Diamond F. Holt Goddard White & Case LLP 1155 Avenue of the Americas New York, New York 10036 (212) 819-8200

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Securities Exchange Act of 1934.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(1)(2)	Amount of registration fee

Common Stock, par value $0.001	$175,000,000	$23,870

(1)
Includes the additional shares the underwriters have the option to purchase, if any.
(2)
Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	Subject to Completion	June 25, 2013

                      Shares

SFX Entertainment, Inc.

Common Stock

This is an initial public offering of our common stock. We are offering all of the shares of common stock offered by this prospectus. We expect the public offering price to be between $             and $             per share.

We have applied to list our common stock on the The Nasdaq Global Market under the symbol "SFXE."

We are an "emerging growth company," as defined under the federal securities laws, and, as such, may elect to comply with certain reduced public company reporting requirements for future filings.

Investing in our common stock involves a high degree of risk. Before buying any shares, you should carefully read the discussion of material risks of investing in our common stock in "Risk Factors" beginning on page 13 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total

Public offering price	$	$

Underwriting discounts and commissions(1)	$	$

Proceeds, before expenses, to us	$	$

(1)
See "Underwriting" for a description of the compensation payable to the Underwriters.

The underwriters may also purchase up to an additional             shares of our common stock at the public offering price, less the underwriting discounts and commissions payable by us, to cover over-allotments, if any, within 30 days from the date of this prospectus. If the underwriters exercise this option in full, the total underwriting discounts and commissions will be $             and our total proceeds, after underwriting discounts and commissions but before expenses, will be $             .

The underwriters are offering the common stock as set forth under "Underwriting." Delivery of the shares will be made on or about                           , 2013.

UBS Investment Bank	Barclays	Jefferies

                           , 2013

Through and including                           , 2013 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

Neither we nor any of the underwriters have authorized anyone to provide any information or to make any representations other than as contained in this prospectus or in any free writing prospectuses we have prepared. We take no responsibility for, and provide no assurance as to the reliability of, any information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Unless derived from our financial statements or otherwise noted, the Australian Dollar, or AUD, amounts presented in this prospectus are translated at the rate of $1.00 = AUD$1.0847, the exchange rate published by Bloomberg as of June 21, 2013 unless otherwise specified to the contrary.

USE OF MARKET AND INDUSTRY DATA

This prospectus includes market and industry data that we have obtained from third-party sources, including industry publications, as well as industry data prepared by our management on the basis of its knowledge of and experience in the industries in which we operate (including our management's estimates and assumptions relating to such industries based on that knowledge). Management has developed its knowledge of such industries through its experience and participation in these industries. While our management believes the third party sources referred to in this prospectus are reliable, neither we nor our management have independently verified any of the data from such sources referred to in this prospectus or ascertained the underlying economic assumptions relied upon by such sources. Internally prepared and third-party market forecasts, in particular, are estimates only and may be inaccurate, especially over long periods of time. Furthermore, references in this prospectus to any publications, reports, surveys or articles prepared by third parties should not be construed as depicting the complete findings of the entire publication, report, survey or article. The information in any such publication, report, survey or article is not incorporated by reference in this prospectus.

i

Prospectus summary

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that is important to you. Before investing in our common stock, you should read this prospectus carefully in its entirety, especially the risks of investing in our common stock that we discuss in the "Risk Factors" section of this prospectus and the financial statements and related footnotes beginning on page F-1.

In this prospectus, unless otherwise stated or the context otherwise requires, references to "SFX" and "the Company" refer to SFX Entertainment, Inc. and references to "we," "us," "our" and similar references refer to SFX Entertainment, Inc. together with its consolidated subsidiaries, in each case after giving effect to our completed acquisitions, the planned acquisitions disclosed herein, and the formation of our joint venture. To date, SFX has acquired four businesses and acquired an interest in one joint venture. SFX also expects to complete four acquisitions simultaneously with or shortly after the closing of this offering: its acquisition of a 75% ownership interest in the worldwide business (the "ID&T Business") of ID&T Holding B.V. ("ID&T"), its acquisition of a 60% equity interest in i-Motion GmbH Events & Communication ("i-Motion"), its acquisition of 100% of Totem Onelove Group Pty Ltd and Totem Industries Pty Ltd (collectively, "Totem") and its acquisition of a 70% equity interest in Made Event, LLC and EZ Festivals, LLC (collectively, "Made"). Although we consider these acquisitions to be "probable" within the meaning of Rule 3-05 of Regulation S-X and present information herein on a basis that assumes we complete these acquisitions, their consummation remains subject to closing conditions. Therefore, we cannot provide any assurance that any of our planned acquisitions will be consummated. We discuss the terms of these acquisitions and the conditions to closing in "Risk Factors—Risks Related to Our Acquisition Strategy" and "Business—Our History and Acquisitions—Planned acquisitions."

One of SFX's completed acquisitions is Dayglow LLC and its affiliates (now known as SFX-LIC Operating LLC or "Life in Color"), which for accounting purposes has been determined to be the predecessor entity of SFX. We refer to the results of our predecessor entity as our "Predecessor." SFX is not the same company as, or in any legal way connected to, SFX Entertainment Inc., which was sold to Clear Channel Communications Inc. in 2000, although the Company and SFX Entertainment Inc. do share similar founders and management teams.

 COMPANY OVERVIEW

We believe we are the largest producer of live events and entertainment content focused exclusively on the electronic music culture ("EMC"), based on attendance and revenue. We view EMC as a global generational movement driven by a rapidly developing community of avid followers among the millennial generation. Our mission is to enable this movement by providing our fans with the best possible live experiences, music discovery and connectivity with other fans and events. We have significant and growing scale with our global live events and, on a pro forma basis for our completed and planned acquisitions, attracted approximately 2.8 million fans in 2012, a 23.6% increase from 2011. We believe the broad appeal of EMC beyond festival attendance is demonstrated by the deep engagement of our fans, which is evidenced by the time they devote to EMC-related social media and digital activities. For example, our 2012 Tomorrowland festival in Belgium had 7.9 million live views on YouTube and our official Tomorrowland long-form after movies have had over 140 million online views to date.

We present leading EMC festivals and events, including Tomorrowland, Sensation, Mysteryland, Q-Dance, Stereosonic, Electric Zoo, Decibel, Nature One, MayDay, Ruhr-in-Love and Life in Color, many of which have more than a decade of history, passionate followers and vibrant social communities. We are continually investing in our festivals and events to add new and exciting creative elements, expand into new markets, and launch new events, all in order to provide the best entertainment experiences in the world for EMC fans. Many of the festivals we have or will present have a long history and have achieved substantial popularity and success in Europe while also attracting fans globally. For example, Tomorrowland sold out all of its approximately 180,000 tickets to the 2013 festival in Belgium in one second and saw significant demand from U.S.-based fans, each seeking to purchase multiple tickets. To meet the growing demand of the EMC community in the United States and other regions around the world, we plan to introduce some of the most popular festivals and events to certain areas for the first time. At its original location in Amsterdam, Sensation has consistently sold out since its inception in 2000, including all 45,000 tickets for 2013. Our inaugural Sensation event in North America, held in Toronto in May 2013, attracted over 25,000 attendees. We have announced four additional Sensation events in North America for 2013, which will be held in Las Vegas, Miami, New York, and San Francisco, and our first North American Tomorrowland festival, TomorrowWorld, which we will hold in September 2013.

We are also addressing the demand from the growing EMC community for music, engaging content and social connectivity between and around live events. A key component of this initiative is Beatport, which is the principal source of music for EMC DJs and a trusted destination for the growing EMC community. Beatport is a vital channel for over 200,000 registered DJs and artists to launch music and connect with fans. In addition, Beatport has a rapidly growing fan community, with approximately 40 million unique visitors in 2012 (according to Google Analytics), who primarily use the site to discover and stream music, follow DJs and keep abreast of EMC news, information and events.

The global market directly associated with electronic dance music is projected to be approximately $4.5 billion in 2013, according to the International Music Summit Business Report (the "IMS"). Electronic music has a history of over 20 years of mainstream popularity in Europe and has more recently evolved into a widely followed genre of music in the United States and other international markets. For example, total attendance at what are currently the five largest U.S. EMC festivals grew 41% annually from 2007 to 2012 (although there is no guarantee that this growth rate will continue in the future). This compares to 2% annual revenue growth for the overall North American concert market during the same period, according to Pollstar, a concert industry trade publication. Further reflecting this trend, in 2012 the National Academy of Recording Arts and Sciences added a Dance/Electronic category for the Grammy Awards, Billboard launched a Dance/Electronic chart, and in February 2013, a Dance/Electronic song reached #1 on the Billboard Hot 100 chart for the first time. EMC festivals and events typically feature many different artists and DJs as well as elaborate sets, lighting and special effects centered on different creative themes. These festivals and events have become highly experiential and social happenings that are enjoyed by thousands of fans. These experiences, further propelled via social media and shared by millions of fans globally, are at the heart of the generational movement that is EMC.

Our market is characterized by a high degree of ownership fragmentation, and we believe it is well positioned for consolidation. We have a disciplined acquisition strategy that utilizes our in-house expertise and experience to identify, evaluate and integrate acquisitions. We plan to implement best practices across acquired companies and provide active business development, managerial support and financial discipline to achieve operational efficiencies. This will allow us to bring our fans more and better EMC experiences while preserving the unique identities of these events. We have acquired and formed, or plan to acquire simultaneously with or shortly after consummation of this offering, the following businesses in pursuit of this strategy.

Asset/Status	Ownership	2012 Events/ Festivals	2012 Total Attendance (000s)	Description

BEATPORT, LLC "Beatport" Completed	100%	NA	NA	Principal online resource and destination for EMC DJs and enthusiasts, offering music for purchase in multiple downloadable formats (including uncompressed, high quality audio files) and providing unique music discovery tools for DJs and fans.

Disco Donnie Presents "DDP" Completed	100%	600 / 8	867	Promoter of EMC events in North America since 2000, including ownership interests in large EMC festivals.

ID&T Holding B.V. "ID&T" Planned	75%	35 / 29	964	One of the largest content providers and producers of international EMC live events across 19 countries and four continents. ID&T branded festivals include Tomorrowland, Mysteryland, Sensation, Q-Dance, B2S, Decibel and Defqon.1. At the same time as this acquisition, we will increase our interest in the ID&T JV from 51% to 75%.

i-Motion GmbH Events & Communication "i-Motion" Planned	60%	7 / 5	208	Leading promoter and producer of EMC festivals and events in Germany, with key brands including Nature One, Germany's largest open-air EMC festival.

Life in Color "LIC" Completed	100%	138 / 4	424	Promoter and organizer of branded events that feature live music by DJs, acrobatic acts and "paint blasts."

Made Event, LLC and EZ Festivals LLC collectively, "Made" Planned	70%	14 / 1	130	Promoter and producer of EMC festivals and events in the United States, including Electric Zoo, held annually in New York City.

MMG Nightlife LLC "MMG" Completed	80%	NA	NA	Management company that manages some of the most popular EMC venues in South Beach, Florida.

Totem Onelove Group Pty Ltd and Totem Industries Pty Ltd collectively, "Totem" Planned	100%	15 / 5	247	Promoter and producer of leading Australian EMC festival, Stereosonic, a five city touring outdoor festival held annually in summer (November/December) in conjunction with a touring and promotion business.

We have agreed to the following terms in respect of the four planned acquisitions described above. We intend to use the proceeds of this offering to fund the cash portion of the consideration for these acquisitions and consummate them simultaneously with or shortly after the closing of this offering.

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Under our option (the "ID&T Option") to purchase a 75% ownership interest of the worldwide business of ID&T (the "ID&T Business"), our acquisition of the ID&T Business will cost $50.0 million in cash (including a subsequent $10.0 million payment) plus the cancellation of a $7.5 million debt owed to us by ID&T. These are in addition to the $2.5 million in cash and 2,000,000 shares of common stock we paid to acquire the ID&T Option.

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Under a term sheet with i-Motion, our initial acquisition of a 60% ownership interest in i-Motion will cost $12.0 million, consisting of $8.0 million in cash and $4.0 million in shares of our common stock at the price to the public in this offering.

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We have entered into an asset contribution agreement with Totem, under which we have agreed to pay AUD$75.0 million, consisting of AUD$60.0 million (or $55.3 million) in cash and AUD$15.0 million (or $13.8 million) in shares of our common stock at the price to the public in this offering, to acquire 100% of Totem. Under the terms of the agreement, we were obligated to pay an AUD$5.0 million (or $4.8 million as of May 22, 2013) deposit, which we funded on May 22, 2013.

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Under our term sheet with Made, our acquisition of a 70% ownership interest in Made will cost $35.0 million, consisting of $20.0 million in cash, $5.0 million in our common stock at the lower of $12.75 per share or the price to the public in this offering, and $10.0 million in promissory notes. On June 24, 2013, we advanced $2.5 million towards the purchase price for this transaction. We will be required to purchase the remaining 30% that is not being sold in 2018.

We describe the terms of these planned acquisitions in greater detail under "Business—Our History and Acquisitions—Planned acquisitions."

Although, we consider each of these acquisitions to be a "probable acquisition" for the purposes of Rule 3-05 of Regulation S-X, in each case, there are substantial potential impediments that could cause us to fail to close a given acquisition or otherwise prevent it from being successful. For more information, see "Risk Factors—Risks Related to Our Acquisition Strategy."

Currently, we generate revenue from several sources. These include music sales on Beatport (20% and 34% of total revenue on a pro forma basis for the year ended December 31, 2012 and the three months ended March 31, 2013, respectively), ticket sales and concessions (63% and 54% of total revenue on a pro forma basis for the year ended December 31, 2012 and the three months ended March 31, 2013, respectively), and other sources including promoter, license fees, sponsorship, and management fees (collectively, 17% and 12% of total revenue on a pro forma basis for the year ended December 31, 2012 and the three months ended March 31, 2013, respectively). On a pro forma basis for our completed and probable acquisitions, we generated revenue of $242.0 million and Adjusted EBITDA of $14.6 million and incurred net losses of $48.9 million for the year ended December 31, 2012, and generated revenue of $36.2 million and Adjusted EBITDA of $(9.2) million and incurred net losses of $31.7 million for the three months ended March 31, 2013.

COMPETITIVE STRENGTHS

We believe we are the largest company exclusively focused on the EMC community, with innovative festivals, live events and premier managed venues. In addition, we attract a large and growing community of EMC followers and key influencers around the world.

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History of creativity and innovation.    We create and produce many of the most recognized and well attended EMC festivals and events in the world, including, on a pro forma basis for our probable acquisitions, Tomorrowland, Sensation, Mysteryland, Q-Dance, Stereosonic, Electric Zoo, Decibel,

  Nature One, MayDay, Ruhr-in-Love and Life in Color. At our events and festivals, we use artistic, interactive, performance and visual elements, in addition to the music, to create an all-encompassing and compelling fan experience. For example, Life in Color shows include acrobatic acts and "paint blasts" in addition to DJs, and our other festivals include production elements such as elaborate sets, themes, lasers, fog machines and videos. We believe the appeal of our festivals and events is demonstrated by consistent attendance growth and ticket demand that often outstrips the available capacity. For example, in 2013, Tomorrowland sold out in pre-registration its approximately 180,000 tickets, which was more than triple the tickets it sold in 2009.

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Active, year-round relationship with the large and growing EMC community.    We use social media, engaging content and our online property, Beatport, to maintain an active relationship with trend setters and influencers in the broader EMC community, including professional DJs, bloggers and passionate consumers. Beatport has a large community of influencers, including over 200,000 registered DJs. Beatport also has a Klout score (an aggregated measure of social media activity and influence) of 90 out of 100, comparable with other high profile music services such as Spotify (90) and iTunes (92) as of June 2013. We believe our ability to create closer partnerships between Beatport and the most important EMC festivals and events will enable us to deliver more to the EMC community between and around live events.

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Substantial global scale and diversification.    Our scale and diversification enables us to serve our fans more effectively than other participants in the EMC market that have typically focused on one geographic market or a narrow portfolio of events. On a pro forma basis in 2012, we produced 52 festivals (defined as having an attendance of 10,000 or more fans) and 809 events (defined as having attendance of fewer than 10,000 fans). Together these attracted 2.8 million attendees in 2012 and included large and small scale events, presented in 25 countries on five continents, that targeted different subsets of the EMC community. In addition, our managed EMC venues hosted over 400,000 attendees and our online properties attracted millions of users around the world in the year ended December 31, 2012.

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Early access to emerging talent and trends.    Through our managed venues, Beatport and relationships with influencers, we are able to identify new trends and support new artists, introducing them across our network. Our premier managed EMC venues in South Beach, Florida have proven to be a breeding ground for some of the top DJs in the industry. Similarly, Beatport serves as an important channel for DJs to gain recognition. In addition to influential charts and other discovery tools, Beatport hosts mix contests and other programs to support aspiring DJs. For example, Zedd, one of today's leading DJs, was discovered after he won several remix contests on Beatport and has gone on to play at several of our venues and festivals.

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Experienced management team.    Our management team's reputation and experience in music, live entertainment, consumer internet and related businesses make us a valuable partner to creative talent, independent operators and the EMC community more broadly. Members of our senior management team have previously built businesses in live events and entertainment and executed and integrated a number of acquisitions during their careers. We believe our management's experience strengthens our ability to effectively integrate and operate our acquired businesses.

We are an early stage company that has not yet taken full advantage of these strengths, and we are not yet profitable due to the costs associated with startup activities, including making acquisitions, as well as limited time integrating and managing the businesses we have acquired and intend to acquire.

GROWTH STRATEGY

Our goal is to grow our business by supporting the development of the EMC movement. Key elements of our strategy include the following:

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Enhance the fan experience.    We strive to continually enhance the experience that new and existing fans enjoy at our live events or online. Our live events include innovative and state-of-the-art sets and performer lineups, featuring both top talent and up-and-coming artists. We are pursuing many initiatives to enhance the fan experience, including continuing to invest in leading edge production, providing smart tickets/event passes, facilitating high quality travel and accommodation logistics, using wireless technologies to ease on-site logistics and social media interaction and featuring quality concessions in partnership with top-tier food and beverage partners. We believe the value of the experiences we offer is compelling enough to attract one or more partners willing to support multiple free events and other fan-friendly initiatives. We are in advanced discussions with several such partners to support these initiatives and enhance the access and experience of our fans. We plan to complement our fans' experience at live events by meeting their demand for information, quality content and connectivity with artists and the broader EMC community away from and around the events.

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Bring our festivals into new markets and expand current offerings.    Many of our EMC festivals and events are well known, have an existing global following and have begun to expand geographically. We are using our considerable resources, including managerial talent and local expertise, to accelerate the expansion of our festivals and events into new geographies, many of which have an underserved EMC fan community. For example, in 2012, Tomorrowland saw demand from approximately 200,000 U.S.-based fans seeking to purchase multiple tickets each, of which only 2,000 were successful. We intend to bring some of the most successful festivals in the world to North America, including TomorrowWorld, the first international version of Tomorrowland, scheduled to be held outside Atlanta in September 2013. In response to increasing demand for our events, we are also expanding some of our festivals by increasing their length and capacity. For example, from 2010 to 2011, Tomorrowland expanded to three days from two days and increased attendance to 60,000 per day (180,000 total) from 45,000 per day (90,000 total).

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Foster deeper engagement within the EMC community.    We believe our scale of festivals and events, combined with our new generation of executive talent, helps us support the growth of the EMC community. Creating and mixing electronic music is a collaborative process that is highly accessible given the ready availability of music and mixing tools. In addition, the music is typically enjoyed as part of a communal experience, which in turn is commonly shared and perpetuated via social media. We seek to improve our fans' experiences by responding to their growing demand to engage with EMC content and the EMC community. We also plan to create closer partnership and integration between our online properties, such as Beatport, and live EMC happenings to enhance the fan experience between and around events.

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Acquire and integrate leading live event and online properties.    We seek to acquire the highest quality festivals, event operators and promoters worldwide, as well as other businesses that are important to the EMC community. We have completed four acquisitions and acquired an interest in one joint venture to date, and we plan to close four more acquisitions on or shortly after the closing of this offering. We are also in active negotiations to acquire several other businesses. To mitigate acquisition risks, we typically seek to retain management teams of the acquired companies under long-term agreements and incentivize them to continue to manage the operations and expansion of the businesses. In addition, we intend to use our senior management's expertise in live events, consumer internet and EMC broadly, to promote best practices across our entire network in order to enhance the fan experience, improve operating and financial performance and ensure the health and safety of our fans, all while allowing producers to maintain creative independence.

 RISKS RELATED TO OUR BUSINESS

Investing in our common stock involves substantial risk. You should carefully consider all of the information in this prospectus prior to investing in our common stock. There are several risks related to our business that are described under the section titled "Risk Factors" elsewhere in this prospectus. Among these important risks are the following:

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Our success relies, in part, on the strength of our festival and online properties' appeal to fans, and if any of them were to become less popular, our business could suffer.

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We may be unsuccessful in developing and expanding our music, video and other content offerings.

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We can give no assurance as to when, or if, we will consummate our planned acquisitions.

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The number of EMC festivals and events may grow faster than the public's demand which could make it difficult for us to attract customers to our festivals and events.

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A number of other companies are seeking to make acquisitions in our industry, which may make our acquisition strategy more difficult or expensive to pursue.

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We may seek to raise additional funds, finance acquisitions or develop strategic relationships by issuing capital stock that would dilute your ownership.

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We may be unsuccessful in our future acquisition endeavors, if any, which may have an adverse effect on our business; in addition, some of the businesses we acquire may incur significant losses from operations.

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Our business and growth may suffer if we are unable to attract and retain key officers or employees, including our Chairman and Chief Executive Officer, Robert F.X. Sillerman, including any loss of officers or employees due to illness or other events outside of our control.

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We are uncertain of our ability to manage our growth.

We are an emerging growth company as defined in Section 2(a)(19) of the Securities Act and Section 3(a)(80) of the Exchange Act. Pursuant to Section 102 of the Jumpstart Our Business Startups Act ("JOBS Act"), we have provided reduced executive compensation disclosure and have omitted a compensation discussion and analysis from this prospectus. Pursuant to Section 107 of the JOBS Act, we have elected to take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards.

OUR HISTORY

SFX was incorporated in the State of Delaware on June 5, 2012. Between June 5, 2012 and February 13, 2013, SFX was named SFX Holding Corporation. We started our business on July 7, 2011 as SFX EDM Holdings Corporation which is now a wholly-owned subsidiary of SFX Entertainment, Inc.

Our principal executive offices are located at 430 Park Avenue, New York, New York 10022 and our telephone number is (646) 561-6400.

All trademarks and product names or brands appearing in this prospectus are the property of their respective owners.

The offering

Common stock offered by us	shares
Common stock outstanding after this offering	shares
Option to purchase additional shares	The underwriters have an option to purchase a maximum of additional shares of our common stock from us to cover over-allotments, if any. The underwriters can exercise this option at any time within 30 days from the date of this prospectus.
Use of proceeds	We estimate that the net proceeds to us from this offering, after deducting underwriting discounts and estimated offering expenses, will be approximately $ million, assuming the shares are offered at $ per share (the midpoint of the price range set forth on the cover of this prospectus).

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We intend to use $50.0 million to exercise the ID&T Option and close the acquisition of the 75% ownership interest in the ID&T Business, including $10.0 million to pay the second step payment due to ID&T under the ID&T Option.

• We intend to use $8.0 million to close the acquisition of 60% of the ownership interests in i-Motion.
• We intend to use AUD$55.0 million (or $50.7 million) to close the acquisition of substantially all of the assets of Totem.
• We intend to use $17.5 million to close the acquisition of 70% of the ownership interests in Made.
• We intend to use the balance to fund working capital, capital expenditures and other general corporate purposes, which may include other acquisitions of complementary businesses.
See "Use of Proceeds."
Risk factors	See "Risk Factors" beginning on page 13 of this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.
Proposed Nasdaq Global Market symbol	"SFXE"

The number of shares of common stock that will be outstanding after this offering is based on 63,592,902 shares outstanding as of June 24, 2013, and excludes:

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18,383,000 shares of common stock issuable upon the exercise of options to purchase common stock that were outstanding as of June 24, 2013, with a weighted average exercise price of $4.62 per share, and options to purchase approximately 635,000 shares of common stock with an exercise price equal to the initial public offering price per share in this offering, which we intend to issue immediately prior to the closing of this offering;

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500,000 shares of common stock issuable upon the exercise of warrants to purchase common stock that were outstanding as of June 24, 2013, with a weighted average exercise price of $2.50 per share; and

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1,592,000 shares of common stock available for future issuance under our 2013 Equity Compensation Plan.

Unless otherwise indicated, all information in this prospectus:

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assumes no exercise of the underwriters' option to purchase additional shares; and

•
assumes an initial public offering price of $           per share, the midpoint of the estimated initial public offering price range set forth on the cover of this prospectus.

We also intend to file with the U.S. Securities and Exchange Commission (the "SEC") a registration statement on Form S-1 (the ``resale registration statement") relating to the offering and sale from time to time of up to                           shares of our common stock by certain of our existing stockholders named as selling stockholders therein. The offer and sale of these shares are not included in the registration statement of which this prospectus is a part, and none of those shares will be included in this offering. In the event that any of the selling stockholders sell shares of our common stock under the resale registration statement, we will not receive any proceeds from those sales. Each of the selling stockholders have signed lock-up agreements with our underwriters that prohibit them, subject to certain exceptions, from selling their shares during the period ending 180 days after the date of this prospectus, and many of them have signed separate lock-up agreements with us. We intend for the resale registration statement to be declared effective by the SEC following the effectiveness of this prospectus and after we have closed one or more of our planned acquisitions.

Summary historical consolidated financial information and other data

The following table sets forth the summary historical and pro forma consolidated financial information for SFX Entertainment, Inc. (Successor), or "SFX," and the summary historical financial information for Life in Color or "LIC" (Predecessor). The historical results of operations for SFX, as Successor, for the year ended December 31, 2011 do not reflect any of the operations of LIC, as Predecessor. The historical results of operations for SFX, as Successor, for the year ended December 31, 2012 reflect the operations of LIC only from the date of our acquisition of LIC on July 31, 2012.

We derived the summary historical consolidated financial data for SFX as of and for the years ended December 31, 2011 and December 31, 2012 from the audited consolidated financial statements you can find elsewhere in this prospectus. We derived the summary historical consolidated financial data for LIC as of and for the year ended December 31, 2011, for the period from January 1, 2012 through July 31, 2012 and as of July 31, 2012 from the audited consolidated financial statements you can find elsewhere in this prospectus. We derived the summary historical consolidated financial data for SFX as of March 31, 2013 and for the three months ended March 31, 2012 and 2013 from the unaudited consolidated financial statements you can find elsewhere in this prospectus.

We derived the summary unaudited pro forma condensed combined financial data for SFX for the year ended December 31, 2012 and as of and for the three months ended March 31, 2013 from the unaudited pro forma condensed combined financial statements you can find elsewhere in this prospectus. These pro forma financial data give effect to our completed and planned acquisitions, our issuances and sales of equity that have occurred since January 1, 2012, and our borrowing under our First Lien Term Loan Facility, as if each of these had occurred on January 1, 2012 (in the case of the consolidated income data) and on March 31, 2013 (in the case of the consolidated balance sheet data). You should read these data in conjunction with the information set forth under "Unaudited Pro Forma Condensed Combined Financial Information," which describes these transactions and the related adjustments in greater detail.

The financial data set forth below are only a summary and are not complete. They also do not necessarily indicate or represent anything about our future operations. You should read these summary financial data in conjunction with the disclosure under "Use of Proceeds," "Capitalization," "Unaudited Pro Forma Condensed Combined Financial Information," "Selected Historical Financial Information and Other Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and the related notes thereto included elsewhere in this prospectus.

			SFX Entertainment, Inc. (Successor)
	Life in Color (Predecessor)
								Pro forma Three months ended March 31, 2013
Consolidated statement of comprehensive income data (in 000s except per share amounts)	Year ended December 31, 2011	Seven months ended July 31, 2012	Year ended December 31, 2011	Year ended December 31, 2012	Three months ended March 31, 2012	Three months ended March 31, 2013	Pro forma Year ended December 31, 2012

					(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue	$9,606	$10,986	$—	$24,815	$—	$10,153	$241,954	$36,214
Total direct costs	(8,572)	(8,219)	—	(23,019)	—	(7,601)	(176,090)	(28,372)

Gross profit	1,034	2,767	—	1,796	—	2,552	65,864	7,842
Operating expenses
Selling, general and administrative expenses	(1,142)	(2,323)	(101)	(17,026)	(1,366)	(14,246)	(65,797)	(23,095)
Depreciation and amortization	(41)	(95)	—	(991)	—	(2,865)	(48,810)	(13,289)

Operating income/(loss)	(149)	349	(101)	(16,221)	(1,366)	(14,559)	(48,743)	(28,542)
Interest expense	—	—	—	(34)	—	(3,911)	(21,156)	(10,479)
Other income (expense)	(9)	13	—	98	—	(942)	2,788	(1,211)

Net income/(loss) before provision for income taxes	(158)	362	(101)	(16,157)	(1,366)	(19,412)	(67,111)	(40,232)
(Provision)/benefit for income taxes	—	—	—	(67)	—	(572)	19,165	7,340

Net income/(loss)	(158)	362	(101)	(16,224)	(1,366)	(19,984)	(47,946)	(32,892)
Less: Net income/(loss) attributable to non-controlling interests	—	—	—	—	—	(878)	(942)	(1,185)

Net income/(loss) attributable to SFX Entertainment, Inc.	$(158)	$362	$(101)	$(16,224)	$(1,366)	$(19,106)	$(48,888)	$(31,707)

Loss per share—basic and diluted	NA	NA	$—	$(0.44)	N/A	($0.36)
Weighted average shares outstanding—basic and diluted	NA	NA	—	37,186	N/A	52,929
Other Financial Data:
Adjusted EBITDA(1)	$(108)	$1,235	$(101)	$(13,021)		$(6,630)	$14,620	(9,220)

NA—not applicable

	Life in Color (Predecessor)		SFX Entertainment, Inc. (Successor)
Consolidated balance sheet data	December 31, 2011	July 31, 2012	December 31, 2011	December 31, 2012	March 31, 2013	Pro Forma March 31, 2013

					(Unaudited)	(Unaudited)
Cash	$44	$182	$—	$3,675	$21,859	$74,329
Working capital	(595)	(835)	(101)	(18,005)	(8,132)	23,581
Total assets	1,111	1,615	—	66,732	240,961	557,043
Deferred revenue	663	830	—	324	3,028	16,034
Total liabilities	1,727	2,107	101	28,059	97,257	172,827
Stockholders' equity (Deficit)	(616)	(492)	(101)	8,879	64,489	363,757

(1)
We define Adjusted EBITDA as net income (loss) before other income (loss), interest expense, income taxes, depreciation and amortization, equity-based compensation expense, and non-recurring items. Adjusted EBITDA is not a recognized term under U.S. generally accepted accounting rules ("GAAP") and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity.

We present Adjusted EBITDA in this prospectus to provide investors with supplemental information regarding our financial results and operating performance. Adjusted EBITDA should not be used as an indicator of, or an alternative to, net income (as determined in accordance with GAAP) as a measure of our operating performance or to net cash provided by operating, investing or financing activities (as determined in accordance with GAAP) or as a measure of our ability to meet cash needs.

We have included Adjusted EBITDA in this prospectus because it is a key measure used by our management and board of directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget, and to develop short- and long-term operational plans. In particular, the elimination of certain expenses in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of our core business.

We believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors.

  Our use of Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our operating results as reported under GAAP. Some of these limitations include the following:

  •
  Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

  •
  Adjusted EBITDA does not consider the potentially dilutive impact of share-based compensation; and

  •
  other companies, including companies in our industry, may calculate Adjusted EBITDA or similarly titled measures differently, limiting their usefulness as a comparative measure.

  Because of these and other limitations, you should consider Adjusted EBITDA alongside other GAAP-based financial performance measures, including various cash flow metrics, net income (loss) and other GAAP financial results.

  The following table presents a reconciliation of Adjusted EBITDA to our net income (loss), the most comparable GAAP measure, for each of the periods indicated.

			SFX Entertainment, Inc. (Successor)
	Life in Color (Predecessor)
							Pro forma Three months ended March 31, 2013
	Year ended December 31, 2011	Seven months ended July 31, 2012	Year ended December 31, 2011	Year ended December 31, 2012	Three months ended March 31, 2013	Pro forma Year ended December 31, 2012

Net income (loss)	$(158)	$362	$(101)	$(16,224)	$(19,984)	$(47,946)	$(32,892)
Interest expense	—	—	—	34	3,911	21,156	10,479
Provision for income taxes	—	—	—	67	572	(19,165)	(7,339)
Depreciation & amortization	41	95	—	991	2,865	48,810	13,288
Equity-based compensation expense	—	—	—	2,209	5,010	2,209	5,010
Other (income) expense(a)	9	(13)	—	(98)		(829)	1,181
Non-recurring litigation costs	—	—	—	—	53	1,124	447
Non-recurring transaction costs(b)	—	791	—		943	7,792	575
ITDA related to non-consolidated affiliates(c)	—	—	—	—	—	1,469	31

Adjusted EBITDA	$(108)	$1,235	$(101)	$(13,021)	$(6,630)	$14,620	$(9,220)

(a)
Other (income) expense represents gain on a sale of assets and other miscellaneous non-recurring items.

(b)
These include acquisition related costs at acquired entities. These do not include expenses that SFX incurred in connection with its formation, the evaluation, negotiation and consummation of acquisitions and this offering and the resale shelf registration statement, which were $0, $0, $101, $8,330, $3,069, $8,330, and $3,069, respectively.

(c)
Represents ID&T's non-consolidated affiliates share of interest expense, income taxes and depreciation and amortization.

 Risk factors

This offering and an investment in our common stock involves a high degree of risk. You should consider carefully the following risks and other information contained in this prospectus, including the consolidated financial statements and related footnotes appearing at the end of this prospectus, before you decide whether to buy our common stock. If any of the following risks actually occur, they may materially harm our business, prospects, financial condition and results of operations. In this event, the market price of our common stock could decline and you could lose part or all of your investment.

 RISKS RELATED TO OUR BUSINESS AND INDUSTRY

Our success relies, in part, on the strength of our festivals, events and online businesses, and if any of them were to become less popular, our business could suffer.

Through our completed and planned acquisitions, we have come to (or plan to) produce, promote and manage some of the world's most recognized electronic music culture, or EMC, festivals, events and online businesses, including Tomorrowland, Sensation, Mysteryland, Q-Dance, Stereosonic, Electric Zoo, Nature One, MayDay, Ruhr-in-Love, Life in Color and Beatport. Our growth strategy relies on the strength of these brands to attract customers to our festivals and events, both through attendance at the original festivals and in new markets, as well as to our online properties. We also rely on the strength of these brands to secure sponsorships and to facilitate growth in revenue from the sale of music and other content, as well as advertising on our online properties. Maintaining the strength of our festivals, events and online businesses will be challenging, and our relationship with our fans could be harmed for many reasons, including the quality of the experience at a particular festival, our competitors developing more popular events or attracting talent from our businesses, adverse occurrences or publicity in connection with an event and changes to public tastes that are beyond our control and difficult to anticipate. If our key properties become less popular with consumers within the EMC community, our growth strategy would be harmed, which could in turn harm our business and financial results.

Maintaining the popularity of our festivals, events and online businesses requires that we anticipate consumer preferences and offer events that appeal to the EMC community. Our customers' preferences and tastes for these events can change and evolve rapidly, and our competitors actively seek to provide new and compelling experiences at their EMC events. If we fail to anticipate or respond quickly to changes in public taste, our festivals and related offerings may become less attractive to consumers.

We can give no assurances as to when we will consummate our planned acquisitions or whether we will consummate them at all.

We intend to close four planned acquisitions simultaneously with or shortly after the closing of this offering and to use the proceeds of this offering to fund the cash portion of the consideration for those acquisitions. However, each of those acquisitions is subject to conditions to closing, including conditions that are beyond our control, and we may not be able to close any of them successfully. In addition, our planned acquisitions are required to be closed within certain timeframes. Specifically, our option (the "ID&T Option") to purchase 75% of the ownership interests of the worldwide business of ID&T (the "ID&T Business") must be closed on or before July 23, 2013 and the Made acquisition must be closed by August 21, 2013. In the case of i-Motion, the exclusivity period permitted under the term sheet has expired. In the case of Totem, we have the right to determine the closing date, which may not be 60 days after the satisfaction of the closing conditions. If we are unable to meet the closing

Risk factors

deadlines or otherwise unable to close the planned acquisitions, it would significantly alter our business strategy and impede our prospects for growth. If we are unable to close a particular planned acquisition, we will not be able to produce any of the festivals or events or have ownership or licenses of the brands owned or licensed by that acquisition target, which could include Tomorrowland, Sensation, Mysteryland, Decibel, Nature One, MayDay, Ruhr-in-Love, Electric Zoo or others. Further, we may not be able to identify suitable acquisition candidates to replace these acquisitions, and even if we were to do so, we may only be able to consummate them on less advantageous terms.

In addition, if we do not close a particular planned acquisition, we could lose deposits or other amounts we have paid in connection with it. For example, if our acquisition of Totem does not close by September 30, 2013 for any reason other than a breach of the asset contribution agreement by Totem, Totem will be entitled to retain our AUD$5.0 million (or $4.8 million as of May 22, 2013) deposit. Additionally, regardless of whether we do or do not close the ID&T Option, we are required to pay the sellers of the ID&T Business $10 million on August 24, 2013. Further, if we fail to close our acquisition of 70% of the ownership interests in Made by August 21, 2013, the principals of Made may retain the $2.5 million advance, and we may be required to renegotiate the acquisition in its entirety. If we do close our planned acquisitions, each of these acquisitions will be subject to the other risks inherent in our acquisitions, including the risks disclosed herein under "—Risks Related to Our Acquisition Strategy".

We may be unsuccessful in developing and expanding our music, video and other content offerings.

We intend to develop Beatport as a key point of contact between us and the EMC community. However, our plans face a number of challenges and risks. For example, we are in the nascent stage of developing additional media content, such as news, lifestyle videos and blogs, which we believe will be attractive to members of the EMC community, but we may not be successful in developing these offerings. Consumers may also decide to access similar offerings from our competitors. We also intend to increase our consumers' paid access to music, including through downloads. This strategy faces a number of challenges, including illegal downloading and other piracy, which has depressed sales in the music industry generally, competition from mainstream brands, such as iTunes and others and our inability to obtain and retain licenses to supply artist content. We may fail to enhance the consumer experience, deepen engagement with the EMC community or achieve the improvements we seek to make. Any of these occurrences may prevent us from improving our connection to our customers and bringing more traffic to the Beatport website, further developing Beatport as a key point of contact for the EMC community and increasing ticket sales for our festivals and events. If we fail to properly execute our strategy in this area, it will be harder for us to achieve the growth we expect, and our business and financial results may be adversely affected.

We are vulnerable to the potential difficulties associated with rapid growth.

We believe that our future success depends on our ability to manage the rapid growth that we expect to achieve organically and through acquisitions and the demands and additional responsibilities that our growth will place on our management.

The following factors could present us with difficulties:

•
a lack of sufficient executive-level personnel;

•
the inability to develop and monetize our online properties;

Risk factors

•
an increased administrative burden on our employees;

•
the inability to attract, train, manage and retain the qualified personnel necessary to manage and operate a greater number of festivals, events and other business activities; and

•
the inability to integrate acquired businesses.

If we fail to address these and other challenges associated with our growth, our growth itself may slow or fail to materialize, we may grow without achieving profitability, we may have difficulty with our internal controls and procedures and the quality of our festivals, events and other offerings may decline, among other things. Any of these could harm our business and financial results.

It is possible that the popularity of electronic music and the EMC community will not continue their current growth or even decline.

We have focused our business on the broad market for electronic music and the EMC community, including electronic music festivals and events, venues, sponsorships and ecommerce. Accordingly, our growth strategy is dependent upon the continued growth of the popularity of electronic music and the EMC community. However, this growth is subject to the whims of public taste, which may change over time and become less popular and which may be beyond our control. While interest in electronic music has increased significantly over the past few years, this increase in interest may not continue, and it is possible that the public will not sustain its current level of interest in electronic music. If either were to happen, the demand for and interest in EMC festivals, events and venues and our online properties could fail to meet our expectations or even decline. This would have a material adverse effect on our business and financial results.

The number of EMC festivals and events may grow faster than the public's demand, which could make it difficult for us to attract customers to our festivals and events.

With the growing EMC community, there has been a significant increase in the number of EMC festivals and events caused by the creation of new events and the expansion, both in geography and duration, of existing events. Our growth strategy includes increasing the number of EMC festivals and events we produce each year, as well as increasing the frequency of established events by bringing them to new cities and countries. It is possible that the proliferation of EMC festivals and events will outpace demand. Further, many of the largest festivals attract fans who travel great distances to attend. It is possible that an increase in local availability of quality EMC festivals and events will make it less likely that these fans travel to existing festivals. If either were to occur, it could make it difficult for us to achieve the increase in attendance that is part of our growth strategy or force us to offer tickets at reduced prices, either of which would adversely affect our business and financial results.

In addition, competition for advertising and sponsorships may lead to fewer sponsors of our events or lower sponsorship prices, with a resulting decrease in revenue. Our competitors may offer increased guarantees to artists and more favorable terms and ticketing arrangements to other parties, which we may be unwilling or unable to match. Even if we are willing to match our competitors' terms, the profitability of our events could decline.

If we are forced to cancel or postpone a scheduled festival or event, our business will be adversely impacted and our reputation may be harmed.

We incur a significant amount of up-front costs when we plan and prepare for a festival or event. Accordingly, if a planned festival or event fails to occur, we would lose a substantial amount of sunk

Risk factors

costs, fail to generate the anticipated revenue and may be forced to issue refunds for tickets sold. If we are forced to postpone a planned festival or event, we would incur substantial additional costs in order to stage the event on a new date, may have reduced attendance and revenue and may have to refund money to ticketholders. In addition, any cancellation or postponement could harm both our reputation and the reputation of the brand under which the festival or event is being held.

We could be compelled to cancel or postpone an event or festival for many reasons, including such things as low attendance, technical problems, issues with permitting or government regulation, as well as extraordinary incidents, such as terrorist attacks, mass-casualty incidents and natural disasters or similar events. We have cancellation insurance policies in place to cover a portion of our losses if we are compelled to cancel an event or festival, but our coverage may not be sufficient and is subject to deductibles. The occurrence of an extraordinary incident at or near the site where a festival or event will be held may make it impossible or difficult to stage the event or make it difficult for attendees to travel to the site of a festival or event. An extraordinary incident may also may make it inappropriate to hold a festival or event at a particular site or at a particular time.

Costs associated with, and our ability to obtain, adequate insurance could adversely affect our profitability and financial condition.

Heightened concerns and challenges regarding property, casualty, liability, artists, business interruption and other insurance coverage have resulted from security incidents, including terrorism, along with varying weather-related conditions and incidents. As a result, we may experience increased difficulty obtaining high policy limits of coverage at reasonable costs, including coverage for acts of terrorism and weather-related property damage.

We cannot guarantee that our insurance policy coverage limits, including insurance coverage for property, casualty, liability, artists and business interruption losses and acts of terrorism, would be adequate under the circumstances should one or multiple events occur at or near any of our venues or events, or that our insurers would have adequate financial resources to pay our related claims. We cannot guarantee that adequate coverage limits will be available, offered at reasonable costs or offered by insurers with sufficient financial soundness. Furthermore, our insurance policies generally do not cover certain activities at our festivals and events, such as pyrotechnics and fireworks although we engage third-party professionals to manage these activities at our events and we are named as additional insureds on their insurance policies. If activities that our insurance policies do not cover result in a significant liability, our financial condition and results of operation could be harmed.

To stage festivals in multiple locations, we may be required to transport complex sets and equipment long distances, which creates increased risk that they will be damaged.

Our larger festivals will require complex sets and other equipment, including those that currently exist, that we construct or that we may purchase from a supplier. We will be required to transport these sets and equipment long distances by land and sea, which creates the risk that they may be damaged or lost if there is an accident or other complication during transport. These sets and equipment are very costly to create and it would be expensive and time consuming to repair or replace them. We have insurance policies in place to cover a portion of our losses for damaged or lost sets and equipment, but our coverage may not be sufficient and is subject to deductibles. Additionally, a supplier's failure to deliver the sets and equipment to us or our loss of these sets and equipment might lead to substantial expenses and could force us to delay or cancel a festival or event. Any of these could adversely affect our business, reputation and financial results.

Risk factors

There is the risk of personal injuries and accidents in connection with our live music events, which could subject us to personal injury or other claims, increase our expenses and damage our brands.

There are inherent risks in live festivals and events, particularly those like ours, which involve complex staging and special effects. As a result, personal injuries and accidents have occurred in the concert industry, including some that have injured or killed employees and guests. Such incidents at our festival, events or venues could subject us to claims and liabilities, and certain of the businesses we acquired have been subject to such claims. Incidents in connection with our live festivals and events or at any of the venues we manage could also harm our reputation with artists and fans. Any such incident could reduce attendance at our events, causing a decrease in our revenue. While we maintain insurance policies that provide coverage within limits that are sufficient, in management's judgment, to protect us from material financial loss for personal injuries sustained by persons at our venues or accidents in the ordinary course of business, there can be no assurance that such insurance will be adequate at all times and in all circumstances. In particular, if there were to be a major incident involving multiple deaths or injuries at one of our events or venues, it is unlikely our insurance would cover the full liability. We will be responsible for any liabilities not covered by our insurance policies, which would negatively impact our cash flows and results of operations.

In addition, we are subject to state "dram shop" laws and regulations, which generally provide that a person injured by an intoxicated person may seek to recover damages from an establishment that wrongfully served alcoholic beverages to the intoxicated person. Recent litigation of "dram shop" laws and regulations targeted at restaurant chains has resulted in significant judgments, including many recent instances of punitive damages; such laws may be extended to apply to our events and festivals. While we carry liquor liability coverage as part of our existing comprehensive general liability insurance, we may still be subject to a judgment in excess of our insurance coverage, and we may not be able to obtain or continue to maintain such insurance coverage at reasonable costs, if at all. Regardless of whether any claims against us are valid or whether we are liable, we may be adversely affected by publicity resulting from such laws.

Activities or conduct, such as illegal drug use, at our properties or the festivals and events we produce may expose us to liability, cause us to lose business licenses or government approvals or result in adverse publicity.

We are subject to risks associated with activities or conduct, such as drug use at our festivals, events or venues that are illegal or violate the terms of our business licenses. Illegal activities or conduct at any of our events or venues may result in negative publicity or litigation. We have formed a Medical Procedure and Safety Committee, and we are developing, but have not yet finalized, comprehensive policies aimed at ensuring that the operation of each festival and event is conducted in conformance with local, state and federal laws. We have a "no tolerance" policy on illegal drug use in or around our facilities, and we continually monitor the actions of entertainers, fans and our employees to ensure that proper behavioral standards are met. However, such policies, no matter how well designed and enforced, cannot provide absolute assurance that the policies' objectives are achieved. Because of the inherent limitations in all control systems and policies, there can be no assurance that our policies will prevent deliberate acts by persons attempting to violate or circumvent them. Such consequences may increase our costs, result in the loss or termination of leases for our venues by property owners (including governments and other parties that own the land at our venues), result in our inability to get the necessary permits and locations for our events, lower consumer demand for our events, subject us to liability claims, divert management's attention from our business and make an investment in our

Risk factors

securities unattractive to current and potential investors, thereby lowering our profitability and stock price.

We face intense competition in the live music and media industries, which could adversely affect our business, financial condition and results of operations.

We operate in the highly competitive live music and media industries, and this competition may prevent us from maintaining or increasing our current revenue. The live music industry, including electronic dance music, competes with other forms of entertainment for consumers' discretionary spending. Within the live music industry, we compete with other promoters and venue operators to attract customers and talent to our events and festivals, as well as sponsors and advertisers. Our competitors may engage in more extensive development efforts for large-scale events, undertake more far-reaching marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to existing and potential advertisers and sponsors.

With respect to our media offerings, we compete for the time and attention of our users with other content providers on the basis of a number of factors, including quality of experience, relevance, popularity and diversity of content, ease of use, price, accessibility, perception of the number of advertisements and brand awareness and reputation. We face competition from providers of interactive on-demand audio content and pre-recorded entertainment, such as Apple's iTunes Music Store, RDIO, Rhapsody, Spotify, Pandora and Amazon, which allow online listeners to select the audio content that they stream or purchase. The audio entertainment marketplace continues to rapidly evolve, providing listeners of online music with a growing number of alternatives and new access models. Our current and future competitors in music may have more well-established brand recognition, more established relationships with consumer product manufacturers and content licenses, greater financial, technical and other resources, more sophisticated technologies or more experience in the markets in which we compete. If we are unable to compete successfully for listeners against other providers by maintaining and increasing our presence and visibility, our Beatport music sales may fail to increase as expected or decline and our advertising sales will suffer.

We are subject to substantial governmental regulation, and our failure to comply with these regulations could adversely affect our business, financial condition and results of operations.

Our operations are subject to federal, state and local laws, statutes, rules, regulations, policies and procedures, both domestically and internationally, which are subject to change at any time, governing matters such as:

•
construction, renovation and operation of our venues;

•
licensing, permitting and zoning, including ordinances relating to noise, traffic and pollution;

•
human health, safety and sanitation requirements;

•
the service of food and alcoholic beverages;

•
working conditions, labor, minimum wage and hour, citizenship and employment laws;

•
the United States Americans with Disability Act;

•
the United States Foreign Corrupt Practices Act (FCPA) and similar regulations in other countries;

•
historic landmark rules;

Risk factors

•
hazardous and non-hazardous waste and other environmental protection laws;

•
sales and other taxes and withholding of taxes;

•
privacy laws and protection of personally identifiable information;

•
marketing activities via the telephone and online; and

•
primary ticketing and ticket resale services.

Our failure to comply with these laws and regulations could result in fines and proceedings against us by governmental agencies and consumers, which if material, could adversely affect our business, financial condition and results of operations. In addition, the promulgation of new laws, rules and regulations could restrict or unfavorably impact our business, which could decrease demand for services, reduce revenue, increase costs and subject us to additional liabilities. For example, some legislatures have proposed laws in the past that would impose potential liability on us and other promoters and producers of live music events for entertainment taxes and for incidents that occur at events, particularly those that involve drugs and alcohol. Additionally, new legislation could be passed that may negatively impact our business.

From time to time, federal, state and local authorities and consumers commence investigations, inquiries or litigation with respect to our compliance with applicable consumer protection, advertising, unfair business practice, antitrust (and similar or related laws) and other laws. We may be required to incur significant legal expenses in connection with the defense of future governmental investigations and litigation.

Our business is subject to the risks of international operations.

Following the closing of this offering and the consummation of our planned acquisitions, we will derive a significant portion of our revenue and earnings from our international operations. Operating in multiple foreign countries involves substantial risk. For example, our business activities subject us to a number of laws and regulations, such as anti-corruption laws, tax laws, foreign exchange controls and cash repatriation restrictions, data privacy and security requirements, environmental laws, labor laws, and anti-competition regulations. As we expand into additional countries, the complexity inherent in complying with these laws and regulations increases, making compliance more difficult and costly and driving up the costs of doing business in foreign jurisdictions. Any failure to comply with foreign laws and regulations could subject us to fines and penalties, make it more difficult or impossible to do business in that country and harm our reputation. In addition, this strategy will require us to operate in countries with different business environments, labor conditions, tax obligations or other costs, and local customs, including some that conflict with each other or with which we are unfamiliar. These could make it more difficult to operate our business successfully in these countries.

Operating in multiple countries also subjects us to risk from currency fluctuations. Our primary exposure to movements in foreign currency exchange rates relates to non-U.S. dollar denominated sales and operating expenses. The weakening of foreign currencies relative to the U.S. dollar adversely affects the U.S. dollar value of our foreign currency-denominated sales and earnings. This could either reduce the U.S. dollar value of our prices or, if we raise prices in the local currency, it could reduce the overall demand for our offerings. Either could adversely affect our revenue. Conversely, a rise in the price of local currencies relative to the U.S. dollar would adversely impact our profitability. This could either increase the U.S. dollar value of our prices or, if we lower prices in the local currency, it could

Risk factors

increase the overall demand for our offerings. However, the strengthening of foreign currencies may also increase our costs denominated in those currencies, thus adversely affecting gross margins.

At this time we do not use derivative instruments, such as foreign currency forward and option contracts, to hedge certain exposures to fluctuations in foreign currency exchange rates. Any future use of such hedging activities may not offset any or more than a portion of the adverse financial effects of unfavorable movements in foreign exchange rates over the limited time the hedges are in place.

A deterioration in general economic conditions and their impact on consumer and business spending, particularly by customers in our targeted millennial generation demographic, would adversely affect our revenue and financial results.

Our business and financial results are influenced significantly by general economic conditions, in particular, those conditions affecting discretionary consumer spending and corporate spending. During past economic slowdowns and recessions, many consumers reduced their discretionary spending and advertisers reduced their advertising expenditures. An economic downturn can result in reduced ticket revenue, lower customer spending and more limited and less lucrative sponsorship opportunities.

For consumers, such things as employment levels, fuel prices, interest and tax rates and inflation can significantly impact attendance and spending at our events and their willingness to purchase music from Beatport. For us, these risks may be exacerbated by the fact that our core customer demographic and the majority of attendees at our events and festivals are 18 to 34 years old, and this millennial generation demographic is among the groups most negatively affected by the current economic slowdown. Business conditions, in particular corporate marketing and promotional spending, can also significantly impact our operating results. These factors affect our revenue from sponsorship and advertising. Accordingly, if current economic conditions fail to improve, and especially if they deteriorate, our growth and financial results will be adversely affected.

We may not successfully expand into new geographic markets and businesses, which could adversely affect our business, results of operations and financial condition.

Our growth strategy is based, in part, on the expansion of our festivals and events into new geographic markets where they have not previously taken place and into related lines of business. This strategy entails a number of risks. For example, it is not clear that these new markets will have the demand for these festivals and events that we anticipate, which could adversely affect the ticket sales or pricing for these events. There may also be unforeseen difficulties with holding festivals and events in new markets, including obtaining venues, securing requisite licenses and government approvals, and recruiting artists to the location, among other factors. It is also possible that the audiences in a new location will not find a festival to be as attractive or worthwhile as the audience in the festival's home city. In addition, the demands and time commitment necessary to stage a festival in multiple locations could make it difficult for our management to oversee that festival effectively; for this reason or otherwise, we may fail to replicate the quality of the original festival in its new location. Providing festivals in new locations may also undermine demand for a festival in its original location, because many of the fans of these festivals travel long distances to attend. Finally, EMC fans may prefer their local festivals to ones that we bring from another city or country. The failure to expand our festivals into new geographies would adversely affect our growth and results of operations. Further, because staging festivals in new locations involves substantial expense, we could suffer significant losses if these festivals fail to attract the expected audience in their new locations.

Risk factors

We also intend to expand into new, related lines of businesses, which will also carry risks, including that the demand for these products may be less than we anticipate and that we may fail to receive a return sufficient to cover our investment in the new business.

Our operations are seasonal and our results of operations vary from quarter to quarter, so our financial performance in certain quarters may not be indicative of, or comparable to, our financial performance in other quarters.

Certain of our businesses are seasonal, and this will impact our results of operations from quarter to quarter. We expect most of our largest festivals and events to occur outdoors, primarily from May through September. As such, we expect our revenues from these events to be higher during the spring and summer, or our second and third quarters, and lower in the winter months, or our first and fourth quarters. Furthermore, because we expect to conduct a limited number of large festivals and events, small variations in this number from quarter to quarter can cause our revenue and net income to vary significantly for reasons that may be unrelated to the performance of our core business. In addition, our Life in Color business produces festivals and events primarily for college campuses, so we expect that the revenues from these activities to be higher during the academic year, which coincides with the first, second and fourth quarters. Furthermore, the venues our MMG business manages generally have higher revenue during the fourth and first quarters as a result of higher travel to Miami during the December holidays, as well as the Winter Music Conference in March. We believe our financial results and cash needs will vary significantly from quarter to quarter depending on, among other things, the timing of EMC festivals and events that are held outdoors, cancellations, ticket on-sales, capital expenditures, seasonal and other fluctuations in our business activity, the timing of guaranteed payments and receipt of ticket sales and fees, financing activities, acquisitions and investments and receivables management. Accordingly, our results for any particular quarter may vary for a number of reasons, including due to the seasonality of our underlying businesses, and we caution investors to evaluate our quarterly results in light of these factors.

We depend on relationships with key event promoters, executives, managers and artists, and adverse changes in these relationships could adversely affect our business, financial condition and results of operations.

Our venue management and event promotion businesses are particularly dependent upon personal relationships, as promoters and executives within entertainment companies such as ours leverage their network of relationships with artists, agents and managers to secure the rights to the performers, celebrities and events that are critical to success. Due to the importance of those industry contacts, the loss of any of our officers or other key personnel who have relationships with artists, agents or managers in the music industry could adversely affect our venue management and event promotion businesses. While we have hiring policies and procedures and conduct background checks of our promoters, executives, managers and artists, they may engage in conduct or have in the past engaged in conduct we do not endorse or that is otherwise improper, which may result in reputational harm to us. In the past, we have terminated our relationships with such personnel, but we cannot provide any assurances that we will learn of misconduct. Also, to the extent artists, agents and managers are replaced with individuals with whom our officers or other key personnel do not have relationships, our competitive position and financial condition could be harmed.

Risk factors

We rely on key members of management, particularly the Chief Executive Officer and Chairman, Mr. Sillerman, and the loss of their services or investor confidence in them could adversely affect our success, development and financial condition.

Our success depends, to a large degree, upon certain key members of our management, particularly our Chief Executive Officer and Chairman, Robert F.X. Sillerman. Our executive team's expertise and experience in acquiring, integrating and growing businesses, particularly those focused on live music and events, have been and will continue to be a significant factor in our growth and ability to execute our business strategy. In particular, our First Lien Term Loan Facility is personally guaranteed by Mr. Sillerman. If he ceases to serve as our Chief Executive Officer, president, chairman of our board of directors or other equivalent officer, a mandatory prepayment will be triggered under the First Lien Term Loan Facility, which will require us to prepay 30% of any outstanding borrowings thereunder. The loss of any of our executive officers and directors could slow the growth of our business, or it may cease to operate at all, which may result in the total loss of your investment.

We may not be able to attract qualified personnel.

Our ability to expand operations to accommodate our anticipated growth will depend on our ability to attract and retain qualified personnel. However, competition for the types of employees we seek is intense. We face particular challenges in recruiting and retaining personnel who have experience in software engineering, mobile application development and other technical expertise, which is critical to our initiatives. Our ability to meet our business development objectives will depend in part on our ability to recruit, train and retain top quality personnel with advanced skills who understand our technology and business. We cannot provide any assurance that we will be able to attract qualified personnel to execute our business strategies or develop and expand our online properties.

When we acquire new businesses, we typically retain the existing managers and executives of the acquired companies to continue managing and operating the acquired business. We believe that they have the market expertise and network of personal relationships to best implement the growth strategies of the acquired businesses. If we are unable to retain the key personnel of the acquired businesses, we may not be able to achieve the anticipated benefits and synergies of an acquisition. If we are unable to engage and retain the necessary personnel, our business may be materially and adversely affected.

Members of our senior management team, including our Chief Executive Officer, have divided responsibilities and are not required to devote any specified amount of time to our business.

Our Chief Executive Officer and Chairman, Robert F.X. Sillerman, is also the Executive Chairman and Chief Executive Officer of Viggle Inc., which is in the business of developing products and services that encourage consumers to engage with television content. Mr. Sillerman is also a director of Circle Entertainment Inc., which is in the business of developing location-based entertainment venues. Our employment agreement with Mr. Sillerman requires that he devote his time, attention, energy, knowledge, best professional efforts and skills to the duties assigned to him by us, but he is permitted to pursue other professional endeavors and investments that do not violate the terms of his employment agreement, including provisions relative to non-competition and non-solicitation. Mr. Sillerman's employment agreement expressly permits him to engage in certain listed endeavors and investments. Any other professional endeavors to be performed by Mr. Sillerman are subject to the reasonable approval of our board of directors. Importantly, Mr. Sillerman's employment agreement does not require him to devote any specific amount of time to SFX. Accordingly, it is possible that

Risk factors

Mr. Sillerman will fail to devote the necessary time to our Company. Similarly, under our employment agreements with Mr. Slater, Mr. Finkel, Timothy J. Crowhurst, our President, and Joe Rascoff, our Chief Operating Officer, such officers are permitted to, and such officers have informed us that they intend to, engage in specific endeavors that are listed in their agreements or pre-approved by our board and other endeavors that do not compete with us. Such officers are not contractually required to devote any specified amount of time to our business.

We rely on third-party content, which may not be available to us on commercially reasonable terms or at all.

We contract with third parties to offer their content on our Beatport website. The licensing arrangements with these third parties are generally short-term and do not guarantee the continuation or renewal of these arrangements on reasonable terms, if at all.

We are currently reviewing and from time to time will continue to review, our licensing arrangements and the advisability and requirements for entering into arrangements with Performing Rights Organizations and the alternatives to entering into such arrangements. Some third-party content providers and distributors, currently or in the future, may offer competing products and services and could take action to make it more difficult or impossible for us to license their content. Other content owners, providers or distributors may seek to limit our access to, increase the cost of, or otherwise restrict or prohibit our use of such content. We may be unable to continue to offer a wide variety of content at reasonable prices with acceptable usage rules or continue to expand its geographic reach.

All content on Beatport is currently provided free of digital rights management. If our requirements or business model changes, we may have to develop or license new technology to provide other solutions. There is no assurance that we will be able to develop or license such solutions at a reasonable cost and in a timely manner. In addition, certain countries have passed or may propose and adopt legislation that would force us to license our digital rights management, if any, which could weaken the protection of content and subject us to piracy and also negatively affect arrangements with our content providers.

We may be unable to adequately protect our intellectual property rights or may be accused of infringing upon intellectual property rights of third parties.

We may be unable to detect unauthorized use of, or otherwise sufficiently protect, our intellectual property rights or may be accused of infringing upon intellectual property rights of third parties.

We rely on a combination of laws and contractual restrictions with employees, customers, suppliers and others to establish and protect these proprietary rights. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use proprietary information, trademarks, or copyrighted material without authorization which, if discovered, might require legal action to correct. Furthermore, the recently acquired assets and the assets we plan to acquire in connection with our planned acquisitions (including brand names and trademark rights), may have been improperly adopted or inadequately protected prior to our acquisitions of them. This could include failures to obtain assignments of ownership or confidentiality agreements from third parties, failures to clear use of trademarks, or other failures to protect trademarks and other proprietary rights. In addition, third parties may independently and lawfully develop similar intellectual property or duplicate our services.

We will apply to register, or secure by contract when appropriate, our trademarks and service marks as they are developed and used and reserve and register domain names as we deem appropriate. While we

Risk factors

vigorously protect our trademarks, service marks and domain names as we deem appropriate, effective trademark protection may not be available or may not be sought in every country in which we operate, and contractual disputes may affect the use of marks governed by private contract. Similarly, not every variation of a domain name may be available or be registered, even if available. Our failure to protect our intellectual property rights in a meaningful manner or challenges to related contractual rights could result in the erosion of brand names or the loss of rights to our owned or licensed marks and limit our ability to control marketing on or through the internet using our various domain names or otherwise, which could adversely affect our business, financial condition, and results of operations. In addition, the loss of, or inability to otherwise obtain, rights to use third-party trademarks and service marks, including the loss of exclusive rights to use third-party trademarks in territories where we present festivals, could adversely affect our business or otherwise result in competitive harm.

From time to time, we are subject to legal proceedings and claims in the ordinary course of business, including claims of alleged infringement of the trademarks, copyrights, patents and other intellectual property or proprietary rights of third parties. The legal proceedings and claims include notices provided to us by content owners of users' violation of the Digital Millennium Copyright Act, which obligate us to investigate and remove infringing user content from the Beatport site. We also face a risk that content licensors may bring claims for copyright infringement or breach of contract if Beatport users exceed the scope of the content licenses. Because EMC involves remixing and sampling of others' music, and because such remixes are typically performed publicly, if our content license agreements do not grant us or our users sufficient use rights, or if we facilitate the performance of music for which we do not have a license, our supply of such content on Beatport could expose us to claims of copyright infringement. We may not be able to successfully defend against such claims, which may result in a limitation on our ability to use the intellectual property subject to these claims and also might require us to enter into settlement or license agreements, pay costly damage awards or face an injunction prohibiting us from using the affected intellectual property in connection with our services.

In addition, litigation may be necessary in the future to enforce our intellectual property rights, protect trade secrets or determine the validity and scope of proprietary rights claimed by others. Any litigation of this nature, regardless of outcome or merit, could result in substantial costs and diversion of management and technical resources, any of which could adversely affect our business, financial condition and results of operations. Patent litigation tends to be particularly protracted and expensive.

Moreover, we use open source software in connection with Beatport. Some open source software licenses require users who distribute open source software as part of their own software product to publicly disclose all or part of the source code to such software product or make available any derivative works of the open source code on unfavorable terms or at no cost. While we have assessed the use of open source software in Beatport to ensure that we have not used open source software in a manner that would require us to disclose the source code to the related technology, use requiring such disclosure could inadvertently occur and any requirement to disclose our proprietary source code could be harmful to Beatport.

Regulatory and business practice developments relating to personal information of our customers and/or failure to adequately protect the personal information of our customers may adversely affect our business.

The businesses we have acquired or intend to acquire in the future maintain, or have arrangements with third parties who maintain, information on customers who purchase tickets and other products electronically through their individual websites or otherwise register on the website for access to the content provided. We are in the process of evaluating the information collected to understand if we

Risk factors

can aggregate and reuse the contact information to inform these individuals of upcoming events, offerings and other products and services that we believe enhance the fan experience. Data protection laws and regulation may impair our ability to use this data in such ways, as certain uses may be prohibited. The use of such customer information is a significant part of our growth strategy in the future. The collection, storage and use of customer information is subject to regulation in many jurisdictions, including the United States and the European Union, and this regulation is becoming more prevalent and stringent. Further, there is a risk that data protection regulators may seek jurisdiction over our activities even in locations in which we do not have an operating entity. This may arise in a number of ways, either because we are conducting direct marketing activities in a particular jurisdiction and the local laws apply to and are enforceable against us, or because one of our databases is controlling the processing of information within that jurisdiction. We are developing but have not yet finalized a comprehensive policy aimed at ensuring adequate protection of our customers' personal information and compliance with applicable law. There is a risk that we will be unable to successfully adopt and implement this policy, which may give rise to liabilities or increased costs. In addition, we could face liability if the third parties to which we grant access to our customer data were to misuse or expose it.

In some countries, the use of cookies and other information placed on users' internet browsers or users' computing devices is currently regulated, regardless of the information contained within or referred to by the cookie. Specifically, in the European Union, this is now subject to national laws being introduced pursuant to the amended Directive 2002/58 on Privacy and Electronic Communications. The effect of these measures may require users to provide explicit consent to such a cookie being used. The laws being introduced pursuant to this measure are not finalized in every European Member State, and we have not determined what effect this could have on our business when we place the cookie on the user's computer or when a third party does so. The effect may be to limit the amount of information we receive in relation to each use of the service and/or to limit our ability to link this information to a unique identity, which would adversely effect our business and financial condition.

In the United States, the Federal Trade Commission ("FTC") is starting to exercise greater authority over how online consumer data is collected and maintained by businesses. Prompted by the FTC's recommendation regarding online tracking, a number of federal legislative proposals have been introduced that would allow users to opt out of online monitoring. A number of states have passed similar legislation and some states are becoming more active in enforcing these laws to protect consumers.

The laws in this area are complex and developing rapidly. For instance, we are aware that there is a proposal for a new general law within Europe, the General Data Protection Regulation, which is likely to be introduced within three years. The proposed regulation is still under discussion, and we have not yet assessed the full effect of these proposals if enacted into law in their current form. There is a risk that internet browsers, operating systems, or other applications might be modified by their developers in response to proposed legislation to limit or block our ability to access information about our users. It is possible that existing or future regulations could make it difficult or impossible for us to collect or use our customer information in the way we would like which would impede our growth strategy and potentially reduce the revenue we hope to generate. It is also possible that we could be found to have violated regulations relating to customer data, which could result in us being sanctioned, suffering fines or other punishment, being restricted in our activities and/or suffering reputational harm. Any of the foregoing could adversely affect our business and financial results.

Risk factors

We may be subject to disruptions, failures or cyber attacks in our information technology systems and network infrastructures that could have a material adverse effect on us.

We maintain and rely extensively on information technology systems and network infrastructures for the effective operation of our businesses. Techniques used to gain unauthorized access to private networks are constantly evolving, and we may be unable to anticipate or prevent unauthorized access to data pertaining to our customers, including credit card and debit card information and other personally identifiable information. Like all Internet services, our Beatport service, which is supported by our own systems and those of third-party vendors, is vulnerable to computer viruses, Internet worms, break-ins, phishing attacks, attempts to overload servers with denial-of-service or other attacks and similar disruptions from unauthorized use of our and third-party vendor computer systems, any of which could lead to system interruptions, delays or shutdowns, causing loss of critical data or the unauthorized access to personally identifiable information. If an actual or perceived breach of security occurs of our systems or a vendor's systems, we may face civil liability and public perception of our security measures could be diminished, either of which would negatively affect our ability to attract customers, which in turn would harm our efforts to attract and retain advertisers. We also would be required to expend significant resources to mitigate the breach of security and to address related matters.

Further, a disruption, infiltration or failure of our information technology systems or any of our data centers including the systems and data centers of our third-party vendors as a result of software or hardware malfunctions, computer viruses, cyber-attacks, employee theft or misuse, power disruptions, natural disasters or accidents could cause breaches of data security and loss of critical data, which in turn could materially adversely affect our business. In addition, our ability to integrate, expand, and update our information technology infrastructure is important for our contemplated growth, and any failure to do so could have an adverse effect on our business.

We cannot fully control the actions of third parties who may have access to the customer data we collect and the customer data collected by our third party vendors. The contemplated integration of our Beatport services with applications provided by third parties represents a significant growth opportunity for us, but we may not be able to control such third parties' use of customer data. We may be unable to monitor or control such third parties and the third parties having access to our other websites in their compliance with the terms of our privacy policies, terms of use, and other applicable contracts, and we may be unable to prevent unauthorized access to, or use or disclosure of, customer information. Any such misuse could hinder or prevent our efforts with respect to growth opportunities and could expose us to liability or otherwise adversely affect our business. In addition, these third parties may become the victim of security breaches or have practices that may result in a breach, and we could be responsible for those third party acts or failures to act.

Any failure, or perceived failure, by us or the prior owners of acquired businesses to maintain the security of data relating to our customers and employees, to comply with our posted privacy policies, our predecessors' posted policies, laws and regulations, rules of self-regulatory organizations, industry standards and contractual provisions to which we or they may be bound, could result in the loss of confidence in us, or result in actions against us by governmental entities or others, all of which could result in litigation and financial losses, and could potentially cause us to lose customers, advertisers, revenue and employees.

Risk factors

We depend on our ability to lease venues for our events, and if we are unable to do so on acceptable terms, or at all, our results of operations could be adversely affected.

Our business requires access to venues to generate revenue from live EMC events. For these events, we generally lease and operate a number of venues under various agreements which include leases or licenses with third parties or booking agreements, which are agreements where we contract to book the events at a venue for a specific period of time. Some of the leases may be between us and governmental entities. Our long-term success will depend in part on the availability of venues, our ability to lease these venues and our ability to enter into booking agreements upon their expiration. As many of these agreements are with third parties over whom we have little or no control, including the government, we may be unable to renew these agreements or enter into new agreements on acceptable terms or at all, and may be unable to obtain favorable agreements with venues. We may continue to expand our operations through the development of live music venues and the expansion of existing live music venues, which poses a number of risks, including:

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desirable sites for live music venues may be unavailable or costly;

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the attractiveness of our venue locations may deteriorate over time; and

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we may be unable to obtain or we may lose local government permits or approvals necessary to use a particular venue.

We depend upon unionized labor for the provision of some services at our events and any work stoppages or labor disturbances could disrupt our business.

Certain of the employees at some of the venues we manage and other independent contractors hired to assist at our festivals and events may be subject to collective bargaining agreements. The applicable union agreements typically expire and may require negotiation in the ordinary course of business. Upon the expiration of any such collective bargaining agreements, however, our partners may be unable to negotiate new collective bargaining agreements on terms favorable, and our business operations may be interrupted as a result of labor disputes or difficulties and delays in the process of renegotiating such collective bargaining agreements. In addition, our business operations at one or more of our venues may also be interrupted as a result of labor disputes by outside unions attempting to unionize a venue even though there is not unionized labor at that venue currently. A work stoppage at one or more of our owned and/or operated venues or at our promoted events could have a material adverse effect on our business, results of operations, and financial condition. We cannot predict the effect that a potential work stoppage would have on our business.

Our limited operating history makes it difficult to evaluate our current business and future prospects, and we may be unsuccessful in executing our business model.

We began operations as SFX EDM Holdings Corporation on July 7, 2011 and were incorporated as SFX Entertainment, Inc. in Delaware in June 2012. Without giving effect to our Predecessor, we have generated limited revenue, and our operations have consisted exclusively of indentifying, negotiating with and acquiring four companies (including our Predecessor), forming one joint venture and conducting negotiations and due diligence to acquire additional companies. The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered by a developing company starting a new business enterprise, the difficulties that may be encountered with integrating acquired companies and the highly competitive environment in which we operate. Because we have a limited operating history, we cannot assure you that our business will be profitable or that we will ever generate sufficient revenue to fully meet our expenses and support our anticipated activities.

Risk factors

We have had a history of losses, and we may be unable to achieve or sustain profitability.

We have never been profitable. We experienced net losses of $0.1 million for the period from inception to December 31, 2011, $16.2 million for the year ended December 31, 2012, and $19.1 million for the period ended March 31, 2013. We expect we will continue to incur net losses in 2013 and significant future expenses as we develop and expand our business. In addition, as a public company, we will incur additional significant legal, accounting and other expenses that we do not incur as a private company and that are not reflected in our existing financial statements. These increased expenditures will make it harder for us to achieve and maintain future profitability. We may incur significant losses in the future for a number of reasons, including unsuccessful acquisitions, costs of integrating new businesses, expenses, difficulties, complications, delays and other unknown events. Accordingly, we may not be able to achieve or sustain profitability.

RISKS RELATED TO OUR ACQUISITION STRATEGY

A number of other companies are seeking to make acquisitions in our industry, which may make our acquisition strategy more difficult or expensive to pursue.

The emergence and growth of the EMC has brought increased media attention, and a number of companies and investors have begun making acquisitions of EMC businesses or announced their intention to do so. We compete with many of these companies, and certain of them have greater financial resources than we do for pursuing and consummating acquisitions and to further develop and integrate acquired businesses. Our strategy relies on our ability to consummate a substantial number of acquisitions to foster the growth of our core business and to establish ourselves in other geographic regions and related businesses in which we do not currently operate. The increased focus on acquisitions of EMC companies may impede our ability to acquire these companies because they choose another acquirer. It could also increase the price that we must pay for these companies. Either of these outcomes could reduce our growth, harm our business and prevent us from achieving our strategic goals.

We may be unsuccessful in identifying suitable acquisition candidates which may negatively impact our competitive position and our growth strategy.

In addition to organic growth, our future growth will be driven by our selective acquisition of additional businesses focused on the EMC community, our competitors and complementary businesses. Our growth through acquisitions, to date, has consisted of four acquisitions and one joint venture, and we are in discussions to acquire additional businesses including our planned acquisitions. We may be unable to identify other suitable targets for future acquisition or acquire businesses at favorable prices, which would negatively impact our growth strategy. We may not be able to execute our growth strategy through organic expansion, and if we are unable to identify and successfully acquire new businesses complementary to ours, we may not be able to expand into new geographic markets, develop our online properties or achieve profitability.

The due diligence process that we undertake in connection with acquisitions may not reveal all facts that may be relevant in connection with an investment.

Before making acquisitions and other investments, we conduct due diligence of the target company that we deem reasonable and appropriate based on the facts and circumstances applicable to each acquisition. The objective of the due diligence process is to assess the investment opportunities based on the facts and circumstances surrounding an investment or acquisition. When conducting due diligence, we may be required to evaluate important and complex business, financial, tax, accounting,

Risk factors

environmental and legal issues. The due diligence process may at times be subjective with respect to newly-organized companies for which only limited information is available. Accordingly, we cannot be certain that the due diligence investigation that we conduct with respect to any investment or acquisition opportunity will reveal or highlight all relevant facts that may be necessary or helpful in evaluating such investment opportunity. For example, instances of fraud, accounting irregularities and other deceptive practices can be difficult to detect. Executive officers, directors and employees may be named as defendants in litigation involving a company we are acquiring or have acquired. Even if we conduct extensive due diligence on a particular investment or acquisition, we may fail to uncover all material issues relating to such investment, including regarding the controls and procedures of a particular target or the full scope of its contractual arrangements. We rely on our due diligence to identify potential liabilities in the businesses we acquire, including such things as potential or actual lawsuits, contractual obligations or liabilities imposed by government regulation. However, our due diligence process may not uncover these liabilities, and where we identify a potential liability, we may incorrectly believe that we can consummate the acquisition without subjecting ourselves to that liability. For each of our acquired businesses, other than Beatport, we have acquired only the assets of the business and not assumed the liabilities. Nonetheless, it is possible that we could still be subject to litigation in respect of these acquired businesses. If our due diligence fails to identify issues specific to an investment or acquisition, we may obtain a lower return from that transaction than the investment would return or otherwise subject ourselves to unexpected liabilities. We may also be forced to write-down or write-off assets, restructure our operations or incur impairment or other charges that could result in our reporting losses. Charges of this nature could contribute to negative market perceptions about us or our shares of common stock.

We may face difficulty in integrating the operations of the businesses we have acquired and may acquire in the future.

Acquisitions have been and will continue to be an important component of our growth strategy; however, we will need to integrate these acquired businesses successfully in order for our growth strategy to succeed and for our Company to become profitable. We will implement, and the management teams of the acquired businesses will adopt, our policies, procedures and best practices, and cooperate with each other in scheduling events, booking talent and in other aspects of their operations. We may face difficulty with the integration of the businesses we acquire, such as coordinating geographically dispersed organizations, integrating personnel with disparate business backgrounds and combining different corporate cultures. Many of the businesses we acquire are not profitable, and we are relying on their adoption of our best practices to operate their businesses more efficiently to achieve and maintain profitability. However, we may fail in implementing our policies and procedures, or the policies and procedures may not be effective or provide the results we anticipate for a particular business. Further, we will be relying on these policies and procedures in preparing our financial and other reports as a public company, so any failure of acquired businesses to properly adopt these policies and procedures could impair our public reporting. Management of the businesses we acquire may not have the operational or business expertise that we require to successfully implement our policies, procedures and best practices.

We note in particular that the auditors for our Predecessor, Disco Productions, Inc. (now operating as SFX Disco Operating LLC) ("DDP"), MMG, i-Motion, Made and Totem identified material weaknesses in the internal controls of these businesses that relate to the proper application of accrual based accounting under GAAP. As of March 31, 2013, our Predecessor, DDP, and MMG constitute 6.4%, 57.6% and 13.3%, respectively, of our revenue. Further, we expect that future target companies may also have material weaknesses in internal controls prior to our acquiring them. The Public Company Accounting Oversight Board ("PCAOB") defines a material weakness as a deficiency, or a

Risk factors

combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. We will be relying on the proper implementation of our policies and procedures to remedy these material weaknesses, and prevent any potential material misstatements in our financial reporting. Any such misstatement could adversely affect the trading price of our common stock, cause investors to lose confidence in our reported financial information, and subject us to civil and criminal fines and penalties. A part of our growth strategy involves expanding our festivals and events into new markets. As a result, festivals and events from different businesses will be operating in similar geographic areas and/or at similar times of year, often for the first time, and these businesses will need to coordinate their strategies to avoid competing with each other for attendees or talent. If our acquired companies fail to integrate in these important ways, or we fail to adequately understand the business operations of our acquired companies, our growth and financial results will suffer.

In addition, our growth strategy also includes the development of online properties that we intend to integrate across all of our acquired businesses. This will require, among other things, the integration of the individual websites and databases of each business we have or will acquire. This will be a complex undertaking that may prove more difficult, expensive and time consuming than we expect. Even if we are able to achieve this integration, it may not achieve the benefits we anticipate. If we fail to do this properly and in a timely manner, it could harm our revenue and relationship with our fans.

We typically retain the management of the businesses we acquire and rely on them to continue running their businesses, which leaves us vulnerable in the event they leave our company.

We seek to acquire businesses that have strong management teams that will continue to run the business after the acquisition. We often rely on these individuals to conduct the day-to-day operations of and pursue the growth of these acquired businesses. Although we typically seek to sign employment agreements with the managers of acquired businesses, it remains possible that these individuals will leave our organization. This would harm the prospects of the businesses they manage, potentially causing us to lose money on our investment and harming our growth and financial results.

Our investments in the ID&T Business and our existing joint venture with ID&T could be adversely affected by any disputes that may arise between us and our joint venture partners and our exposure to potential losses from the actions of our joint venture partners.

Upon consummation of the transactions contemplated by the ID&T Option, we will directly own a 75% ownership interest in the ID&T Business and indirectly own a 75% ownership interest in the ID&T JV.

Under the terms of our joint venture arrangement with ID&T regarding the ID&T JV we have appointed (and have the right to appoint) a co-Chief Executive Officer and the Chief Financial Officer of the ID&T JV, and ID&T has appointed (and has the right to appoint) a co-Chief Executive Officer and the Chief Creative Officer, who has creative control over the brands that the ID&T JV uses and the events for which they are used.

Under the terms of the ID&T Option, we have the right to appoint a co-Chief Executive Officer and the Chief Financial Officer of ID&T, and the other ID&T interest holders have the right to appoint a co-Chief Executive Officer and the Chief Creative Officer of ID&T, who will have creative control over the brands that ID&T uses and the events for which they are used. The ID&T Option also requires that each of the ID&T JV and ID&T be generally managed by a board of directors or board

Risk factors

of managers. Although we will be entitled to appoint a majority of the board of each of the ID&T JV and ID&T, most board decisions will require the consent of the managers appointed by the other ID&T interest holders, and accordingly, our ability to control key decisions relating to the operation and development of ID&T will be limited. If we and the other ID&T interest holders have substantial disagreement about the management of the ID&T JV and ID&T (including with respect to operating budgets), then our dispute will be resolved by binding arbitration. Any substantial disagreement between us and the other ID&T interest holders regarding the ID&T JV and ID&T could be a distraction to the proper management of the ID&T JV and ID&T and could cause one or both of their respective businesses and financial results to suffer.

The ID&T Option describes the circumstances under which we and the other ID&T interest holders are permitted to transfer our respective interests in the ID&T JV and the ID&T Business. Under certain circumstances, if the other ID&T interest holders exercise a put right, we will be required to purchase the interests of such holders in ID&T. For more information on the ID&T Option and the put right, see "Business—Our History and Acquisitions—Planned acquisitions." Furthermore, the terms of the ID&T Option and the JV arrangement require us, under certain circumstances, to purchase all or a portion of our common stock that the other ID&T interest holders own.

Our involvement in the ID&T JV and the ID&T Business is subject to certain additional risks, including the following.

•
The success of the ID&T JV and the ID&T Business relies in large part on the strength of the ID&T brands. Accordingly, the ID&T JV and the ID&T Business are dependent upon the ability of ID&T personnel to properly manage those brands, and any deterioration in the quality of those brands could adversely affect the business of the ID&T JV and the ID&T Business.

•
We have certain funding obligations under the ID&T JV, and the ID&T Option requires us to provide funding under certain circumstances with respect to the ID&T Business. These funding obligations might restrict the amount of capital that we have available to fund other aspects of our operations.

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If we or the other ID&T interest holders are unwilling or unable to provide the ID&T JV or the ID&T Business with needed capital, then one or both of the ID&T JV's and the ID&T Business' businesses and financial results could suffer and could become insolvent, destroying the value of our investment.

•
The terms of the ID&T JV agreement restrict, and the terms of the ID&T Option require the restriction of, our ability to transfer our interests in the ID&T JV and the ID&T Business.

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If the other ID&T interest holders validly exercise their right to require us to purchase the other ID&T interest holders' interests in SFX or in ID&T, we will be required to use or obtain capital to effect such purchase, which could put a strain on our financial resources.

Our current and any future joint ventures are or will be subject to certain risks inherent in these investments.

Investments in joint ventures involve certain unique risks, including, among others, risks relating to:

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potential disagreements with our joint venture partner about how to manage the joint venture;

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the lack of full control of the joint venture's management, and therefore its actions;

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the possibility that our joint venture partner might have or develop business interests or strategies that are contrary to ours;

Risk factors

•
the potential need for us to fund future capital to the joint venture, as loans to the joint venture, as capital contributions to the joint venture, or otherwise;

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the possible financial distress or insolvency of our joint venture partner, which could lead to our having to contribute its share of additional capital to the joint venture;

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the cost of litigation or arbitration (including damage to reputation) in the event of a dispute with our joint venture partner;

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negative business and financial performance of the joint venture because of substantial disagreements with our joint venture partner; and

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preemptive dissolution of the joint venture because we or our joint venture partner choose, or become obligated, to acquire the equity interests of the other in the joint venture.

Federal and state taxation of business combinations may discourage business combinations.

Federal and state tax consequences are major considerations in any acquisition or business combination we may undertake. Currently, such transactions may be structured to result in tax-free treatment to both companies, pursuant to various federal and state tax provisions. We intend to structure any business combination to minimize the federal and state tax consequences to both us and the target entity; however, there can be no assurance that any particular business combination will meet the statutory requirements of a tax-free reorganization or that we will obtain the intended tax-free treatment upon a transfer of stock or assets. A non-qualifying reorganization could result in the imposition of both federal and state taxes, which may have an adverse effect on us and our target company, reduce the future value of the shares and potentially discourage a business combination.

We may seek to raise additional funds, finance acquisitions or develop strategic relationships by issuing capital stock that would dilute your ownership.

We have financed our operations and acquisitions in large part by issuing shares of our common stock. We expect to continue to do so in the future, which would significantly reduce the percentage ownership of our then existing stockholders, including investors in this offering. Furthermore, any future issuances by us of equity securities may be at or below the prevailing market price of our common stock and in any event may have a dilutive impact on your ownership interest, which could cause the market price of our common stock to decline. In addition, we could issue securities in respect of future transactions that have rights, preferences and privileges senior to those of our common stock. The holders of any of our debt securities or term loans would also have rights superior to the rights of our common stockholders.

We may be required to issue additional shares if certain of our acquired businesses achieve earnout thresholds, and such issuances would dilute your ownership.

We may be required to issue additional shares of our common stock to the sellers of certain acquired businesses if those businesses achieve earnout thresholds, as described below.

•
The former owners of MMG are entitled to receive an earnout payment based on the EBITDA of the business and assets of SFX Nightlife for the year ended December 31, 2014. If this EBITDA equals or exceeds $5,270,000, the earnout payment will equal (1) $5,059,200 multiplied by (2) the actual EBITDA for the year ended December 31, 2014, divided by $5,270,000. If the EBITDA for the year ended December 31, 2014 is less than $5,270,000 but exceeds $3,372,000, the earnout payment will equal (1) $4,216,000 multiplied by (2) the difference between the actual EBITDA and $3,372,000 divided by $1,898,000. If the EBITDA is equal to or less than $3,372,000 for the year

Risk factors

  ended December 31, 2014, the former owners of MMG will not receive an earnout payment. Any earnout payment will be composed of 80% cash and 20% shares of our common stock at a price equal to a 30-day volume weighted average closing price per share if our shares are traded on any national securities exchange or the over-the-counter bulletin board.

•
For a period of five years beginning in the year ended December 31, 2013, ID&T will be entitled to receive 100,000 warrants to purchase shares of our common stock each year if the ID&T JV has achieved an EBITDA of $7.0 million or more in the prior fiscal year. The warrant exercise price will equal the fair market value as determined in good faith by our board of directors but, after our initial public offering, based on our stock's 30-day weighted average closing price.

We have incurred significant indebtedness in connection with our growth strategy, which may grow with future acquisitions, and this increases risk for holders of our common stock and could adversely affect our profitability and financial condition.

At the closing of this offering, we will have a significant amount of debt. As of June 24, 2013, we owed $64.5 million under our First Lien Term Loan Facility, which matures on September 15, 2014 (which may be extended to March 13, 2015 if certain conditions occur). We caution you that we may not have the funds necessary to pay principal and interest on our First Lien Term Loan Facility when it matures. Although we may seek to refinance this debt, we may not be able to do so on acceptable terms or at all. Any failure to pay these debts as they mature would adversely affect our business and the price of our common stock.

If there were an event of default under the First Lien Term Loan Facility, the lenders could elect to declare all amounts outstanding thereunder to be due and payable immediately, with such acceleration being automatic upon certain events of default. It is possible that, if the defaulted debt is accelerated, our assets and cash flow may not be sufficient to fully repay the indebtedness or borrowings under our outstanding debt instruments, and we cannot assure you that we would be able to refinance or restructure the payments on those debt securities. In the event we are unable to repay the First Lien Term Loan Facility upon maturity, or earlier upon any default, holders of our debt, including lenders under the First Lien Term Loan Facility, will have a senior claim on the assets of certain of our subsidiaries ahead of holders of our common stock.

As we continue growing our business and complete additional acquisitions, it is possible that we will increase the amount of our First Lien Term Loan Facility or otherwise incur additional indebtedness, which could have the effect of increasing the risks described above.

RISKS RELATED TO OUR INDEBTEDNESS

Our First Lien Term Loan Facility requires us to make certain mandatory prepayments of principal and interest, which will reduce our ability to use that cash flow to fund our operations, capital expenditures and future business opportunities.

Our First Lien Term Loan Facility requires our indirectly held wholly-owned subsidiary, SFX Intermediate Holdco II LLC (the "Borrower") to make mandatory prepayments (collectively, the "Mandatory Prepayments") equal to:

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75.0% of the annual excess cash flow of our wholly-owned subsidiary SFX Intermediate Holdco I LLC ("Holdings") and its subsidiaries, which are substantially all of our current businesses for the year ended December 31, 2013, five days after audited financials are delivered;

Risk factors

•
100% of the net proceeds from certain asset sales, casualty events, and debt issuances by Holdings and its subsidiaries (in each case, other than to the extent permitted under the First Lien Term Loan Facility); and

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30.0% of the outstanding borrowings within 60 days of the date Mr. Sillerman either announces he will not serve, ceases serving as or is incapable of serving as the chairman of our board of directors, our president, our chief executive officer or other equivalent officer.

Any amounts required to be applied to Mandatory Prepayments under our First Lien Term Loan Facility as described above, would not be available to us for any other purpose, including to fund our future operations, capital expenditures and investments in future business opportunities, which may severely limit our liquidity and adversely affect our ability to grow our business and/or take advantage of unanticipated business opportunities.

Our First Lien Term Loan Facility includes negative covenants that restrict certain of our subsidiaries' ability to operate their business, and this may impede our ability to respond to changes in our business or take certain important actions.

Our First Lien Term Loan Facility includes customary restrictive covenants, subject to certain materiality thresholds and exceptions, including covenants limiting Holdings' and its subsidiaries' ability to:

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incur certain types of indebtedness and liens;

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merge with, make an investment in or acquire property or assets of another company;

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make capital expenditures;

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pay dividends;

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repurchase shares of our outstanding stock;

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negative pledge;

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modify certain documents;

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make loans;

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dispose of assets;

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prepay the principal on any other indebtedness;

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liquidate, wind up or dissolve; or

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enter into certain transactions with affiliates.

These restrictions could limit our ability to take certain actions necessary to properly grow and manage our business, such as obtaining future financing, making needed capital expenditures, responding to and withstanding future downturns in our business or the economy in general or otherwise conducting corporate activities that are necessary or desirable. Holdings and its subsidiaries are generally not permitted to make dividends or cash distributions to us or to finance the operations of us or any of our subsidiaries that are not subsidiaries of Holdings. We may also be prevented from taking advantage of business opportunities that arise because of limitations these restrictive covenants impose on us. If it becomes necessary or desirable to obtain a waiver or amendment of these covenants, it may be costly or time consuming for us to do so, and we may not be able to obtain a waiver or amendment on any terms at all. A breach of any of these covenants or restrictions, even as a result of events beyond our control, could result in an event of default under the First Lien Term Loan Facility.

Risk factors

Fluctuations in interest rates could adversely affect our liquidity, interest expense and financial results.

Our First Lien Term Loan Facility has variable interest rates. If any of the variable rates increase, our debt service costs will increase. Increased debt service costs would adversely affect our cash flow. To the extent these interest rates increase, our interest expense may increase, and we may have difficulty making interest payments and funding our other costs. While we may enter into interest hedging contracts, we may not be able to do so on a cost-effective basis, any hedging transactions it might enter into may not achieve their intended purpose and shifts in interest rates may have a material adverse effect on our business, financial condition and/or results of operations.

Certain events could lead to our First Lien Term Loan Facility being in default or otherwise require us to pay principal and accrued interest on this debt prior to its maturity.

Our First Lien Term Loan Facility includes events of default if we breach our loan covenants and upon the occurrence of certain events. This could cause us to be required to immediately repay the principal and accrued interest owing under this facility.

For example, Mr. Sillerman has entered into a guarantee agreement (the "Sillerman Guarantee") with Barclays Bank PLC, as collateral agent for the benefit of the other lender parties, in which he personally guaranteed all our obligations under the First Lien Term Loan Facility. We will be in default of the First Lien Term Loan Facility if the Sillerman Guarantee ceases to be in full force and effect or if Mr. Sillerman breaches any material term of the Sillerman Guarantee. An event of default will also occur upon a change in control. A change in control is defined in the First Lien Term Loan Facility to include the occurrence of any of the following: (i) Holdings ceases to be wholly-owned, directly or indirectly, by us or Borrower ceases to be directly wholly-owned by Holdings; (ii) at any time prior to our initial public offering (so long as we raise net proceeds of at least $100 million) Mr. Sillerman and certain affiliates and senior management cease to own, directly or indirectly, at least 40% of our outstanding voting equity or any "person" or "group" other than Mr. Sillerman and certain affiliates and senior management beneficially own a greater percentage of our voting equity than Mr. Sillerman and certain affiliates; (iii) at any time after our initial public offering (so long as we raise net proceeds of at least $100 million) Mr. Sillerman and certain affiliates and senior management cease to own, directly or indirectly, at least 30% of our outstanding voting equity or a greater percentage of our voting equity than Mr. Sillerman and certain affiliates and senior management; or (iv) the majority of the seats (other than vacant seats) on our board of directors cease to be occupied by persons who were, on March 15, 2013, either members of our board of directors or nominated for election by a majority of our board of directors or whose election or nomination was previously approved by a majority of such directors.

Risk factors

 RISKS RELATED TO OUR COMMON STOCK AND THIS OFFERING

Some of our stockholders have repurchase rights that require us to purchase their shares under certain conditions, and our financial position would be adversely impacted if those stockholders exercise those rights.

We have granted certain repurchase rights to the holders of our stock. The terms of these repurchase rights, including information with respect to their expiration, are set forth in the table below.

Holder(s) of Repurchase Right	Number of Shares	Price	Relevant Date and Trigger Events
Baron Small Cap Fund	2,500,000	$4.00/share	We have agreed to repurchase these shares upon Baron's election if the SEC has not declared effective a registration statement covering the resale of the shares of our common stock held by this investor by January 15, 2013. This investor has not exercised its repurchase right. If we become required to repurchase these shares, we must do so over a ten-month period on a pro rata basis. We believe this repurchase right will expire and be unexercisable following the effectiveness of the resale registration statement that we are filing with the SEC shortly after the filing of this prospectus.
Entertainment Events Funding LLC	4,000,000	$2.50/share
			We have agreed to repurchase these shares if the SEC has not declared effective a registration statement covering the resale of the shares of our common stock held by this investor by January 15, 2013. This investor has not exercised its repurchase right. If we are required to repurchase these shares, we must do so over a ten-month period on a pro rata basis. These repurchase rights are based on the "most favored nation" rights we granted Entertainment Events Funding LLC under its subscription agreement, which require that (until immediately prior to our initial public offering), we provide to them the same right or benefit we provide to a third-party purchasing or receiving our common stock. We believe this repurchase right will expire and be unexercisable following the effectiveness of the resale registration statement that we are filing with the SEC shortly after the filing of this prospectus.
Disco Productions	1,000,000	$5.00/share
			We have agreed to repurchase these shares if we do not have a registration statement declared effective or our shares are not registered pursuant to Section 12 of the Exchange Act by June 30, 2014. We believe this repurchase right will expire and be unexercisable following the closing of this initial public offering.

Risk factors

Holder(s) of Repurchase Right	Number of Shares	Price	Relevant Date and Trigger Events
ID&T
	All shares and warrants held by ID&T issued to them in connection with the ID&T JV (this could include up to 2.0 million shares; warrants to purchase 500,000 shares; and, for a period of 5 years beginning the year ended December 31, 2013, 100,000 warrants to purchase shares of our common stock if the ID&T JV has achieved an EBITDA of $7.0 million or more in the prior fiscal year)	$10.0 million
			We have agreed to repurchase these securities if we do not complete our initial public offering by May 26, 2014. We believe this repurchase right will expire and be unexercisable following the closing of this initial public offering.
ID&T	2,000,000	$10.00/share
			We have agreed to repurchase these shares if we do not complete our initial public offering by March 20, 2014. We believe this repurchase right will expire and be unexercisable following the closing of this initial public offering.
Former equity holders of Beatport	5,000,000	$5.00/share
			On or after March 15, 2014, the former equity holders of Beatport will have the right to require us to repurchase from them the shares of our common stock issued as consideration in the merger. This right will not apply to any shares that have been registered in our initial public offering at an initial offering price of at least $5.00 per share or in a subsequent resale registration or are subsequently eligible for resale under Rule 144 following such initial public offering. We believe this repurchase right will expire and be unexercisable following the effectiveness of the resale registration statement that we are filing with the SEC shortly after the filing of this prospectus.

Risk factors

Holder(s) of Repurchase Right	Number of Shares	Price	Relevant Date and Trigger Events
Insight Venture Partners V, L.P. Insight Venture Partners V (Employee Co-Investors), L.P. Insight Venture Partners (Cayman) V, L.P.	Up to 1,000,000	$10.00/share
On or after March 15, 2014, these parties can require us to repurchase shares of our common stock that we have not registered in our initial public offering or registered in a resale registration following such initial public offering, or that are not eligible for resale under Rule 144 following such initial public offering. If prior to the date that these shares are registered for resale or become subsequently eligible for resale under Rule 144 following our initial public offering, we enter into an agreement for the acquisition by any third party of beneficial ownership of more than 50% of the voting power in our voting shares (including by merger or consolidation) or the sale of all of our assets to a third-party in one or a series of related transactions, then this repurchase right will automatically accelerate and become exercisable. If we do not pay these investors the repurchase price of $10.00 per share within ten business days following receipt of notice from the investors of their exercise of this repurchase right, then the repurchase price will increase at a rate of 10% per annum (compounded quarterly) until the date of payment. We believe this repurchase right will expire and be unexercisable following the effectiveness of the resale registration statement that we are filing with the SEC shortly after the filing of this prospectus.
Totem	Number of shares to be equal to the quotient of AUD$15.0 million (or $13.8 million) divided by our initial public offering share price	Initial Public Offering Share Price
Upon closing of our acquisition of Totem, we are obligated to issue Totem the number of shares equal to the quotient obtained by dividing AUD$15.0 million (or $13.8 million) by our initial public offering share price.
We granted Totem the right, during the 30 calendar day period beginning on the second anniversary of the closing date, to require us to repurchase at our initial public offering price per share all of the shares of our common stock that we issued to Totem as consideration under the asset contribution agreement.

In addition, we granted to the former owners of MMG a put right exercisable at any time between January 1, 2015 and June 30, 2015 to require us to acquire their 20% non-dilutable interest in our subsidiary, SFX-Nightlife Operating LLC. The consideration to be paid by us upon exercise of the put right would be equal to 20% of the product of SFX-Nightlife's EBITDA for the 2014 fiscal year multiplied by 6.

If any of these holders of our shares exercise their repurchase rights, we may not have sufficient cash reserves to pay the amount due. If we are able to pay these amounts, the payment may impede our ability to fund other aspects of our business, including potential acquisitions, capital expenditures, other investments or our working capital requirements, which would harm our operating results and the price of our common stock.

Risk factors

Our Chief Executive Officer and Chairman has the ability to control all matters submitted to stockholders for approval.

Our Chief Executive Officer and Chairman of our board of directors, Robert F.X. Sillerman, beneficially owns shares of our common stock, in the aggregate, representing approximately 57.0% of our outstanding capital stock as of June 24, 2013. As a result, he controls all matters submitted to our stockholders for approval, as well as our management and affairs. This concentration of voting power could delay or prevent an acquisition of our company on terms that other stockholders may desire.

Although we do not plan to take advantage of the "controlled company" exemption from certain NASDAQ corporate governance requirements, if we elect to do so in the future, our stockholders will not have the same protections afforded to stockholders of other companies.

Under the NASDAQ rules, a company of which more than 50% of the voting power is held by another person or group of persons acting together is a "controlled company" and may elect not to comply with certain NASDAQ corporate governance requirements. Robert F.X. Sillerman, who is our founder, Chief Executive Officer and Chairman of our board of directors controls 57.0% of our voting power, and as such, we are eligible to take advantage of the "controlled company" exemption. We currently do not intend to rely on this exemption, but we may elect to do so in the future. If we were to elect to be treated as a "controlled company" in the future, we would be exempt from certain NASDAQ corporate governance requirements, including the requirements that (1) a majority of the board of directors consist of independent directors, (2) compensation of officers be determined or recommended to the board of directors by a majority of its independent directors or by a compensation committee that is composed entirely of independent directors and (3) director nominees be selected or recommended by a majority of the independent directors or by a nominating committee composed solely of independent directors. If we decide to take advantage of the controlled company exemption to certain NASDAQ corporate governance requirements, our stockholders will not have the same protections afforded to stockholders of companies that are subject to all of the NASDAQ corporate governance requirements.

We are an emerging growth company within the meaning of the Securities Act of 1933, and as such, we will take advantage of certain modified disclosure requirements.

As a public company, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, or the Exchange Act, the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, the listing requirements of NASDAQ, and other applicable securities rules and regulations. The Exchange Act requires, among other things, that we file annual, quarterly, and current reports with respect to our business and operating results. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting.

However, we are an "emerging growth company" within the meaning of the rules under the Securities Act of 1933, as amended, or the Securities Act. For as long as we remain an emerging growth company, we may take advantage of certain exemptions from various reporting requirements that are applicable to public companies that are not emerging growth companies, including not being required to comply with the independent auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Risk factors

We intend to take advantage of these reporting exemptions until we are no longer an emerging growth company.

We would cease to be an emerging growth company upon the earliest of: (1) the first fiscal year following the fifth anniversary of this offering, (2) the first fiscal year after our annual gross revenue is $1 billion or more, (3) the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt securities or (4) as of the end of any fiscal year in which the market value of our common stock held by non-affiliates exceeds $700 million as of the end of the second quarter of that fiscal year.

We cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an emerging growth company within the meaning of the rules under the Securities Act, and we will take advantage of certain exemptions from various reporting requirements that are applicable to public companies that are not emerging growth companies. In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards as they become applicable to public companies. We cannot predict if investors will find our common stock less attractive because we rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

If you purchase shares of common stock in this offering, you will suffer immediate dilution of your investment.

We expect the initial public offering price of our common stock to be substantially higher than the net tangible book value per share of our common stock immediately after this offering. Therefore, if you purchase shares of our common stock in this offering, you will pay a price per share that substantially exceeds our net tangible book value per share after this offering. Based on an assumed initial public offering price of $    per share, which is the midpoint of the price range listed on the cover page of this prospectus, you will experience immediate dilution of $    per share, representing the difference between our net tangible book value per share after giving effect to this offering and the assumed initial public offering price. In addition, purchasers of common stock in this offering will have contributed approximately    % of the aggregate price paid by all purchasers of our stock but will own only approximately    % of our common stock outstanding after this offering. See "Dilution" for more detail.

Future sales of our common stock may cause our stock price to fall.

If our existing stockholders sell a large amount of our common stock following this offering, the market price of our common stock could decline significantly. In addition, the perception in the public market that our existing stockholders might sell shares of common stock could depress the market price of our common stock, whether or not they actually do so or plan to do so.

Immediately after this offering,       shares of our common stock will be outstanding. This includes the       shares of common stock that we are selling in this offering, which will be freely tradable in the

Risk factors

public market immediately after this offering (unless purchased by an "affiliate," as such term is defined in Rule 144 under the Securities Act).

We expect that the remaining       shares, representing       % of our total outstanding shares of common stock following this offering, will become available for resale in the public market as shown in the chart below. Our directors and executive officers, the holders of all of our outstanding shares and vested options and participants in the directed share program have signed lock-up agreements with the underwriters covering a period of 180 days following the date of this prospectus. UBS Securities LLC, Barclays Capital Inc. and Jefferies LLC may, in their sole discretion and without notice, waive the provisions of these lock-up agreements in respect of all or any portion of these shares of common stock. As restrictions on resale end, the market price of our shares of common stock could drop significantly if the holders of these shares sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for us to raise additional funds through future offerings of our shares of common stock or other securities.

Number of Shares and % of Total Outstanding	Date Available for Sale Into Public Market

shares or %	On the date of this prospectus. All of these shares are subject to lock-up agreements signed with the underwriters, and shares, or %, are subject to lock-up agreements signed with us.

shares or %	Upon the effectiveness of a registration statement we have filed on form S-1 to cover the resale of these shares from time to time in the future. We expect this registration statement to become effective on or shortly after the closing date of this offering. All of these shares are subject to lock-up agreements signed with the underwriters, and shares, or %, are subject to lock-up agreements signed with us.

shares or %	Up to and including 180 days after the date of this prospectus. All of these shares are subject to lock-up agreements signed with the underwriters, and shares, or %, are subject to lock-up agreements signed with us.

shares or %	More than 180 days after the date of this prospectus, of which shares, or %, are subject to volume, manner of sale and other limitations under Rule 144. All of these shares are subject to lock-up agreements signed with the underwriters, and shares, or %, are subject to lock-up agreements signed with us.

In addition,       shares of common stock will be eligible for sale upon exercise of vested options. Following this offering, we intend to file a registration statement on Form S-8 under the Securities Act to register all of the shares of common stock subject to outstanding options under our 2013 Equity Compensation Plan. See "Executive compensation—Equity incentives." Once these shares are registered, they can be sold in the public market upon issuance, subject to restrictions under the securities laws applicable to resales by affiliates.

For more information about the terms of the lock-up agreements our shareholders have agreed to with the underwriters and with us, and for more details about possible future sales of these shares, see "Shares Eligible for Future Sale."

All remaining shares of common stock held by existing stockholders, and any shares of our common stock purchased by affiliates in this offering pursuant to the directed share program described below under "Underwriting—Directed Share Program," will be subject to the restrictions imposed by Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if

Risk factors

registered under the Securities Act or if they qualify for an exemption from registration under Rules 144 or 701 under the Securities Act, which rules are summarized below, or another exemption.

An active, liquid and orderly trading market for our common stock may not develop, the price of our stock may be volatile, and you could lose all or part of your investment.

Prior to this offering, there has been no public market for shares of our common stock. The initial public offering price of our common stock will be determined through negotiations with the underwriters. This price will not necessarily reflect the price at which investors in the market will be willing to buy and sell our shares of common stock following this offering. In addition, the trading price of our common stock following this offering is likely to be highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control. The market price of our common stock may decline below the initial offering price, and you may not be able to sell your common stock at or above the price you paid in this offering, or at all.

Prior to this offering, there has been no public market for our common stock, and we cannot assure you that a market for our common stock will develop or that the market price of shares of our common stock will not decline following the offering.

We cannot assure you that a trading market will develop for our common stock after this offering or, if one develops, that such trading market can be sustained. We intend to apply to have our common stock listed on the Nasdaq Global Market, but we cannot assure you that our application will be approved. In addition, we cannot predict the prices at which our common stock will trade. The initial public offering price for our common stock will be determined through our negotiations with the underwriters based on numerous factors, including the information set forth in this prospectus, our prospects and the prospects of our industry, an assessment of our management, our prospects for future earnings, the general condition of the securities markets, the recent market prices of, and demand for, publicly traded common stock of generally comparable companies and other factors deemed relevant by the underwriters and us. Neither we nor the underwriters can assure you that the initial public offering price will bear any relationship to the market price at which our common stock may trade after our initial public offering. Shares of companies offered in an initial public offering often trade at a discount to the initial offering price due to underwriting discounts and commissions and related offering expenses.

If securities or industry analysts publish inaccurate or unfavorable research about our business, our stock price could decline.

The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. If one or more of the analysts who cover us downgrade our common stock or publish inaccurate or unfavorable research about our business, our common stock price would likely decline.

We do not intend to pay dividends for the foreseeable future.

We have never declared or paid cash dividends on our capital stock. We currently intend to retain any future earnings to finance the operation and expansion of our business, and we do not expect to declare or pay any dividends in the foreseeable future. As a result, you may only receive a return on your investment in our common stock if the market price of our common stock increases. See "Dividend Policy."

Risk factors

The market price of our common stock may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at or above the initial purchase price.

If you purchase shares of our common stock in the offering, you may not be able to resell those shares at or above the purchase price. The market price of our common stock may fluctuate significantly in response to numerous factors, many of which are beyond our control, including:

•
actual or anticipated fluctuations in our revenue and other operating results;

•
the financial projections we may provide to the public, any changes in these projections or our failure to meet these projections;

•
actions of securities analysts who initiate or maintain coverage of us, changes in financial estimates by any securities analysts who follow our company, or our failure to meet these estimates or the expectations of investors;

•
additional shares of our common stock being sold into the market by us or our existing stockholders or the anticipation of such sales;

•
announcements by us or our competitors of significant events or features, technical innovations, acquisitions, strategic partnerships, joint ventures or capital commitments;

•
changes in operating performance and stock market valuations of companies in our industry;

•
price and volume fluctuations in the overall stock market, including as a result of trends in the economy as a whole;

•
lawsuits threatened or filed against us;

•
developments in new legislation and pending lawsuits or regulatory actions, including interim or final rulings by judicial or regulatory bodies; and

•
other events or factors, including those resulting from war or incidents of terrorism, or responses to these events.

We have identified material weaknesses in our internal controls over financial reporting that, if not properly remediated, could result in material misstatements in our financial statements in future periods.

We are not currently required to comply with Section 404 of the Sarbanes-Oxley Act, and are therefore not required to make an assessment of the effectiveness of our internal controls over financial reporting for that purpose. However, in connection with the audit of our consolidated financial statements as of and for the year ended December 31, 2012, we identified certain deficiencies relating to our internal control over financial reporting that constitute a material weakness under standards established by the PCAOB.

The PCAOB defines a material weakness as a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the company's annual or interim financial statements will not be prevented or detected on a timely basis. A deficiency in internal control exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis.

Risk factors

We have identified the following material weaknesses.

•
A lack of contemporaneous documentation in connection with awards of stock based compensation. This resulted in our treating certain awards granted in 2012 as having been granted in 2013 for accounting purposes.

•
Improperly characterizing certain acquisition transactions as having closed prior to our obtaining the control necessary for such a characterization. These acquisition transactions subsequently failed to close.

•
An unusually large amount of audit adjustments noted and recorded in connection with the 2012 audit, primarily in respect of accruals, cut offs and purchase accounting for consummated business transactions. In addition, certain significant transactions were not accounted for properly, one of which resulted in our restating our 2012 results to move certain amounts previously included in equity to temporary equity. We believe that this was related, in part, to a lack of sufficient staff with appropriate training in GAAP and SEC rules and regulations with respect to financial reporting functions, as well as the lack of robust accounting systems.

We have taken and will take a number of actions to correct these material weaknesses including, but not limited to, adding experienced accounting and financial personnel, retaining third party consultants to review our internal controls and recommend improvements, implementing improvements to our closing procedures and consolidation processes, and improving our accounting software as it relates to accounts payable. For more information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Internal Control Over Financial Reporting." We may need to take additional measures to fully mitigate these issues, and the measures we have taken, and expect to take, to improve our internal controls may not be sufficient to address the issues identified, to ensure that our internal controls are effective or to ensure that the identified material weakness or other material weaknesses will not result in a material misstatement of our annual or interim financial statements. In addition, other material weaknesses may be identified in the future. If we are unable to correct deficiencies in internal controls in a timely manner, our ability to record, process, summarize and report financial information accurately and within the time periods specified in the rules and forms of the SEC will be adversely affected. This failure could negatively affect the market price and trading liquidity of our common stock, cause investors to lose confidence in our reported financial information, subject us to civil and criminal investigations and penalties, and generally materially and adversely impact our business and financial condition.

In addition, we and the auditors for our Predecessor, DDP, MMG, i-Motion, Made and Totem have identified a material weakness in the internal controls of each of these businesses that relates to the proper application of accrual based accounting under GAAP. To remedy these material weaknesses and prevent any potential material misstatements in our financial reporting we will be relying on the proper implementation of our policies and procedures, the hiring of new accounting staff at the acquired business and at the corporate level, and the implementation of our accounting software at our acquired companies and improvements to that software generally. However, it is possible that these efforts will be unsuccessful with regard to the internal controls of one or more of these businesses. Further, future target companies may also have material weakness in internal controls prior to our acquiring them.

Risk factors

If we are unable to implement and maintain effective internal control over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports, which could adversely affect the market price of our common stock.

As a public company, we will be required to maintain internal controls over financial reporting and to report any material weaknesses in such internal controls. As a public company, we will eventually be required to furnish a report by management on the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act, or Section 404. We are in the process of designing, implementing and testing the internal control over financial reporting required to comply with this obligation, which process is time consuming, costly and complicated. If in the future we identify material weaknesses in our internal control over financial reporting, including at some of our acquired companies, if we are unable to comply with the requirements of Section 404 in a timely manner or assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock could be negatively affected, and we could become subject to investigations by the stock exchange on which our securities are listed, the SEC, or other regulatory authorities, which could require additional financial and management resources.

We will incur increased costs as a result of operating as a public company, particularly once we cease to be an emerging growth company, and our management will be required to devote substantial time to new compliance initiatives.

As a public reporting company, we will incur significant legal, accounting, and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act and rules subsequently implemented by the SEC and NASDAQ, on which we plan to seek to list our common stock for trading, have imposed various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time consuming and costly. For example, we expect that these rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantial costs to maintain the same or similar coverage.

Pursuant to Section 404, we will be required to furnish a report by our management on our internal control over financial reporting, including, once we cease to be an emerging growth company, an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. To achieve compliance with Section 404 within the prescribed time period, we will be engaged in a process to document and evaluate our internal control over financial reporting, which is both costly and challenging. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. Despite our efforts, there is a risk that neither we nor, when required, our independent registered public accounting firm will be able to conclude within the prescribed timeframe that our internal control over financial reporting is effective as required by Section 404. This could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements.

 Forward-looking statements

This prospectus contains forward-looking statements within the meaning of the U.S. federal securities laws, which involve substantial risks and uncertainties. The forward-looking statements are contained principally in the sections entitled "Prospectus Summary," "Risk Factors," "Unaudited Pro Forma Condensed Combined Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." These statements involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, the factors described in the section captioned "Risk Factors."

In some cases, you can identify forward-looking statements by terms such as "anticipates," "believes," "could," "estimates," "expects," "intends," "may," "plans," "potential," "predicts," "projects," "should," "would" and similar expressions intended to identify forward-looking statements. These statements include, but are not limited to, statements regarding:

•
our ability to integrate the companies we have acquired and plan to acquire in the future;

•
our ability to close the acquisitions of our planned acquisition targets;

•
our ability to identify and acquire leading EMC-related businesses;

•
our belief that the EMC community will grow;

•
our ability to increase the number of festivals and events we produce;

•
our ability to effectively partner Beatport more closely with live events;

•
our ability to produce festivals and events in-house through our joint venture with ID&T and our planned acquisitions;

•
our ability to grow our music and video retailing efforts;

•
our ability to make, and the expected timing of, payments on our senior secured first lien credit agreement, as amended (the "First Lien Term Loan Facility");

•
our ability to grow EMC festival attendance;

•
our belief that additional or alternative venues will be readily available if necessary;

•
our belief that our liability insurance will provide sufficient protection;

•
our belief that our capital expenditure requirements and liquidity needs will be met; and

•
our ability to grow our online properties.

Forward-looking statements reflect our current views with respect to future events and are based on assumptions and are subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements.

Also, forward-looking statements represent our estimates and assumptions only as of the date of this prospectus. You should read this prospectus and the documents that we filed as exhibits to the registration statement of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

Except as required by law, we assume no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

 Use of proceeds

We estimate that the net proceeds to us from our issuance and sale of shares of common stock in this offering will be approximately $        million (or approximately $        million if the underwriters exercise their option to purchase additional shares of common stock in full), assuming an initial public offering price of $       per share, which is the midpoint of the price range listed on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and offering expenses payable by us.

A $1.00 increase (decrease) in the assumed initial public offering price of $       per share would increase (decrease) our net proceeds from this offering by approximately $        million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions.

We intend to use the net proceeds we receive from this offering as follows:

•
$50.0 million to exercise the ID&T Option and close the acquisition of the 75% ownership interest in the ID&T Business, including $10.0 million to pay the second step payment due to ID&T under the ID&T Option;

•
$8.0 million to close the acquisition of 60% of the ownership interests in i-Motion;

•
AUD$55.0 million (or $50.7 million) to close the acquisition of substantially all of the assets of Totem;

•
$17.5 million to close the acquisition of 70% of the ownership interests in Made; and

•
the balance, if any, to fund working capital, capital expenditures and other general corporate purposes, which may include other acquisitions of complementary businesses.

For additional information regarding our liquidity and outstanding indebtedness, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Financial Condition (the Registrant)—Liquidity and Capital Resources."

This expected use of net proceeds of this offering represents our intentions based upon our current plans and business conditions. Our management will retain broad discretion over the allocation of any net proceeds used for capital expenditures or other general corporate purposes.

Pending use of the proceeds from this offering, we intend to invest the net proceeds in a variety of capital preservation investments, including short-term, investment-grade and interest-bearing instruments.

 Dividend policy

We have not paid any dividends on our common stock to date and do not anticipate paying any dividends on our common stock in the foreseeable future. We intend to retain earnings, if any, for the future operation and expansion of our business. Any determination to pay dividends in the future will be at the discretion of our board of directors and will depend upon our results of operations, cash requirements, financial condition, contractual restrictions, restrictions imposed by applicable laws and other factors that our board of directors may deem relevant.

 Capitalization

The following table sets forth our capitalization as of March 31, 2013:

•
on an actual basis;

•
on a pro forma basis giving effect to our planned acquisitions, our borrowing of an additional $15.0 million under our First Lien Term Loan Facility and the application of those proceeds as described herein, our issuance of shares of our common stock in private placements since March 31, 2013 and the termination of rights held by certain of our existing stockholders to cause us to repurchase their shares; and

•
on a pro forma, as adjusted basis to give further effect to the issuance and sale by us of shares of our common stock in this offering at an assumed price to the public of $             per share, the midpoint of the estimated public offering price range set forth on the cover of this prospectus, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

You should read the following table in conjunction with "Use of Proceeds," "Selected Historical and Pro Forma Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical consolidated financial statements and unaudited pro forma financial information and related notes thereto appearing elsewhere in this prospectus.

	As of March 31, 2013
($ in 000s)	Actual	Pro Forma	Pro Forma As Adjusted

Debt:
Current portion of long-term debt	5,513	15,513
Mandatorily redeemable non-controlling interest	—	23,378
First Lien Term Loan Facility	48,526	63,226

Total debt	$54,039	$102,117	$

Temporary Equity:
Redeemable non-controlling interest	4,835	4,835
Redeemable common stock	74,380	15,624
Shareholders' Equity:
Common stock	45	62
Additional paid-in capital	77,464	364,640
Due from shareholders	(36)	(1,536)
Non controlling interest	22,447	36,022
Accumulated deficit	(35,431)	(35,431)

Total Equity	64,489	363,757

Total Capitalization	$197,743	$486,333	$

 Dilution

If you invest in our common stock in this offering, your ownership interest will be diluted to the extent of the difference between the price per share to the public in this offering and the net tangible book value per share of common stock upon the completion of this offering. Dilution results from the fact that the per share offering price of the common stock is substantially in excess of the book value per share attributable to the existing stockholders for presently outstanding stock.

Our net tangible book value per share represents our total tangible assets less total liabilities, which is our net tangible book value, divided by our weighted average shares outstanding. As of March 31, 2013, our net tangible book value was approximately $(10.4) million, or $(0.20) per share.

After giving effect to the sale of our common stock at an assumed initial public offering price of $         per share (the midpoint of the price range set forth on the cover of this prospectus), and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our net tangible book value as of March 31, 2013 would have been approximately $          million, or $         per share.

This represents an immediate increase in net tangible book value of $         per share to our existing stockholders and an immediate dilution of $         per share to new investors purchasing shares of common stock at the price to the public in this offering.

The following table illustrates this dilution to new investors on a per share basis.

Assumed initial public offering price per share		$
Net tangible book value per share as of March 31, 2013, before giving effect to this offering	$
Increase in net tangible book value per share attributable to the sale of shares in this offering	$

Net tangible book value per share after this offering		$

Dilution in net tangible book value per share to new investors		$

A $1.00 increase (decrease) in the assumed initial public offering price of $         per share (the midpoint of the price range set forth on the cover of this prospectus) would increase (decrease) our net tangible book value after this offering by $          million and increase (decrease) the dilution to new investors by $         per share, assuming the number of shares offered by us, as set forth on the cover of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

If the underwriters exercise their option to purchase additional shares in full from us, the net tangible book value after the offering would be $         per share, the increase in the net tangible book value per share to existing shareholders would be $         and the dilution per share to new investors would be $         per share, in each case assuming an initial public offering price of $         per share (the midpoint of the price range set forth on the cover page of this prospectus).

The following table summarizes, as of March 31, 2013, the total number of shares of our common stock we issued and sold, the total consideration we received and the average price per share paid to us by our existing stockholders and to be paid by new investors purchasing shares of our common stock in this offering. The table assumes an initial public offering price of $         per share (the

Dilution

midpoint of the price range set forth on the cover of this prospectus) and deducts underwriting discounts and commissions and estimated offering expenses payable by us.

	Shares purchased			Total consideration
Average price per share
	Number	Percent		Amount	Percent

Existing stockholders			%	$		%	$
New investors							$

Total		100.0%		$	100.0%

Each $1.00 increase or decrease in the assumed initial public offering price of $         per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, would increase or decrease, as applicable, the total consideration paid by new investors and total consideration paid by all stockholders by approximately $         million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions payable by us. In addition, to the extent any outstanding options or warrants to purchase common stock or convertible preferred stock are exercised, new investors will experience further dilution.

Except as otherwise indicated, the above discussion and tables assume no exercise of the underwriters' option to purchase additional shares. If the underwriters exercise their option to purchase additional shares in full from us, our existing stockholders would own       % and our new investors would own       % of the total number of shares of our common stock outstanding upon the completion of this offering.

 Unaudited pro forma condensed combined financial information

We prepared the following unaudited pro forma condensed combined financial statements by applying certain pro forma adjustments to the historical consolidated financial statements of SFX Entertainment, Inc. The pro forma adjustments give effect to the following transactions (the "Transactions"):

•
our acquisition on July 31, 2012 of Dayglow LLC and its affiliates ("Dayglow") (now operating as SFX-Life in Color, LLC, or "LIC"), which is our Predecessor;

•
our acquisition on June 19, 2012 of Disco Productions, Inc. (now operating as SFX-Disco Operating LLC) ("DDP");

•
our acquisition on December 31, 2012 of an 80% ownership interest in MMG Nightlife, LLC ("MMG");

•
the January 1, 2013 creation of ID&T JV North America ("ID&T JV"), in which we hold a 51% interest, and our planned acquisition of an additional 24% interest;

•
our acquisition on March 15, 2013 of BEATPORT, LLC ("Beatport");

•
our planned acquisition of a 75% ownership interest in ID&T Holding B.V. ("ID&T");

•
our planned acquisition of a 60% ownership interest in the i-Motion GmbH Events & Communication ("i-Motion"), with a commitment to acquire the remaining 40% in 2015;

•
our planned acquisition of Totem Onelove Group Pty Ltd and Totem Industries Pty Ltd ("Totem");

•
our planned acquisition of a 70% ownership interest in Made Event, LLC and EZ Festivals, LLC (collectively, "Made"), with a commitment to acquire the remaining 30% in 2018;

•
our borrowing of $49.5 million under the First Lien Term Loan Facility ("First Lien Term Loan Facility") on March 15, 2013 and the amendment for an additional borrowing of $15.0 million on June 5, 2013;

•
a $10.0 million private placement of equity on April 1, 2013;

•
the estimated net proceeds from this offering and the application of the estimated proceeds therefrom, as described under "Use of Proceeds;" and

•
the simultaneous registration for the resale by selling stockholders of certain shares of common stock issued in connection with acquisitions and in private placement transactions.

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2012 and for the three months ended March 31, 2013 gives effect to the Transactions as if each of them had occurred on January 1, 2012. The unaudited pro forma condensed combined balance sheet as of March 31, 2013 gives effect to each of our planned acquisitions, our amendment and additional borrowing under our First Lien Term Loan Facility, the private placement of equity, this offering and the use of proceeds therefrom, and the registration for the resale of shares by the selling stockholders. As if each of them had occurred on March 31, 2013.

These pro forma condensed combined financial statements include adjustments for our planned acquisitions because we believe each of these acquisitions are probable under the standards of Rule 3-05 of Regulation S-X. We note that these acquisitions have not been consummated and may never be consummated, including due to reasons outside of our control. See "Risk Factors—Risks Related to Our Acquisition Strategy" and "Business—Our History and Acquisitions—Planned acquisitions" for more information.

Unaudited pro forma condensed combined financial information

The historical financial statements of SFX Entertainment, Inc. and each of the businesses acquired or whose acquisition is planned appear elsewhere in this prospectus, with the exception of the interim financial statements of Totem as of and for the three months ended March 31, 2013. These are not required to be included in this prospectus because Totem is a foreign entity. We have based the historical financial information for those periods for Totem on preliminary results for the quarter as reported by its management.

Our determination to consider LIC to be our Predecessor was based on several factors. First, the acquisitions of LIC and DDP were negotiated simultaneously, with DDP closing only six weeks in advance of the LIC acquisition. Second, LIC's historical operations as a producer of live EMC events and festivals are more representative of the core operations around which we are building our global EMC platform than DDP's historical operations as a promoter of live EMC events. Finally, the purchase price for our acquisition of LIC was $12.1 million, which was larger than the $9.0 million purchase price for our acquisition of DDP.

We have based the pro forma adjustments upon available information and certain assumptions that we believe are reasonable under the circumstances. We describe in greater detail the assumptions underlying the pro forma adjustments in the accompanying notes, which you should read in conjunction with these unaudited pro forma condensed combined financial statements. In many cases, we based these assumptions on preliminary information and estimates. The actual adjustments to our audited consolidated financial statements will depend upon a number of factors and additional information that will be available on or after the closing date of this offering. Accordingly, the actual adjustments that will appear in our financial statements will differ from these pro forma adjustments, and those differences may be material.

We will account for each of the acquisitions in the Transactions using the acquisition method of accounting for business combinations under U.S. GAAP. Under the acquisition method of accounting, the total consideration paid is allocated to an acquired company's tangible and intangible assets, liabilities, and any non-controlling interest based on their estimated fair values as of the acquisition date. As of the date of this prospectus, we have not completed the valuation studies necessary to finalize the acquisition date fair values of the assets acquired and liabilities assumed and the related allocation of purchase price for ID&T JV and Beatport. Accordingly, the values of the assets and liabilities set forth in these unaudited pro forma condensed combined financial statements for these businesses are preliminary. We have not completed the Transactions for our planned acquisitions and therefore the estimated purchase price and fair value of the assets acquired and liabilities assumed is preliminary. Once we complete our final valuation processes, for both our consummated and planned acquisitions, we may report changes to the value of the assets acquired and liabilities assumed, as well as the amount of goodwill, and those changes could differ materially from what we present here.

We provide these unaudited pro forma condensed combined financial statements for informational purposes only. These unaudited pro forma condensed combined financial statements do not purport to represent what our results of operations or financial condition would have been had the Transactions actually occurred on the assumed dates, nor do they purport to project our results of operations or financial condition for any future period or future date. You should read these unaudited pro forma condensed combined financial statements in conjunction with "Use of Proceeds," "Capitalization," "Selected Historical Financial Information and Other Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the historical financial statements, including the related notes thereto, appearing elsewhere in this prospectus.

SFX Entertainment, Inc. and Subsidiaries

 UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of March 31, 2013

(in 000s)	SFX Entertainment, Inc.	ID&T	i-Motion	Totem	Made	Acquisition Related Pro Forma Adjustments		Pro Forma for Acquisitions	IPO Proceeds		Consolidated Pro Forma Results
Assets
Cash	$21,859	$18,792	$537	$5,072	$517	$(130,698	)(1)	$(83,921)	$158,250	(1)	$74,329
Accounts receivable	1,586	2,111	418	170	1,451	(584	)(2)	5,152	—		5,152
Due from related parties	2,085	1,948	82	280	—	—		4,395	—		4,395
Due from promoters	1,856	—	—	—	—	—		1,856	—		1,856
Prepaid expenses	3,454	—	387	255	293	—		4,389	—		4,389
Other current assets	618	58,868	816	20		(49,818	)(3)	10,504	—		10,504

Total current assets	31,458	81,719	2,240	5,797	2,261	(181,100)		(57,625)	158,250		100,625

Property, plant and equipment, net	3,349	2,494	362	282	66	—		6,553	—		6,553
Goodwill	50,072	—	—	—	—	60,414	(4)	110,486	—		110,486
Intangible assets, net	104,043	392	22	19	—	181,244	(4)	285,720	—		285,720
Other assets	52,039	3,817	211	—	—	(2,408	)(1)	53,659	—		53,659

Total assets	$240,961	$88,422	$2,835	$6,098	$2,327	$58,150		$398,793	$158,250		$557,043

Liabilities and Equity
Accounts payable and accrued expenses	$13,202	$6,491	$592	$4,058	$1,150	$(584	)(2)	$24,909	—		$24,909
Notes payable	5,513	—	—	—	—	10,000	(6)	15,513	—		15,513
Label and royalties payable	12,861	—	—	—	—	—		12,861	—		12,861
Deferred revenue	3,028	11,033	761	157	1,055	—		16,034	—		16,034
Due to related parties	2,366	31,590	1	—	—	(30,025	)(3)	3,932	—		3,932
Other current liabilities	2,620	912	253	4	6	—		3,795	—		3,795

Total current liabilities	39,590	50,026	1,607	4,219	2,211	(20,609)		77,044	—		77,044

Long-term debt	(0)	—	—	38	—	—		38	—		38
Deferred tax liabilities	545	—	—	—	—	—		545	—		545
First lien term loan	48,526	—	—	—	—	14,700	(1)	63,226	—		63,226
Mandatorily redeemable non-controlling interest	—	—	—	—	—	23,378	(8)	23,378	—		23,378
Other liabilities	8,596	—	—	—	—	—		8,596	—		8,596

Total liabilities	97,257	50,026	1,607	4,257	2,211	17,469		172,827	—		172,827

Commitments and contingencies	—	—	—	—	—	—		—	—		—
Redeemable Common Stock	74,380	—	—	—	—	(58,756	)(8)	15,624	—		15,624
Redeemable non-controlling interest	4,835	—	—	—	—			4,835	—		4,835
Stockholder's equity/(deficit)
Common stock	45	37	64	1	—	(85	)(8)	62	—		62
APIC	77,464	8,679	—	1,904	—	118,343	(8)	206,390	158,250	(1)	364,640
Due from stockholder for stock subscription	(36)	—	—	—	—	(1,500	)(8)	(1,536)	—		(1,536)
Non-controlling interests	22,447	83	—	—	—	13,492	(8)	36,022	—		36,022
Accumulated equity / (deficit)	(35,431)	29,597	1,164	(64)	116	(30,813	)(8)	(35,431)	—		(35,431)

Total liabilities and stockholders' equity	$240,961	$88,422	$2,835	$6,098	$2,327	$58,150		$398,793	$158,250		$557,043

SFX Entertainment, Inc. and Subsidiaries

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the three months ended March 31, 2013

(in 000s except per share amounts)	SFX Entertainment, Inc.	BEATPORT 01/01 - 03/15	ID&T	i-Motion	Totem	Made	Pro Forma Adjustments		Consolidated Pro Forma Results

Revenue	$10,153	$10,025	$3,233	$820	$10,453	$1,530	—		$36,214
Direct costs	(7,601)	(7,089)	(2,493)	(510)	(9,371)	(1,308)	—		(28,372)

Gross profit	2,552	2,936	740	310	1,082	222	—		7,842
Selling, general and administrative expenses	(14,246)	(3,097)	(4,420)	(650)	(439)	(231)	(12	)(2)	(23,095)
Depreciation	(118)	(347)	(193)	(28)	—	—	—		(686)
Amortization	(2,747)	(16)	—	(4)	(14)	—	(9,822	)(5)	(12,603)

Operating income/(loss)	(14,559)	(524)	(3,873)	(372)	629	(9)	(9,834)		(28,542)

Other income/(expense)	(942)	(263)	34,844	59		—	(34,909	)(2)	(1,211)
Interest income/(expense)	(3,911)	6	8		(10)	—	(6,572	)(7)	(10,479)
(Provision)/benefit for income tax	(572)	(52)	905	87		—	6,972	(10)	7,340

Net Income/(loss)	(19,984)	(833)	31,884	(226)	619	(9)	(44,343)		(32,892)

Less: Net income/(loss) attributable to noncontrolling interests	(878)	—	(1)	—	—	—	(306	)(9)	(1,185)

Net income/(loss) attributable to SFX Entertainment, Inc.	$(19,106)	$(833)	$31,885	$(226)	$619	$(9)	$(44,037)		$(31,707)

Loss Per Share—Basic and Diluted	$(0.36)							(12)
Weighted Average Shares Outstanding	52,929							(11)

SFX Entertainment, Inc. and Subsidiaries

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the year ended December 31, 2012

(in 000s except per share amounts)	SFX Entertainment, Inc.	Life in Color (1/1/12 - 7/31/12)	Disco Productions (1/1/12 - 6/19/12)	MMG (1/1/12 - 12/31/12)	BEATPORT	ID&T	i-Motion	Totem	Made	Pro Forma Adjustments		Consolidated Pro Forma Results

Revenue	$24,815	$10,986	$12,888	$4,588	$48,461	$67,406	$14,689	$42,303	$18,056	$(2,238	)(2)	$241,954
Direct costs	(23,019)	(8,219)	(12,616)	—	(33,393)	(48,140)	(8,827)	(30,020)	(14,094)	2,238	(2)	(176,090)

Gross profit	1,796	2,767	272	4,588	15,068	19,266	5,862	12,283	3,962	—		65,864
Selling, general and administrative expenses	(17,026)	(2,323)	(1,046)	(2,011)	(14,641)	(18,923)	(3,482)	(5,891)	(1,040)	586	(2)	(65,797)
Depreciation	(75)	(95)	—	—	(1,277)	(1,533)	(107)	—	(66)	—		(3,153)
Amortization	(916)	—	—	—	(483)	—	(13)	(76)	—	(44,169	)(5)	(45,657)

Operating income/(loss)	(16,221)	349	(774)	2,577	(1,333)	(1,190)	2,260	6,316	2,856	(43,583)		(48,743)

Other income/(expense)	98	13	26	21	(78)	2,556	152	—	—	—		2,788
Interest income/(expense)	(34)	—	(373)	—	37	203	24	(27)	1	(20,987	)(7)	(21,156)
(Provision)/benefit for income tax	(67)	—	—	—	(160)	(98)	(777)	14	(145)	20,398	(10)	19,165

Net income/(loss)	(16,224)	362	(1,121)	2,598	(1,534)	1,471	1,659	6,303	2,712	(44,172)		(47,946)

Less: Net income attributable to noncontrolling interests	—	—	—	—	—	73	—	—	—	869	(9)	942

Net income/(loss) attributable to SFX Entertainment, Inc.	$(16,224)	$362	$(1,121)	$2,598	$(1,534)	$1,398	$1,659	$6,303	$2,712	$(45,041)		$(48,888)

Loss Per Share—Basic and Diluted	$(0.44)										(12)
Weighted Average Shares Outstanding	37,186										(11)

SFX Entertainment, Inc. and Subsidiaries

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
($ in 000s, except per share amounts)

In connection with our four planned acquisitions, we have preliminary agreements reflecting the following terms.

•
We acquired an option (the "ID&T Option") to buy a 75% ownership interest in ID&T and will also increase our ownership in the ID&T JV, from 51% to 75%. We paid $2,500 in cash and issued 2,000,000 shares of our common stock to acquire the option. The exercise price of the ID&T Option is $50,000 in cash (including $10,000 payable 90 days after we receive certain financial statements from ID&T and $40,000 payable upon closing) and 2,000,000 shares of our common stock. In addition, we would relinquish our right to be repaid the $7,500 we advanced ID&T in connection with the ID&T JV.

•
We have agreed in principle to acquire a 60% ownership interest in i-Motion for $8,000 in cash and $4,000 in shares of common stock, at the initial offering price of our common stock in this offering. In addition, we would be obligated to buy the remaining 40% interest after the end of 2014 at a price equal to 40% of 5.5 times the average EBITDA for i-Motion for 2013 and 2014, which would be paid two-thirds in cash and one-third in shares of common stock. For the purposes of these pro forma condensed combined financial statements, we consider our obligation to purchase the remaining equity in this business as making that non-controlling interest mandatorily redeemable, and accordingly, we characterize it as a liability of ours.

•
We have entered into an asset contribution agreement to acquire 100% of the Totem business for AUD$60,000 in cash and AUD$15,000 in shares of common stock valued at the price to the public in this offering. The seller has the right to put these shares back to us on the second anniversary of the closing of this acquisition, therefore these shares will be treated as temporary equity.

•
We have agreed in principle to acquire a 70% ownership interest in Made for $20,000 in cash, $5,000 in shares of common stock, and a $10,000 promissory note to be paid at the earlier of March 31, 2014 or the completion of the 2013 audit. The common shares issued would be valued at the greater of the price to the public in this offering and $12.75. We would be obligated to buy the remaining 30% of Made in 2018 at a price equal to 30% of 10 times the average EBITDA for Made for 2017, which will be paid in cash, or, if the total amount payable exceeds $10 million, 80% in cash and 20% in shares of common stock. For the purposes of these pro forma condensed combined financial statements, we consider our obligation to purchase the remaining equity in this business as making that non-controlling interest mandatorily redeemable, and accordingly, we characterize it as a liability of ours. In addition, the minority interest holders are entitled to receive annually 40% of net income in 2013 and 30% thereafter until the final payment in 2018.

Unless otherwise noted, dollar amounts presented in this section are translated from the Australian Dollar (AUD) and Euro (EUR) using the following rates:

	€ (EUR)	$ (AUD)

Profit & Loss
Fiscal Year: 2012	1.286	1.036
Fiscal Quarter: Q1 2013	1.321	1.039
Balance Sheet
Period Ending: 3/31/13	1.282	1.042

SFX Entertainment, Inc. and Subsidiaries

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)
($ in 000s, except per share amounts)

FOOTNOTES:

(1)
The pro forma adjustment to cash reflects:

a.
the net proceeds of this offering; plus

b.
the cash we received, net of expenses, from the private issuances of equity that occurred on April 1, 2013, and the additional borrowing under the amendment to our First Lien Term Loan Facility, less

c.
the cash we expect to pay in connection with our pending acquisitions and the cash on the balance sheet of the targeted businesses that we do not expect to receive as part of the acquisition.

Net IPO proceeds		$158,250

Pro forma adjustments to cash:
Common stock issuance April 1, 2013	10,000
Net proceeds 2nd draw of term loan(a)	14,608
Made Acquisition cash consideration	(20,000)
Totem Acquisition cash consideration	(62,496)
ID&T Option cash consideration	(50,000)
i-Motion acquisition cash consideration	(8,000)
ID&T cash not acquired	(14,810)

Total net pro forma adjustments to cash	$(130,698)

(a)
The second draw of the term loan reflects $15,000 in borrowing, net of $300 in original issue discount and $92 in deferred charges (which are reflected as an adjustment to other assets).

(b)
$2,500 paid to ID&T on March 20, 2013 for the ID&T Option, which was recorded at cost, in other assets was applied as part of the purchase price.
(2)
Elimination of Intercompany Transactions—We made adjustments to the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2012 to eliminate transactions between LIC and DDP for the period prior to our acquisition of LIC in the amount of $2,238. From time to time, LIC and DDP have participated and will participate in the promotion and production of certain events. The revenues and costs associated with these events create intercompany amounts that will be eliminated as part of our consolidated financial statements for periods after July 31, 2012, the first date that both LIC and DDP were our consolidated subsidiaries. The adjustments in the unaudited pro forma condensed combined financial statements eliminate the intercompany amounts between the two entities on the same basis for periods prior to that date.

We made adjustments to the unaudited pro forma condensed combined balance sheet to eliminate payables and receivables between ID&T and the ID&T JV at March 31, 2013 of $584 relating to licensing fees payable to ID&T from the ID&T JV's formation costs.

SFX Entertainment, Inc. and Subsidiaries

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)
($ in 000s, except per share amounts)

  We adjusted the unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2013 to eliminate an approximately $34,909 gain that ID&T recognized related to their sale of the 51% ownership in the ID&T JV to us.

  We eliminated approximately $12 and $586 in licensing fees for the three months ended March 31, 2013 and the year ended December 31, 2012, respectively, associated with intellectual property that i-Motion licenses, but that we will acquire as part of the acquisition. Therefore, we have included amortization expense for the intellectual property in these unaudited pro forma condensed combined financial statements.

(3)
Assets and Liabilities Not Acquired—We adjusted the unaudited pro forma condensed combined balance sheet to eliminate approximately $49,818 of other current assets held by ID&T that will not be included in the ID&T acquisition. These include $42,126 in our securities and related instruments and $7,692 in receivable from ID&T shareholders. In addition, we eliminated approximately $30,025 in liabilities recorded by ID&T for (i) our prepayment in relation to the ID&T Option and (ii) the $7,500 advance we provided ID&T against future earnings of the ID&T JV.

(4)
Purchase Price Allocation/Goodwill—Under acquisition accounting, we recognize the assets and liabilities acquired at their fair value on the acquisition date, with any excess in purchase price over these values being allocated to goodwill.

For our four planned acquisitions, management has made an initial fair value estimate of the assets acquired and liabilities assumed as of March 31, 2013. These initial estimates will likely differ from the final valuation, once we have consummated the acquisition and received the valuation report of a third-party expert; and this difference could be material. We have made no adjustments to the fair value of the assets acquired (other than intangible assets) and liabilities assumed. We believe that due to the short term nature of the majority of the assets acquired and liabilities assumed that their carrying values, as included in the historical financial statements of the entities, approximates their respective fair values. The acquired goodwill for these acquisitions is primarily related to synergies with our combined businesses and assembled workforce.

We also engaged an expert to value the assets acquired and liabilities assumed of our acquisitions that occurred in 2012 and during the three months ended March 31, 2013. The valuations for the acquisitions that occurred in the first quarter of 2013 have not been completed and therefore the results could differ from the final valuations. These preliminary valuations and the results of operations from these businesses are included in our actual financial statements from the date of their respective acquisitions.

SFX Entertainment, Inc. and Subsidiaries

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)
($ in 000s, except per share amounts)

The following table shows the preliminary purchase price, estimated acquisition-date fair values of the acquired assets and liabilities assumed, non-controlling interest, and calculation of goodwill for the planned acquisitions as of March 31, 2013, the date of our most recent balance sheet.

	ID&T	i-Motion	Totem	Made	Total

Cash consideration	$52,500	$8,000	$62,496	$20,000	$142,996
Forgiveness of advance	7,500	—	—	—	7,500
Note to seller	—	—	—	10,000	10,000
Common stock	14,380	4,000	15,624	5,882	39,886
Common shares to be issued	2,000

Total Purchase Price	$74,380	$12,000	$78,120	$35,882	$200,382

Net tangible assets acquired	23,404	2,812	6,079	2,326	34,621
Liabilities assumed	(20,001)	(1,607)	(4,257)	(2,211)	(28,076)
Goodwill	23,865	4,693	19,070	12,786	60,414
Intangible assets	71,988	14,102	57,228	38,359	181,677
Mandatorily redeemable non-controlling Interest	—	(8,000)	—	(15,378)	(23,378)
Non-controlling interest	(24,876)	—	—	—	(24,876)

Total purchase price allocation	$74,380	$12,000	$78,120	$35,882	$200,382

(5)
Intangible Assets—We based the estimated useful lives of the most significant acquired intangible assets on the amount and timing in which we expect to receive an economic benefit. We assigned these intangible assets useful lives ranging from 3 - 7 years based upon a number of factors, including contractual agreements, consumer awareness and economic factors pertaining to the combined companies.

The estimates are preliminary and therefore fair values and weighted-average useful lives of the intangibles assets for the planned acquisitions will likely differ from the final estimates of fair value and useful lives. The estimates of fair value and weighted-average useful lives could be impacted by a variety of factors including legal, regulatory, contractual, competitive, economic or other factors. Increased knowledge about these factors could result in a change to the estimate fair value of these intangible assets and/or the weighted-average useful lives from what we have assumed in these unaudited pro forma condensed combined financial statements. In addition, the combined effect of any such changes could result in a significant increase or decrease to related amortization expense estimates.

The figures set forth below do not reflect the value of any intangible assets to the extent already set forth in the historical financial statements of the acquired businesses.

	ID&T	i-Motion	Totem	Made	Total	Estimated Useful Life

Fan Database	$14,319	$2,838	$11,442	$7,672	$36,271	3
Trademarks / names	44,066	9,856	40,065	23,015	117,002	7
Non Compete Agreements	13,603	1,408	5,721	7,672	28,404	5

Total Intangible Assets	$71,988	$14,102	$57,228	$38,359	$181,677

We amortize intangible assets over their estimated useful life. The amortization of intangible assets shown below assumes the assets were acquired on January 1, 2012 and amortized over the period

SFX Entertainment, Inc. and Subsidiaries

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)
($ in 000s, except per share amounts)

  associated with each statement of income. For DDP, LIC, MMG, and Beatport the additional amortization expense only covers the periods prior to their acquisition.

	LIC	Disco	MMG	ID&T	i-Motion	Beatport	Totem	Made	Total Amortization Expense

Three Months Ended March 31, 2013	—	—	—	3,447	659	1,214	2,657	1,845	9,822
Year Ended December 31, 2012	609	420	2,885	13,789	2,636	5,845	10,605	7,380	44,169
(6)
Note Payable—Reflects two notes payable in aggregate amount of $10,000 to be incurred in connection with the acquisition of Made that become due on March 31, 2014 or any earlier date on which Made's 2013 audited financial statements are available.

(7)
Long-Term Debt—On March 15, 2013, we entered into our First Lien Term Loan Facility having a principal amount of $49,500 and bearing a variable interest rate. The rate utilized to calculate the adjustment to pro forma interest expense was 8.75%, which is the current rate in effect under our First Lien Term Loan Facility. In addition, Mr. Sillerman provided a personal guarantee of our First Lien Term Loan Facility. The value associated with the warrants and common stock issued in connection with the personal guarantee was $25,430, which is amortized over the life of the loan as interest expense along with related transaction costs. On June 5, 2013, we borrowed an additional $15,000 under our First Lien Term Loan Facility, for a total principal amount of $64,500.

In connection with our First Lien Term Loan Facility, our unaudited pro forma condensed combined statement of income includes an adjustment to interest expense, as follows.

For the year ended December 31, 2012:

Interest on First Lien Term Loan Facility	$5,644
Original issue discount on First Lien Term Loan Facility and amortization of Mr. Sillerman's guarantee	15,343

Total adjustment interest expense	$20,987

For the three months ended March 31, 2013:

For the period from January 1 - March 15, 2013

Interest on $49,500 First Lien Term Loan Facility	$902
$49,500 First Lien Term Loan Facility original issue discount, deferred financing fees and amortization of Mr. Sillerman's guarantee	5,263

6,165

For the three months ended March 31, 2013

Interest on $15,000 First Lien Term Loan Facility	$328
$15,000 First Lien Term Loan Facility original issue discount and amortization of deferred financing fees	79

407

Total interest expense	$6,572

SFX Entertainment, Inc. and Subsidiaries

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)
($ in 000s, except per share amounts)

(8)
Adjustments to Equity—The following table details the pro forma adjustments to equity accounts, temporary equity, and mandatorily redeemable non-controlling interest.

	Common Stock	APIC	Non-Controlling Interest	Accumulated Equity/Deficit	Due from Shareholders	Total Equity	Redeemable Common Stock	Mandatory Redeemable NCI (Liab.)

ID&T	$(37)	$24,502	$13,492	$(29,597)	—	$8,360	—	—
i-Motion	(64)	4,000	—	(1,164)	—	2,772	—	8,000
Made	—	5,882	—	(116)	—	5,766	—	15,378
Totem	(1)	(1,904)	—	64	—	(1,841)	15,624	—
Termination of repurchase put	17	75,863	—	—	(1,500)	74,380	(74,380)	—
April 1, 2013 Issuance	—	10,000	—	—	—	10,000	—	—
						—

Total	$(85)	$118,343	$13,492	$(30,813)	$(1,500)	$99,437	$(58,756)	$23,378

Initial Public Offering	—	$158,250	—	—	—	$158,250	—	—

(9)
Non-controlling Interests—The MMG acquisition was for the purchase of an 80% ownership stake in MMG, the ID&T acquisition will be for 75% ownership, and the ID&T JV will be for an increase to 75%. The unaudited pro forma condensed combined statement of income accounts for the non-controlling interest we will not be acquiring as follows.

	12/31/2012	3/31/2013

Net Income—MMG	$2,598	N/A
Net Income Attributable to Non-Controlling Interest—MMG 20%	$520	N/A
Net Income—ID&T*	$1,398	$(3,025)
Net Income Attributable to Non-Controlling Interest—ID&T 25%	$350	$(756)
Net Income—ID&T JV	N/A	$(1,875)
Net Income Attributable to Non-Controlling Interest—ID&T JV 25%	N/A	$(469)
Amount already recorded 49%	N/A	$(919)

Adjustment 24%	N/A	$450

Total Non-Controlling Interests	$869	$(306)

*
Excludes the gain of $34,909 from ID&T's sale of 51% of ID&T JV to us (See footnote 2).
(10)
Provision for Income Tax—The income tax effects reflected in the pro forma adjustments are based on an estimated statutory rate of 38%.

(11)
Weighted Average Shares Outstanding—The pro forma weighted average shares outstanding takes into account our common shares outstanding on December 31, 2012 and March 31, 2013 and

SFX Entertainment, Inc. and Subsidiaries

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)
($ in 000s, except per share amounts)

  adds to that amount common shares issued after that date in respect to the Transactions. In each case, we assume that the shares were issued and became outstanding on January 1, 2012.

	Common Shares
	December 31, 2012	March 31, 2013

Common Shares outstanding at period end:	48,261,027	62,262,902
Acquisitions:
Beatport	5,000,000
Shares issued for ID&T JV	2,000,000
Shares issued for ID&T Option	2,000,000
Shares issued for i-Motion
Shares issued for Made
Shares issued for Totem
Private placements
January 8, 2013	2,000,000
February 11, 2013	1,000,000
February 22, 2013	2,000,000
April 1, 2013	1,000,000	1,000,000
Shares issued in IPO

Total pro forma weighted average shares outstanding

(12)
Earnings Per Share—The following table details the pro forma adjustments to EPS based upon the assumed distribution of net income to the non-controlling interest in the planned acquisition of Made.

	Year Ended December 31, 2012		Three Months Ended March 31, 2013

Net loss attributable to SFX Entertainment, Inc.		$(48,888)		$(31,707)
Less: Distribution to Made NCI*		814		—

Net loss attributable to SFX Entertainment, Inc. after distribution to NCI		$(49,702)		$(31,707)

Weighted average shares outstanding and used in the computation of basic net income per share

Net loss attributable to SFX Entertainment, Inc. common shareholders per share—basic	$		$

*
Assumed 30% dividend for the year ended December 31, 2012. No dividend is provided for the three months ended March 31, 2013.

 Selected historical financial information and other data

The following table sets forth the selected historical financial information for SFX Entertainment, Inc. or "SFX" (Successor), and the selected historical financial information for Life in Color or "LIC" (Predecessor). The historical results of operations for SFX, as Successor, for the year ended December 31, 2011 do not reflect any of the operations of LIC, as Predecessor. The historical results of operations for SFX, as Successor, for the year ended December 31, 2012 reflect the operations of LIC only from the date of SFX's acquisition of LIC on July 31, 2012.

We derived the selected historical consolidated financial data for SFX as of and for the years ended December 31, 2011 and 2012 from the audited consolidated financial statements you can find elsewhere in this prospectus. We derived the selected historical consolidated financial data for LIC as of and for the year ended December 31, 2011, as of and for the period from January 1, 2012 and as of July 31, 2012 from the audited consolidated financial statements you can find elsewhere in this prospectus. We derived the selected historical consolidated financial data for SFX as of March 31, 2013 and for the three months ended March 31, 2012 and March 31, 2013 from the unaudited consolidated financial statements you can find elsewhere in this prospectus.

You should read these selected financial data in conjunction with the disclosure under "Use of Proceeds," "Capitalization," "Unaudited Pro Forma Condensed Combined Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and the related notes thereto included elsewhere in this prospectus.

Selected historical financial information and other data

	Life in Color (Predecessor)		SFX Entertainment, Inc. (Successor)
Consolidated statement of comprehensive income data (in 000s except per share amounts)	Year ended December 31, 2011	Seven months ended July 31, 2012	Year ended December 31, 2011	Year ended December 31, 2012	Three months ended March 31, 2012	Three months ended March 31, 2013

Revenue	$9,606	$10,986	$—	$24,815	$—	$10,153
Total direct costs	(8,572)	(8,219)	—	(23,019)	—	(7,601)

Gross profit	1,034	2,767	—	1,796	—	2,552
Operating expenses
Selling, general and administrative expenses	(1,142)	(2,323)	(101)	(17,026)	(1,366)	(14,246)
Depreciation and amortization	(41)	(95)	—	(991)	—	(2,865)
Operating income/(loss)	(149)	349	(101)	(16,221)	(1,366)	(14,559)
Interest expense	—	—	—	(34)	—	(3,911)
Other income/(expense)	(9)	13	—	98	—	(942)

Net income (loss) before provision for income taxes	(158)	362	(101)	(16,157)	(1,366)	(19,412)
Provision for income taxes	—		—	67	—	572

Net income/(loss)	(158)	362	(101)	(16,224)	(1,366)	(19,984)
Less: Net income/(loss) attributable to non-controlling interests	—	—	—	—	—	(878)

Net income attributable to SFX Entertainment, Inc.	$(158)	$362	$(101)	$(16,244)	$(1,366)	$(19,106)

Loss per share—basic and diluted	NA	NA	$—	$(0.44)	NA	$(0.36)
Weighted average shares outstanding—basic and diluted	NA	NA	—	37,186	NA	52,929

NA—not applicable

	Life in Color (Predecessor)		SFX Entertainment, Inc. (Successor)
Consolidated balance sheet data	December 31, 2011	July 31, 2012	December 31, 2011	December 31, 2012	March 31, 2013

Cash	$44	$182	$—	$3,675	21,859
Working capital	(595)	(835)	(101)	(18,005)	(8,132)
Total assets	1,111	1,615	—	66,732	240,961
Deferred revenue	663	830	—	324	3,028
Total liabilities	1,727	2,107	101	28,059	97,257
Stockholders' equity (deficit)	(616)	(492)	(101)	8,879	64,489

 Management's discussion and analysis of financial condition and results of operations

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements, the financial statements for Life in Color, LLC as our predecessor, and related notes appearing elsewhere in this prospectus. Unless otherwise stated or the context otherwise requires, references to "SFX" and "the Company" refer to SFX Entertainment, Inc. and references to "we," "us," "our" and similar references refer to SFX Entertainment, Inc. together with its consolidated subsidiaries, in each case after giving effect to our completed acquisitions, the planned acquisitions disclosed herein, and the formation of our joint venture. To date, SFX has acquired four businesses and acquired an interest in one joint venture. SFX also expects to complete four acquisitions simultaneously with or shortly after the closing of this offering: its acquisition of 75% of the worldwide business (the "ID&T Business") of ID&T Holding B.V. ("ID&T"), its acquisition of a 60% equity interest in i-Motion GmbH Events & Communication ("i-Motion"), its acquisition of 100% of Totem Onelove Group Pty Ltd and Totem Industries Pty Ltd (collectively, "Totem") and its acquisition of a 70% equity interest in Made Event, LLC and EZ Festivals, LLC (collectively, "Made"). Although we consider these acquisitions to be "probable" within the meaning of Rule 3-05 of Regulation S-X and present information herein on a basis that assumes we complete these acquisitions, their consummation remains subject to closing conditions. Therefore, we cannot provide any assurance that any of these planned acquisitions will be consummated. We discuss the terms of these acquisitions and the conditions to closing in "Risk Factors—Risks Related to Our Acquisition Strategy" and "Business—Our History and Acquisitions—Planned acquisitions."

The following discussion contains "forward-looking statements" that reflect our future plans, estimates, beliefs, and expected performance. We caution that assumptions, expectations, projections, intentions, or beliefs about future events may, and often do, vary from actual results and the differences can be material. See "Risk Factors" and "Forward-Looking Statements."

 OVERVIEW

We believe we are the largest producer of live events and entertainment content focused exclusively on the electronic music culture ("EMC"), based on attendance and revenue. We view EMC as a global generational movement driven by a rapidly developing community of avid followers among the millennial generation. Our mission is to enable this movement by providing our fans with the best possible live experiences, music discovery and connectivity with other fans and events. We have significant and growing scale with our global live events and, on a pro forma basis for our completed and planned acquisitions, attracted approximately 2.8 million fans in 2012, a 23.6% increase from 2011. We believe the broad appeal of EMC beyond festival attendance is demonstrated by the deep engagement of our fans, which is evidenced by the time they devote to EMC-related social media and digital activities. For example, our 2012 Tomorrowland festival in Belgium had 7.9 million live views on YouTube and our official Tomorrowland long-form after movies have had over 140 million online views to date.

We present leading EMC festivals and events, including Tomorrowland, Sensation, Mysteryland, Q-Dance, Stereosonic, Electric Zoo, Decibel, Nature One, MayDay, Ruhr-in-Love and Life in Color, many of which have more than a decade of history, passionate followers and vibrant social communities. We are continually investing in our festivals and events to add new and exciting creative elements, expand into new markets, and launch new events, all in order to provide the best entertainment experiences in the world for EMC fans. Many of the festivals we have or will present have a long history and have achieved substantial popularity and success in Europe while also attracting fans globally. For example, Tomorrowland sold out all of its approximately 180,000 tickets

Management's discussion and analysis of financial condition and results of operations to the 2013 festival in Belgium in one second and saw significant demand from U.S.-based fans, each seeking to purchase multiple tickets. To meet the growing demand of the EMC community in the United States and other regions around the world, we plan to introduce some of the most popular festivals and events to certain areas for the first time. At its original location in Amsterdam, Sensation has consistently sold out since its inception in 2000, including all 45,000 tickets for 2013. Our inaugural Sensation event in North America, held in Toronto in May 2013, attracted over 25,000 attendees. We have announced four additional Sensation events in North America for 2013, which will be held in Las Vegas, Miami, New York, and San Francisco, and our first North American Tomorrowland festival, TomorrowWorld, which we will hold in September 2013.

We started our business in July 2011 and were incorporated in Delaware in June 2012. Our operations and assets consist almost entirely of businesses that we acquired during 2012 and 2013. These include:

•
our acquisition on July 31, 2012, of Dayglow LLC and its affiliates, now operating as SFX-LIC Operating LLC ("Life in Color" or "LIC"), which, on a combined basis, is our Predecessor;

•
our acquisition on June 19, 2012, of Disco Productions, Inc., now operating as SFX-Disco Operating LLC ("DDP");

•
our acquisition on December 31, 2012, of an 80% ownership interest in MMG Nightlife LLC ("MMG");

•
our acquisition on March 15, 2013 of BEATPORT, LLC ("Beatport"); and

•
our entry into a joint venture with ID&T Holding B.V. ("ID&T"), in which we own a 51% interest, with ID&T holding the remaining 49% (the "ID&T JV"); we will consolidate the results of operations of the joint venture, which commenced operations in 2013.

We have agreed to terms in respect of the four planned acquisitions described above: our exercise of our option to purchase of a 75% ownership interest of the worldwide business of ID&T (the "ID&T Business"), our acquisition of a 60% ownership interest of i-Motion, our asset contribution agreement with Totem and our acquisition of a 70% ownership interest of Made. We intend to use the proceeds of this offering to fund the cash portion of the consideration for these acquisitions and consummate them simultaneously with or shortly after the closing of this offering.

•
Under the ID&T Option, our acquisition of the ID&T Business will cost $50.0 million in cash (including a $10.0 million payment payable upon ID&T's delivery of certain financial information) plus the cancelation of a $7.5 million debt owed to us by ID&T. These are in addition to the $2.5 million in cash and 2,000,000 shares of common stock we paid to acquire the ID&T Option.

•
Under an agreed upon term sheet we entered into with i-Motion, we will pay $12.0 million, consisting of $8.0 million in cash and $4.0 million in shares of our common stock at the initial offering price of our common stock in this offering, to acquire 60% of the equity interests of i-Motion.

•
We have entered into an asset contribution agreement with Totem, under which we have agreed to pay AUD$75.0 million, consisting of AUD$60.0 million (or $55.3 million) in cash and AUD$15.0 million (or $13.8 million) in shares of our common stock at the initial offering price of our common stock in this offering, to acquire 100% of Totem. Under the terms of the agreement, we were obligated to pay an AUD$5.0 million (or $4.8 million as of May 22, 2013) deposit, which we funded on May 22, 2013.

•
Under a binding term sheet we entered into with Made, we will pay $35.0 million, consisting of $20.0 million in cash, $5.0 million in our common stock at the lower of $12.75 per share or the initial public offering price in this offering, and $10.0 million in promissory notes, to acquire 70% of the equity interests of Made. We will be required to purchase the remaining 30% that is not being sold in 2018. On June 24, 2013, we advanced $2.5 million towards the purchase price for this transaction.

Management's discussion and analysis of financial condition and results of operations

FACTORS AFFECTING OUR RESULTS OF OPERATIONS

We currently generate revenue from ticket sales, concessions of food, beverages and merchandise, promoter and management fees, sponsorships, music sales and advertising. On a pro forma basis for the year ended December 31, 2012, we derived 80.0% of our revenue from live events, including ticket sales, artist bookings, food, beverage and merchandise concessions, single-event sponsorships and promoter and management fees. During the same period, we derived 20.0% from digital music sales.

On a pro forma basis for the three months ended March 31, 2013, we derived 65.9% of our revenue from live events, including ticket sales, artist bookings, food, beverage and merchandise concessions, single-even sponsorships and promoter and management fees. During the same period we derived 34.1% from digital music sales.

On a pro forma basis for the year ended December 31, 2012, we generated revenue of $193.5 million from live events, of which $152.7 million, or 78.9%, was from ticket sales and concessions, and $40.8 million, or 21.1% was from other sources, including promoter and management fees. On a pro forma combined basis for the year ended December 31, 2012, we produced and promoted a total of 861 live events, including 52 festivals of greater than 10,000 attendees. Total attendance at our festivals and events was approximately 2.8 million, and we hosted several events weekly at our managed EMC venues attracting another 400,000 attendees. On a pro forma combined basis, our live events had a gross margin of 26.3%.

On a pro forma basis for the three months ended March 31, 2013, we generated revenue of $23.9 million from live events, of which $19.7 million, or 82.5%, was from ticket sales and concessions, and $4.2 million, or 17.5% was from other sources, including promoter and management fees. On a pro forma combined basis for the three months ended March 31, 2013, we produced and promoted a total of 157 live events, including 4 festivals of greater than 10,000 attendees. Total attendance at our festivals and events was approximately 299,000. On a pro forma combined basis, our live events had a gross margin of 17.6%.

As we integrate the businesses we have acquired and our planned acquisitions, in the medium and long-term, we anticipate meaningful growth in our live event revenue, primarily due to growing the number of large festivals around the world and increasing the total number of attendees at such festivals and other events. For example in North America, through our existing ID&T JV, we will produce the TomorrowWorld festival outside of Atlanta in September 2013. We have already held one Sensation event in Toronto, Canada. We intend to hold additional Sensation and Q-Dance events in other North American cities, and intend to introduce Mysteryland and other festivals in the future. In addition, we plan to bring these and other events to new regions around the world. We also plan to develop additional revenue streams around these events.

In 2012 and the three months ended March 31, 2013, the majority of our revenue consisted of ticket sales. A significantly smaller portion of our live event revenue in 2012 and the three months ended March 31, 2013, was derived from the sale of food, beverages and merchandise. For indoor festival events, the venue owner typically retains any revenue attributable to food and beverage sales; however, for outdoor festivals we generally operate the concessions and retain the food and beverage revenue. In the medium- to long-term, we expect continued growth in live event attendance, in particular large-scale outdoor festivals, to drive meaningful growth in food and beverage revenue. In addition, we expect to continue our strategy of acquiring live event production companies in 2013 and beyond, which would increase our live event revenue.

We expect the gross margin for our live events to increase in the near and medium-term as festivals become more established, as initiation and start-up costs are eliminated, and attendance grows.

Management's discussion and analysis of financial condition and results of operations

On a pro forma basis for the year ended December 31, 2012, we generated $48.5 million in revenue from music sales with a gross margin of 31.1% and for the three months ended March 31, 2013, we generated $12.3 million in revenue from music sales with a gross margin of 29.6%. The majority of our music revenue is derived from the sale of professional quality uncompressed audio files via Beatport, which DJs require to produce and perform new electronic music tracks. We believe that in the near and medium-term, revenue from our online properties, including Beatport, will experience significant growth as we introduce new content, products and access offerings to address growing demand within the EMC community.

QUARTERLY TRENDS

Our results of operations, and in particular the revenue we generate from a given activity, varies substantially from quarter to quarter. We expect most of our largest festivals to occur outdoors primarily in warmer months. For example, ID&T stages most of its festivals in August and September in Europe, and Totem stages most of its festivals in November and December in Australia. As such, we expect our revenues from these festivals to be higher during the third and fourth quarters, and lower in the first and second quarters. Further, because we expect to conduct a limited number of large festivals, small variations in this number from quarter to quarter can cause our revenue and net income to vary significantly for reasons that may be unrelated to the performance of our core business. Other portions of our business are generally not subject to seasonal fluctuation or experience much lower seasonal fluctuation, such as MMG, which receives higher revenues in the winter months in Miami, and LIC, which is more active during the school year. Overall, on a pro forma basis for our planned acquisitions, we currently expect our revenue to be higher in our third and fourth quarters than in our first and second quarters. In the future, we expect these fluctuations to change and perhaps become less pronounced as we grow our business, stage more festivals and events, including in the Southern Hemisphere, and acquire additional businesses. We believe our cash needs will vary significantly from quarter to quarter depending on, among other things, the timing of festivals and events, cancellations, ticket on-sales, capital expenditures, seasonal and other fluctuations in our business activity, the timing of guaranteed payments and receipt of ticket sales and fees, financing activities, acquisitions and investments and receivables management.

BASIS AND PRESENTATION

Our acquisition of DDP and LIC were negotiated simultaneously, with DDP closing only six weeks prior to the LIC acquisition. Because LIC and DDP were acquired contemporaneously, we focused on the core operations of each company, as well as the purchase price in the respective transaction to determine which company we should treat as our predecessor company. LIC's historical operations as a producer of live EMC events and festivals are more representative of the core operations around which we are building our global EMC business. The purchase price for LIC totaled $12.1 million. DDP's historical operations were more focused on the promotion of live EMC events to the exclusion of large-scale festivals. The purchase price for DDP totaled $9.0 million. Upon review of these facts and discussions with our advisors, we determined that LIC was our predecessor ("Predecessor").

Based on the current status of our corporate evolution and our designation of LIC as our predecessor, we have presented this Management's Discussion and Analysis of Financial Condition and Results of Operations as follows:

(1)
a discussion of the results of operations of our Predecessor, LIC, for the seven months ended July 31, 2012, (the last day of operations of our Predecessor) and the nine months ended September 30, 2011;

Management's discussion and analysis of financial condition and results of operations

(2)
a discussion of the results of operations of our Predecessor, LIC, for each of the years ended December 31, 2011, and December 31, 2010;

(3)
a discussion of the results of operations of SFX Entertainment, Inc. and subsidiaries (the "Registrant") for the year ended December 31, 2012 and for the three months ended March 31, 2013;

(4)
a discussion of the results of operations of the Registrant for the period from July 7, 2011 (Inception) through December 31, 2011; and

(5)
a discussion of the financial condition of the Registrant.

PREDECESSOR

On July 31, 2012, we acquired our Predecessor and Advanced Concert Productions LLC. At the time of this transaction, our Predecessor was a promoter and organizer of branded events that featured live DJs, acrobatic acts and "paint blasts," during which participants were sprayed with colorful, harmless paint to provide a more interactive experience. Advanced Concert Productions LLC was the production company for our Predecessor's live events.

Our Predecessor principally derived its revenue from ticket sales to events that it promoted and produced and recognized this revenue at the time the event occurred. When our Predecessor acted as the principal promoter of an event and took on the risks and rewards of such event, it recognized the gross revenue from ticket sales. When it acted as agent and did not bear the risks of such event, it recognized only its net share of revenue.

Our Predecessor's principal costs of generating revenue were direct operating expenses associated with the promotion and production of events, including venue costs, artist performance fees, travel expenses, show-specific advertising and marketing, ticketing processing fees, and other show-related production expenses.

RESULTS OF OPERATIONS—PREDECESSOR

Seven months ended July 31, 2012 (last day of operations of our Predecessor) and the nine months ended September 30, 2011

Revenue

Our Predecessor's revenue increased by $4.7 million, or 75.0%, to $11.0 million for the seven months ended July 31, 2012 from $6.3 million for the nine months ended September 30, 2011. The increase in revenue is primarily attributable to increases in the number of events, attendees per event, and average ticket price earned per attendee. Our Predecessor generated $9.9 million in ticket revenue (89.9% of total revenue), $0.5 million in licensing fees (4.6% of total revenue), and $0.6 million in other revenue (5.5% of total revenue) for the seven months ended July 31, 2012.

The number of events during the seven months ended July 31, 2012 increased to 90 from 51 events for the nine months ended September 30, 2011 due to new market penetration. Total attendance increased to approximately 236,773 for the seven months ended July 31, 2012, from 163,299 for the nine months ended September 30, 2011, an increase of 73,474, or 45.0%, due to an increasing number of events.

Management's discussion and analysis of financial condition and results of operations

Direct operating expenses

Our Predecessor's direct operating expenses increased by $3.3 million, or 68.7%, to $8.2 million for the seven months ended July 31, 2012 from $4.9 million for the nine months ended September 30, 2011. The increase in direct operating expenses is primarily attributable to increases in production and venue costs of $1.7 million, artist and talent costs of $0.7 million, and promotional costs of $0.7 million associated with the increased number of events.

Selling, general, and administrative expenses

Our Predecessor's selling, general, and administrative expenses increased by $1.7 million, or 283.3%, to $2.3 million for the seven months ended July 31, 2012 from $0.6 million for the nine months ended September 30, 2011. The increase is primarily attributable to increases in professional services fees of $0.8 million incurred in conjunction with the sale of our Predecessor to us and an increase in payroll expense of $0.4 million due to increased headcount.

Depreciation and amortization

Our Predecessor's depreciation and amortization increased by $0.1 million for the seven months ended July 31, 2012 compared to the nine months ended September 30, 2011. The increase resulted from additions of approximately $0.4 million in property, plant and equipment.

Year ended December 31, 2011 compared to year ended December 31, 2010

Revenue

Our Predecessor's revenue increased by $8.5 million, or 749.3%, to $9.6 million for the year ended December 31, 2011 from $1.1 million for the year ended December 31, 2010. This increase is primarily attributable to an increase in the size and number of events as well as increased attendance at its events. Our Predecessor entered new markets and hosted larger capacity events in key cities during 2011. Our Predecessor hosted 75 events in 2011.

Our Predecessor generated $9.3 million in ticket revenue (96.7% of total revenue), and $0.1 million in licensing fees (1.2% of total revenue) for the year ended December 31, 2011.

Direct operating expenses

Our Predecessor's direct operating expenses increased by $7.7 million, or 928.6%, to $8.6 million for the year ended December 31, 2011 from $0.8 million for the year ended December 31, 2010. The increase in direct operating expenses is primarily attributable to increases in production and venue costs of $5.3 million, artist and talent costs of $1.2 million, and promotional costs of $0.7 million associated with the increased number of events.

Selling, general, and administrative expenses

Our Predecessor's selling, general, and administrative expenses increased by $0.9 million, or 355.4%, to $1.1 million for the year ended December 31, 2011 from $0.3 million for the year ended December 31, 2010. The increase is primarily attributable to increases in payroll of $0.6 million, reflecting headcount additions associated with corporate growth as our Predecessor increased its number of events in the year ended December 31, 2011.

Management's discussion and analysis of financial condition and results of operations

Other expenses (income)

Other expenses totaled $8,000 for the year ended December 31, 2011 compared to other income of $25,000 for the year ended December 31, 2010. In 2010, other income included a gain on the forgiveness of a loan totaling $21,000, which was the primary driver of the year over year change.

RESULTS OF OPERATIONS—SUCCESSOR

We started our business on July 7, 2011, and we did not have any significant operations in the year ended December 31, 2011 and the three months ended March 31, 2012 other than $(0.6) million in corporate related costs. As such, we have not provided a comparison of our results of operations for the year ended December 31, 2012 to 2011 and for the three months ended March 31, 2013 to 2012 because such a comparison would not be meaningful.

For the three months ended March 31, 2013

Revenue

Revenue for the three months ended March 31, 2013 totaled $10.2 million, of which we generated $7.9 million (77.3% of total revenue) from festivals and live events that we produced, promoted or managed, including 149 events, including one festival of greater than 10,000 attendees. Total attendance at our festivals and events was approximately 235,000 attendees. In addition, $2.3 million of revenue was contributed from our digital music sales (22.7% of total revenue).

Musical talent costs

Musical talent costs consist of fees paid to performing artists at festivals and venues. For the three months ended March 31, 2013 music talent costs totaled $3.2 million related to our live events.

Production costs

Production costs consist of costs incurred to produce events, including crew and material costs associated with staging and construction, venue costs, promotional, merchandising and travel costs, as well as Beatport's royalty and other digital music sales related expenses. For the three months ended March 31, 2013 production costs totaled $4.4 million, of this approximately $2.8 million in connection with our 149 live events. Beatport incurred $1.6 million of production costs predominately related to royalty fees.

Depreciation and amortization

Depreciation and amortization was associated with property, plant and equipment additions with depreciable lives ranging from three to seven years. Amortization expense represents the amortization of intangible assets from the date of acquisition. For the three months ended March 31, 2013, depreciation and amortization totaled $2.9 million primarily associated with the same drivers as for the fiscal year, but with an additional expenses of approximately $0.7 million related to the amortization of management agreements and $1.5 million in amortization related to the intangible assets of our recent acquisitions of Beatport and the ID&T JV.

Selling, general, and administrative expenses

Selling, general, and administrative expenses for the three months ended March 31, 2013 totaled $14.2 million, of which $3.8 million included legal, accounting, and professional fees and $5.0 million of non-cash stock based compensation expenses.

Management's discussion and analysis of financial condition and results of operations

Provision for Income Taxes

Provision for income taxes for the three months ended March 31, 2013 totaled $0.6 million.

Year ended December 31, 2012

Our consolidated financial statements for the year ended December 31, 2012 include costs associated with our formation and startup costs, costs associated with identifying and evaluating our initial target acquisitions, and the results of operations for DDP beginning on June 20, 2012 and for LIC beginning on August 1, 2012, the day after their respective dates of acquisition.

Revenue

Revenue for the year ended December 31, 2012 totaled $24.8 million. This revenue was generated primarily from ticket sales related to the festivals and events that were produced and promoted by two of our acquired entities, DDP and LIC, after we acquired them. For the year ended December 31, 2012, we produced and promoted a total of 353 events, including eight festivals of greater than 10,000 attendees. Total attendance at our festivals and events was approximately 701,000. For the year ended December 31, 2012, we generated $22.9 million in ticket revenue (92.4% of total revenue), and $1.9 million from other sources (7.6% of total revenue).

Musical talent costs

Musical talent costs consist of fees paid to performing artists at festivals and venues. Musical talent costs for the year ended December 31, 2012 totaled $8.0 million. For the three months ended March 31, 2013 music talent costs totaled $3.2 million related to our live events.

Production costs

Production costs consist of costs incurred to produce events, including crew and material costs associated with staging and construction, venue costs, promotional, merchandising and travel costs, as well as Beatport's royalty and other digital music sales related expenses. Production costs for the year ended December 31, 2012 totaled $15.0 million, all related to our live events.

Depreciation and amortization

Depreciation and amortization for the year ended December 31, 2012 totaled $1.0 million and was associated with property, plant and equipment additions with depreciable lives ranging from three to seven years. Amortization expense represents the amortization of intangible assets from the date of acquisition through December 31, 2012.

Selling, general, and administrative expenses

Selling, general, and administrative expenses for the year ended December 31, 2012 totaled $17.0 million, of which $8.2 million included legal, accounting, and advisory fees incurred primarily in connection with our formation and the evaluation and negotiation of acquisitions. In addition, selling general and administrative expenses included $2.2 million of non-cash stock based compensation expense and $2.3 million of salary expense.

Provision for Income Taxes

Provision for income taxes for the year ended December 31, 2012 of $0.1 million resulted primarily from deferred taxes related to timing differences offset by a valuation allowance.

Management's discussion and analysis of financial condition and results of operations

For the period from July 7, 2011 (inception) through December 31, 2011

General and administrative expenses

We incurred expenses of $0.1 million for the period from July 7, 2011 (Inception) through December 31, 2011. These expenses were primarily legal expenses incurred in connection with our formation. We incurred no expenses for the year ended December 31, 2010 as we did not begin operations until July 2011.

FINANCIAL CONDITION—SUCCESSOR

Liquidity and capital resources

We have funded our operations from July 7, 2011 (Inception) through June 5, 2013, including our acquisitions, with $62.5 million in net proceeds raised from the issuance of equity and $64.5 million of debt incurred.

As of December 31, 2012, we had cash and cash equivalents totaling $3.7 million.

On December 31, 2012, we issued a promissory note to Robert F.X. Sillerman in the principal amount of $7.0 million. The note's interest rate was 9% per annum and had a maturity date of March 31, 2013. As of April 3, 2013, the promissory note was fully repaid.

On December 31, 2012, we acquired certain assets and liabilities of MMG for $16.9 million. The purchase price comprised $5.0 million in cash, a 0.24% promissory note in the principal amount of $8.5 million, having a maturity date of February 28, 2013, and $3.4 million in our common stock valued at $5.00 per share. On March 15, 2013, we made a payment of $3.0 million to MMG and the promissory note was amended and restated to provide that the remaining amount of $5.5 million plus interest will mature and be payable on May 15, 2013.

On January 8, 2013, we closed a private placement transaction with an investor in which we issued 2,000,000 shares of common stock at a price per share of $5.00 for $10.0 million in net proceeds.

On February 22, 2013, we closed a private placement transaction with an investor in which we issued 2,000,000 shares of common stock at a price per share of $5.00 for $10.0 million in net proceeds.

On March 15, 2013, we acquired Beatport in a merger transaction for $58.6 million, consisting of $33.6 million in cash and $25.0 million in our stock valued at $5.00 per share.

On March 20, 2013, we entered into an option agreement with ID&T (the "ID&T Option") whereby we obtained the right to purchase a 75% equity interest in the ID&T Business. We paid $2.5 million in cash and issued 2,000,000 shares of our common stock to acquire the ID&T Option. The exercise price of the ID&T Option is $50.0 million in cash (including $10.0 million due 90 days after delivery by ID&T of audited financial statements for 2012). Additionally, to exercise the ID&T Option we must relinquish our right to be repaid by ID&T the $7.5 million we advanced to ID&T on March 15, 2013, which was to be repaid to us from ID&T's future distributions from the ID&T JV.

On April 1, 2013, we closed a private placement transaction with investors in which we issued 1,000,000 shares of common stock at a price per share of $10.00 for an aggregate purchase price of $10.0 million.

At December 31, 2012, we issued a secured promissory note in the principal amount of $8.5 million as part of the acquisition of certain assets and liabilities of MMG. On March 15, 2013 a payment of $3.0 million was made to Nightlife Holding, LLC and the promissory note was amended and restated

Management's discussion and analysis of financial condition and results of operations to provide that the remaining amount of $5.5 million plus interest will be payable on May 15, 2013. On May 15, 2013 the note was fully paid off.

On May 22, 2103, we paid Totem a deposit of AUD$5.0 million (or $4.8 million as of May 22, 2013) as acquisition consideration.

On June 24, 2013, we paid a deposit of $2.5 million to Made as acquisition consideration.

Based on our current business plan, we believe that the combination of our current sources of liquidity, the proceeds from private sales of our common stock, the proceeds from this offering and the proceeds from the First Lien Term Loan Facility will be sufficient to meet our anticipated cash needs for at least the next 12 months. We are in advanced discussions with a number of commercial lenders regarding a new $65.0 million revolving credit facility that would replace our First Lien Term Loan Facility and potentially an incremental facility. The new revolving credit facility would be conditioned on the completion of this initial public offering and would be closed concurrently with the closing of this initial public offering.

We intend to continue to acquire additional companies in the live events and consumer Internet industries, and we are currently in the process of exploring a variety of financing options in conjunction with consummating further acquisitions. There can be no assurance that we will be able to successfully raise the capital required to complete future acquisitions.

If our current estimates of revenue, expenses or capital or liquidity requirements change or are inaccurate, or if cash generated from operations is insufficient to satisfy our liquidity requirements, we may seek to sell additional equity or debt securities, or arrange debt financing. In addition, we may seek additional financing to give us financial flexibility to pursue attractive acquisition or investment opportunities that may arise in the future. We cannot be certain that additional funds will be available to us on favorable terms when required, or at all.

First lien term loan facility

On March 15, 2013, certain of our subsidiaries entered into a $49.5 million term loan facility (the "First Lien Term Loan Facility") with Barclays Bank PLC as administrative agent and Barclays Bank PLC, UBS Securities LLC, and Jefferies Group LLC as lenders. The borrower under the First Lien Term Loan Facility is our indirect, wholly-owned subsidiary SFX Intermediate Holdco II LLC (the "Borrower). The First Lien Term Loan Facility is guaranteed by SFX Intermediate Holdco I LLC, the immediate parent company of the Borrower ("Holdings"), the Borrower, LIC, Pita I, LLC, Beatport, Beatport Japan, LLC, SFX-Nightlife Operating LLC, SFX-IDT N.A. Holding LLC, the ID&T JV, ID&T/SFX Q-Dance LLC, ID&T/SFX Sensation LLC, ID&T/SFX Mysteryland LLC, ID&T/SFX TomorrowWorld LLC and all of Holdings' future subsidiaries (the "Guarantors"), and by Mr. Sillerman as further described below. The First Lien Term Loan Facility is secured by a first-priority security interest in all the existing and future assets of the Borrower and the Guarantors.

Mr. Sillerman entered into a guarantee agreement (the "Sillerman Guarantee") with Barclays Bank PLC, as collateral agent for the benefit of the other lender parties, in which he personally guaranteed all our obligations under the First Lien Term Loan Facility.

On June 5, 2013 the First Lien Term Loan Facility was amended (the "Amendment") to increase the facility amount by $15 million, to a total of $64.5 million. The Guarantors reaffirmed their guarantees of the First Lien Term Loan Facility in the Amendment, and Mr. Sillerman entered into an amendment to the Sillerman Guarantee to reaffirm his guarantee thereunder in connection with the Amendment.

Management's discussion and analysis of financial condition and results of operations

Borrowings under the First Lien Term Loan Facility bear interest, at the Borrower's option, at a rate per annum equal to either (a) (i) a rate per annum equal to the highest of (1) the rate of interest per annum publicly announced from time to time by the Administrative Agent under the First Lien Term Loan Facility as its prime rate in effect on such day at its principal office in New York City, (2) (x) the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published by the Federal Reserve Bank of New York on the business day next succeeding such day plus (y) 0.50%, (3) (x) a rate per annum equal to (I) the offered rate which appears on the page of the Reuters Screen which displays an average British Bankers Association Interest Settlement Rate (such page currently being LIBOR01 page) for deposits in U.S. dollars being delivered in the London interbank market for a one-month term, determined by the Administrative Agent under the First Lien Term Loan Facility as of approximately 11:00 a.m. (London, England time) two Business Days prior to the applicable borrowing or conversion date divided by (II) one minus the applicable reserve percentage (with a rate floor of 1.25% per annum) plus (y) 1.00% and (4) 2.25% per annum, plus (a) 6.50% per annum or (b) (i) a rate per annum equal to (1) for each one, two, three or six month (or if agreed to by all the lenders under the First Lien Term Loan Facility, nine or twelve months) interest period as selected by the Borrower, the offered rate which appears on the page of the Reuters Screen which displays an average British Bankers Association Interest Settlement Rate (such page currently being LIBOR01 page) for deposits (for delivery on the first day of such interest period) with a term equivalent to such interest period in U.S. dollars, determined by the Administrative Agent under the First Lien Term Loan Facility as of approximately 11:00 a.m. (London, England time), two Business Days prior to the commencement of such interest period divided by (2) one minus the applicable reserve percentage (with a rate floor of 1.25% per annum) plus (ii) 7.50% per annum. Upon the occurrence and during the continuance of any Event of Default under the First Lien Term Loan Facility, all outstanding borrowings thereunder will automatically bear interest at a rate per annum equal to the applicable interest rate plus 2.00% per annum.

The First Lien Term Loan Facility matures on September 15, 2014, provided that the maturity date will be extended to March 13, 2015 if we contribute to the Borrower at least $50.0 million of proceeds from our initial public offering (so long as we raise net proceeds of at least $100.0 million) and the Borrower uses such proceeds to make a prepayment equal to at least 50.0% of the borrowings then outstanding under the First Lien Term Loan Facility.

The Borrower may prepay the First Lien Term Loan Facility at any time without penalty, subject to breakage costs. The Borrower is also required to make prepayments (subject to certain basket amounts and exceptions) (collectively, the "Mandatory Prepayments") equal to:

•
75.0% of the annual excess cash flow of Holdings and its subsidiaries for the year-ended December 31, 2013;

•
100% of the net proceeds from certain asset sales, casualty events, and debt issuances, by Holdings and its subsidiaries; and

•
30.0% of the outstanding borrowings within 60 days of the date Mr. Sillerman either announces he will not serve as our chairman, president, chief executive officer, or equivalent officer, ceases serving as our chairman, president, chief executive officer, or equivalent officer, or is incapable of serving as our chairman, president, chief executive officer, or equivalent officer.

The First Lien Term Loan Facility includes customary affirmative covenants, subject to certain materiality thresholds and exceptions, including covenants to deliver certain information and notices; preservation of existence; compliance with laws; payment of obligations; maintenance of properties; maintenance of insurance; keeping of books and records; limitations on use of proceeds under the First

Management's discussion and analysis of financial condition and results of operations

Lien Term Loan Facility; and requirements to join future subsidiaries of Holdings as guarantors and secured parties. The First Lien Term Loan Facility includes customary restrictive covenants, subject to certain materiality thresholds and exceptions, including covenants limiting the Borrower and the loan parties' ability to

•
incur certain types of indebtedness and liens;

•
merge with, make an investment in or acquire property or assets of another company;

•
make capital expenditures;

•
pay dividends;

•
repurchase shares of our outstanding stock;

•
a negative pledge;

•
modifying certain documents;

•
make loans;

•
dispose of assets;

•
prepay the principal on other indebtedness;

•
liquidate, wind up or dissolve; or

•
enter into certain transactions with affiliates.

The First Lien Term Loan Facility does not include any financial covenants.

The First Lien Term Loan Facility includes customary events of default, subject to certain materiality thresholds and cure periods, including: the Sillerman Guarantee ceasing to be in full force and effect or Mr. Sillerman breaching any material term of the Sillerman Guarantee; or a change in control occurring. A change in control is defined in the First Lien Term Loan Facility to include the occurrence of any of the following: (i) Holdings ceases to be wholly-owned directly or indirectly, by us or Borrower ceases be directly wholly-owned by Holdings; (ii) at any time prior to our initial public offering (so long as we raise net proceeds of at least $100 million) and for any reason whatsoever, Mr. Sillerman and certain affiliates and senior management cease to own, directly or indirectly, at least 40% of our outstanding voting equity or any "person" or "group" own a greater percentage of our voting equity than beneficially owned by Mr. Sillerman and certain affiliates and senior management; (iii) at any time after our initial public offering (so long as we raise net proceeds of at least $100 million) and for any reason whatsoever, Mr. Sillerman and certain affiliates cease to own, directly or indirectly, at least 30% of our outstanding voting equity or any "person" or "group" other than Mr. Sillerman and certain affiliates and senior management beneficially own a greater percentage of our voting equity than beneficially owned by Mr. Sillerman and certain affiliates and senior management; or (iv) the majority of the seats (other than vacant seats) on our board of directors cease to be occupied by persons who either were members of our board of directors on March 15, 2013 or were nominated for election by a majority of our board of directors who were directors at the time of the closing of the First Lien Term Loan Facility or whose election or nomination for election was previously approved by a majority of such directors.

Management's discussion and analysis of financial condition and results of operations

Cash flows

Year ended December 31, 2012

Cash flows from operating activities

Cash used in operating activities totaled $6.6 million for the year ended December 31, 2012 and were principally attributable to the operations of DDP and LIC, whose results have been included since their respective dates of acquisition in 2012 and corporate overhead. The principal driver of this was our net loss of $16.2 million, partially offset by non-cash expense of $2.2 million plus changes in our working capital of $6.8 million.

No cash was used by operating activities for the period from July 7, 2011 (Inception) to December 31, 2011. While we incurred legal expenses of $0.1 million in conjunction with our formation during this period, the expenses were accrued at December 31, 2011 and not settled in cash until the following year. We incurred no expenses in 2010, as we did not begin operations until July 2011.

Cash flows from investing activities

Cash used by investing activities totaled $29.2 million for the year ended December 30, 2012. Cash totaling $16.1 million was used to fund the purchase of our three acquisitions in 2012, DDP, MMG and LIC, and $0.6 million was used to fund the purchase of equipment used in the production of events. $12.5 million was used to fund our investment in the ID&T JV.

There was no cash used in investing activities for the period from July 7, 2011 (Inception) to December 31, 2011.

Cash flows from financing activities

Cash provided by financing activities for the year ended December 31, 2012 totaled $39.5 million, and was comprised of the net proceeds from the issuance of our common stock of $32.5 million and proceeds from notes payable of $7.0 million.

There was no cash used for financing activities for the period from July 7, 2011 (Inception) to December 31, 2011.

For the three months ended March 31, 2013

Cash flows from operating activities

Cash used in operating activities totaled $6.7 million for the three months ended March 31, 2013 and was principally attributable to our net loss of $20.0 million, partially offset by non-cash depreciation and amortization expense of $2.9 million, $5.0 million in stock compensation expense, and $4.1 million of interest and deferred income tax provisions less a decrease in working capital of $1.3 million.

No cash was used by operating activities for the three months ended March 31, 2012. While we incurred legal, formation, and general operating expenses of $1.4 million in conjunction with our formation during this period, the expenses were accrued at March 31, 2012 and not settled in cash until a later date.

Cash flows from investing activities

Cash used by investing activities totaled $35.5 million for the three months ended March 31, 2013. Cash totaling $21.9 million was used to fund the purchase of Beatport, net of cash acquired,

Management's discussion and analysis of financial condition and results of operations

$2.5 million to acquire the ID&T Option, $3.0 million payment for the Nightlife Holdings, LLC note, a $7.5 million advance to ID&T and $0.6 million to purchase equipment and software.

There was no cash used in investing activities for the three months ended March 31, 2012.

Cash flows from financing activities

Cash provided by financing activities for the three months ended March 3, 2013 totaled $60.4 million, and was comprised of the net proceeds from the issuance of our common stock of $20.0 million, net proceeds from the First Lien Term Loan Facility of $47.0, and the payment of a related party note of $6.6 million.

There was no cash used for financing activities for the three months ended March 31, 2012.

Capital expenditures

Our capital expenditures for the year ended December 31, 2012 was $0.6 million for the companies that we owned as of December 31, 2012.

Contractual and commercial commitments

Our contractual obligations as of March 31, 2013 are as follows.

	Payments due by period
($ in 000s)	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years

Senior Secured Credit Facility(a)	$56,399	$4,733	$51,666	$—	$—
Notes payable(b)	5,513	5,513	—	—	—
Operating leases(c)	2,929	1,113	1,815	—	—
Other long-term obligations(d)	2,500	—	2,500	—	—

Total	$66,400	$11,360	$55,981	$—	$—

(a)
On March 15, 2013, our subsidiary, SFX Intermediate Holdco II LLC, entered into a credit agreement with Barclays Bank PLC and other lenders, which provided for a $49.5 million senior secured first lien term loan facility. The First Lien Term Loan Facility matures on September 15, 2014, provided that the maturity date will be extended to March 13, 2015 if we contribute to the Borrower at least $50.0 million of proceeds from our initial public offering (so long as we raise net proceeds of at least $100.0 million) and the Borrower uses such proceeds to make a prepayment equal to at least 50.0% of the borrowings then outstanding under the First Lien Term Loan Facility.

(b)
This is the remaining portion of the note we executed with the former equity holders of Nightlife Holdings LLC as part of the purchase agreement at December 31, 2012. The note accrues interest at a 0.22% rate and was paid off on May 15, 2013.

(c)
The operating leases include the following: our corporate headquarters in New York the ID&T JV's corporate office in New York; Beatport's offices in Colorado, Los Angeles, Luxembourg and Germany; LIC's corporate office and operating lease warehouse facility in Florida; MMG's corporate office in Florida; and Disco's corporate office in North Carolina.

(d)
Other long-term obligations includes contingent consideration for the former owners of Nightlife Holdings LLC. The amount disclosed in the table is based on projected 2014 EBITDA (as defined in our agreement with the former owners of MMG).

Management's discussion and analysis of financial condition and results of operations

Our contractual obligations on a pro forma basis as of March 31, 2013, are as follows.

	Payments due by period
($ in 000s)	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years

Senior Secured Credit Facility(a)	$73,073	$5,751	$67,322	$—	$—
Notes payable(b)	—	—	—	—	—
Operating leases	2,928	1,113	1,815	—	—
Purchasing obligations(c)	23,378		8,000		15,378
Other long-term obligations	2,500	—	2,500	—	—

Total	$101,879	$6,864	$79,637	$—	$15,378

(a)
On June 5, 2013, we drew down an additional $15.0 million on this loan facility.

(b)
The Note that was outstanding with the former shareholders of Nightlife Holdings at March 31, 2013 was paid off in full on May 15, 2013.

(c)
The purchasing obligations include the following; upon closing the i-Motion transaction, we will be required to purchase the remaining 40% that is not being sold for an estimated fair value of $8.0 million by December 2014; and upon closing the planned Made acquisition, we will be required to purchase the remaining 30% that is not being sold for an estimated $15.4 million in 2018.

INTERNAL CONTROL OVER FINANCIAL REPORTING

In connection with the audit of our consolidated financial statements as of and for the year ended December 31, 2012, we identified the following material weaknesses in our internal control over financial reporting.

•
A lack of contemporaneous documentation in connection with awards of stock based compensation. This resulted in treating certain awards informally communicated to recipients in 2012 as having been granted in 2013 for accounting purposes.

•
Improperly characterizing certain acquisition transactions as having closed prior to us obtaining the control necessary for such a characterization. These acquisition transactions subsequently failed to close.

•
There were an unusually large amount of closing adjustments in connection with the audit for the year ended December 31, 2012, primarily in respect of accruals, cut-offs and purchase accounting. In addition, certain significant transactions were not accounted for properly. Further, we restated our previously issued consolidated financial statements as of and for the year ended December 31, 2012 to correct classification for certain shares of common stock and non-controlling interest. We determined that certain shares of common stock were issued in 2012 with redemption features, which should have been classified as temporary equity in accordance with the provisions of ASC 480-10-S99 for public companies. Additionally, in connection with the acquisition of MMG, we entered into a contract which allows us to call the remaining interest we do not own, as well as providing that the minority interest holder may put their interest to us at a multiple of six times 20% of SFX Nightlife's 2014 EBITDA. Similarly, we determined that the non-controlling interest should have been classified as redeemable non-controlling interest and included as part of temporary equity, as required for public companies. We believe that these issues are related, in part, to a lack of

Management's discussion and analysis of financial condition and results of operations sufficient staff with appropriate training in GAAP and SEC rules and regulations with respect to financial reporting functions, as well as the lack of robust accounting systems.

In addition, the auditors for our Predecessor, DDP and MMG have identified a material weakness in the internal controls of each of these businesses that relates to the proper application of accrual based accounting under GAAP.

We believe that measures we have already implemented, and additional measures we expect to implement in the future, will remediate these material weaknesses in our internal control over financial reporting and in the internal controls of our acquired businesses. To date, we have taken, or are in the process of taking, the following actions.

•
Adding new accounting and financial personnel, both as senior managers and as junior staff. To date, we have hired several senior members of our accounting and finance team, including hiring a new Chief Financial Officer with over 20 years of experience in finance and capital markets, a Chief Accounting Officer with over 30 years of financial management and audit experience, a Director of SEC reporting with over ten years of experience in public accounting and a corporate treasurer with 25 years of relevant experience. We intend to hire additional experienced personnel to work as senior members of our accounting team and have also hired or will hire several staff accountants to work both at the corporate level and at our acquired businesses.

•
Engaging the services of an accounting controls expert with over 40 years of accounting experience, including 22 years as controller of a music publishing company. This individual is acting as a consultant to assist us in analyzing and implementing controls and processes at our acquired companies and to review our operations and make recommendations regarding systems and procedures.

•
Engaging an accounting firm to provide an outsourced internal audit function, with a view to providing internal control procedure recommendations and support for documenting our compliance with Sarbanes-Oxley.

•
Hiring a general counsel and an associate general counsel and appointing a full board of directors that includes a compensation committee and independent compensation expert and that has a formal policy regarding the issuance of stock based compensation.

•
Implementing improvements to our closing procedures and consolidation processes and improvements to our accounting software as it relates to accounts payable. We have also purchased an enterprise-wide accounting system that we plan to implement during the course of 2013, including at acquired companies.

We plan to continue to evaluate our internal controls and make enhancements as appropriate. If we are unable to correct deficiencies in internal controls in a timely manner, our ability to record, process, summarize and report financial information accurately and within the time periods specified in the rules and forms of the SEC will be adversely affected. See "Risk Factors—We have identified material weaknesses in our internal controls over financial reporting that, if not properly remediated, could result in material misstatements in our financial statements in future periods."

Notwithstanding these material weaknesses, we believe that our restated consolidated financial statements included elsewhere in this prospectus fairly represent our consolidated financial position as of, and our consolidated results of operations for the year ended December 31, 2012.

Off-balance sheet arrangements

We had no off-balance sheet arrangements or guarantees of third-party obligations at March 31, 2013, December 31, 2012 and December 31, 2011.

Management's discussion and analysis of financial condition and results of operations

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Our consolidated financial statements are prepared in accordance with GAAP. In connection with the preparation of our consolidated financial statements, we are required to make assumptions and estimates about future events, and apply judgments that affect the reported amounts of assets, liabilities, revenue, expenses, and the related disclosures. We base our assumptions, estimates, and judgments on historical experience, current trends, and other factors that management believes to be relevant at the time our consolidated financial statements are prepared. On a regular basis, we review the accounting policies, assumptions, estimates, and judgments to ensure that our consolidated financial statements are presented fairly and in accordance with GAAP. However, because future events and their effects cannot be determined with certainty, actual results could differ from our assumptions and estimates and such differences could be material.

Our significant accounting policies are discussed in Note 1 of our consolidated financial statements. We believe that the following are the most critical to understanding and evaluating our reported financial results. We have reviewed these critical accounting estimates and related disclosures with our Audit Committee.

Stock-Based Compensation

We measure and recognize expense for stock-based compensation based on the grant date fair value of the award on a straight-line basis over the requisite service period. Because our stock is not publicly traded, we must estimate the fair value of our common stock for purposes of determining the fair value of our option awards, as discussed in "—Valuations of Common Stock" below. Determining the fair value of stock-based awards at the grant date requires judgment. We use the Black-Scholes option pricing model to determine the fair value of our stock option awards. We used a third-party valuation firm to perform the option pricing under the Black-Scholes model. The determination of the grant date fair value of our stock option awards using an option pricing model is affected by the estimated fair value per share of the common stock underlying those options as well as assumptions regarding a number of other complex and subjective variables. These variables include the risk-free interest rates, expected dividends, our expected stock price volatility over the expected term of the options, and stock option exercise and cancellation behaviors, which are estimated as follows:

•
Risk-Free Interest Rate. The risk-free interest rate assumption used is based on observed market interest rates appropriate for the term of employee options.

•
Dividend Yield. We have never declared or paid any cash dividends and do not presently plan to pay cash dividends in the foreseeable future. Consequently, we used an expected dividend yield of zero.

•
Expected Volatility. Because we do not have a trading history for our common stock, we have estimated the expected stock price volatility for our common stock by taking the average historic price volatility for industry peers based on price observations over a period equivalent to the expected term of the stock option grants. Industry peers consist of public companies in the live event industry. We intend to continue to consistently apply this process using the same or similar public companies until a sufficient amount of historical information regarding the volatility of our own common stock share price becomes available, or unless circumstances change such that the identified companies are no longer similar to us, in which case, more suitable companies whose share prices are publicly available would be utilized in the calculation.

•
Expected Term. We estimated the expected term for a "plain vanilla" option using the simplified method allowed under current guidance, which uses the midpoint between the graded vesting period and the contractual termination date.

Management's discussion and analysis of financial condition and results of operations

We used the following assumptions in our application of the Black-Scholes option pricing model for the periods presented in the table below:

	March 31,	December 31,
	2013	2012	2011

Risk-free interest rate	0.84%-1.47%	0.77%-1.40%	N/A
Dividend yield	—	—	N/A
Volatility factors	60%	60%	N/A
Weighted average expected life (in years)	5-7.6	5-7.6	N/A

In addition, ASC 718 requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. We applied an estimated forfeiture rate.

Future expense amounts for any particular period could be affected by changes in our assumptions or changes in market conditions.

Valuations of Common Stock

We are required to estimate the fair value of the common stock underlying our share-based awards when performing the fair value calculations with the Black-Scholes option-pricing model. The fair value of the common stock underlying our share-based awards was determined by our board of directors, with input from management and evidence of fair value based on the prior sales of company stock method. We believe that our board of directors has the relevant experience and expertise to determine the fair value of our common stock. Our board of directors determined the fair value of our common stock on the date of grant based on a number of factors including:

•
amounts recently paid by investors for our stock in an arm's-length transactions;

•
numerous arms-length negotiations related to acquisitions where a portion of the purchase price was satisfied with shares of our common stock;

•
future financial and business growth projections;

The prior sales of company stock or back-solve method estimates value by considering any prior arm's length sales of the company's equity. When considering prior sales of the company's equity, the valuation considers the size of the equity sale, the relationship of the parties involved in the transaction, the timing of the equity sale, and the financial condition of the company at the time of the sale.

Management's discussion and analysis of financial condition and results of operations

The following table summarizes, by grant date, information regarding stock options granted from January 1, 2012 through March 31, 2013.

Grant Date	Number of Shares Granted	Issuance Date(1)	Exercise Price	Fair Value per share of common stock	Aggregate Grant Date Fair Value

October 18, 2012	2,000,000	March 1, 2012	$2.00	$5.00	$7,429,557
December 1, 2012	112,500	August 20, 2012	$2.00	$5.00	$420,151
December 1, 2012	112,500	August 20, 2012	$4.00	$5.00	$343,491
November 13, 2012	400,000	October 18, 2012	$2.00	$5.00	$1,495,640
December 18, 2012	625,000	December 18, 2012	$4.00	$5.00	$1,849,660
February 22, 2013	275,000	April 23, 2013	$5.00	$5.00	$778,522
February 22, 2013	7,500	February 23, 2013	$5.00	$5.00	$10,217
February 22, 2013	850,000	October 18, 2012	$2.00	$5.00	$3,138,602
February 22, 2013	3,500,000	March 1, 2012	$2.00	$5.00	$13,001,724
February 23, 2013	3,000	December 18, 2012	$4.00	$5.00	$8,439
February 23, 2013	150,000	October 2, 2012	$4.00	$5.00	$440,220
February 23, 2013	200,000	October 18, 2012	$4.00	$5.00	$619,267
February 23, 2013	500,000	October 18, 2012	$4.00	$5.00	$1,504,375
February 23, 2013	7,500	July 2, 2012	$3.00	$5.00	$24,546
February 23, 2013	10,000	May 17, 2012	$3.00	$5.00	$32,728

(1)
In some cases, contemporaneous documentation of these grants could not be located. While some of these grants were documented at a later date in 2012, some were not fully documented until 2013. As a result of the issues with respect to contemporaneous documentation of our option grants, we recorded compensation expense with respect to option grants at the time it was believed that the documentation of such grants met all key criteria under ASC Topic 718 and could be evidenced (referred to in the table above as the "Grant Date"). In some cases this was 2013 and accordingly, 2012 contains no expense related to those stock option awards. However, for administrative and legal purposes the company has utilized the "issuance" date for a number of purposes, including the determination of the vesting period.

In utilizing the prior sales of company stock method, we considered recent sales of its common stock with new investors the most relevant in estimating the fair value of its common stock since we are not in distress and each party has the best incentive to not overpay or oversell its securities. We also considered all events that were known or knowable at the transaction date, including significant value-creating milestones that could affect the value of its common stock. For all of the options granted during 2012 and the three months ended March 31, 2013, we used $5.00 per share of common stock to calculate the stock-based compensation expense for the options. The board of directors determined, with input from management, based on sales of common stock with unrelated third parties during this time period that $5.00 per common share represented fair value. At the time of grant we did not choose to obtain a contemporaneous valuation of our common stock from a third-party valuation specialist, in the judgment of the board of directors, with input from management, the multiple third party transactions at $5.00 per common share during this period represented the best indicator of fair value.

However, we did subsequently hire an unrelated third-party valuation specialist to value the shares of our common stock at October 28, 2012, December 31, 2012, and March 31, 2013. The valuation analysis was not used in place of the methodology discussed above, but as a reference point to confirm

Management's discussion and analysis of financial condition and results of operations that the valuation of $5.00 per share was reasonable. The range of fair values provided by the specialist at each of these dates is as follows:

	Low	High

October 28, 2012	$3.73	$5.29
December 31, 2012	$4.17	$5.98
March 31, 2013	$5.78	$8.59

The board of directors, with input from management, concluded that $5.00 per share of common stock was the appropriate value to utilize in determining the fair value of each of the stock option grants. The $5.00 value we used is within the range of fair value provided by the valuation specialist for October 28, 2012 and December 31, 2012, for all options granted from October 28, 2012 through December 31, 2012. The valuation at March 31, 2013, has a fair value range in excess of the $5.00 per share, but we believe that $5.00 per share is the appropriate valuation for shares granted between January 1, 2013 and February 23, 2013, as we completed several third-party sales of common stock at $5.00 per share during this period. In addition, we do not believe that the fair value of its shares increased until March 15, 2013, through March 31, 2013, when it completed the acquisition of the ID&T JV and the acquisition of Beatport, which greatly increased our value.

Revenue recognition

Revenue from festivals and events are recognized when the performance occurs. Ticket sales and any sponsorship revenue collected in advance of an event date are recorded as deferred revenue.

We evaluate the criteria outlined in Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Subtopic 605-45, "Revenue Recognition—Principal Agent Considerations," in determining whether it is appropriate to record the gross amount of revenue and related costs or the net revenue. Under this accounting guidance, if we are the primary obligor to perform the services being sold, have general inventory risk as it pertains to recruiting and compensating the talent, have the ability to control the ticket pricing, have discretion in selecting the talent, are involved in the production of the event, generally bear the majority of the credit or collection risk, or have several but not all of these indicators, revenue is recorded gross. If we do not have several of these indicators, we record revenue or losses on a net basis.

Allowances for doubtful accounts

We record a provision for doubtful accounts based on historical experience and a detailed assessment of the collectability of our accounts receivable. To assist with the estimate, our management considers certain factors such as historical experience, industry data, credit quality, age of accounts receivable balances, and current economic conditions that may affect a customer's ability to pay. In cases where we become aware of circumstances that may impair a specific customer's ability to meet its financial obligations, we record a specific allowance against amounts due from the customer and thereby reduce the net recognized receivable to the amount we reasonably believe will be collected. There is significant judgment involved in estimating the allowance for doubtful accounts.

Goodwill

Goodwill represents the excess of the aggregate purchase price paid over the fair value of the net tangible assets acquired. Goodwill is not amortized and is tested for impairment at least annually or whenever events or changes in circumstances indicate that the carrying value may not be recoverable. We have determined that we operate as one reporting unit and have selected October 31 as the date to perform our annual impairment test. The first step of the impairment test involves comparing the fair

Management's discussion and analysis of financial condition and results of operations value of the reporting unit to its net book value, including goodwill. If the net book value exceeds its fair value, then we would perform the second step of the goodwill impairment test to determine the amount of the impairment loss. When performing the valuation of our goodwill, we make assumptions regarding our estimated future cash flows to determine the fair value of our business. If our estimates or related assumptions change in the future, we may be required to record impairment loss related to our goodwill. We have not recognized any goodwill impairments since our inception.

Impairment of long-lived assets

We assess the impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of assets to be held and used is measured first by a comparison of the carrying amount of an asset to the future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, an impairment loss would be recognized. When measuring the recoverability of these assets, we will make assumptions regarding our estimated future cash flows expected to be generated by the assets. If our estimates or related assumptions change in the future, we may be required to impair these assets. We have not recognized any impairment of long-lived assets to date.

Income taxes

We account for our income taxes in accordance with the liability method. Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities, and for operating losses and tax credit carryforwards. Management must make assumptions, judgments, and estimates to determine our current provision for income taxes and also our deferred tax assets and liabilities as well as any valuation allowance to be recorded against a deferred tax asset.

Our assumptions, judgments, and estimates relative to the current provision for income taxes take into account current tax laws, our interpretation of current tax laws, and possible outcomes of current and future audits conducted by domestic tax authorities. We have established reserves for income taxes to address potential exposures involving tax positions that could be challenged by tax authorities. Although we believe our assumptions, judgments, and estimates are reasonable, changes in tax laws or our interpretation of tax laws, and the resolution of potential tax audits could significantly impact the amounts provided for income taxes in our financial statements.

Our assumptions, judgments, and estimates relative to the value of a deferred tax asset take into account predictions of the amount and category of future taxable income, such as income from operations or capital gains income. Actual operating results and the underlying amount and category of income in future years could render our current assumptions, judgments, and estimates of recoverable net deferred taxes inaccurate. Any of the assumptions, judgments, and estimates mentioned above could cause our actual income tax obligations to differ from our estimates, thus materially impacting our financial position and results of operations.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Market risk is the risk of loss arising from adverse changes in market rates and prices, such as interest rates, foreign currency exchange rates and commodity prices. Our primary market risk exposure is in the area of interest rate risk. We incur interest expense on borrowing outstanding under the First Lien Term Loan Facility. The First Lien Term Loan Facility has variable interest rates.

Borrowings under the First Lien Term Loan Facility bear interest, at the Borrower's option, at a rate per annum equal to either (a) (i) a rate per annum equal to the highest of (1) the rate of interest per annum publicly announced from time to time by the Administrative Agent under the First Lien Term

Management's discussion and analysis of financial condition and results of operations

Loan Facility as its prime rate in effect on such day at its principal office in New York City, (2) (x) the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published by the Federal Reserve Bank of New York on the business day next succeeding such day plus (y) 0.50%, (3) (x) a rate per annum equal to (I) the offered rate which appears on the page of the Reuters Screen which displays an average British Bankers Association Interest Settlement Rate (such page currently being LIBOR01 page) for deposits in U.S. dollars being delivered in the London interbank market for a one-month term, determined by the Administrative Agent under the First Lien Term Loan Facility as of approximately 11:00 a.m. (London, England time) two Business Days prior to the applicable borrowing or conversion date divided by (II) one minus the applicable reserve percentage (with a rate floor of 1.25% per annum) plus (y) 1.00% and (4) 2.25% per annum, plus (ii) 6.50% per annum or (b) (i) a rate per annum equal to (1) for each one, two, three or six month (or if agreed to by all the lenders under the First Lien Term Loan Facility, nine or twelve months) interest period as selected by the Borrower, the offered rate which appears on the page of the Reuters Screen which displays an average British Bankers Association Interest Settlement Rate (such page currently being LIBOR01 page) for deposits (for delivery on the first day of such interest period) with a term equivalent to such interest period in U.S. dollars, determined by the Administrative Agent under the First Lien Term Loan Facility as of approximately 11:00 a.m. (London, England time), two Business Days prior to the commencement of such interest period divided by (2) one minus the applicable reserve percentage (with a rate floor of 1.25% per annum) plus (ii) 7.50% per annum.

As of June 15, 2013, the interest rate was 8.75%. Based on our borrowings at June 15, 2013, assuming a 1% increase over such 8.75%, our annual interest cost would increase $0.6 million.

Our operations, at this time, are not subject to risks of material foreign currency fluctuations, nor do we use derivative financial instruments in our investment practices. We place our marketable investments in instruments that meet high credit quality standards. As our operations expand globally, we may become exposed to the risk that our earnings and cash flows could be adversely impacted by fluctuations in foreign exchange prices. At March 31, 2013, we were not a party to any derivative financial instruments.

RECENTLY ISSUED AND ADOPTED ACCOUNTING PRONOUNCEMENTS

On April 5, 2012, the JOBS Act became law, modifying regulations on capital raising efforts for companies defined as emerging growth companies and expanding opportunities for raising private capital. Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an "emerging growth company" can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

In September 2011, the FASB issued Accounting Standards Update ("ASU") No. 2011-08, "Testing Goodwill for Impairment" that amended the guidance on goodwill impairment testing to allow companies to first assess qualitative factors to determine whether it is necessary to perform the two-step quantitative goodwill impairment test. If, as a result of the qualitative assessment, an entity determines that it is more-likely-than-not that the fair value of a reporting unit is less than its carrying amount, the quantitative impairment test is required. Otherwise, no further testing is required. The amendment is effective for fiscal years beginning after December 15, 2011, but early adoption is permitted. Such guidance will be applicable to any such interim or annual impairment assessments performed after January 1, 2012.

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INTRODUCTION

We believe we are the largest producer of live events and entertainment content focused exclusively on the electronic music culture ("EMC"), based on attendance and revenue. We view EMC as a global generational movement driven by a rapidly developing community of avid followers among the millennial generation. Our mission is to enable this movement by providing our fans with the best possible live experiences, music discovery and connectivity with other fans and events. We have significant and growing scale with our global live events and, on a pro forma basis for our completed and planned acquisitions, attracted approximately 2.8 million fans in 2012, a 23.6% increase from 2011. We believe the broad appeal of EMC beyond festival attendance is demonstrated by the deep engagement of our fans, which is evidenced by the time they devote to EMC-related social media and digital activities. For example, our 2012 Tomorrowland festival in Belgium had 7.9 million live views on YouTube and our official Tomorrowland long-form after movies have had over 140 million online views to date.

We present leading EMC festivals and events, including Tomorrowland, Sensation, Mysteryland, Q-Dance, Stereosonic, Electric Zoo, Decibel, Nature One, MayDay, Ruhr-in-Love and Life in Color, many of which have more than a decade of history, passionate followers and vibrant social communities. We are continually investing in our festivals and events to add new and exciting creative elements, expand into new markets, and launch new events, all in order to provide the best entertainment experiences in the world for EMC fans. Many of the festivals we have or will present have a long history and have achieved substantial popularity and success in Europe while also attracting fans globally. For example, Tomorrowland sold out all of its approximately 180,000 tickets to the 2013 festival in Belgium in one second and saw significant demand from U.S.-based fans, each seeking to purchase multiple tickets. To meet the growing demand of the EMC community in the United States and other regions around the world, we plan to introduce some of the most popular festivals and events to certain areas for the first time. At its original location in Amsterdam, Sensation has consistently sold out since its inception in 2000, including all 45,000 tickets for 2013. Our inaugural Sensation event in North America, held in Toronto in May 2013, attracted over 25,000 attendees. We have announced four additional Sensation events in North America for 2013, which will be held in Las Vegas, Miami, New York, and San Francisco, and our first North American Tomorrowland festival, TomorrowWorld, which we will hold in September 2013.

We are also addressing the demand from the growing EMC community for music, engaging content and social connectivity between and around live events. A key component of this initiative is Beatport, which is the principal source of music for EMC DJs and a trusted destination for the growing EMC community. Beatport is a vital channel for over 200,000 registered DJs and artists to launch music and connect with fans. In addition, Beatport has a rapidly growing fan community, with approximately 40 million unique visitors in 2012 (according to Google Analytics), who primarily use the site to discover and stream music, follow DJs and keep abreast of EMC news, information and events.

The global market directly associated with electronic dance music is projected to be approximately $4.5 billion in 2013, according to the International Music Summit Business Report (the "IMS"). Electronic music has a history of over 20 years of mainstream popularity in Europe and has more recently evolved into a widely followed genre of music in the United States and other international markets. For example, total attendance at what are currently the five largest U.S. EMC festivals grew 41% annually from 2007 to 2012 (although there is no guarantee that this growth rate will continue in the future). This compares to 2% annual revenue growth for the overall North American concert market during the same period, according to Pollstar, a concert industry trade publication. Further

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reflecting this trend, in 2012 the National Academy of Recording Arts and Sciences added a Dance/Electronic category for the Grammy Awards, Billboard launched a Dance/Electronic chart, and in February 2013, a Dance/Electronic song reached #1 on the Billboard Hot 100 chart for the first time. EMC festivals and events typically feature many different artists and DJs as well as elaborate sets, lighting and special effects centered on different creative themes. These festivals and events have become highly experiential and social happenings that are enjoyed by thousands of fans. These experiences, further propelled via social media and shared by millions of fans globally, are at the heart of the generational movement that is EMC.

We were founded by Robert F.X. Sillerman and our senior management team has extensive global experience in entertainment, consumer internet and music-related businesses, including working with creative talent, producing and promoting live events and acquiring and integrating companies. Our team also includes a new generation of promoters, producers and executives who are innovators and leaders in the EMC community with established businesses and experience in creating spectacular events that host tens of thousands of people. These team members are generally managers or former owners of our acquired companies and partnerships who received equity in SFX as consideration when we acquired their businesses.

Our market is characterized by a high degree of ownership fragmentation, and we believe it is well positioned for consolidation. We have a disciplined acquisition strategy that utilizes our in-house expertise and experience to identify, evaluate and integrate acquisitions. We plan to implement best practices across acquired companies and provide active business development, managerial support and financial discipline to achieve operational efficiencies. This will allow us to bring our fans more and better EMC experiences while preserving the unique identities of these events. We have acquired and formed, or plan to acquire simultaneously with or shortly after consummation of this offering, the following businesses in pursuit of this strategy.

Asset/Status	Ownership	2012 Events/ Festivals	2012 Total Attendance (000s)	Description

BEATPORT, LLC "Beatport" Completed	100%	NA	NA	Principal online resource and destination for EMC DJs and enthusiasts, offering music for purchase in multiple downloadable formats (including uncompressed, high quality audio files) and providing unique music discovery tools for DJs and fans.

Disco Donnie Presents "DDP" Completed	100%	600 / 8	867	Promoter of EMC events in North America since 2000, including ownership interests in large EMC festivals.

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Asset/Status	Ownership	2012 Events/ Festivals	2012 Total Attendance (000s)	Description

ID&T Holding B.V. "ID&T" Planned	75%	35 / 29	964	One of the largest content providers and producers of international EMC live events across 19 countries and four continents. ID&T branded festivals include Tomorrowland, Mysteryland, Sensation, Q-Dance, B2S, Decibel and Defqon.1. At the same time as this acquisition, we will increase our interest in the ID&T JV from 51% to 75%.

I-Motion GmbH Events & Communication "i-Motion" Planned	60%	7 / 5	208	Leading promoter and producer of EMC festivals and events in Germany, with key brands including Nature One, Germany's largest open-air EMC festival.

Life in Color "LIC" Completed	100%	138 / 4	424	Promoter and organizer of branded events that feature live music by DJs, acrobatic acts and "paint blasts."

Made Event, LLC and EZ Festivals LLC collectively, "Made" Planned	70%	14 / 1	130	Promoter and producer of EMC festivals and events in the United States, including Electric Zoo, held annually in New York City.

MMG Nightlife LLC "MMG" Completed	80%	NA	NA	Management company that manages some of the most popular EMC venues in South Beach, Florida.

Totem Onelove Group Pty Ltd and Totem Industries Pty Ltd collectively, "Totem" Planned	100%	15 / 5	247	Promoter and producer of leading Australian EMC festival, Stereosonic, a five city touring outdoor festival held annually in summer (November/December) in conjunction with a touring and promotion business.

We describe the terms of these acquisitions in greater detail under "Business—Our History and Acquisitions—Planned acquisitions". Although, we consider each of these acquisitions to be a "probable acquisition" for the purposes of Rule 3-05 of Regulation S-X, it is possible that we will fail close these acquisitions or that they will otherwise fail to be successful. For more information, see "Risk Factors—Risks Related to Our Acquisition Strategy."

Currently, we generate revenue from several sources. These include music sales on Beatport (20% and 34% of total revenue on a pro forma basis for the year ended December 31, 2012 and the three months ended March 31, 2013, respectively), ticket sales and concessions (63% and 54% of total revenue on a pro forma basis for the year ended December 31, 2012 and the three months ended

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March 31, 2013, respectively), and other sources including promoter, license fees, sponsorship, and management fees (collectively, 17% and 12% of total revenue on a pro forma basis for the year ended December 31, 2012 and the three months ended March 31, 2013, respectively). On a pro forma basis for our completed and probable acquisitions, we generated revenue of $242.0 million and Adjusted EBITDA of $14.6 million and incurred net losses of $48.9 million for the year ended December 31, 2012, and generated revenue of $36.2 million and Adjusted EBITDA of $(9.2) million and incurred net losses of $31.7 million for the three months ended March 31, 2013.

COMPETITIVE STRENGTHS

We believe we are the largest company exclusively focused on the EMC community, with innovative festivals, live events and premier managed venues. In addition, we attract a large and growing community of EMC followers and key influencers around the world.

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History of creativity and innovation.    We create and produce many of the most recognized and well attended EMC festivals and events in the world, including, on a pro forma basis for our probable acquisitions, Tomorrowland, Sensation, Mysteryland, Q-Dance, Stereosonic, Electric Zoo, Decibel, Nature One, MayDay, Ruhr-in-Love and Life in Color. At our events and festivals, we use artistic, interactive, performance and visual elements, in addition to the music, to create an all-encompassing and compelling fan experience. For example, Life in Color shows include acrobatic acts and "paint blasts" in addition to DJs, and our other festivals include production elements such as elaborate sets, themes, lasers, fog machines and videos. We believe the appeal of our festivals and events is demonstrated by consistent attendance growth and ticket demand that often outstrips the available capacity. For example, in 2013, Tomorrowland sold out in pre-registration its approximately 180,000 tickets, which was more than triple the tickets it sold in 2009.

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Active, year-round relationship with the large and growing EMC community.    We use social media, engaging content and our online property, Beatport, to maintain an active relationship with trend setters and influencers in the broader EMC community, including professional DJs, bloggers and passionate consumers. Beatport has a large community of influencers, including over 200,000 registered DJs. Beatport also has a Klout score (an aggregated measure of social media activity and influence) of 90 out of 100, comparable with other high profile music services such as Spotify (90) and iTunes (92) as of June 2013. We believe our ability to create closer partnerships between Beatport and the most important EMC festivals and events will enable us to deliver more to the EMC community between and around live events.

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Substantial global scale and diversification.    Our scale and diversification enables us to serve our fans more effectively than other participants in the EMC market that have typically focused on one geographic market or a narrow portfolio of events. On a pro forma basis in 2012, we produced 52 festivals (defined as having an attendance of 10,000 or more fans) and 809 events (defined as having attendance of fewer than 10,000 fans). Together these attracted 2.8 million attendees in 2012 and included large and small scale events, presented in 25 countries on five continents, that targeted different subsets of the EMC community. In addition, our managed EMC venues hosted over 400,000 attendees and our online properties attracted millions of users around the world in the year ended December 31, 2012.

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Early access to emerging talent and trends.    Through our managed venues, Beatport and relationships with influencers, we are able to identify new trends and support new artists, introducing them across our network. Our premier managed EMC venues in South Beach, Florida have proven to be a breeding ground for some of the top DJs in the industry. Similarly, Beatport serves as an important channel for DJs to gain recognition. In addition to influential charts and other discovery tools, Beatport hosts mix contests and other programs to support aspiring DJs. For

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  example, Zedd, one of today's leading DJs, was discovered after he won several remix contests on Beatport and has gone on to play at several of our venues and festivals.

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Experienced management team.    Our management team's reputation and experience in music, live entertainment, consumer internet and related businesses make us a valuable partner to creative talent, independent operators and the EMC community more broadly. Members of our senior management team have previously built businesses in live events and entertainment and executed and integrated a number of acquisitions during their careers. We believe our management's experience strengthens our ability to effectively integrate and operate our acquired businesses.

We are an early stage company that has not yet taken full advantage of these strengths, and we are not yet profitable due to the costs associated with startup activities, including making acquisitions, as well as limited time integrating and managing the businesses we have acquired and intend to acquire.

GROWTH STRATEGY

Our goal is to grow our business by supporting the development of the EMC movement. Key elements of our strategy include the following.

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Enhance the fan experience.    We strive to continually enhance the experience that new and existing fans enjoy at our live events or online. Our live events include innovative and state-of-the-art sets and performer lineups, featuring both top talent and up-and-coming artists. We are pursuing many initiatives to enhance the fan experience, including continuing to invest in leading edge production, providing smart tickets/event passes, facilitating high quality travel and accommodation logistics, using wireless technologies to ease on-site logistics and social media interaction and featuring quality concessions in partnership with top-tier food and beverage partners. We believe the value of the experiences we offer is compelling enough to attract one or more partners willing to support multiple free events and other fan-friendly initiatives. We are in advanced discussions with several such partners to support these initiatives and enhance the access and experience of our fans. We plan to complement our fans' experience at live events by meeting their demand for information, quality content and connectivity with artists and the broader EMC community away from and around the events.

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Bring our festivals into new markets and expand current offerings.    Many of our EMC festivals and events are well known, have an existing global following and have begun to expand geographically. We are using our considerable resources, including managerial talent and local expertise, to accelerate the expansion of our festivals and events into new geographies, many of which have an underserved EMC fan community. For example, in 2012, Tomorrowland saw demand from approximately 200,000 U.S.-based fans seeking to purchase multiple tickets each, of which only 2,000 were successful. We intend to bring some of the most successful festivals in the world to North America, including TomorrowWorld, the first international version of Tomorrowland, scheduled to be held outside Atlanta in September 2013. In response to increasing demand for our events, we are also expanding some of our festivals by increasing their length and capacity. For example, from 2010 to 2011, Tomorrowland expanded to three days from two days and increased attendance to 60,000 per day (180,000 total) from 45,000 per day (90,000 total).

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Foster deeper engagement within the EMC community.    We believe our scale of festivals and events, combined with our new generation of executive talent, helps us support the growth of the EMC community. Creating and mixing electronic music is a collaborative process that is highly accessible given the ready availability of music and mixing tools. In addition, the music is typically enjoyed as part of a communal experience, which in turn is commonly shared and perpetuated via social media. We seek to improve our fans' experiences by responding to their growing demand to engage with

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  EMC content and the EMC community. We also plan to create closer partnership and integration between our online properties, such as Beatport, and live EMC happenings to enhance the fan experience between and around events.

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Acquire and integrate leading live event and online properties.    We seek to acquire the highest quality festivals, event operators and promoters worldwide, as well as other businesses that are important to the EMC community. We have completed four acquisitions and acquired an interest in one joint venture to date, and we plan to close four more acquisitions on or shortly after the closing of this offering. We are also in active negotiations to acquire several other businesses. To mitigate acquisition risks, we typically seek to retain management teams of the acquired companies under long-term agreements and incentivize them to continue to manage the operations and expansion of the businesses. In addition, we intend to use our senior management's expertise in live events, consumer internet and EMC broadly, to promote best practices across our entire network in order to enhance the fan experience, improve operating and financial performance and ensure the health and safety of our fans, all while allowing producers to maintain creative independence.

OUR PRINCIPAL ASSETS

Our business is comprised of premier live entertainment festivals, events and select premier managed EMC venues and online properties, including the following.

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ID&T and ID&T North America JV—We currently own 51% of the ID&T JV, which is the exclusive owner of North American rights to all festival brands operated by ID&T, including Sensation, TomorrowWorld, Mysteryland, Decibel and Q-Dance, among others. We own an option to acquire 75% of the worldwide business of ID&T (the "ID&T Business") and to increase our ownership of the ID&T JV to 75%. Once consummated, this acquisition would enable us to produce approximately 60 global dance events across 20 countries and five continents. ID&T is one of the world's largest content providers and producers of international EMC live events, having held 64 festivals and events in 2012 that attracted approximately 964,000 fans. These festivals and events include the following.

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Tomorrowland and TomorrowWorld—Founded in 2005, Tomorrowland is an annual fantasy-themed outdoor festival held by ID&T in Belgium. Tomorrowland was recently voted the best music event globally at the International Dance Music Awards at the 2013 Winter Music Conference and, in 2013, was voted best major festival at the European Festival Awards. The festival attracted over 180,000 attendees in 2012, and, to date, has more than 140 million online views of its official long-form after movies, over 3 million Facebook likes and 7.9 million live views over YouTube of its 2012 festival. Tickets to the Tomorrowland 2013 festival sold out within one second. TomorrowWorld is the North American name for Tomorrowland and our ID&T JV will produce the inaugural TomorrowWorld event in Chattahoochee, Georgia (outside Atlanta) from September 27, 2013 through September 29, 2013. In the first month following announcement, over 200,000 fans preregistered to purchase up to four tickets each for TomorrowWorld. ID&T holds its interest in Tomorrowland through its 50% ownership in a joint venture with its Belgian partners.

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Sensation—Sensation is a premier touring EMC event typically held in indoor arenas. Staged with world class acrobats and pyrotechnics, Sensation has a signature visual style where all fans and artists dress in white. The original Sensation event was held exclusively in the Amsterdam Arena for a period of five years until 2005. Sensation now tours in 18 countries across Asia, Europe and the Americas, has 770,000 Facebook likes and attracted over 250,000 attendees during 2012. Prior to the formation of the ID&T JV, ID&T held the first Sensation event in the United States, which attracted over 22,000 attendees over two nights at the Barclays Center in

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    Brooklyn, New York. Our ID&T JV has the exclusive rights to produce all Sensation events in North America, and we have announced five North American events for 2013. Our inaugural Sensation event, held in Toronto in May 2013, attracted over 25,000 attendees. The remaining Sensation events will be held in Las Vegas, Miami, New York and San Francisco.

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  Mysteryland—Mysteryland is a large-scale fantasy-themed outdoor festival held annually in the Netherlands and Chile. Mysteryland Netherlands 2012 attracted over 60,000 fans to a one-day event, and Mysteryland Chile 2012 attracted over 40,000 fans over two days. Our ID&T JV plans to produce Mysteryland events in North America starting in 2014.

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  Q-Dance—Q-Dance caters to fans of "hard style" electronic music, which is characterized by increased beats per minute. Q-Dance has a robust online offering of news, streaming audio, video and event promotions. Q-Dance's primary music festival is Defqon.1, which attracted approximately 54,000 attendees in the Netherlands and 25,000 in Australia in 2012. In total, Q-Dance held 11 events in 2012 that attracted more than 205,000 fans. Our ID&T JV has the exclusive rights to produce all Q-Dance events in North America and intends to hold events in 2013.

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  Decibel—Founded in 2002 by b2s, of which ID&T currently owns 50%. Decibel is a two-day outdoor, "hard style" festival held annually in The Netherlands in August. Attendance at the 2012 event was approximately 50,000, and in 2013, the event sold out within one hour.

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Life in Color—LIC produces medium to large-size, single-day events around a network of college campuses and major cities. These events feature live DJs, acrobatics and "paint blasts," during which participants are sprayed with colorful, harmless paint to provide them with a more interactive, exciting and distinctive experience. LIC had over 420,000 attendees across 142 events in 2012. Starting in 2013, LIC has implemented a strategy in larger geographic markets to use higher capacity venues to consolidate events historically held at multiple smaller venues. In 2012, we held our first LIC event outside the United States and in 2013 we intend to continue to expand internationally.

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Disco Donnie Presents—DDP organizes and promotes hundreds of EMC-focused events at venues across North America each year. In 2012, DDP produced or promoted over 600 events and festivals that attracted over 850,000 fans in total. We believe DDP adds significant value by increasing our connection to the EMC community, including promoters and operators, in local markets throughout North America.

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Miami Marketing Group—MMG manages several top EMC venues in Miami. Under its arrangements with the venue owners, MMG earns management fees based on revenue and profit. We believe our venue management increases our engagement with the EMC community and connects us to vibrant, new EMC trends and up-and-coming DJs. We manage the following venues in Miami.

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LIV—Exclusive, 22,000 square foot lounge/venue at the Fontainebleau Miami Beach hotel, which attracts top DJ talent for performances several times a week.

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LIV Sun Life Stadium—10,000 square foot venue and skybox seating overlooking the west end zone in Sun Life Stadium, home of the Miami Dolphins.

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STORY—New 29,000 square foot multi-level venue that opened on December 26, 2012, in Miami Beach.

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i-Motion—i-Motion is a leading promoter and producer of EMC festivals and events in Europe, predominantly in Germany. We have agreed to terms with i-Motion in respect of an acquisition of

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  60% of its ownership interests. i-Motion held 12 events and festivals in 2012 and its key festivals include the following:

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  Nature One—Germany's largest outdoor EMC festival. It is a two night music festival, held in August, hosting over 80,000 fans.

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  Ruhr-In-Love—An annual one day music festival held in June in Olga Park, Germany. The festival had over 40,000 visitors in 2012.

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  Mayday Festival—An annual one day music festival in April taking place in Germany with over 22,000 visitors in 2012. Founded in 1991, Mayday is one of Germany's oldest and largest indoor electronic music events. Mayday has been exported to Poland, Belarus and Russia.

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Totem—Totem is a leading promoter and producer of EMC festivals and events in Australia. We have signed an asset contribution agreement with Totem to acquire the assets it uses in its business. Totem's largest festival is Stereosonic, a five-city touring outdoor festival held annually in November and December. In 2012, Stereosonic attracted approximately 194,000 attendees, making it one of Australia's largest EMC festivals. Totem also produced/promoted 15 additional EMC events/tours in 2012, as well as the 2013 Australian tour of Swedish House Mafia. In addition, Totem is an important booking agent of international EMC artists and venues throughout Australia.

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Made—Made is a leading promoter and producer of EMC festivals and events in the United States Made's largest festival is Electric Zoo, which is held annually in New York City over Labor Day weekend. In 2012, Electric Zoo attracted over 100,000 attendees over three days to its site on Randall's Island. We have signed a binding term sheet with Made pursuant to which we will acquire a 70% ownership interest in Made, with a commitment to acquire the remaining 30% in 2018.

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Beatport—Founded in 2004, Beatport is the principal source of music for EMC DJs and a destination for the growing EMC community. DJs come to Beatport for professional quality, uncompressed audio files, which they require to produce and perform live electronic music tracks. Beatport offers over 2.5 million tracks from over 22,000 labels, and its free music samples generate approximately four million streams daily, driven by its electronic music charts, which are a popular source for music discovery. Beatport also provides access to music and industry news, music reviews, podcasts, videos, DJ profiles, event listings and venue details. In 2012, Beatport had approximately 40 million unique visitors according to Google Analytics. With its growing consumer audience, Beatport is a channel for over 200,000 registered DJs and a platform for new artist discovery. Beatport and our other online properties provide us with a direct connection to the key individuals that influence the broader EMC community, such as DJs, and to reach the EMC community and fans directly.

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Other Online Properties—In addition to Beatport, our festivals, events and managed EMC venues have an online presence and engage directly with their fans, including from their own websites and through social media. Fans can visit these websites to purchase tickets to events, watch videos and obtain up-to-date news. Across our online properties, including Beatport, we had over 5.3 million registered users as of March 31, 2013. We believe our ability to directly engage these fans provide substantial benefits to our understanding of the EMC community.

INDUSTRY OVERVIEW

The global market directly associated with electronic dance music is projected to be approximately $4.5 billion in 2013, according to IMS. Rising global interest in electronic music complemented by the power of social media and viral content has enabled the rapid growth of large-format, live EMC events. EMC fans are primarily "digital and social natives" who attend festivals and events for the shared live experience, and are highly engaged with festivals and artists via social media and other

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online and mobile platforms. This millennial generation leads the market in social media connectivity, digital media consumption, user-generated content creation, as well as mobile and online commerce.

History and evolution of electronic music culture

Electronic dance music is one of the most popular music genres in the world among the millennial generation. It is created by artists and DJs, using digital techniques, often in front of a live audience. Within this genre there are numerous subgenres including Dance, Drum and Bass, Dubstep, House, Techno and Trance, which often influence and integrate elements from each other. It has a history of over 20 years of mainstream popularity in Europe and has more recently evolved into a widely accepted and commercially successful genre of music in the United States and other international markets.

The growing popularity of the genre in the United States is becoming more evident. In 2012, the National Academy of Recording Arts and Sciences added a Dance/Electronic category for the Grammy Awards, Billboard launched a Dance/Electronic chart, and in February 2013, a Dance/Electronic song reached #1 on the Billboard Hot 100 chart for the first time. In a 2012 EMI Music Group survey, 29% of U.S. respondents described themselves as having passion for the genre, implying a fan base of 74 million and representing a 21% increase from the prior year. According to the Nielsen Company & Billboard's 2012 Music Industry Report, Dance/Electronic music had the highest growth of all music genres with a 35.6% increase in digital music track sales in the United States in 2012 compared to the prior year.

Live events

Live events, particularly festivals, are at the center of the EMC experience. Festivals are a global phenomenon, having been popular in Europe for over 20 years. The festival concept, particularly in EMC, is relatively new in the United States and other international markets. In the United States, the largest EMC festivals are generally less than ten years old but have been growing rapidly. Total attendance at what are currently the five largest U.S. EMC festivals grew 41% annually from 2007 to 2012 (although there can be no guarantee these growth rates will continue in the future). This compares to 2% annual revenue growth for the overall North American concert market during the same period, according to Pollstar, a concert industry trade publication. As EMC festivals become well-known, tickets typically sell out quickly, often before an artist line up is even announced. According to figures provided by ID&T, its Tomorrowland festival in Belgium saw demand from 2 million ticket buyers to purchase up to four tickets each for the 100,000-ticket allotment made available to international ticket buyers.

EMC festivals and events typically feature many different artists and DJs performing alongside elaborate sets, lighting and special effects centered on different creative themes. These festivals and events have become highly experiential and social happenings that are shared by thousands of fans. We believe the EMC festival business is characterized by a high degree of ownership fragmentation and is well positioned for consolidation.

EMC and connectivity

EMC grew from the popularity of electronic music and the associated evolution of the fan community. Members of the fan community connected to festivals and events, artists and DJs, and thereby stay informed about upcoming festivals and events, as well as new tracks. The proliferation of connected mobile devices and social media has fueled the propensity of fans to share experiences at live events and discover, listen to and share music.

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EMC artists are increasingly adept at reaching their fan base using social media and using that channel to market events at which they are appearing. Leading artist David Guetta has more than 43 million Facebook fans and more than 10 million Twitter followers as of June 2013. Top electronic dance music artists have doubled their Twitter fan bases over 2012 compared to 2011. In addition, according to a 2012 report by Ticketfly, social media drove six times more ticket sales for EMC events than non-EMC events from January 2012 to July 2012.

Key characteristics of electronic music

We believe there are several factors that distinguish this genre of music from others.

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Fan loyalty to leading EMC festivals.    Leading EMC festivals feature high-end productions, state-of-the-art sets, lighting and special effects and extensive artist lineups. As a result of the emphasis on the broader experiential aspects of EMC shows, attendance is often driven by the festival or event's reputation, testimonials from prior attendees and "chatter" within the online community, rather than specific artists. The power of reputation and fan engagement is evidenced by the speed at which leading festivals sell out, the ability to pre-sell tickets for festivals and events before announcing artist lineups and festivals' social media recognition. Because of their strong reputations and vibrant communities, successful EMC festivals and events have demonstrated long staying power and less dependence on individual "star" talent.

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Global appeal.    Because the majority of tracks have limited vocal lyrics and are comprised mainly of electronic beats and sounds, electronic music has global appeal and is easily transferrable across countries. For example, ID&T's 2012 Tomorrowland festival had visitors from over 75 countries and ID&T's Sensation now tours in 19 countries including the United States. This is indicative of the large global following for EMC live entertainment and recorded content, including international markets where there are currently limited EMC festivals and events.

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Lower cost structure than traditional music.    Electronic music is created digitally and often in front of a live audience. As a result, and unlike other music genres, the electronic music industry is not driven by sales of studio-produced albums, and therefore the music has lower production costs and lead time. Social media, live performances and online sites like Beatport are the primary marketing and distribution channels for electronic music. As blogs, a growing online community, recommendations of friends and word of mouth have become key drivers of artist and festival success, the need for traditional record labels' costly artist and repertoire functions is greatly reduced. The comparatively low cost and simple nature of production makes electronic music a highly accessible platform and therefore attracts a large number of aspiring DJ's. In addition, the enormous availability of files from which to sample, and the iterative community collaboration involved in the development of electronic music results in an accelerated pace of creation and a short average life of individual tracks.

OUR HISTORY AND ACQUISITIONS

SFX Entertainment, Inc. was incorporated in the State of Delaware on June 5, 2012. Between June 5, 2012 and February 13, 2013, we were named SFX Holding Corporation. We started our business on July 7, 2011 as SFX EDM Holdings Corporation, which is now a wholly-owned subsidiary of SFX Entertainment, Inc.

Completed acquisitions

Throughout 2012 and 2013, we implemented an expansion plan by acquiring independent EMC event promoters, production companies, venue operators and an online music destination. As of the date of

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this prospectus, we completed the acquisition of four companies and formed one joint venture, as detailed below.

Disco Productions, Inc. (now operating as SFX-Disco Operating LLC or "DDP")—DDP promotes and produces EMC events, including shows and festivals, throughout the country. On June 19, 2012, we acquired substantially all of the assets DDP used in connection with its business, including (i) rights to festival names, domain names, and customer lists, (ii) rights under commercial contracts with third parties, including performers who will perform at events, and (iii) rights under its arrangements with co-promoters of events. We paid $9.0 million as consideration, composed of $4.0 million in cash and $5.0 million in shares of our common stock, including $1.0 million currently held as a liability on our balance sheet.

Dayglow LLC and Affiliates (now operating as Life in Color or "LIC")—LIC (our Predecessor) provides branded entertainment services, including organizing and hosting paint parties, social events (including nightclub parties), and festivals featuring live entertainment, such as acrobatic acts, paint blasts, and DJ performances. On July 31, 2012, we acquired substantially all of the assets LIC used in connection with its business. This acquisition also included the acquisition of the assets and liabilities of Advanced Concert Productions LLC, the production company for LIC's live events. The assets we acquired in this acquisition included (i) office equipment/furniture and video, lighting, sound, and related equipment, (ii) rights to domain names, website material, and trademarks, and (iii) rights under commercial contracts with third parties, including rental/venue/lease contracts and agreements with artists, performers, or other service providers performing services at events.

We paid approximately $12.1 million as consideration for LIC, composed of $8.1 million in cash and $3.9 million in shares of our common stock. Furthermore, our subsidiary entered into employment agreements with the former owners of LIC to manage and operate the business and serve in various executive positions of LIC, including its chief executive officer, managing partner, event director, and production director.

MMG Nightlife, LLC ("MMG")—MMG operates three nightlife venues in South Florida pursuant to management agreements, including LIV, STORY (which has an oral management agreement) and LIV Sun Life Stadium. On December 31, 2012, we acquired substantially all of the assets MMG used in connection with its nightlife operations and management business, including (i) domain names, (ii) trademarks and copyrights, (iii) office equipment, and (iv) rights under commercial contracts, including its management and services agreements.

We hold an 80% ownership stake in our subsidiary (SFX-Nightlife Operating LLC) that purchased the acquired assets and the sellers of MMG hold the remaining 20% interest. We paid approximately $16.9 million as consideration, composed of $5.0 million in cash, a 0.24% promissory note in the principal amount of $8.5 million (which has been fully repaid) and $3.4 million of shares of our common stock. In addition, the former owners of MMG are entitled to receive an earnout payment based on the EBITDA of the business and assets of SFX Nightlife Operating LLC for the year ended December 31, 2014. If this EBITDA exceeds $5,270,000, the earnout payment will equal (1) $5,059,200 multiplied by (2) the actual EBITDA for the year ended December 31, 2014, divided by $5,270,000. If the EBITDA for the year ended December 31, 2014 is less than $5,270,000 but exceeds $3,372,000, the earnout payment will equal (1) $4,216,000 multiplied by (2) the difference between the actual EBITDA and $3,372,000 divided by $1,898,000. If the EBITDA is less than $3,372,000 for the year ended December 31, 2014, the former owners of MMG will not receive an earnout payment. Any earnout payment will be composed of 80% cash and 20% shares of our common stock at a price equal to (i) a 30-day volume-weighted average closing price per share if our shares are traded on any national securities exchange or the over-the-counter bulletin board, or (ii) the price per share determined in good faith by our board of directors if our shares are not listed on any

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national securities exchange or the over-the-counter bulletin board. In addition, we granted to the former owners of MMG a put right exercisable at any time between January 1, 2015 and June 30, 2015 to require us to acquire their 20% non-dilutable interest in our subsidiary, SFX-Nightlife Operating LLC. The consideration to be paid by us upon exercise of the put right would be equal to 20% of the product of SFX-Nightlife's EBITDA for the 2014 fiscal year multiplied by 6. The amount of the earnout consideration and the consideration payable under the repurchase right are each subject to increase based on a predetermined formula if the future combined federal and New Jersey long-term capital gains tax rates applicable to the former owners of MMG increase from their 2012 levels.

BEATPORT, LLC ("Beatport")—Beatport is an all-purpose online destination for our EMC fans, including a leading global music download store. On March 15, 2013, we acquired Beatport in a merger transaction. We paid $58.6 million as consideration, composed of $33.6 million in cash and 5.0 million shares of our common stock at an assumed price of $5.00 per share. 1.2 million of these shares are currently being held in an indemnity escrow account. If there are any losses for which the sellers of Beatport are required to indemnify us under the merger agreement, such sellers' indemnification obligation will first be satisfied by releasing the shares held in the indemnity escrow account. Our recourse for losses under the merger agreement, other than as a result of fraud or breach of certain representations, is capped at $6.5 million. We also entered into employment agreements with multiple principal employees of Beatport to manage the Beatport business.

Joint venture

ID&T JV North America ("ID&T JV")—We and ID&T formed a joint venture in October 2012 that has an exclusive license to use and promote all ID&T festivals and events in North America. ID&T is the largest content provider and producer of international EMC live events. We also have economic rights to share in the proceeds of any ID&T events held in North America when such events are not permitted to be assigned to the joint venture. Featured events in North America will include Mysteryland, TomorrowWorld, Sensation, and Q-Dance. We have a 51% ownership interest in the joint venture.

In connection with the joint venture, we paid ID&T $12.5 million in cash on October 30, 2012. Upon the signing of a definitive joint venture agreement on March 15, 2013 (i) we made a $7.5 million non-recourse loan to ID&T, which is to be repaid out of ID&T's interest in the distributions from the joint venture, (ii) we issued to ID&T fully vested warrants to purchase 500,000 shares of our common stock, having an exercise price of $2.50 per share, and (iii) we issued to ID&T 2.0 million shares of our common stock. For a period of five years beginning in the year ended December 31, 2013, ID&T will also be entitled to receive 100,000 warrants to purchase shares of our common stock each year if the joint venture has achieved an EBITDA of $7.0 million or more in the prior fiscal year. The warrant exercise price will equal the fair market value as our determined by our board of directors but, after our initial public offering, based on our stock's 30-day weighted average closing price.

The joint venture's board of directors consists of four directors, and we and ID&T each have the right to appoint two directors. In addition, we are entitled to appoint the co-Chief Executive Officer and Chief Financial Officer of the joint venture, and ID&T is entitled to appoint the other co-Chief Executive Officer and the Chief Creative Officer (who will have creative control over the brands that the joint venture uses and the events for which they are used).

Additionally, we will have the right to purchase any of the shares of our common stock issued to ID&T in connection with the ID&T JV at a price of $35.00 per share, to the extent held by ID&T, for a period beginning January 1, 2013 and ending on January 1, 2016, and at a price of $50.00 per share, to the extent held by ID&T, for a period beginning January 2, 2016 and ending on (and including) January 1, 2018. If we do not complete an initial public offering by May 26, 2014, then

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ID&T has the right to require us to purchase, for an aggregate purchase price of $10.0 million, all of the shares and warrants held by ID&T that were issued to it in connection with the ID&T JV.

Planned acquisitions

ID&T Holding B.V. ("ID&T")—On March 20, 2013, we entered into an option agreement (the "ID&T Option") with ID&T whereby we obtained the right to purchase a 75% ownership interest in ID&T's business worldwide (the "ID&T Business"). In addition, we would also increase our ownership of the ID&T JV from 51% to 75%. We paid $2.5 million in cash and issued 2.0 million shares of our common stock to acquire the ID&T Option. The exercise price of the ID&T Option is $40.0 million in cash (subject to certain adjustments), and we will also relinquish our right to be repaid $7.5 million we advanced to ID&T on March 15, 2013. In addition we will be required to pay $10.0 million within 90 days of ID&T's delivery of required audited financial statements which occurred on May 24, 2013. We plan to exercise the ID&T Option and close the acquisition of the 75% ownership interest in the ID&T Business on or shortly after the closing of this offering.

Under the terms of the ID&T Option, ID&T was required to provide to us audited financial statements of its business that are substantially compliant with SEC rules as soon as practicable. We received ID&T's audited financial statements on May 24, 2013, and we have 60 days within which to pay the exercise price and consummate the transaction.

i-Motion GmbH Events & Communication ("i-Motion")—On October 10, 2012, we signed a term sheet relating to the acquisition of i-Motion, which is a leading promoter and producer of EMC festivals and events in Europe with key brands including Nature One, Germany's largest open-air EMC festival. Under the term sheet, we will acquire a 60% ownership interest in i-Motion in exchange for $12.0 million in consideration, composed of $8.0 million in cash and $4.0 million in shares of our common stock at the initial offering price of our common stock in this offering. We plan to close the acquisition in i-Motion on or shortly after the closing of this offering. In addition, we will become obligated to purchase the remaining 40% interest in i-Motion after preparation of its 2014 audited financial statements at a price equal to 5.5 times 40% of the average of i-Motion's 2013 and 2014 EBITDA. Two-thirds of this additional consideration would be payable in cash with the remaining portion in shares of our common stock at the then prevailing market price per share.

Totem Onelove Group Pty Ltd. and Totem Industries Pty Ltd. (collectively, "Totem")—On May 15, 2013, we entered into an asset contribution agreement with Totem and their respective affiliates pursuant to which Totem agreed to sell to us substantially all of the assets Totem uses in connection with its business. Totem promotes and produces Stereosonic, a five city touring outdoor festival.

The purchase price consists of AUD$60.0 million (or $55.3 million) in cash and AUD$15.0 million (or $13.8 million) in our common stock valued at the price per share to the public in this offering. Under the terms of the agreement, we funded an AUD$5.0 million (or $4.8 million as of May 22, 2013) deposit on May 22, 2013. The deposit will be released to Totem on the earlier of June 30, 2013 or the closing of the acquisition and, at the closing of the acquisition and will be credited towards the AUD$60.0 million (or $55.3 million) cash portion of the purchase price. We also granted Totem a right to require us to repurchase at all (but not less than all) of the shares of our common stock that we issued to Totem as consideration under the asset contribution agreement at the price per share to the public in this offering. This right will be exercisable during the 30 calendar day period beginning on the second anniversary of the closing date. The repurchase right will be exercisable beginning on the second anniversary of the closing date and continuously for 30 days thereafter, and the payment for such repurchased shares must be made by us within 45 days after we receive notice from Totem of its election to exercise its repurchase right.

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The asset contribution agreement contains working capital and assumed employee liability adjustments. It also contains adjustments to the cash payment due at closing based on the business' EBITDA for the fiscal year ended June 30, 2013, as follows.

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if EBITDA for such period exceeds AUD$11.2 million (or $10.3 million), our cash payment at closing will increase by an amount equal to seven multiplied by the difference between EBITDA for the fiscal year ended June 30, 2013 less AUD$11.2 million (or $9.9 million); or

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if EBITDA for such period is less than or equal to AUD$10.8 million (or $9.9 million), our cash payment at closing will decrease by an amount equal to seven multiplied by the difference between AUD$10.8 million (or $9.9 million) less EBITDA for the fiscal year ended June 30, 2013.

The asset contribution agreement contains customary representations, warranties and covenants. The closing of the transaction is subject to certain closing conditions, including Totem providing audited financial statements for the fiscal years ended December 31, 2011 and December 31, 2012, as well as unaudited financial statements for the interim periods ended March 31, 2013 and June 30, 2013.

If the closing does not occur by September 30, 2013 due to a breach of the asset contribution agreement by Totem that causes a failure of any of the conditions to our obligation to close the transaction as of that date, the AUD$5.0 million ($4.8 million as of May 22, 2013) deposit must be returned to us no later than January 28, 2014. If the closing does not occur for any other reason, Totem will be entitled to retain the deposit.

Made Event, LLC & EZ Festivals, LLC (collectively, "Made")—On April 23, 2013, we signed term sheets relating to the acquisition of Made Event, LLC ("Made LLC") and EZ Festivals, LLC ("EZ Festivals"), which together are the owners and producers of the Electric Zoo Festival, an annual electronic dance music festival held in New York City at Randall's Island Park. On June 23, 2013, we entered into a letter agreement with Made in which we paid a $2.5 million advance and the parties agreed to extend the closing date to August 21, 2013. Under the term sheets, we will acquire 100% of the membership interests of Made LLC and EZ Festivals in two increments. At the first closing, we will acquire a 70% ownership interest in Made LLC and EZ Festivals for (i) $20.0 million in cash, (ii) $5.0 million in shares of our common stock valued at the lesser of (y) $12.75 per share or (z) the price per share to the public in this offering, and (iii) two promissory notes in the aggregate amount of $10.0 million, each having a maturity date of March 2014. At the second closing, which shall occur not later than March 18, 2018, we will acquire the remaining 30% ownership interests for a payment equal to the greater of $10.0 million or 30% of the businesses' EBITDA for 2017 multiplied by ten (subject to certain adjustments). If the second closing purchase price is equal to $10.0 million, such payment shall be made solely in cash and if the second closing purchase price is greater than $10.0 million, the payment shall consist of 80% in cash and 20% in shares of our common stock (at a volume weighted average price per share at the time of issuance).

In addition, the former owners of Made will be entitled to receive earnout payments as follows: (i) a one-time payment to the two former owners of Made in an aggregate amount equal to 40% of the net income of the business for the year ended December 31, 2013, and (ii) annual payments to the two former owners of Made in an aggregate amount equal to 30% of the net income of the business for each of the years ended December 31, 2014, 2015, 2016 and 2017, respectively. Each such earnout distribution, if any, shall be excluded from the calculation of the EBITDA of the business for purposes of determining the purchase price at the second closing. The first earnout payment, if any, shall be paid on March 31, 2014 with respect to the net income of the business for the year ended December 31, 2013, with each subsequent earnout payment, if any, to be paid every March 31 for such prior year until the final earnout payment, if any, is paid on March 31, 2018.

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We plan to close the acquisition of the 70% ownership interest in Made on or shortly after the closing of our initial public offering. We are required to close the acquisition by August 21, 2013. The $2.5 million advance shall be credited against the cash purchase price to be paid by us at closing if we close by August 21, 2013. If we fail to close by the end of August 21, 2013, other than due to fault by one of the two principals of Made, the principals may retain the advance.

COMPETITION

The broader market for live entertainment is highly competitive. We believe that we compete primarily on the basis of our EMC focus and the unique creative elements, combined with high production value of our events, festivals and managed venues. In our music business, we distinguish ourselves from competition through the breadth and professional nature of our electronic-focused offering. We believe that our primary strengths include:

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the quality of service we deliver to all constituencies within the EMC community including fans, artists and DJs;

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our track record in promoting and producing large EMC events in our markets;

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our strong relationships with artists, DJs, booking agents, promoters, venue operators and ticketing agents;

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the span and influence of our fan community;

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our premier managed EMC venues; and

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the availability of uncompressed music tracks which we supply to DJs to produce and perform music.

In the markets in which we promote festivals and events, we face competition from promoters and venue operators. We believe that barriers to entry in the promotion services business are low and that certain local promoters are increasingly expanding the geographic scope of their operations.

Our main competitors in the live music industry include Live Nation, AEG, Warehouse Live, Insomniac, Kaos Entertainment, C3 Concerts, Real Music Events, Slow Motion Music, SDC, Gritsy and Reverse, in addition to numerous smaller regional companies that operate in our markets. Our competitors compete with us in all regions and cities for tickets sales, artist bookings, EMC fans and concert attendees, venues, sponsorships and production equipment. Some of our competitors whose preliminary business is outside of EMC are larger companies with significant operations and a higher profile in the industry. However, we have expertise in the live music industry and the electronic dance music genre, in particular, and we work with the leading EMC promoters in the world, which helps us to be competitive in this industry.

With respect to our Beatport business, we face competition from providers of interactive on-demand audio and video content, and pre-recorded entertainment, such as Apple's iTunes Music Store, Rdio, Rhapsody, Spotify, Pandora, Amazon and other digital content providers that allow online listeners to select the audio content that they stream or purchase. However, we believe the breadth and professional nature of our electronic music-focused offering is unique. Our primary source of music sales revenue is derived from uncompressed audio files which DJs require for production and performance. Beatport is the premier destination for such professional quality offerings.

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 GOVERNMENT REGULATION

Our operations are subject to federal, state, and local laws statutes, rules, regulations, policies and procedures both domestically and internationally, governing matters such as:

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construction, renovation and operation of our venues;

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licensing, permitting and zoning, including ordinances relating to noise, traffic and pollution;

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human health, safety and sanitation requirements;

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the service of food and alcoholic beverages;

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working conditions, labor, minimum wage and hour, citizenship and employment laws;

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the United States Americans with Disabilities Act (ADA);

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the United States Foreign Corrupt Practice Act (FCPA) and similar regulations in other countries;

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historic landmark rules;

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hazardous and non-hazardous waste and other environmental protection laws;

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sales and other taxes and withholding of taxes;

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privacy laws and protection of personally identifiable information;

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marketing activities via the telephone and online; and

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primary ticketing and ticket resale services.

We believe that we are in material compliance with these laws. There are many complex regulations relating to food service in our venues. A variety of regulations at various governmental levels relating to the handling, preparation and serving of food, the cleanliness of food production facilities and the hygiene of food-handling personnel are enforced primarily at the local public health department level. Above all, we are committed to maintaining the highest standards of safety, health and security for our fans at every one of our events and venues.

We also must comply with applicable licensing laws, as well as state and local service laws, commonly called dram shop statutes. Dram shop statutes generally prohibit serving alcoholic beverages to certain persons, such as an individual who is intoxicated or a minor. If we violate dram shop laws, we may be liable to third parties for the acts of the customer. Although we generally hire outside vendors to provide these services at our larger operated venues and regularly sponsor training programs designed to minimize the likelihood of such a situation, we cannot guarantee that intoxicated or minor customers will not be served or that liability for their acts will not be imposed on us.

We are also required to comply with the ADA and certain state statutes and local ordinances that, among other things, require that places of public accommodation, including both existing and newly constructed venues, be accessible to customers with disabilities. The ADA requires that venues be constructed to permit persons with disabilities full use of a live entertainment venue. The ADA may also require that certain modifications be made to existing venues to make them accessible to customers and employees who are disabled. In order to comply with the ADA and other similar ordinances, we may face substantial capital expenditures in the future.

We are required to comply with the laws of the countries we operate in and also the FCPA regarding anti-bribery regulations. These regulations make it illegal for us to pay, promise to pay, or receive money or anything of value to, or from, any government or foreign public official for the purpose of directly or indirectly obtaining or retaining business. This ban on illegal payments and bribes also applies to agents or intermediaries who use funds for purposes prohibited by the statute.

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From time to time, governmental bodies have proposed legislation that could have an effect on our business. For example, some legislatures have proposed laws in the past that would impose potential liability on us and other promoters and producers of live music events for entertainment taxes and for incidents that occur at our events, particularly relating to drugs and alcohol. More recently, some jurisdictions have proposed legislation that would restrict ticketing methods and mandate ticket inventory disclosure.

PRIVACY POLICY

As a company conducting business on the internet, we are subject to a number of foreign and domestic laws and regulations relating to information security, data protection and privacy, among other things. Many of these laws and regulations are still evolving and could be interpreted in ways that could harm our business. In the area of information security and data protection, the laws in several states require companies to implement specific information security controls to protect certain types of personally identifiable information. Likewise, all but a few states have laws in place requiring companies to notify users if there is a security breach that compromises certain categories of their personally identifiable information. Any failure on our part to comply with these laws may subject us to significant liabilities.

We are also subject to federal and state laws regarding privacy of listener data. Our privacy policy and terms of use describe our practices concerning the use, transmission and disclosure of listener information and are posted on our website. Any failure to comply with our posted privacy policy or privacy-related laws and regulations could result in proceedings against us by governmental authorities or others, which could harm our business. Further, any failure by us to adequately protect the privacy or security of our Beatport users' information could result in a loss of confidence in our service among existing and potential users, and ultimately, in a loss of users and advertising customers, which could adversely affect our business.

We collect and use certain types of information from our customers in accordance with the privacy policies posted on our websites. We collect personally identifiable information directly from Beatport users when they register to use our service, fill out their listener profiles, post comments, use our service's social networking features, participate in polls and contests and sign up to receive email newsletters. We may also obtain information about our Beatport users from other Beatport users and third parties. We also collect information from customers using our other websites in order to provide ticketing services and other user support. Our policy is to use the collected information to customize and personalize our offerings for Beatport users and other customers and to enhance the listeners' experience when using our service.

We also use automated data collection technology, such as tracking cookies, to collect non-personally identifiable information in order to provide artists appropriate royalties and help us track listener interactions with our services. Third-party advertisers and service partners may also use tracking technologies in order to collect non-personally identifiable information regarding use of our platforms. We make privacy controls available to our Beatport users to allow them to control whether certain information that they post on their profile pages is visible to other Beatport users and to the public. Even where these settings are exercised, a listener's stations remain searchable, including by the listener's email address.

We have implemented commercially reasonable physical and electronic security measures to protect against the loss, misuse, and alteration of personally identifiable information. No security measures are perfect or impenetrable, and we may be unable to anticipate or prevent unauthorized access to our customers' personally identifiable information.

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 INTELLECTUAL PROPERTY

It is our practice to protect our trademarks and other original and acquired intellectual property. Our subsidiaries currently hold, or have recently acquired, over twenty trademarks registered on the Principal Register of the United States for a number of our brands, with over thirteen applications pending on the Principal Register. Our subsidiaries have also applied for registration of over fifteen trademark applications in multiple foreign jurisdictions. We are in the process of updating trademark and domain name registries to reflect ownership of recently acquired intellectual property. We believe that our trademarks and other proprietary rights have significant value and are important to our brand-building efforts and the marketing of our services. We cannot predict, however, whether steps taken by us to protect our proprietary rights will be adequate to prevent infringement or misappropriation of these rights.

Upon the consummation of our planned acquisitions, we believe that we will hold 650 trademarks registered or applied for worldwide.

LEGAL PROCEEDINGS

We are subject to various legal proceedings and claims that arise in the ordinary course of business. The outcome of legal proceedings and claims brought against us is subject to significant uncertainty. If one or more legal matters were resolved against us in a reporting period for amounts in excess of management's expectations, our consolidated financial statements for that reporting period could be materially adversely affected.

On June 12, 2012, a lawsuit was commenced against Made, one of our planned acquisition targets, its founders Mike Bindra and Laura De Palma, and Sala Corporation, by Henri Pferdmenges and NRW, Inc. in the Circuit Court of the Eleventh Judicial Circuit in and for Miami Dade County, Florida alleging claims of (i) breach of joint venture agreement, (ii) breach of fiduciary duty and (iii) declaratory action regarding rights in the 2011, 2012 and future Electric Zoo Festivals and certain rights to intellectual property associated with the Electric Zoo Festival. The complaint was amended on September 17, 2012 to add additional claims alleging (i) unjust enrichment, (ii) promissory estoppel, (iii) contract implied in fact and (iv) fraud in the inducement with respect to the ownership of the Electric Zoo Festival. The case was removed to the United States District Court for the Southern District of Florida on July 20, 2012, and venue was transferred to the United States District Court for the Southern District of New York on November 26, 2012. Pursuant to the Second Amended Complaint filed on January 23, 2013, the plaintiffs are seeking up to approximately $2.0 million per claim, ownership of certain intellectual property and lost profits. On February 5, 2013, the defendants filed a Motion to Dismiss Plaintiffs' Second Amended Complaint, which is currently pending before the court.

PROPERTIES

We occupy approximately 11,917 square feet of office space at our headquarters in New York, New York under a lease that expires in February 2015. We occupy approximately 2,400 square feet of storage space in Hollywood, Florida under a lease that expires in August 2014. We occupy approximately 3,858 square feet under a lease for office space in Miami Beach, Florida. The term of the lease is 24 months. We also currently occupy approximately 1,404 square feet under a lease for office space in Miami Beach, Florida. The lease is set to expire on January 31, 2016. We occupy approximately 14,929 square feet of office space in Denver, Colorado under a lease that expires on May 31, 2015. We occupy approximately 3,444 square feet of office space in Los Angeles, California under a lease that expires January 31, 2014. We also occupy office space in Bettembourg, Luxembourg under a lease that has an indefinite term and can be terminated by either party with two months'

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written notice. We also occupy approximately 350 square meters of office space in Berlin, Germany under a lease that has an indefinite term and can be terminated by either party with twelve months' notice; provided, however, that the earliest termination date is August 31, 2014.

Upon the consummation of our planned acquisitions, we will occupy an office building in Mülheim-Kärlich, Germany under that expires on December 31, 2015. The lease may be extended for a period of five years. We will also occupy approximately 1,450 square feet of office space in Mülheim-Kärlich, Germany under a lease that has an indefinite term and can be terminated by either party with three months' written notice after the end of a month. We will also occupy approximately 3,000 square feet of storage space in Mülheim-Kärlich, Germany under a lease that has an indefinite term and can be terminated by either party with six months' written notice after the end of a month. We will also occupy approximately 3,700 square feet of storage space in Mülheim-Kärlich, Germany under a lease that has an indefinite term and can be terminate by either party with six months' written notice after the end of a month. We will also occupy office space in Windsor, Australia under a lease set to expire June 8, 2016. The lease may be renewed for two six-year periods.

EMPLOYEES

As of June 15, 2013, we had approximately 145 full-time employees.

Our staffing needs vary significantly throughout the year. Therefore, we also employ part-time and/or seasonal employees, primarily for our live EMC events held between May and September. We are not a party to any collective bargaining agreements and have not experienced any strikes or work stoppages. We believe that we enjoy good relations with our employees. From time to time, we utilize the services of independent contractors to perform various services.

Upon the consummation of our planned acquisitions, we will have approximately an additional 168 full-time employees.

 Management

Our executive officers and directors and their respective ages and positions as of the date of this prospectus, are as follows:

Name	Age	Position

Robert F.X. Sillerman	65	Chief Executive Officer and Chairman of the Board of Directors
D. Geoff Armstrong	55	Director
Dr. Andrew N. Bazos	50	Director
Jared Cohen	31	Director
Michael Meyer	48	Director
John Miller	68	Director
Joseph F. Rascoff	67	Director and Chief Operating Officer
Edward Simon	67	Director
Mitchell Slater	52	Vice Chairman of the Board of Directors
Sheldon Finkel	68	Vice Chairman
Richard Rosenstein	48	Chief Financial Officer and Executive Vice President, Corporate Strategy and Development
Timothy J. Crowhurst	37	President
Chris Stephenson	47	Chief Marketing Officer
Howard Tytel	66	General Counsel
Robert Damon	58	Chief Accounting Officer and Senior Vice President

Robert F.X. Sillerman has been the Chairman of our board of directors and Chief Executive Officer since our inception. He has served as Executive Chairman of the Board of Directors of Viggle Inc. (formerly, Function(x) Inc.), a media company, since February 2012 and as its Chief Executive Officer since June 2012. He has, since January 2008, served as director and, from January 2008 to January 2013, served as Chairman and Chief Executive Officer of Circle Entertainment Inc., a company developing location-based entertainment venues. Mr. Sillerman also served as the Chief Executive Officer and Chairman of CKX, Inc., a company that owns, develops, manages and commercially uses entertainment content, from February 2005 until May 2010. From August 2000 to February 2005, Mr. Sillerman was Chairman of FXM, Inc., a private investment firm. Mr. Sillerman is the founder and has served as managing member of FXM Asset Management, LLC, the managing member of MJX Asset Management, a company principally engaged in the management of collateralized loan obligation funds, from November 2003 through April 2010. Prior to that, Mr. Sillerman served as the Executive Chairman, a Member of the Office of the Chairman and a director of SFX Entertainment Inc., a company that owned and operated live entertainment venues, from its formation in December 1997 through its sale to Clear Channel in August 2000. We believe that Mr. Sillerman is qualified to serve as a member of our board of directors because of his extensive background as an executive of companies in the entertainment and music industries.

D. Geoff Armstrong has served on our board of directors since December 2012. Mr. Armstrong is currently Chief Executive Officer of 310 Partners, a private investment firm. Mr. Armstrong has been a director, since November 2003, of Nexstar Broadcasting Group, Inc., a television broadcasting company, and, since June 2001, a director of Radio One, Inc., a radio broadcasting company, both publicly held companies. From March 1999 through September 2000, Mr. Armstrong was the Chief Financial Officer of AMFM, Inc., a radio broadcasting company, publicly traded on the New York Stock Exchange until it was purchased by Clear Channel Communications in September 2000. Mr Armstrong was also Chief Operating Officer and a director of Capstar Broadcasting Corporation, which merged with AMFM, Inc. in 1999. Additionally, he was a founder of SFX Broadcasting, which

Management

went public in 1993, and he subsequently served as Chief Financial Officer, Chief Operating Officer, and director until the company was sold in 1998. We believe that Mr. Armstrong is qualified to serve as a member of our board of directors because of his many years of senior management experience at various public and private companies in the media and entertainment industries, including as a chief financial officer and chief operating officer, and his ability to provide insight into a number of areas including governance, executive compensation and corporate finance.

Andrew N. Bazos, M.D. has served on our board of directors since November 2012. Dr. Bazos is an orthopedic surgeon specializing in sports medicine, arthroscopy, knee and shoulder surgery. Dr. Bazos earned a degree with honors in biochemistry from Harvard University and graduated from Yale University School of Medicine. Following a general surgery internship at Columbia-Presbyterian Medical Center in New York City, Dr. Bazos completed his residency training at Columbia-Presbyterian's New York Orthopedic Hospital. Since that time, he has co-authored numerous clinical research projects and international presentations. Dr. Bazos completed a fellowship in Sports Medicine and Arthroscopy at NYU-Hospital for Joint Diseases in New York City in 1993. After being awarded the position of medical director and house physician for Yankee Stadium in 1989, Dr. Bazos founded Sports & Entertainment Physicians, PC, which focuses on comprehensive medical coverage for large-capacity venues in the greater New York City area. In addition to his ongoing role at Yankee Stadium providing venue coverage, Dr. Bazos and his company have served in a similar capacity at Madison Square Garden since 1990 and the US Open Tennis Championships since 2011. Dr. Bazos has also served as Tournament Physician at the Big East Basketball Championships since 2006. He is board-certified by The American Board of Orthopedic Surgery. Dr. Bazos is a partner at Western Connecticut Orthopedic Specialists, PC and since 1993 serves as an Associate Clinical Professor of Orthopedic Surgery in the Sports Medicine Department at NYU-Hospital for Joint Diseases in New York City, where he maintains operating privileges and keeps office hours. We believe that Dr. Bazos is qualified to serve as a member of our board of directors because of his expertise in medicine and event safety.

Jared Cohen has served on our board of directors since April 2013. Since October 2010, he has been the founder and Director of Google Ideas, a "think/do tank" that seeks to enable new technology-driven initiatives and understand how technology can assist in confronting global challenges. Mr. Cohen has been an Adjunct Senior Fellow at the Council on Foreign Relations since September 2010 and currently serves as a member of the National Counterterrorism Center's (NCTC) Director's Advisory Board. He previously served as a member of the Secretary of State's Policy Planning Staff and as an advisor to both Condoleezza Rice and Hillary Clinton from September 2006 to September 2010. Mr. Cohen is the coauthor of the New York Times' Bestseller The New Digital Age: Reshaping the Future of People, Nations, and Business. In 2013, Mr. Cohen was named one of TIME's 100 most influential people in the world. Vanity Fair named him as a member of the "Next Establishment," The Washington Post and Harvard's Kennedy School of Government named him one of six "Top American Leaders," and Foreign Policy listed him as one of the "Top 100 Global Thinkers." We believe that Mr. Cohen is qualified to serve as a member of our board of directors because of his expertise in digital media and technology.

Michael Meyer has served on our board of directors since May 2013. He is a Partner and Head of Sales and Trading at The Seaport Group, a position he has held since 2009. The Seaport Group provides investment banking, research and analysis, and institutional sales and trading services. From 2008 to 2009, Mr. Meyer was employed as Director at UBS O'Conner, a hedge fund located in New York City. Prior to that, he served as Head of Investment Grade Trading and Sales for Bank of America from 2002 to 2007. From 1998 through 2002, Mr. Meyer was the Head of Investment Grade Bond Trading at Union Bank of Switzerland. He was also Managing Director of Credit Trading at

Management

Merrill Lynch from 1992 through 1998 and Vice-President of Credit Trading at Credit Suisse from 1988 through 1992. Mr. Meyer has served as a director for Circle Entertainment, Inc., a company developing location-based entertainment venues which is controlled by Mr. Sillerman, since 2008. We believe that Mr. Meyer is qualified to serve as a member of our board of directors because of his expertise in financial planning and capital markets.

John Miller has served on our board of directors since October 2012. Since June 2004, Mr. Miller has been the Chief Investment Officer of W.P. Carey & Co. LLC, a net lease real estate company. Mr. Miller is also a founder and Non-Managing Member of StarVest Partners, L.P., a $150 million venture capital investment fund formed in 1998. Since February 2011, he has been a director of Viggle Inc., a publicly traded media company. Mr. Miller was also a director of Circle Entertainment Inc. from January 2009 to August 2012. From February 2005 through January 2009, when he resigned, Mr. Miller served as a director of CKX, Inc., a company that owns, develops, manages and commercially uses entertainment content. From 1995 to 1998, Mr. Miller was President of Rothschild Ventures Inc., the private investment unit of Rothschild North America, a subsidiary of the worldwide Rothschild Group. He was also President and CEO of Equitable Capital Management Corporation, an investment advisory subsidiary of The Equitable, where he worked for 24 years beginning in 1969. We believe that Mr. Miller is qualified to serve as a member of our board of directors because of his expertise in finance and venture capital.

Joseph F. Rascoff has served on our board of directors since October 2012 and was named our Chief Operating Officer in June 2013. Mr. Rascoff is a business manager for musical artists. As a co-founder of The RZO Companies, an organization involved in the music industry as a tour producer and business manager, he has represented artists in recording contract negotiations, music publishing administration, licensing, royalty compliance and touring since 1978. Clients of The RZO Companies include The Rolling Stones, U2, David Bowie and Sting. Since February, 2011, he has been a director and Chairman of the Audit Committee of Viggle Inc., a publicly traded media company. Since 2005, Mr. Rascoff has been a director of Van Wagner Communications, LLC, a privately held advertising and media company. From 1974 to 1978, Mr. Rascoff was an audit partner in Hurdman and Cranstoun, a predecessor accounting firm of KPMG LLP. Mr. Rascoff served as a Trustee of The University of Pennsylvania from 1992 to 1996, is on the Board of Overseers of the University of Pennsylvania Libraries, and President of the Board of Trustees of The Bishop's School, La Jolla, California, from 2005 to 2011. Mr. Rascoff is a graduate of The Wharton School, University of Pennsylvania. We believe that Mr. Rascoff is qualified to serve as a member of our board of directors because of his expertise in finance and accounting and his substantial familiarity with the entertainment industry.

Edward Simon has served on our board of directors since October 2012. Since 1998, Mr. Simon has been president of PS Broadway Holdings, Inc., an entertainment management company providing artist services in concert production, music publishing, contract negotiations and business management. We believe that Mr. Simon is qualified to serve as a member of our board of directors because of his expertise in music, entertainment and related industries.

Mitchell Slater has been the Vice Chairman of our board of directors since October 2012. Mr. Slater is a long-time associate of Mr. Sillerman having served as Chief Operating Officer of CKX, Inc. from 2005 to 2010; as Executive Vice President of FXM Investment Corporation from 2000 to 2005; and as Executive Vice President of SFX Entertainment, Inc. from 1998 to 2000. From 2002 until 2011, Mr. Slater was founder and a principal of De Novo Legal, a legal solutions company that focused on document review, temporary legal staffing and electronic discovery. Mr. Slater is a former Board member and current Observer to the Board of Trustees of Muhlenberg College, a member of the Board of Trustees of The Garden School, a private college prepatory school in Jackson Heights, New

Management

York, and former President and current member of the Board of Directors of Lifebeat, a non-profit music organization that fosters HIV/AIDS prevention. Mr. Slater came to know Mr. Sillerman when he sold his concert promotions company Delsener/Slater Enterprises to SFX Broadcasting in 1996. We believe that Mr. Slater is qualified to serve as a member of our board of directors because of his expertise in finance and his experience as an executive at several entertainment companies.

Sheldon Finkel has been our Vice Chairman since June 2013 and previously served as our President from October 2012 to May 2013. He was Chairman and Chief Executive Officer of Sagebrush Gold Ltd. and its wholly owned subsidiary, Empire Sports & Entertainment Holdings Co., an entertainment company, from September 2010 until September 2011. Mr. Finkel is most known as an American boxing and music manager and promoter, having managed and promoted boxing fighters from 1980 until 2010. Mr. Finkel was selected by the Boxing Writers Association of America as manager of the year in 1990 and 1993. In June 2010, he was inducted into the Boxing Hall of Fame. From 2006 to 2010, Mr. Finkel was the President of Shelly Finkel Management Inc., a business specializing in the management of professional fighters, including world-class boxers such as Mike Tyson and Manny Pacquiao. In addition from 2006 to 2010, Mr. Finkel handled a number of business ventures and negotiated opportunities for boxing heavyweight fighters Vitali and Wladmir Klitschko. Prior to his career in boxing, he was a music manager, producing the Watkins Glen Summer Jam concert in 1973, that featured the Grateful Dead, Allman Brothers and The Band.

Richard Rosenstein has been our Executive Vice President of Corporate Strategy & Development since October 2012. He was named our Chief Financial Officer in February 2013. Prior to joining the Company, Mr. Rosenstein was Vice President at Baron Capital, Inc., a money management firm from 2007 to 2012, and before that, was Partner at Keel Capital Management LLC, a hedge fund from 2004 to 2007. Prior to 2004, Mr. Rosenstein was a Managing Director at The Goldman Sachs Group, Inc., where he covered media companies in equity research, co-headed Communacopia Research and served on the stock selection committee.

Timothy J. Crowhurst has been our President since June 2013. Prior to joining SFX, Mr. Crowhurst founded White Oak, an investment management and corporate advisory firm focused on internet, media and entertainment. Prior to White Oak, Mr. Crowhurst was with Goldman, Sachs & Co. from 1999 through 2012, where, most recently, he served as a Managing Director in the Technology, Media and Telecom Group within the Investment Banking Division. Mr. Crowhurst is a Term Member of the Council on Foreign Relations, and a board member of HealthRight International, a charitable organization focused on health and human rights. Mr. Crowhurst holds an A.B. degree in economics from the University of Chicago.

Chris Stephenson has been our Chief Marketing Officer since November 2012. Mr. Stephenson was most recently President and Chief Operating Officer of Viggle Inc., a publicly traded media company from May 2011 to November 2012. Beginning in September 2009 to May 2011, Mr. Stephenson was Chief Marketing Officer at Interscope Records, part of Universal Music Group. Mr. Stephenson was General Manager of Global Marketing for Microsoft, Inc. from March 2006 to September 2009 and was also the Senior Vice President of Marketing at House of Blues Entertainment, LLC, a live entertainment venue management company, from 1996 to 2001, where he focused on brand development and online content. Mr. Stephenson's experience also includes his role as Senior Vice President of Marketing for MTV Networks Inc. where he managed multiple award-winning international advertising campaigns, developed multiple sponsor-driven programs, including the European Music Awards, and was a digital pioneer in the 1990s.

Howard J. Tytel has been our General Counsel since February 2012. He is also currently Counsel in the Corporate and Securities group of Reed Smith LLP. Mr. Tytel served as the Senior Executive Vice

Management

President, Director of Legal and Governmental Affairs and director of CKX, Inc. from February 2005 to February 2012, the Executive Vice President and Director of Legal and Governmental Affairs of FXM, Inc. from August 2000 to February 2005 and the Executive Vice President, General Counsel, Secretary and director of SFX Entertainment Inc. from December 1997 through August 2000.

Robert Damon has been our Chief Accounting Officer since February 2013. Mr. Damon was the Vice President and Corporate Controller of Katz Media Group, Inc., a leading media representation firm for radio, television and digital media clients from 1995 until 2000 when Mr. Damon served as Senior Vice President and Chief Financial Officer until 2012. Mr. Damon was also Corporate Controller at Liberty Fabrics, Inc. from 1991 to 1995 and Senior Manager of Ernst & Young from 1983 to 1991.

BOARD COMPOSITION AND ELECTION OF DIRECTORS

Our board of directors consists of nine directors, with each director being elected to serve until the next annual meeting of stockholders and until their respective successors have been duly elected and qualified. All elections for the board of directors will be decided by a plurality of the votes cast by the stockholders entitled to vote on such matter.

DIRECTOR INDEPENDENCE

Our board of directors has determined that each of our non-employee directors, Edward Simon, John Miller, D. Geoffrey Armstrong, Dr. Andrew Bazos, Jared Cohen and Michael Meyer, satisfy the criteria for independence under NASDAQ listing rules for independence of directors and of committee members. In addition, each of the members of our audit committee is "independent" as such term is defined in Rule 10A-3(b)(1) under the Exchange Act, which is different from the test under NASDAQ listing rules for independence of board and committee members. We currently have a fully independent compensation committee, corporate governance and nominating committee, and audit committee.

BOARD STRUCTURE

Our governance structure combines the roles of Chairman and Chief Executive Officer. Mr. Sillerman has served as both our Chairman and Chief Executive Officer since our formation. The board of directors continues to believe there are important advantages to Mr. Sillerman serving in both roles at this time. Mr. Sillerman is the director most familiar with our business and industry and is best situated to propose the board of directors' agendas and lead board discussions on important matters. Mr. Sillerman provides a strong link between management and the board of directors, which promotes clear communication and enhances strategic planning and implementation of corporate strategies. Another advantage is the clarity of leadership provided by one person representing the Company to employees, stockholders and other stakeholders. The board of directors has named Mr. Miller as its lead independent director.

Our independent directors expect to hold executive sessions at which only independent directors are present in connection with regularly scheduled board meetings, but no less than twice a year.

Our board of directors monitors our exposure to a variety of risks through our audit committee. Our audit committee charter gives the audit committee responsibilities and duties that include discussing with management, the internal audit department and the independent auditors our major financial risk exposures and the steps management has taken to monitor and control such exposures, including our risk assessment and risk management policies.

Even though we are a "controlled company" under NASDAQ listing rules, we do not intend to use any of the exemptions from the NASDAQ corporate governance rules available to a controlled

Management

company, including those relating to board independence and the requirement to have a compensation committee and a nominating committee.

BOARD COMMITTEES

Our board of directors has established an audit committee, a compensation committee, and a corporate governance and nominating committee. Each of the committees reports to the board of directors as they deem appropriate, and as the board of directors may request. The composition, duties and responsibilities of these committees are set forth below. In the future, our board of directors may establish other committees, as it deems appropriate, to assist it with its responsibilities. In addition to the committees described below, we have a medical services committee, chaired by Dr. Bazos, and a digital committee, chaired by Jared Cohen, of the board of directors.

Audit Committee

The audit committee is responsible for, among other matters, assisting the board of directors in fulfilling the board of directors' oversight responsibility relating to: the quality and integrity of our financial statements; the financial reporting process; the systems of internal accounting and financial controls; the performance of our internal audit function; the independent auditors' qualifications, independence, performance and compensation; and our compliance with ethics policies and legal and regulatory requirements.

Our audit committee consists of Messrs. Armstrong, Meyer and Miller, and Mr. Armstrong serves as the chairperson. Our board of directors has determined that Mr. Armstrong, Mr. Meyer and Mr. Miller each qualify as an "audit committee financial expert," as such term is defined in Item 407(d) of Regulation S-K.

Compensation Committee

The compensation committee is responsible for, among other matters, reviewing key employee compensation goals, policies, plans and programs; reviewing and approving the compensation of our chief executive officer and other executive officers; reviewing and approving employment agreements and other similar arrangements between us and our executive officers; and administering our stock plans and other incentive compensation plans.

Our compensation committee consists of Messrs. Simon, Meyer and Miller, and Mr. Miller serves as the chairperson.

Corporate Governance and Nominating Committee

Our corporate governance and nominating committee is responsible for, among other matters, identifying individuals qualified to become members of our board of directors, consistent with criteria approved by our board of directors; overseeing the organization of our board of directors to discharge the board of directors' duties and responsibilities properly and efficiently; identifying best practices and recommending corporate governance principles; reviewing and approving any transaction between us and any related person (as defined in Item 404 of Regulation S-K); reviewing and approving the compensation of our non-employee directors; and developing and recommending to our board of directors a set of corporate governance guidelines and principles applicable to us.

Our corporate governance and nominating committee consists of Messrs. Simon, Meyer and Miller, and Mr. Simon serves as the chairperson.

Management

 CODE OF BUSINESS CONDUCT AND ETHICS

We have adopted a code of business conduct and ethics that applies to all of our employees, officers, and directors, including those officers responsible for financial reporting. These standards are designed to deter wrongdoing and to promote honest and ethical conduct. The code of business conduct and ethics and the written charters for the audit committee, compensation committee and corporate governance and nominating committee will be available on our website. The information that appears on our website is not part of, and is not incorporated into, this prospectus.

None of our directors or executive officers, nor any associate of such individual, is involved in a legal proceeding adverse to us or any of our subsidiaries or our joint ventures.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of our compensation committee is or has at any time during the past year been an officer or employee of ours. None of our executive officers currently serves or in the past year has served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

 Executive compensation

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning cash and non-cash compensation paid to our named executive officers for 2012.

Name and position	Year	Salary ($)	Bonus ($)	Stock awards ($)	Option awards ($)(1)		Non- equity incentive plan compensation ($)	Non- qualified deferred compensation earnings ($)	All other compensation	Total

Robert F.X. Sillerman	2012	—	—	—	$15,146,254	(2)	—	—	—	$15,146,254
Chief Executive Officer
Mitchell Slater	2012	—	—	—	$3,714,778	(2)	—	—	—	$3,714,778
Vice Chairman
Sheldon Finkel	2012	$300,000	—	—	$7,429,557		—	—	—	$7,729,557
Vice Chairman(3)

(1)
The amounts in this column were calculated based on the grant date fair value of stock options or warrants computed using the Black-Scholes model, in accordance with FASB ASC Topic 718. For additional information regarding the assumptions used in determining fair value using the Black Scholes pricing model, see Note 1, "Summary of Critical Accounting Policies—Stock Based Compensation," to our audited consolidated financial statements included below.

(2)
Our financial statements recognize all of the awards to Mr. Sillerman and all of the awards to Mr. Slater in 2013 rather than 2012. See "—Equity incentives—Formation grants." A portion of the reported securities for Mr. Sillerman were warrants to purchase common stock that were subsequently exchanged on April 23, 2013 for options with substantially the same terms or shares of restricted common stock as discussed below under the caption "Other awards."

(3)
Mr. Finkel served as our President from October 2012 through May 2013 when he agreed to serve as our Vice Chairman.

OVERVIEW OF COMPENSATION PROGRAM

The compensation of each of our executive officers is based on individual terms that have been approved by our board of directors. In the future, our compensation committee will review and approve the compensation of our executive officers. We are a relatively young company and only recently began making payments to our executive officers pursuant to their employment agreements or arrangements, as more fully described below under "Employment Arrangements." Consequently, the consideration of our compensation programs to date has been limited.

We expect to more fully develop our compensation plans going forward by using a combination of data regarding historical pay, publicly available compensation data for public companies that are engaged in our industry, in related industries, or that possess size or other characteristics which are similar to ours, and data which may be obtained by a compensation consultant for us on public and private companies. We also expect to consider other factors, including but not limited to:

•
the individual's background, training, education and experience;

•
the individual's role with us and the compensation paid to individuals in similar roles in the companies we consider to have characteristics similar to ours;

•
the market demand for specific expertise possessed by the individual;

Executive compensation

•
the goals and expectations for the individual's position and his or her success in achieving these goals; and

•
a comparison of the individual's pay to that of other individuals within the company with similar title, role, experience and capabilities.

We do not have a definitive compensation program in place. We expect that a key element of our philosophy on senior executive compensation will be to ensure that all elements of our compensation program work together to attract, motivate and retain the executive, managerial and professional talent needed to achieve our corporate strategy, goals and objectives. We are committed to the principles inherent in paying for performance, and we expect that we will structure the compensation program to deliver rewards for exemplary performance.

COMPONENTS OF COMPENSATION FOR EXECUTIVE OFFICERS

The key elements of executive compensation are base salary (other than with respect to Mr. Sillerman and Mr. Slater) and long-term incentive awards. In considering appropriate levels of long-term incentive compensation, we take into account the extent to which existing incentives, including each executive's existing stock ownership in us and the existence or lack of any vesting provisions or restrictions on resale with respect thereto, provide a sufficient degree of economic incentive to continue our success.

BASE SALARY

The compensation committee will annually review the base salaries of the Chief Executive Officer and other executive officers of our company. As described further below, Mr. Sillerman and Mr. Slater will receive an annual base salary of one dollar per annum. The arrangement with Mr. Sillerman and Mr. Slater to request no material salary is based on our belief that, beginning with their involvement in the formation of the company and an interest in maximizing our stockholder value, their compensation should be tied to generating stockholder returns through growth in value of our common stock. The salaries of our other executive officers have been set to reflect the nature and responsibility of each of their respective positions and to retain a management group with a proven track record.

ANNUAL INCENTIVES

While we believe that annual incentive compensation motivates executives to achieve exemplary results, no formal annual incentive compensation plan for our executive officers has been adopted to date. In large part, this decision reflects the view, jointly held by management and the members of the compensation committee, that during the formative phase in our development, we should approach compensation cautiously.

EMPLOYMENT ARRANGEMENTS

We believe that entering into employment agreements with our most senior executives will help ensure that our core group of managers will be available to us and our stockholders on a long-term basis. At this time, we have agreed to compensation arrangements with our named executive officers and such arrangements have been memorialized in employment agreements, as discussed below.

We entered into an employment agreement with each of (i) Mr. Sillerman, dated as of October 18, 2012 and executed January 1, 2013, for his service as Executive Chairman of our board of directors and Chief Executive Officer, (ii) Mr. Slater, dated January 1, 2013, for his service as Vice Chairman of our board of directors and Member of the Office of the Chairman and (iii) Mr. Finkel, dated

Executive compensation

November 8, 2012, for his service as our President although Mr. Finkel agreed to serve as our Vice Chairman effective June 2013. The term of the employment agreement for Mr. Sillerman is through November 17, 2017, and the term of the employment agreement for Mr. Slater is through December 31, 2017, and the term of employment agreement for Mr. Finkel is through December 31, 2016. Under the terms of his employment agreement with us, Mr. Sillerman has also agreed, as is necessary and practically feasible, to provide to us financial support until we have completed our initial public offering.

Pursuant to their employment agreements, Messrs. Sillerman and Slater are each entitled to receive an annual base salary of one dollar, and Mr. Finkel is entitled to receive an annual base salary of $300,000. Messrs. Sillerman, Slater and Finkel are each also eligible to receive an annual bonus in the discretion of our compensation committee. Pursuant to their employment agreements, Messrs. Sillerman, Slater and Finkel received an initial grant of options with respect to 2,500,000, 1,000,000 and 2,000,000 shares of our common stock, respectively, at a strike price of $2.00 per share, (i) 20% of which options vested on January 1, 2013 in the cases of Messrs. Sillerman and Slater, and December 31, 2012, in the case of Mr. Finkel, and (ii) 20% which vest on December 31 of each of 2013, 2014, 2015 and 2016. Messrs. Sillerman's, Slater's and Finkel's employment agreements each provide that the executive is also entitled to qualify for additional equity or option grants each year. Under their employment agreements, Messrs. Sillerman, Slater and Finkel are entitled to participate in benefits offered by us for similarly situated employees, six weeks of vacation time per calendar year in the case of Mr. Sillerman, and three weeks of vacation time per calendar year in the cases of Messrs. Slater and Finkel. Messrs. Sillerman's, Slater's and Finkel's employment agreements contain restrictive covenants with respect to non-competition, non-solicitation of customers and employees and non-disparagement (each of which remains in effect during the term of employment and for one year thereafter), and a restrictive covenant with respect to non-disclosure of confidential information (which remains in effect during the term of employment and at all times thereafter).

Pursuant to our employment agreement with Mr. Sillerman, he is required to devote his time, attention, energy, knowledge, best professional efforts and skills to the duties assigned to him by us, but he is permitted to pursue other professional endeavors and investments that do not violate the terms of his employment agreement, including non-competition covenants. Mr. Sillerman is expressly permitted to engage in certain endeavors and investments which are listed in his employment agreement, and we believe that none of these endeavors or investments currently compete with us. Any other professional endeavors to be performed by Mr. Sillerman are subject to prior approval of our board of directors. Under our employment agreements with our other named executive officers, each of Mr. Slater and Mr. Finkel and Mr. Crowhurst, our President, and Mr. Rascoff, our Chief Operating Officer, are also permitted to engage in certain endeavors that are listed in their agreements and other endeavors or pre-approved by our board of directors that do not compete with us. We believe that none of the endeavors currently pursued by any of our officers compete with us.

In addition to the employment agreements with our named executive officers, we have also entered into employment agreements with our other executive officers, as discussed below.

We entered into an employment agreement, dated as of October 2, 2012, with Richard Rosenstein, for his service as our Executive Vice President, Head of Corporate Strategy and Development. The initial term of the employment agreement with Mr. Rosenstein is through October 2, 2017. Pursuant to his employment agreement, Mr. Rosenstein is entitled to receive a base salary of $300,000 and a discretionary bonus to be determined by the compensation committee, subject to a minimum annual bonus target of $150,000. Under his employment agreement, Mr. Rosenstein received a fully vested option to purchase 150,000 shares of our common stock at a strike price of $4.00 per share. He is also entitled to a minimum grant of 100,000 stock options during each subsequent year of his

Executive compensation

employment, such options to be issued at fair market value and to vest at the end of the year of each grant. Upon his promotion to Chief Financial Officer, Mr. Rosenstein received an additional option grant on February 22, 2013 to purchase 150,000 shares at a strike price of $5.00 per share, 20% of which options vested immediately and 20% of which vest on December 31 of each of 2013, 2014, 2015 and 2016.

We entered into an employment agreement, dated as of June 1, 2013, with Timothy J. Crowhurst for his service as the President of the Company. The term of the employment agreement with Mr. Crowhurst is through June 1, 2018. Pursuant to his employment agreement, Mr. Crowhurst is entitled to receive a base salary of $300,000 and an annual bonus at the discretion of our compensation committee. Pursuant to his employment agreement, Mr. Crowhurst will receive an option grant to purchase 1,000,000 shares of our common shares at a strike price of $10.00 per share, 20% of which options vested upon the execution of the employment agreement and 20% which vest on December 31 of each of 2013, 2014, 2015 and 2016.

We entered into an employment agreement, dated as of June 3, 2013, with Joseph F. Rascoff for his service as Chief Operating Officer of the Company. The term of the employment agreement with Mr. Rascoff is through June 1, 2016. Pursuant to his employment agreement, Mr. Rascoff is entitled to receive a base salary of $300,000 and an annual bonus at the discretion of our compensation committee, subject to a minimum annual bonus of $210,000. Such bonus may be paid to Mr. Rascoff or to a third party at his discretion. Pursuant to his employment agreement, Mr. Rascoff will receive an option grant to purchase 1,400,000 shares of our common shares at a strike price of $10.00 per share, one-third of which options vested upon the execution of the employment agreement and one-third of which vest on June 1 of each of 2014 and 2015. As a condition to his employment, we agreed to accelerate the vesting of options to purchase 93,750 shares of our common stock previously issued to Mr. Rascoff on December 18, 2012. Mr. Rascoff is also entitled to a housing, meal, and travel allowance of $20,000.00 per month.

We entered into an employment agreement, dated as of November 13, 2012, with Chris Stephenson for his service as the Chief Marketing Officer of the Company. The term of the employment agreement with Mr. Stephenson is through November 1, 2017. Pursuant to his employment agreement, Mr. Stephenson is entitled to receive a base salary of $300,000 and an annual bonus at the discretion of our compensation committee. Mr. Stephenson received an initial option grant to purchase 400,000 shares of our common stock at a strike price of $2.00 per share, 25% of which options vest on December 31 of each of 2013, 2014, 2015 and 2016. He is also entitled to a minimum grant of 100,000 stock options during each subsequent year of his employment, such options to be issued at fair market value and to vest at the end of the year of each grant.

We entered into an employment agreement, dated as of June 5, 2013, with Robert Damon for his service as the Chief Accounting Officer and Senior Vice President of the Company. The term of the employment agreement with Mr. Damon is through February 22, 2016. Pursuant to his employment agreement, Mr. Damon is entitled to receive a base salary of $275,000 and a minimum annual bonus target of $85,000 at the discretion of the Company. In connection with his employment, Mr. Damon received an initial grant of options to purchase 125,000 shares of our common stock at a strike price of $5.00 per share, 20% of which options vested upon the execution of Mr. Damon's employment agreement and 20% of which vest on February 22 of each of 2014, 2015, 2016 and 2017.

EQUITY INCENTIVES

Because of the direct relationship between the value of an option and the market price of our common stock, we believe that granting stock options is an effective method of motivating our executive officers and other key employees to manage our company in a manner that is consistent with our interests and

Executive compensation

those of our stockholders. We will grant option awards to our executive officers and key employees based upon prior performance, the importance of retaining their services and the potential for their performance to help us attain our long-term goals. However, we do not expect to rely on a formula for the granting of awards to individual executives or employees. Option awards generally will reflect our board's assessment of the influence an employee's position has on stockholder value. The number of options awarded from year to year, on a going forward basis, by our compensation committee, may vary up or down from prior year awards based on the level of an individual executive officer's contribution to us in a particular year, determined in part on the recommendation of the Chief Executive Officer. Factors to be considered by the compensation committee will include past grants to the individual, total compensation level (relative to other executives and relative to market data), contributions to our success during the last completed fiscal year, potential for contributions in the future, and as a component of competitive total compensation based on market data.

Formation grants

During our formation in 2012, our then sole director granted options to certain of our officers and employees, including Messrs. Sillerman, Slater and Finkel, to retain top talent and drive long-term shareholder value creation. Mr. Sillerman was granted options to purchase 2,500,000 shares with an exercise price of $2.00 per share, vesting in five equal installments of 500,000 shares each, commencing on the date of grant and then on January 1 of each year starting January 1, 2014. Mr. Slater was granted options to purchase 1,000,000 shares with an exercise price of $2.00 per share, vesting in five equal installments of 200,000 shares each, commencing on the date of grant and then on January 1 of each year starting January 1, 2013. Mr. Finkel was granted options to purchase 2,000,000 shares with an exercise price of $2.00 per share, vesting in five equal installments of 400,000 shares each, commencing on the date of grant and then on December 31 of each year starting December 31, 2013. These option grants were subsequently reviewed by our compensation committee.

These options, among others, were granted at prices ranging from $2.00 to $4.00 per share, which in the view of management and subsequently our compensation committee, represented the fair market value of our common stock at the time of grant. The options were granted for a term not exceeding ten years and generally vest over various periods up to five years. While some of these grants were documented at a later date in 2012, some were not fully documented until 2013. As a result of the concerns with respect to contemporaneous documentation of the our option grants, we recorded compensation expense with respect to option grants at the time it was believed that the documentation of such grants met all key criteria under ASC 718 and could be evidenced (referred to as the measurement date). In some cases this was 2013, and accordingly, our financial statements for 2012 contain no expense related to those stock option awards. The fair value of common stock on the measurement date has been used solely to record compensation expenses in our consolidated financial statements.

Other awards

In addition, in 2012 and 2013, Mr. Sillerman was granted options and 1.1 million shares of restricted stock in recognition of our performance under his leadership, his individual performance achievements, including with respect to our acquisitions, providing structuring advice, and supporting our capital raising activities, and to encourage his retention with us, including through our transition to a public company.

Executive compensation

The below chart provides the date of grant of each non-formation option granted to Mr. Sillerman, the number of the shares that may be purchased under each option, and the exercise price per share of each option.

Date of Grant	Option Shares	Exercise Price Per Share

December 31, 2012	700,000	$5.00
December 31, 2012	700,000	$7.50
December 31, 2012	700,000	$10.00
February 11, 2013	500,000	$5.00
February 11, 2013	750,000	$7.50
February 11, 2013	1,000,000	$10.00
March 12, 2013	5,000,000	$5.00

The option grants described in the above chart were originally issued as warrants representing the same number of underlying shares at the same exercise price per share. The December 2012 warrant grants were issued to Mr. Sillerman in connection with the issuance to him of a $7.0 million promissory note and as consideration for entering into a back-stop agreement pursuant to which he agreed to purchase the entire amount of the notes offered but not subscribed for by certain of our other stockholders. Mr. Sillerman also received a warrant to purchase 100,000 shares at a strike price of $0.01 per share on December 31, 2012 for providing the aforementioned services and this warrant was subsequently exchanged for 100,000 shares of restricted common stock on April 23, 2013. The February 2013 warrant grants were issued to Mr. Sillerman as consideration for his agreement to guaranty our obligations under our future credit facility. The March 2013 warrant grant was issued to Mr. Sillerman as consideration for providing the aforementioned guaranty. On April 23, 2013, an independent committee of our board of directors agreed that the previous issuances of warrants should be exchanged for and reclassified as compensatory options to be issued under the 2013 Supplemental Equity Compensation Plan because Mr. Sillerman was providing, pursuant to his employment agreement with us, financing support to us when the warrants were first issued.

Each of the option grants and the restricted stock grants have service-based vesting components and vest on the third anniversary of each grant or upon a change in control, subject to Mr. Sillerman's continued employment with us through such date. The options and restricted stock are also subject to accelerated vesting under certain conditions pursuant to the terms of Mr. Sillerman's employment agreement, as more fully discussed below under the caption "Potential Payments Upon Terminations of Employment or Following a Change in Control."

The option and restricted stock grants were made pursuant to our 2013 Supplemental Equity Compensation Plan. The terms of this plan are substantially similar to our 2013 Equity Compensation Plan, as more fully discussed below under the caption "Equity Incentive Plan," however, other than those shares issued to Mr. Sillerman, we consider this plan to be terminated and do not intend to make additional issuances under the plan.

Equity incentive plan

Our board of directors has adopted, and our stockholders have approved, the 2013 Equity Compensation Plan, or the 2013 Plan. The 2013 Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code, to our employees and any parent and subsidiary corporations' employees, and for the grant of nonstatutory stock options, restricted stock, and restricted stock units to our employees, directors and consultants and our parent and subsidiary corporations' employees and consultants.

Executive compensation

Authorized Shares.    A total of 11,250,000 shares of our common stock have been reserved for issuance pursuant to the 2013 Plan, of which 9,633,000 shares are currently subject to issued and outstanding awards. Our board of directors is considering increasing the number of shares reserved for issuance under the 2013 Plan to an amount equal to 15% to 20% of the shares to be outstanding following the closing of our initial public offering and our planned acquisitions.

Plan Administration.    Our compensation committee administers the 2013 Plan. Subject to the provisions of the 2013 Plan, our compensation committee has the power to determine the terms of the awards, including the exercise price, the number of shares subject to each such award, the exercisability of the awards and the form of consideration, if any, payable upon exercise.

Stock Options.    The exercise price of options granted under the 2013 Plan must at least be equal to the fair market value of our common stock on the date of grant. The term of an incentive stock option may not exceed ten years, except that with respect to any employee who owns more than 10% of the voting power of all classes of our outstanding stock, the term must not exceed five years and the exercise price must equal to at least 110% of the fair market value of our common stock on the grant date. Subject to the provisions of the 2013 Plan, the compensation committee determines the term of all other options. After the termination of service of an employee, director or consultant, he or she may exercise his or her option for 90 days. Generally, if termination is due to death or disability, the option will remain exercisable for 12 months. However, in no event may an option be exercised later than the expiration of its term.

Restricted Stock.    Restricted stock may be granted under the 2013 Plan. Restricted stock awards are grants of shares of our common stock that vest in accordance with terms and conditions established by the compensation committee. The compensation committee will determine the number of shares of restricted stock granted to any employee, director, or consultant. The compensation committee may impose whatever conditions to vesting it determines to be appropriate (for example, the compensation committee may set restrictions based on the achievement of specific performance goals or continued service to us); provided, however, that the compensation committee, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. Shares of restricted stock that do not vest are subject to our right of repurchase or forfeiture.

Restricted Stock Units.    Restricted stock units may be granted under the 2013 Plan. Restricted stock units are bookkeeping entries representing an amount equal to the fair market value of one share of our common stock. The compensation committee determines the terms and conditions of restricted stock units, including the vesting criteria (which may include accomplishing specified performance criteria or continued service to us) and the form and timing of payment. Notwithstanding the foregoing, the compensation committee, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed.

Non-Transferability of Awards.    Unless the compensation committee provides otherwise, the 2013 Plan generally does not allow for the transfer of awards and only the recipient of an award may exercise an award during his or her lifetime.

Certain Adjustments.    In the event of certain changes in our capitalization, to prevent diminution or enlargement of the benefits or potential benefits available under the 2013 Plan, the compensation committee will adjust the number and class of shares that may be delivered under the 2013 Plan and/or the number, class and price of shares covered by each outstanding award, and the numerical share limits set forth in the 2013 Plan.

Change of Control.    The 2013 Plan provides that in the event of a change of control, as defined under the 2013 Plan, each outstanding award will fully vest, unless otherwise determined by the compensation committee; provided that upon a change of control where we are not the surviving

Executive compensation

corporation (or survives only as a subsidiary of another corporation), unless the compensation committee determines otherwise, all outstanding options that are not exercised shall be assumed by, or replaced with comparable options by, the surviving corporation (or a parent or subsidiary of the surviving corporation).

Amendment; Termination.    Our compensation committee has the authority to amend, suspend or terminate the 2013 Plan provided such action does not impair the existing rights of any participant. The 2013 Plan automatically terminates in 2023, unless we terminate it sooner.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2012

The following table includes certain information with respect to all equity awards that remain outstanding as of December 31, 2012 for our named executive officers.

	Option / Warrant Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)(6)	Option Expiration Date

Robert F.X. Sillerman	500,000	(1)	2,000,000	(1)	2.00	3/1/2022
	700,000	(2)	—		5.00	12/31/2019
	700,000	(2)	—		7.50	12/31/2019
	700,000	(2)	—		10.00	12/31/2019
	100,000	(3)	—		0.01	12/31/2019
Mitchell Slater	400,000	(4)	600,000	(4)	2.00	3/1/2022
Sheldon Finkel	400,000	(5)	1,600,000	(5)	2.00	3/1/2022

(1)
Of these options granted on March 1, 2012, 500,000 vested immediately and the remaining 2,000,000 will vest in four equal installments on January 1 of each year starting January 1, 2014, subject to the grantee remaining employed with us through such dates. Our financial statements do not show these options as being outstanding on December 31, 2012 because they recognize these options as having been awarded in 2013 rather than in 2012. See "—Equity incentives—Formation grants."

(2)
This warrant was subsequently exchanged for an option with substantially the same terms on April 23, 2013 as discussed above under the caption "Other awards."

(3)
This warrant was subsequently exchanged for 100,000 shares of restricted common stock on April 23, 2013 as discussed above under the caption "Other awards."

(4)
Of these options granted on March 1, 2012, 200,000 vested immediately, 200,000 vested on January 1, 2013 and the remaining 600,000 will vest in three equal installments on January 1 of each year starting January 1, 2014, subject to the grantee remaining employed with us through such dates. Our financial statements do not show these options as being outstanding on December 31, 2012 because they recognize these options as having been awarded in 2013 rather than 2012. See "—Equity incentives—Formation grants."

(5)
Of these options granted on March 1, 2012, 400,000 vested immediately and the remaining 1,600,000 will vest in four equal installments on December 31 of each year starting December 31, 2013, subject to the grantee remaining employed with us through such dates.

(6)
The exercise price was determined by our board of directors or our compensation committee.

Executive compensation

 POTENTIAL PAYMENTS UPON TERMINATIONS OF EMPLOYMENT OR FOLLOWING A CHANGE IN CONTROL

The employment agreement with Mr. Sillerman provides that, upon a termination of Mr. Sillerman's employment with us (i) by us without "cause," (ii) by Mr. Sillerman due to "constructive termination without cause," (iii) in the event of a "change of control" of the Company or (iv) resulting from the death or disability of Mr. Sillerman, we shall make a payment to Mr. Sillerman (or his estate, as applicable) subject to his execution of a release of claims, in the amount of $5.0 million, plus a payment equal to a pro-rated annual bonus based on Mr. Sillerman's prior year's bonus. In addition, upon such a termination, or upon our election not to renew Mr. Sillerman's employment at the end of his term, all previously issued but unvested stock options and restricted stock issued to Mr. Sillerman shall accelerate. Under the employment agreement with Mr. Sillerman, the Company must also pay costs subject to his execution of a release of claims, associated with Mr. Sillerman's health and dental benefits for a period of 12 months following his termination without cause, due to constructive termination without cause, a change of control, or death.

The employment agreement with Mr. Slater provides that, upon a termination of Mr. Slater's employment with us (i) by us without "cause," (ii) by Mr. Slater due to "constructive termination without cause," (iii) in the event of a "change of control" of the Company or (iv) resulting from the death or disability of Mr. Slater, we shall make a payment to Mr. Slater (or his estate, as applicable), subject to his execution of a release of claims, in the amount of $2,000,000, plus a payment equal to a pro-rated annual bonus based on Mr. Slater's prior year's bonus. In addition, upon such a termination, or upon our election not to renew Mr. Slater's employment at the end of his term, all previously issued but unvested stock options and restricted stock issued to Mr. Slater shall accelerate. Under the employment agreement with Mr. Slater, we must also pay costs, subject to his execution of a release of claims, associated with Mr. Slater's health and dental benefits for a period of two months following his termination without cause, due to constructive termination without cause, a change of control or death.

The employment agreement with Mr. Finkel provides that, upon a termination of Mr. Finkel's employment with us (i) by us without "cause," (ii) by Mr. Finkel due to "constructive termination without cause" or (iii) resulting from the death or disability of Mr. Finkel, we shall make a severance payment to Mr. Finkel (or his estate, as applicable), subject to his execution of a release of claims, in the amount equal to six months current base salary, plus a payment equal to a pro-rated annual bonus based on Mr. Finkel's prior year's bonus. In addition, upon such a termination, or upon our election not to renew Mr. Finkel's employment at the end of his term, all previously issued but unvested stock options and restricted stock issued to Mr. Finkel shall accelerate. Under the employment agreement with Mr. Finkel, we must also pay costs, subject to his execution of a release of claims, associated with Mr. Finkel's health and dental benefits for a period of two months following his termination without cause, due to constructive termination without cause or death.

The employment agreement with Mr. Rosenstein provides that, upon a termination of Mr. Rosenstein employment with us (i) by us without "cause," (ii) in the event of a "change of control" of the Company or (iii) resulting from the death or disability of Mr. Rosenstein, we shall make a severance payment to Mr. Rosenstein (or his estate, as applicable), subject to his execution of a release of claims, in the amount equal to six months current base salary. In addition, upon such a termination, or upon our election not to renew Mr. Rosenstein's employment at the end of his term, all previously issued but unvested stock options issued to Mr. Rosenstein shall accelerate. Under the employment agreement with Mr. Rosenstein, we must also pay costs, subject to his execution of a release of claims, associated with Mr. Rosenstein's health and dental benefits for a period of two months following his termination without cause, due to constructive termination without cause, or death.

Executive compensation

The employment agreement with Mr. Crowhurst provides that, upon a termination of Mr. Crowhurst's employment with us (i) by us without "cause," (ii) by Mr. Crowhurst due to "constructive termination without cause" or (iii) resulting from the death or disability of Mr. Crowhurst, we shall make a severance payment to Mr. Crowhurst (or his estate, as applicable), subject to his execution of a release of claims, in the amount equal to twelve months current base salary, plus a payment equal to a pro-rated annual bonus based on Mr. Crowhurst's prior year's bonus. In addition, upon such a termination, or upon our election not to renew Mr. Crowhurst's employment at the end of his term, all previously issued but unvested stock options and restricted stock issued to Mr. Crowhurst shall accelerate. Under the employment agreement with Mr. Crowhurst, we must also pay costs, subject to his execution of a release of claims, associated with Mr. Crowhurst's health and dental benefits for a period of two months following his termination without cause, due to constructive termination without cause or death.

The employment agreement with Mr. Rascoff provides that, upon a termination of Mr. Rascoff's employment with us (i) by us without "cause," (ii) by Mr. Rascoff due to "constructive termination without cause" or (iii) resulting from the death or disability of Mr. Rascoff, we shall make a severance payment to Mr. Rascoff (or his estate, as applicable), subject to his execution of a release of claims, in the amount equal to twelve months current base salary, plus a payment equal to a pro-rated annual bonus based on Mr. Rascoff's prior year's bonus, and we are is obligated to continue to pay the $20,000 per month expense allowance provided in his employment agreement for one year after termination of employment. In addition, upon such a termination, or upon our election not to renew Mr. Rascoff's employment at the end of his term, all previously issued but unvested stock options and restricted stock issued to Mr. Rascoff shall accelerate. Under the employment agreement with Mr. Rascoff, we must also pay costs, subject to his execution of a release of claims, associated with Mr. Rascoff's health and dental benefits for a period of two months following his termination without cause, due to constructive termination without cause or death.

The employment agreement with Mr. Stephenson provides that, upon a termination of Mr. Stephenson's employment with us (i) by us without "cause," (ii) by Mr. Stephenson due to "constructive termination without cause" or (iii) resulting from the death or disability of Mr. Stephenson, we shall make a severance payment to Mr. Stephenson (or his estate, as applicable), subject to his execution of a release of claims, in the amount equal to three months current base salary, plus an additional month of salary for every full year Mr. Stephenson was employed by us, in addition to a payment equal to a pro-rated annual bonus based on Mr. Stephenson's prior year's bonus. In addition, upon such a termination, or upon our election not to renew Mr. Stephenson's employment at the end of his term, all previously issued but unvested stock options issued to Mr. Stephenson shall accelerate. Under the employment agreement with Mr. Stephenson, we must also pay costs, subject to his execution of a release of claims, associated with Mr. Stephenson's health and dental benefits for a period of two months following his termination without cause, due to constructive termination without cause, or death.

The employment agreement with Mr. Damon provides that, upon a termination of Mr. Damon's employment with us (i) by us without "cause" or (ii) by Mr. Damon for "good reason," prior to the end of his first full year of employment with us, we shall make a severance payment to Mr. Damon in an amount equal to the greater of (y) the difference between twelve months of his base salary less the actual compensation received by Mr. Damon, or (z) six months base salary. Upon a termination of Mr. Damon's employment with us (i) by us without "cause" or (ii) by Mr. Damon for "good reason," after he has completed one full year of employment with us, we shall make a payment to Mr. Damon in the amount equal to six months base salary. In addition, upon a termination of Mr. Damon's employment upon or after a "change of control" of the Company, we shall make a payment to Mr. Damon in the amount equal to twelve months of his base salary.

Executive compensation

 DIRECTOR COMPENSATION—YEAR ENDED DECEMBER 31, 2012

Name	Fees earned or paid in cash ($)(1)	Stock awards(2)	Option awards ($)(2)	Total ($)

Edward Simon	$22,250	—	$369,932	$392,182
Joseph F. Rascoff	$23,750	—	$369,932	$393,682
John Miller	$22,250	—	$369,932	$392,182
Dr. Andrew N. Bazos	$9,375	$9,375	$369,932	$388,682
D. Geoffrey Armstrong	$7,250	—	$369,932	$377,182

(1)
Represents the amounts of all fees earned or paid in cash for services as a director in 2012. Our director compensation program is described in more detail below.
(2)
Represents the grant date fair value determined in accordance with FASB ASC Topic 718 for share awards and option awards granted to our non-employee directors.

  Our non-employee directors held the following outstanding share awards and option awards as of December 31, 2012:

Name	Outstanding restricted stock	Outstanding option awards

Edward Simon	—	125,000
Joseph F. Rascoff	—	125,000
John Miller	—	125,000
Dr. Andrew N. Bazos	1,875	125,000
D. Geoffrey Armstrong	—	125,000

Effective as of December 18, 2012, our board of directors approved a compensation program pursuant to which we provide the following compensation to our non-employee directors:

•
quarterly payments of $18,750, half of which may be taken in the form of our common stock;

•
$1,000 for attendance at committee meetings;

•
quarterly fees of $2,500 for chairmanship of each of the compensation committee and the governance and nominating committee and $5,000 for chairmanship of the audit committee; and

•
initial grants of stock options to purchase 125,000 shares of common stock, having an exercise price of $4.00 per share. The options vest as follows: 31,250 options at the time of grant and in three equal installments of 31,250 options on the next three anniversaries of the initial grant date. In April 2013, our board revised the director compensation program so that Mr. Cohen and Mr. Meyer would receive options to purchase 175,000 shares of common stock, having an exercise price of $10.00 per share. These options vest as follows: 43,750 options at the time of grant and in three equal installments of 43,750 options on the next three anniversaries of the initial grant date.

We reimburse each non-employee director for out-of-pocket expenses incurred in connection with attending our board and committee meetings.

 Certain relationships and related party transactions

AGREEMENTS WITH INDIVIDUALS AND ENTITIES AFFILIATED WITH DIRECTORS AND EXECUTIVE OFFICERS

In February 2012, SFX EDM Holdings Corporation issued and sold an aggregate of 36,000,000 shares of its common stock at par value to our founder, Chief Executive Officer and chairman, Robert F.X. Sillerman, and funds controlled by him. SFX subsequently acquired SFX EDM Holdings Corporation when the stockholders of SFX EDM Holdings Corporation exchanged all of their shares for a like amount of shares of our common stock under share exchange agreements between and among SFX, SFX EDM Holdings Corporation and the stockholders of SFX EDM Holdings Corporation.

Pursuant to nominee agreements, multiple record holders of our common stock, including certain members of our management and funds controlled by Mr. Sillerman, assigned all of their title and interest in an aggregate of 19,124,000 shares to Mr. Sillerman, as their nominee.

On October 29, 2012, we issued and sold 2,500,000 shares of our common stock at a price per share of $4.00 to Mr. Sillerman for an aggregate purchase price of $10.0 million. We used the proceeds to pay the initial acquisition costs in our joint venture arrangement with ID&T. At the time of the issuance of these shares, our board of directors agreed that Mr. Sillerman may sell these shares to unaffiliated third persons during our capital raising process. Mr. Sillerman subsequently transferred these shares to unaffiliated third-parties.

During 2012, we had a shared services arrangement with Circle Entertainment Inc., or Circle, a company substantially owned and controlled by Mr. Sillerman, pursuant to which we paid Circle for shared office space and office support services, as well as the use of certain of Circle's legal and secretarial employees. For the year ended December 31, 2012, we incurred costs under this arrangement of $0.2 million and paid $0.05 million. This arrangement was memorialized in a written agreement on January 4, 2013. During the period ended March 31, 2013, we incurred no additional costs and paid Circle a total of $0.2 million. Mr. Meyer also currently serves on the board of directors of Circle, as does Mr. Sillerman.

During 2012, we had a shared services arrangement with Viggle Inc., or Viggle, a company substantially owned and controlled by Mr. Sillerman, pursuant to which we paid Viggle for the costs of certain tax, accounting and financial processing services incurred on our behalf. For the year ended December 31, 2012, we incurred costs under this arrangement of $0.012 million and paid $0.007 million. This arrangement was memorialized in a written agreement on January 4, 2013. During the period ended March 31, 2013, we incurred costs of $0.1 million and paid Viggle $0.02 million. Messrs. Meyer and Miller currently serve on the board of directors of Viggle, as does Mr. Sillerman.

Pursuant to subscription agreements with three separate investors entered into in June 2012 with respect to an aggregate of 5,750,000 shares, Mr. Sillerman granted certain tag-along rights to the three investors that would permit them to participate in any transfer to an unaffiliated third-party by Mr. Sillerman and/or his affiliates of their shares. These tag-along rights will expire immediately prior to the pricing of our initial public offering.

In the early stages of our development, MJX, LLC, a company owned 100% by Mr. Sillerman, funded the travel and entertainment expenses incurred by our consultants and employees who were assisting in meeting with potential acquisition targets. As of December 31, 2012, we owed MJX, LLC

Certain relationships and related party transactions

$0.5 million. During the period ended March 31, 2013, we paid MJX, LLC $0.6 million and have no balance with MJX, LLC as of May 31, 2013.

On December 31, 2012, we issued a promissory note to Mr. Sillerman in the principal amount of $7.0 million (the "$7.0 million Promissory Note"). The $7.0 million Promissory Note had an interest rate of 9% per annum and a maturity date of March 31, 2013. Under the terms of the $7.0 million Promissory Note, we were required to repay the outstanding principal and interest by (i) one-third of the amounts raised in our equity offerings and (ii) 100% of the amounts raised in debt financings over $15.0 million after December 31, 2012. As of April 3, 2013, the entire promissory note had been repaid.

On March 15, 2013, Mr. Sillerman entered into the Sillerman Guarantee with Barclays Bank PLC, as collateral agent, for the benefit of the other lender parties, in which he personally guaranteed all our obligations under the First Lien Term Loan Facility. On June 5, 2013 the First Lien Term Loan Facility was amended to increase the facility amount by $15.0 million, to a total of $64.5 million. Mr. Sillerman entered into an amendment to the Sillerman Guarantee to reaffirm his guarantee thereunder in connection with the amendment.

Our General Counsel, Howard Tytel, serves as a legal consultant and is not an employee of the Company. Mr. Tytel is paid $43,500 per month under an oral agreement that is subject to change at any time. Mr. Tytel is also Counsel in the law firm Reed Smith LLP, which has acted as legal counsel to us since our inception. In March 2012, we granted to Mr. Tytel options to purchase 650,000 shares with an exercise price of $2.00 per share.

On November 1, 2012, we entered into a master services agreement with Sports & Entertainment Physicians, PC, or S & E Physicians, for the provision of advice and consultation regarding various medical issues and services designed to further our goal of hosting safe festivals and events. Andrew N. Bazos, the principal and founder of S & E Physicians, is also a director of the Company and serves as Chairman of our Medical Procedure & Safety Committee. Pursuant to the terms of the master services agreement, we have agreed to pay S & E Physicians on terms to be determined provided the charges must not exceed the amounts charged by S & E Physicians to its most favored clients. The services we may request include advice on health, safety and medical training and staffing; consultation on contracts related to medical services; creation of plans, policies and programs to improve our provision of medical services and ensure compliance with applicable laws, regulations, and rules; work with state and local regulatory authorities; and other tasks intended to advance our objective of hosting safe festivals and events. The term of the agreement is from November 1, 2012, the effective date, until November 1, 2013, unless earlier terminated. Either party may terminate the agreement at any time with or without cause by providing 60 days' written notice to the other party. The agreement also provides that we must pay any incremental cost in S & E Physicians' medical malpractice insurance caused solely by execution of the agreement directly to S & E Physicians' insurance company.

On December 6, 2012, we closed a financing with White Oak Securities LLC in which we issued 300,000 shares of common stock at a price per share of $5.00 for an aggregate purchase price of $1.5 million. Such purchase price was paid in the form of a $1.5 million principal amount promissory note having a maturity date of December 6, 2015. White Oak Securities LLC is controlled by its managing member, Timothy J. Crowhurst, who was subsequently hired as our President in June 2013. The promissory note was secured by the 300,000 shares issued to White Oak Securities LLC, and Mr. Crowhurst personally guaranteed the repayment of $375,000 of the promissory note. In connection with his hiring as our President, Mr. Crowhurst surrendered the 300,000 shares, we cancelled the promissory note, and Mr. Crowhurst was released from the personal guaranty.

Certain relationships and related party transactions

We currently have an investment banking relationship with Tangent Capital Partners LLC ("Tangent"). Our President, Timothy J. Crowhurst, is a registered representative of Tangent. Under the current arrangement with Tangent, Tangent shall be paid up to $1.5 million in cash upon the closing of certain financings, including our initial public offering, plus fees for other services to be mutually agreed to between Tangent and us. As of June 23, 2013, Tangent had been paid or accrued $1.0 million in fees under its agreement. We are in advanced discussions with Tangent to amend the terms of their compensation to provide that after giving effect to the payment of the fees paid and payable as of June 23, 2013, Tangent will receive $1.4 million in cash upon the closing of our initial public offering and will relinquish its right to any additional fees other than the $1.4 million.

Other than compensation agreements and other arrangements which are described under "Executive compensation" and the transactions described above, since January 1, 2012, there has not been, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeded or will exceed $120,000 and in which any related person had or will have a direct or indirect material interest.

INDEMNIFICATION

Our certificate of incorporation provides that we must indemnify our directors and officers to the fullest extent permitted by Delaware law and must advance expenses, including attorneys' fees, to our directors and officers in connection with legal proceedings, subject to very limited exceptions. In addition, we have entered into indemnification agreements with our directors and officers and some of our executives have certain indemnification rights arising under their employment agreements with us.

 Material United States tax considerations for non-United States holders of common stock

The following is a general discussion of material U.S. federal income and estate tax considerations relating to the acquisition, ownership and disposition of our common stock purchased pursuant to this offering that may be relevant to non-U.S. holders (as defined below) who hold shares of our common stock as capital assets.

This discussion does not address the U.S. state and local, U.S. federal gift, or non-U.S. tax considerations relating to the acquisition, ownership and disposition of our common stock.

As used in this discussion, the term "non-U.S. holder" means a beneficial owner of our common stock (other than a partnership) that is not, for U.S. federal income tax purposes, any of the following:

•
an individual citizen or resident of the United States;

•
a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or of any state or political subdivision thereof or therein, including the District of Columbia;

•
an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•
a trust, if (a) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions of the trust or (b) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

An individual may, subject to certain exceptions, be deemed to be a U.S. resident for a calendar year by reason of being present in the United States for at least 31 days in such calendar year and for an aggregate of at least 183 days during a three-year period ending with such current calendar year (counting for such purposes all of the days present in such current calendar year, one-third of the days present in the immediately preceding calendar year, and one-sixth of the days present in the second preceding calendar year). U.S. residents are generally taxed for U.S. federal income tax purposes in the same manner as U.S. citizens.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common stock, we suggest that you consult your own tax advisor as to the particular U.S. federal income and estate tax consequences applicable to you.

This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect or proposed on the date hereof and all of which are subject to change, possibly with retroactive effect, or different interpretations. We have not sought, and will not seek, any ruling from the Internal Revenue Service (the "IRS") or any opinion of counsel with respect to the tax consequences discussed herein, and there can be no assurance that the IRS will not take a position contrary to the tax consequences discussed below or that any position taken by the IRS would not be sustained.

This discussion is for general information only and does not address all of the tax considerations that may be relevant to specific non-U.S. holders in light of their particular circumstances or to non-U.S. holders subject to special treatment under U.S. federal tax laws (such as certain financial institutions, partnerships or other pass-through entities, hybrid entities, insurance companies, tax-exempt entities,

Material United States tax considerations for non-United States holders of common stock retirement plans, brokers or dealers in securities, U.S. expatriates, persons who hold our common stock as part of a straddle, hedge, conversion transaction or other risk-reduction or integrated investment, controlled foreign corporations, passive foreign investment companies, and persons who hold or receive our common stock as compensation).

Prospective purchasers are urged to consult their own tax advisors as to the particular tax considerations applicable to them relating to the acquisition, ownership and disposition of our common stock, including the applicability of U.S. federal, state or local tax laws or non-U.S. tax laws, any changes in applicable tax laws and any pending or proposed legislation or regulations.

DIVIDENDS

A distribution will constitute a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined under the Code. Any distribution not constituting a dividend will be treated first as a return of capital reducing your tax basis in your shares of common stock and, to the extent it exceeds your tax basis, as gain realized on the sale or other disposition of our common stock subject to the rules discussed under "Sale, Exchange or Other Disposition."

We or a withholding agent will have to withhold U.S. federal withholding tax from the gross amount of any dividends paid to a non-U.S. holder at a rate of 30%, unless (a) an applicable income tax treaty reduces or eliminates such tax, and a non-U.S. holder claiming the benefit of such treaty provides to us or such agent proper IRS documentation, or (b) the dividends are effectively connected with a non-U.S. holder's conduct of a trade or business in the United States and the non-U.S. holder provides to us or such agent proper IRS documentation. In the latter case, such non-U.S. holder generally will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual and corporate rates applicable to U.S. persons.

Additionally, a non-U.S. holder that is a corporation could be subject to a branch profits tax on effectively connected dividend income at a rate of 30% (or at a reduced rate under an applicable income tax treaty). Dividends that are effectively connected with your conduct of a trade or business but that under an applicable income tax treaty are not attributable to a U.S. permanent establishment maintained by you may be exempt from U.S. withholding tax under such treaty, provided you comply with certification and disclosure requirements necessary to obtain treaty benefits.

In addition, where dividends are paid to a non-U.S. holder that is a partnership or other pass-through entity, persons holding an interest in the entity may need to provide certification claiming an exemption or reduction in withholding under an applicable income tax treaty.

Non-U.S. holders that do not timely provide us or our agent with the required certification, but that are eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty, may obtain a refund of any excess amount withheld by timely filing an appropriate claim for refund with the IRS.

SALE, EXCHANGE OR OTHER DISPOSITION

Generally, a non-U.S. holder will not be subject to U.S. federal income tax on gain realized upon the sale, exchange or other disposition of our common stock unless:

•
such non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more in the taxable year of the sale, exchange or other disposition and certain other conditions are met;

Material United States tax considerations for non-United States holders of common stock

•
the gain is effectively connected with such non-U.S. holder's conduct of a trade or business in the United States (and, under certain income tax treaties, is attributable to a U.S. permanent establishment of such non-U.S. holder); or

•
we are or have been a "United States real property holding corporation" for U.S. federal income tax purposes at any time within the shorter of the 5-year period preceding the disposition or the non-U.S. holder's holding period for our common stock unless our common stock is regularly traded on an established securities market and the non-U.S. holder holds no more than 5% of our outstanding common stock, directly or indirectly, during the relevant period. Generally, a U.S. corporation is treated as a United States real property holding corporation if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business.

We believe that we have not been and are not currently a United States real property holding corporation, and we do not expect to become a United States real property holding corporation. However, no assurances can be made in this regard. Furthermore, no assurances can be provided that our stock will be considered to be regularly traded on an established securities market for purposes of Section 897 of the Code.

If the first exception applies, the non-U.S. holder generally will be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate under an applicable income tax treaty) on the amount by which capital gains allocable to U.S. sources (including gains from the sale, exchange or other disposition of our common stock) exceed capital losses allocable to U.S. sources. If the second or third exception applies, the non-U.S. holder generally will be subject to U.S. federal income tax with respect to such gain in the same manner as a U.S. citizen or U.S. corporation, as applicable, unless otherwise provided in an applicable income tax treaty, and a non-U.S. holder that is a corporation could also be subject to a branch profits tax on such gain at a rate of 30% (or at a reduced rate under an applicable income tax treaty).

If the gain from the sale or disposition of your shares is effectively connected with your conduct of a trade or business in the United States but under an applicable income tax treaty is not attributable to a permanent establishment you maintain in the United States, your gain may be exempt from U.S. tax under the treaty. In addition, if we are determined to be a United States real property holding corporation and the 5% exception does not apply, then a purchaser may be required to withhold 10% of the proceeds payable to a non-U.S. holder from a sale or other taxable disposition of our common stock.

INFORMATION REPORTING AND BACKUP WITHHOLDING TAX

We must report annually to the IRS the amount of dividends or other distributions we pay to you on your shares of common stock and the amount of tax we withhold on these distributions regardless of whether withholding is required. The IRS may make copies of the information returns reporting those distributions and amounts withheld available to the tax authorities in the country in which you reside pursuant to the provisions of an applicable income tax treaty or exchange of information treaty. Backup withholding tax may also apply to payments made to a non-U.S. holder on or with respect to our common stock, unless the non-U.S. holder certifies as to its status as a non-U.S. holder under penalties of perjury or otherwise establishes an exemption, and certain other conditions are satisfied.

Information reporting and backup withholding generally are not required with respect to the amount of any proceeds from the sale of your shares of common stock outside the United States through a foreign office of a foreign broker that does not have certain specified connections to the United States. However, if you sell your shares of common stock through a U.S. broker or the U.S. office of a foreign

Material United States tax considerations for non-United States holders of common stock broker, the broker will be required to report the amount of proceeds paid to you to the IRS and also perform backup withholding on that amount unless you provide appropriate certification to the broker of your status as a non-U.S. holder or you otherwise establish an exemption. Information reporting will also apply if you sell your shares of common stock through a foreign broker deriving more than a specified percentage of its income from U.S. sources or having certain other connections to the United States, unless such broker has documenting evidence in its records that you are a non-U.S. holder and certain other conditions are met or you otherwise establish an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder will be allowed as a refund or a credit against such non-U.S. holder's U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS. Non-U.S. holders should consult their own tax advisors regarding the filing of a U.S. tax return for claiming a refund of such backup withholding.

FEDERAL ESTATE TAX

Common stock owned or treated as owned by an individual who is not a citizen or resident (as defined for U.S. federal estate tax purposes) of the United States at the time of his or her death generally will be included in the individual's gross estate for U.S. federal estate tax purposes and therefore may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.

LEGISLATION AFFECTING TAXATION OF COMMON STOCK HELD BY OR THROUGH FOREIGN ENTITIES

Under legislation enacted in 2010, a 30% U.S. federal withholding tax will be imposed on dividends on stock of U.S. corporations, and on the gross proceeds from the disposition of such stock, paid to a "foreign financial institution" (as specially defined for this purpose), unless such institution enters into an agreement with the U.S. Treasury to collect and provide to the U.S. Treasury substantial information regarding its U.S. account holders and certain account holders that are foreign entities with U.S. owners or complies with local laws that implement an intergovernmental agreement relating to this new legislation between its country and the United States. A 30% U.S. federal withholding tax will also apply to dividends paid on stock of U.S. corporations and on the gross proceeds from the disposition of such stock paid to a non-financial foreign entity unless such entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or a certification identifying the direct and indirect substantial U.S. owners of the entity. The withholding taxes described above will apply to dividend payments made after December 31, 2013 and payments of gross proceeds made after December 31, 2016. Under certain circumstances, a non-U.S. holder may be eligible for refunds or credits of such withholding taxes. Non-U.S. holders are urged to consult with their own tax advisors regarding the possible application of these rules to their investment in our common stock.

NEW TAX ON INVESTMENT INCOME

Recent legislation would require individuals, estates and trusts to pay a 3.8% tax on, among other things, dividends on and capital gains from the sale or other disposition of our common stock, but exempts from such tax non-resident alien individuals. Newly published proposed regulations, upon which, by their terms, taxpayers may rely until final regulations are promulgated, exempt from the tax non-U.S. trusts and estates all of whose beneficiaries are non-U.S. persons. Such proposed regulations reserve on the treatment of non-U.S. trusts and estates with U.S. beneficiaries. Prospective investors

Material United States tax considerations for non-United States holders of common stock should consult their tax advisors regarding the tax consequences of the new legislation and the proposed regulations on the ownership and disposition of our common stock.

The foregoing discussion is only a summary of certain U.S. federal income and estate tax consequences of the acquisition, ownership and disposition of our common stock by non-U.S. holders. You are urged to consult your own tax advisor with respect to the particular tax consequences to you of ownership and disposition of our common stock, including the effect of any U.S. federal, state or local tax laws or non-U.S. tax laws and any applicable income or estate tax treaty.

 Principal stockholders

We had 63,592,902 shares of common stock outstanding as of June 24, 2013, which were owned by approximately 25 record holders.

The following table sets forth information with respect to the beneficial ownership of our common stock as of the date of this prospectus, and as adjusted to reflect the shares of our common stock offered hereby, by:

•
each person known to own beneficially more than 5% of the capital stock;

•
each of our directors;

•
each of our named executive officers; and

•
all of our directors and executive officers as a group.

The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a "beneficial" owner of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing that holder's ownership percentage, but not any other person's percentage. Under these rules, more than one person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

			Percent of common stock beneficially owned after the offering assuming no exercise of the over-allotment option	Percent of common stock beneficially owned after the offering assuming full exercise of the over-allotment option
	Number and percent of common stock beneficially owned prior to the offering
Name of beneficial owners	Number	Percent

5% Stockholders:
Robert F.X. Sillerman(1)	37,600,000	57.0%
Entertainment Events Funding LLC(2)	4,000,000	6.1%
ID&T Holding B.V.(3)	4,500,000	6.8%
Officers and Directors:
Robert F.X. Sillerman(1)	37,600,000	57.0%
Mitchell Slater(4)	2,400,000	3.6%
Edward Simon(5)	31,250	*
Joseph F. Rascoff(6)	125,000	*
John Miller(7)	139,250	*
Dr. Andrew N. Bazos(8)	33,125	*
D. Geoffrey Armstrong(9)	391,250	*
Jared Cohen(10)	43,750	*
Michael Meyer(10)	43,750	*
Shelly Finkel(11)	1,400,000	2.1%
ALL DIRECTORS AND EXECUTIVE OFFICERS (15 Persons)	41,269,375	62.6%

*
Less than 1% of our outstanding common stock.

Principal stockholders

(1)
Includes 19,124,000 shares that Mr. Sillerman holds on behalf of multiple record holders of our common stock pursuant to nominee agreements. Also includes: (i) 16,876,000 shares held personally by Mr. Sillerman, (ii) 1,100,000 shares of unvested restricted stock over which Mr. Sillerman has voting power and (iii) exercisable options to purchase 500,000 shares.
(2)
The address of Entertainment Events Funding LLC is c/o Och-Ziff Capital Investments LLC, 9 West 57th Street, New York, NY 10019. Daniel S. Och, as Chief Executive Officer of Och-Ziff Capital Management Group LLC, (a) the sole shareholder of Och-Ziff Holding Corporation, the General Partner of OZ Management LP, the Investment Manager of OZ Master Fund, Ltd., and (b) the sole member of Och-Ziff Holding LLC, the General Partner of OZ Advisors II, LP, the General Partner of OZ Global Special Investments Master Fund, L.P., which are the members of Entertainment Events Funding LLC, may be deemed to have voting and/or investment control of the shares held by Entertainment Events Funding LLC.
(3)
The address of ID&T Holding B.V. is De Entree 300, 1101 EE Amsterdam. Includes: (i) 4,000,000 shares, and (ii) exercisable warrants to purchase 500,000 shares.
(4)
Includes: (i) exercisable options to purchase 400,000 shares and (ii) 2,000,000 shares subject to nominee agreement naming Mr. Sillerman as nominee with respect to such shares.
(5)
Includes exercisable options to purchase 31,250 shares.
(6)
Includes exercisable options to purchase 125,000 shares.
(7)
Includes: (i) exercisable options to purchase 31,250 shares and (ii) 1,875 shares.
(8)
Includes: (i) exercisable options to purchase 31,250 shares and (ii) 108,000 shares subject to nominee agreement naming Mr. Sillerman as nominee with respect to such shares.
(9)
Includes: (i) exercisable options to purchase 31,250 shares and (ii) 360,000 shares subject to nominee agreement naming Mr. Sillerman as nominee with respect to such shares.
(10)
Includes exercisable options to purchase 43,750 shares.
(11)
Includes: (i) exercisable options to purchase 400,000 shares and (ii) 1,000,000 shares subject to nominee agreement naming Mr. Sillerman as nominee with respect to such shares.

We also intend to file with the U.S. Securities and Exchange Commission a registration statement on Form S-1 (the ``resale registration statement") relating to the offering and sale from time to time of up to                           shares of our common stock by certain of our existing stockholders named as selling stockholders therein. The offer and sale of these shares are not included in the registration statement of which this prospectus is a part, and none of those shares will be included in this offering. In the event that any of the selling stockholders sell shares of our common stock under the resale registration statement, we will not receive any proceeds from those sales. Each of the selling stockholders have signed lock-up agreements with our underwriters that prohibit them, subject to certain exceptions, from selling their shares during the period ending 180 days after the date of this prospectus, and many of them have signed separate lock-up agreements with us. We intend for the resale registration statement to be declared effective by the SEC following the effectiveness of this prospectus and after we have closed one or more of our planned acquisitions.

 Description of capital stock

GENERAL

Immediately following this offering we will have             shares of our common stock issued and outstanding. Our certificate of incorporation provides that our authorized capital stock will consist of an aggregate number of 300,000,000 shares of common stock, par value $0.001 per share, and 100,000,000 shares of preferred stock, par value $0.001 per share.

COMMON STOCK

Voting

The holders of our common stock are entitled to one vote for each outstanding share of common stock owned by that stockholder on every matter properly submitted to the stockholders for their vote.

Dividend rights

Holders of our common stock are entitled to receive ratably such dividends and other distributions of cash or any other right or property as may be declared by our board of directors out of our assets or funds legally available for such dividends or distributions.

Liquidation rights

In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, holders of our common stock would be entitled to share ratably in our assets that are legally available for distribution to stockholders after payment of liabilities.

PREFERRED STOCK

Under the terms of our certificate of incorporation, our board of directors is authorized to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges, and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding voting stock. There are currently no shares of preferred stock outstanding, and we have no present plans to issue any shares of preferred stock.

AUTHORIZED BUT UNISSUED CAPITAL STOCK

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NASDAQ Stock Market, which would apply so long as the shares of common stock remain listed on the NASDAQ Global Select Market, require stockholder approval of certain issuances equal to or exceeding 20% of the then-outstanding voting power or the then-outstanding number of shares of common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

Description of capital stock

One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares at prices higher than prevailing market prices.

OPTIONS

As of June 24, 2013, there were outstanding options to purchase 18,383,000 shares of our common stock subject to our equity compensation plans with a weighted average price of $4.62 per share. In addition, we intend to grant options to purchase approximately 635,000 shares of our common stock at the initial public offering price immediately prior to the closing of this offering.

WARRANTS

As of June 24, 2013, there were outstanding warrants to purchase 500,000 shares of our common stock with a weighted average price of $2.50 per share.

REGISTRATION RIGHTS

We have entered into various agreements with certain holders of our common stock granting them the right, subject to certain limitations, to include the resale of their shares in certain registration statements we file with the Securities and Exchange Commission ("SEC"). We have also agreed with certain of these parties to file a registration statement for our initial public offering within certain time periods. These stockholders include both investors who purchased shares of our common stock in private placements as well as sellers of businesses that we have acquired who received shares of our common stock as consideration in the acquisition.

We anticipate granting certain registration rights to the sellers in our planned acquisitions, consistent with the registration rights we granted to the previous owners of the companies we have acquired.

Registration of these shares under the Securities Act would result in the shares becoming eligible for sale under the Securities Act immediately upon the effectiveness of such registration. Any sales of securities by holders of these shares could adversely affect the trading prices, if any, of our common stock.

DDP, LIC and MMG Acquisitions

Pursuant to certain registration rights agreements entered into by us with the sellers of DDP, LIC and MMG holders of up to 2,461,027 shares of our common stock will have the right to participate in future registrations of securities. If we propose to file a registration statement under the Securities Act relating to an offering for our own account (other than the initial registration statement for an offering for our own account or a registration statement for an offering to our officers or employees pursuant to an employee benefit plan or in connection with the acquisition of a business) or the account of others, such stockholders will have the right to request that we include their shares of common stock in any such registration statement, subject to specified limitations. In connection with the registration rights, we may limit, including entirely, the number of these investors' shares if the managing underwriters for the relevant public offering determine that the inclusion of those shares would be detrimental to the marketing of the offering. In such case, the shares to be included in the registration shall be reduced pro rata based on the number of shares of common stock each stockholder has requested to include and the aggregate number of shares the stockholders have received. These

Description of capital stock

piggyback registration rights terminate upon the earliest to occur of (1) December 31, 2014, (2) such time as all of the registrable securities have been disposed of pursuant to and in accordance with the registration statement or Rule 144 of the Securities Act or (3) such time as all the registrable securities of a particular holder may be resold pursuant to Rule 144 without volume limitations.

ID&T JV and ID&T Option

Pursuant to our joint venture with ID&T, we agreed to use commercially reasonable efforts to register for resale with the SEC ID&T's 2,000,000 shares and shares issuable upon exercise of the warrants issued in connection with the joint venture and to pursue our initial public offering. Under the ID&T Option, we agreed to use commercially reasonable efforts to register for resale with the SEC the 2,000,000 shares of our common stock that were issued to ID&T upon entry into the ID&T Option and to pursue our initial public offering.

Beatport

Pursuant to the merger agreement with Beatport, we agreed to (i) use commercially reasonable efforts to include the shares of our common stock issued to the sellers of Beatport in our initial public offering (or a concurrent resale registration) and (ii) include such shares in our initial public offering (or a concurrent resale registration) on a pro rata basis with the shares of our common stock that were issued by us as consideration in our previously closed acquisitions. Additionally, following the lock-up period of this initial public offering, we agreed to use commercially reasonable efforts to register with the SEC the resale of the shares of our common stock issued to the sellers of Beatport except for shares that are then eligible for resale under Rule 144.

Insight Venture Partners

Pursuant to the subscription agreement we entered into on April 1, 2013 with Insight Venture Partners V, L.P., Insight Venture Partners V (Employee Co-Investors), L.P., and Insight Venture Partners (Cayman) V, L.P. we have agreed to (i) use commercially reasonable efforts to include the 1,000,000 shares of our common stock issued to them in our initial public offering (or a concurrent resale registration) and (ii) include such shares in our initial public offering (or a concurrent resale registration) on a pro rata basis with the shares of our common stock that were issued by us as consideration in our previously closed acquisitions. We also agreed to use commercially reasonable efforts to register with the SEC, following the lock-up period of this initial public offering, the resale of the shares of our common stock issued to the three investors, except for shares that are eligible for resale under Rule 144 following our initial public offering.

LOCK-UP AGREEMENTS

In connection with our acquisitions of certain businesses, we entered into lock-up agreements with some of our stockholders. The lock-up agreements provide that the stockholders may not, subject to certain exemptions, offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock. Lock-up agreements with respect to 1,786,467 shares of our common stock expire on August 15, 2013, and lock-up agreements with respect to 1,674,560 shares expire on December 31, 2013.

Pursuant to our joint venture with ID&T, ID&T may not transfer prior to March 15, 2014, the 2,000,000 shares of our common stock or warrants to purchase our shares (or the shares underlying the warrants) that were each issued in connection with the joint venture.

Description of capital stock

In addition, under the ID&T Option, ID&T may not transfer the 2,000,000 shares of our common stock issued to them upon entry into the ID&T Option until after March 20, 2014.

Upon the closing of certain of our planned acquisitions, we will be required to issue shares of common stock to the selling parties. The sellers who are to receive the shares have agreed to sign the form of lockup agreement provided by our underwriters (or a substantially similar lockup agreement) prior to or on the closing of these acquisitions.

REPURCHASE RIGHTS

We have granted certain repurchase rights to the holders of our stock. The terms of these repurchase rights, including information with respect their expiration, are set forth in the table below.

Holder(s) of Repurchase Right	Number of Shares	Price	Relevant Date and Trigger Events
Baron Small Cap Fund	2,500,000	$4.00/share	We have agreed to repurchase these shares upon Baron's election if the SEC has not declared effective a registration statement covering the resale of the shares of our common stock held by this investor by January 15, 2013. This investor has not exercised its repurchase right. If we become required to repurchase these shares, we must do so over a ten-month period on a pro rata basis.
Entertainment Events Funding LLC	4,000,000	$2.50/share
			We have agreed to repurchase these shares if the SEC has not declared effective a registration statement covering the resale of the shares of our common stock held by this investor by January 15, 2013. This investor has not exercised its repurchase right. If we are required to repurchase these shares, we must do so over a ten-month period on a pro rata basis. These repurchase rights are based on the "most favored nation" rights we granted Entertainment Events Funding LLC under its subscription agreement, which require that (until immediately prior to our initial public offering), we provide to them the same right or benefit we provide to a third-party purchasing or receiving our common stock.
Disco Productions	1,000,000	$5.00/share	We have agreed to repurchase these shares if we do not have a registration statement declared effective or our shares are not registered pursuant to Section 12 of the Exchange Act by June 30, 2014.
ID&T
	All shares and warrants held by ID&T issued to them in connection with the ID&T JV (this could include up to 2.0 million shares; warrants to purchase 500,000 shares; and, for a period of 5 years beginning the year ended December 31, 2013, 100,000 warrants to purchase shares of our common stock if the ID&T JV has achieved an EBITDA of $7.0 million or more in the prior fiscal year)	$10.0 million	We have agreed to repurchase these securities if we do not complete our initial public offering by May 26, 2014.

Description of capital stock

Holder(s) of Repurchase Right	Number of Shares	Price	Relevant Date and Trigger Events
ID&T	2,000,000	$10.00/share	We have agreed to repurchase these shares if do not complete our initial public offering by March 20, 2014.
Former equity holders of Beatport	5,000,000	$5.00/share	On or after March 15, 2014, the former equity holders of Beatport will have the right to require us to repurchase from them the shares of our common stock issued as consideration in the merger. This right will not apply to any shares that have been registered in our initial public offering at an initial offering price of at least $5.00 per share or in a subsequent resale registration or are subsequently eligible for resale under Rule 144 following such initial public offering.
Insight Venture Partners V, L.P. Insight Venture Partners V (Employee Co-Investors), L.P. Insight Venture Partners (Cayman) V, L.P.	Up to 1,000,000	$10.00/share
			On or after March 15, 2014, these parties can require us to repurchase shares of our common stock that we have not registered in our initial public offering or registered in a resale registration following such initial public offering, or that are not eligible for resale under Rule 144 following such initial public offering. If prior to the date that these shares are registered for resale or become subsequently eligible for resale under Rule 144 following our initial public offering, we enter into an agreement for the acquisition by any third party of beneficial ownership of more than 50% of the voting power in our voting shares (including by merger or consolidation) or the sale of all of our assets to a third-party in one or a series of related transactions, then this repurchase right will automatically accelerate and become exercisable. If we do not pay these investors the repurchase price of $10.00 per share within ten business days following receipt of notice from the investors of their exercise of this repurchase right, then the repurchase price will increase at a rate of 10% per annum (compounded quarterly) until the date of payment.
Totem	Number of shares to be equal to the quotient of AUD$15.0 million (or $13.8 million) divided by our initial public offering share price	Initial public offering share price
Upon closing of our acquisition of Totem, we are obligated to issue Totem the number of shares equal to the quotient obtained by dividing AUS$15,000,000 by our initial public offering share price.

			We granted Totem the right, during the 30 calendar day period beginning on the second anniversary of the closing date, to require us to repurchase at our initial public offering price per share all of the shares of our common stock that we issued to Totem as consideration under the asset contribution agreement.

PRE-EMPTIVE AND OTHER RIGHTS

Under the subscription agreement with Entertainment Events Funding LLC, we granted such investor pre-emptive rights to purchase its pro rata portion of any new securities (other than certain excluded

Description of capital stock

securities) that we may from time to time propose to issue or sell to any party. The investor has five business days to close on the purchase of its pro rata portion of any new securities (other than excluded securities) following notice of the offering. These preemptive rights expire at the time the SEC declares effective a registration statement on Form S-1 that covers a primary offering by us or a secondary offering for the accounts of others. In addition, due to the "most favored nation" rights we have granted to Entertainment Events Funding LLC under its subscription agreement, we may be required to offer it similar rights that we may grant or have granted to others. The "most favored nation" right also expires at the time of our initial public offering.

Under a letter agreement with Baron Small Cap Fund, dated October 28, 2012, we agreed, that if the public offering price of (a) our first primary offering of shares or (b) the investor's resale secondary offering of its shares of our stock, is for less than $4.00 per share, we would issue additional shares to the investor so that it would own an aggregate number of shares as if it purchased its shares at the public offering price instead of its $4.00 per share purchase price. We also agreed to issue additional shares to the investor on substantially the same terms as provided in the previous sentence, if we sell shares at an issuance price of less than $4.00 per share at any time prior to the date the SEC declares effective a resale registration statement covering the investor's shares, and we use the proceeds of such stock sale to redeem $10 million of shares that were purchased by Robert F.X. Sillerman.

Pursuant to the subscription agreement with Insight Venture Partners V, L.P., Insight Venture Partners V (Employee Co-Investors), L.P., and Insight Venture Partners (Cayman) V, L.P., dated April 1, 2013, we agreed that if the public offering price of the common stock in our initial public offering is less than $10.00 per share, we would issue additional shares to each of these investors so that each would own an aggregate number of shares as if it purchased its shares at our initial public offering price instead of the $10.00 per share purchase price.

PROVISIONS OF OUR CERTIFICATE OF INCORPORATION, BYLAWS AND DELAWARE LAW THAT MAY HAVE AN ANTI-TAKEOVER EFFECT

Certificate of incorporation and bylaws

Certain provisions in our certificate of incorporation and bylaws summarized below may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in our best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders.

Calling of special meetings of stockholders; advanced notice provision

Our certificate of incorporation and bylaws provide that a special meeting of stockholders may be called only by the Chairman, the President, the Chief Executive Officer, our board of directors, or at the request in writing of the holders of not less than 30% of all of the outstanding shares of the corporation entitled to vote. Stockholders are not otherwise permitted to call, or to require that the board of directors call, a special meeting of stockholders.

Board size; filling of vacancies

Our certificate of incorporation and bylaws provides that the number of directors on our board of directors will be fixed exclusively by our board of directors. Newly created directorships resulting from any increase in our authorized number of directors will be filled solely by a majority vote of our remaining directors in office. Any vacancies in our board of directors, however occurring, will be filled solely by a majority vote of our remaining directors in office.

Description of capital stock

Pursuant to the Delaware General Corporation Law, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless the company's amended and restated certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation provides any action required or permitted to be taken by our stockholders may not be effected by consent in writing by such stockholders unless such action is recommended by all directors then in office.

No cumulative voting

The Delaware General Corporation Law provides that stockholders are denied the right to cumulate votes in the election of directors unless the certificate of incorporation provides otherwise. Our certificate of incorporation does not permit cumulative voting.

Amendment of the bylaws

Our certificate of incorporation and bylaws provide that the board of directors may adopt, amend, or repeal our bylaws. Our certificate of incorporation also permits our stockholders to adopt, amend, or repeal the bylaws upon the vote of the holders of a majority of the voting power of the common stock entitled to vote generally in an election of the directors.

Limits on ability of stockholders to elect directors

Our certificate of incorporation and bylaws contain provisions indemnifying our directors and officers to the fullest extent permitted by law. We have entered into indemnification agreements with each of our directors which may, in some cases, be broader than the specific indemnification provisions contained under Delaware law. Our certificate of incorporation provides that the number of directors constituting the whole board of directors may only be fixed by the board of directors. In addition, our certificate of incorporation and bylaws provide that, subject to the rights of holders of any one or more series of preferred stock then outstanding, vacancies and newly created directorships resulting from any increase in the authorized number of directors or from any other cause (other than vacancies which the holders of any class or classes of stock or series of stock are entitled by the certificate of incorporation to fill) shall, unless otherwise required by resolution of the board of directors, be filled by, and only by, the board of directors pursuant to a resolution adopted by a majority of the directors then in office, even if less than a quorum, or by the sole remaining director.

Limits on ability of stockholders to remove directors

Our bylaws provides that any director may be removed, with or without cause, by the stockholders only with the affirmative vote of the holders of not less than a majority of the voting power of all outstanding shares of stock entitled to vote generally in the election of directors.

Limitations on liability and indemnification of officers and directors

The Delaware General Corporation Law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors' fiduciary duties. Our certificate of incorporation includes a provision that eliminates the

Description of capital stock

personal liability of directors for monetary damages for breaches of fiduciary duty as a director, except for liability:

•
for any breach of a director's duty of loyalty to us or our stockholders;

•
for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•
under Section 174 of the Delaware General Corporation Law; or

•
for any transaction from which a director derived an improper personal benefit.

Our certificate of incorporation and bylaws provide for the indemnification by us of any person serving as a director, officer, employee or other agent to the fullest extent permissible under the Delaware General Corporation Law. In addition, we have purchased a directors' and officers' insurance policy covering our officers and directors for liabilities that they may incur as a result of any action, or failure to act, in their capacity as officers and directors. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and officers.

The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage a stockholder from bringing a lawsuit against our directors for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might benefit us and our stockholders.

The foregoing provisions of our certificate of incorporation and bylaws could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our common stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management.

DELAWARE TAKEOVER STATUTE

We are not subject to Section 203 of the Delaware General Corporation Law, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any "business combination" (as defined below) with any "interested stockholder" (as defined below) for a period of three years following the date that such stockholder became an interested stockholder, unless: (1) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (2) on consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (3) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or

Description of capital stock

special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 of the Delaware General Corporation Law defines "business combination" to include: (1) any merger or consolidation involving the corporation and the interested stockholder; (2) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; (3) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (4) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (5) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an "interested stockholder" as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

TRANSFER AGENT AND REGISTRAR

Upon the completion of our initial public offering, the transfer agent and registrar for our common stock will be Continental Stock Transfer & Trust Company. The transfer agent's address is 17 Battery Place, New York, New York, 10004.

LISTING

We have applied to have our common stock approved for listing on The Nasdaq Global Market under the symbol "SFXE."

 Shares eligible for future sale

Prior to this offering, there has been no market for our common stock, and a liquid trading market for our common stock may not develop or be sustained after this offering. Future sales of substantial amounts of common stock, including shares issued upon exercise of outstanding options or in the public market after this offering, or the anticipation of those sales, could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through sales of our equity securities.

Upon the closing of this offering, we will have outstanding         shares of common stock, after giving effect to the issuance of    shares of common stock in this offering and assuming no exercise of the underwriters' option to purchase additional shares.

In addition to the                      shares being sold in this offering, we intend to file with the Securities and Exchange Commission ("SEC") a registration statement on Form S-1 (the "resale registration statement") relating to the offering and sale from time to time of up to           shares of our common stock by certain of our existing stockholders named as selling stockholders therein. The offer and sale of, those shares are not included in the registration statement of which this prospectus is a part, and none of those shares will be included in this offering. Each of the selling stockholders have signed lock-up agreements with our underwriters that subject them to the 180-day lock-up described below, and many of them have signed separate lock-up agreements with us. We intend for the resale registration statement to be declared effective by the SEC following the effectiveness of this prospectus and after we have closed one or more of our planned acquisitions.

Of the shares to be outstanding immediately after the closing of this offering, the         shares to be sold in this offering and any shares sold by the selling stockholders under the resale registration statement will be freely tradable without restriction under the Securities Act unless purchased by our "affiliates," as that term is defined in Rule 144 under the Securities Act. The remaining shares of common stock are "restricted securities" under Rule 144. Substantially all of these restricted securities will be subject to the 180-day lock-up described below.

After the 180-day lock-up period, these restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or 701 under the Securities Act, which exemptions are summarized below.

LOCK-UP AGREEMENTS

We, all of our directors and executive officers and holders of substantially all of our currently outstanding capital stock and participants in the directed share program described below have agreed that, subject to certain exceptions, without the prior written consent of UBS Securities LLC, Barclays Capital Inc. and Jefferies LLC, we and they will not, during the period ending 180 days after the date of this prospectus, subject to exceptions specified in the lock-up agreements, offer, sell, contract to sell or otherwise dispose of, directly or indirectly, or hedge our common stock or securities convertible into or exchangeable for or exercisable for our common stock, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable for our common stock. Further, we and each such person have agreed that, during this period, they will not make any demand for, or exercise any right with respect to, the registration of our common stock or warrants or other rights to purchase the common stock.

Shares eligible for future sale

As described under "Underwriting—Directed Share Program," any participants in the Directed Share Program shall be subject to a 180-day lock up with respect to any shares sold to them pursuant to that program. This lock up will have similar restrictions as described above.

Additionally, in our acquisitions of certain target companies, we entered into lock-up agreements with some of our stockholders. The lock-up agreements with respect to 1,786,467 shares of our common stock provide that the stockholder parties may not, subject to certain exemptions, offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock prior to August 15, 2013. The lock-up agreements with respect to an additional 1,674,560 shares of our common stock hold the stockholder parties to similar lock-up restrictions, but those lock-up agreements terminate on December 31, 2013.

Pursuant to our joint venture with ID&T, ID&T may not transfer prior to March 15, 2014, the 2,000,000 shares of our common stock or warrants to purchase our shares (or the shares underlying the warrants) that were each issued in connection with the joint venture.

In addition, under the ID&T Option, ID&T may not transfer the 2,000,000 shares of our common stock issued to them upon entry into the ID&T Option until after March 20, 2014.

RULE 144

In general, under Rule 144, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least six months, including the holding period of any prior owner that is not one of our affiliates, would be entitled to sell those shares under Rule 144. For sellers who are our affiliates, sales within any three-month period a number of shares may not exceed the greater of:

•
1% of the number of shares of our common stock then outstanding, which will equal approximately         shares immediately after this offering, and

•
the average weekly trading volume in our common stock on The Nasdaq Global Select Market during the four calendar weeks preceding the date of filing of a Notice of Proposed Sale of Securities Pursuant to Rule 144 with respect to the sale.

Sales by affiliates under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us. Upon expiration of the 180-day lock-up period described below and this six-month holding period         shares of our common stock will be eligible for sale under Rule 144 by our affiliates, subject to the above restrictions.

A person may sell shares of common stock acquired from us without regard to manner of sale, the availability of public information about us or volume limitations, if:

•
the person is not our affiliate and has not been our affiliate at any time during the three months preceding the sale; and

•
the person has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates.

Upon the expiration of the 180-day lock-up period described below, and this six-month holding period approximately         shares of common stock will be eligible for sale by non-affiliates under Rule 144.

Shares eligible for future sale

We cannot estimate the number of shares of common stock that our existing stockholders will elect to sell under Rule 144.

RULE 701 AND FORM S-8

In general, under Rule 701 of the Securities Act, any of our employees, consultants or advisors who purchased shares from us in connection with a qualified compensatory stock plan or other written agreement is eligible to resell those shares 90 days after the effective date of this offering in reliance on Rule 144, but without compliance with the various restrictions, including the holding period, contained in Rule 144. Subject to the 180-day lock-up period described below, approximately                           shares of our common stock will be eligible for sale in accordance with Rule 701.

In addition, following this offering, we intend to file a registration statement on Form S-8 under the Securities Act to register all of the shares of common stock subject to outstanding options under our 2013 Equity Compensation Plan. Shares of our common stock issued under the Form S-8 registration statement will be available for sale in the public market, subject to the Rule 144 provisions applicable to affiliates, and subject to any vesting restrictions and lock-up agreements applicable to these shares.

REGISTRATION RIGHTS

Upon the closing of this offering, the holders of             shares of our common stock will be entitled to rights with respect to the registration of the sale of these shares under the Securities Act. Registration of the sale of these shares under the Securities Act would result in these shares becoming fully tradable without restriction under the Securities Act immediately upon the effectiveness of the registration, except for shares purchased by affiliates. See "Description of Capital Stock—Registration Rights" for additional information.

 Underwriting

UBS Securities LLC, Barclays Capital Inc. and Jefferies LLC (collectively, the "Representatives") are acting as joint book-running managers of the offering and are acting as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the number of shares set forth opposite the underwriter's name.

Underwriter	Number of shares

UBS Securities LLC
Barclays Capital Inc.
Jefferies LLC

Total

The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares (other than those covered by the underwriters' option to purchase additional shares as described below) if they purchase any of the shares.

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed $             per share. If all the shares are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms. The representatives have advised us that the underwriters do not intend to make sales to discretionary accounts.

If the underwriters sell more shares than the total number set forth in the table above, we have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to                           additional shares at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter's initial purchase commitment. Any shares issued or sold under the option will be issued and sold on the same terms and conditions as the other shares that are the subject of this offering.

We, our officers and directors, our stockholders and our option and warrant holders have agreed that, for a period of 180 days from the date of this prospectus, we and they will not, without the prior written consent of the Representatives, dispose of or hedge any shares or any securities convertible into or exchangeable for our common stock. The Representatives in their sole discretion may release any of the securities subject to these lock-up agreements at any time, which, in the case of officers and directors, shall be with notice.

As described below under "—Directed Share Program," any participants in the Directed Share Program shall be subject to a 180-day lock up with respect to any shares sold to them pursuant to that program. This lock up will have similar restrictions as the lock-up agreement described above.

Prior to this offering, there has been no public market for our shares. Consequently, the initial public offering price for the shares was determined by negotiations between us and the representatives.

Underwriting

Among the factors considered in determining the initial public offering price were our results of operations, our current financial condition, our future prospects, our markets, the economic conditions in and future prospects for the industry in which we compete, our management, and currently prevailing general conditions in the equity securities markets, including current market valuations of publicly traded companies considered comparable to our company. We cannot assure you, however, that the price at which the shares will sell in the public market after this offering will not be lower than the initial public offering price or that an active trading market in our shares will develop and continue after this offering.

We have applied to have our shares listed on the NASDAQ Global Market under the symbol "SFXE."

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option.

Paid by SFX Entertainment, Inc.
	No exercise	Full exercise

Per share	$	$
Total	$	$

We estimate that our portion of the total expenses of this offering will be $          million, which includes an amount not to exceed $             that we have agreed to reimburse the underwriters for certain expenses incurred by them in connection with this offering.

Directed Share Program

At our request, the underwriters have reserved for sale at the initial public offering price up to             shares offered hereby for certain other persons associated with us. The number of shares available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered hereby. Any participants in this program shall be prohibited from selling, pledging or assigning any shares sold to them pursuant to this program for a period of 180 days after the date of this prospectus. See "—Lock-Up Agreements."

In connection with the offering, the underwriters may purchase and sell shares in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the over-allotment option, and stabilizing purchases.

•
Short sales involve secondary market sales by the underwriters of a greater number of shares than they are required to purchase in the offering.

o
"Covered" short sales are sales of shares in an amount up to the number of shares represented by the underwriters' over-allotment option.

o
"Naked" short sales are sales of shares in an amount in excess of the number of shares represented by the underwriters' over-allotment option.

•
Covering transactions involve purchases of shares either pursuant to the underwriters' over-allotment option or in the open market after the distribution has been completed in order to cover short positions.

Underwriting

  o
  To close a naked short position, the underwriters must purchase shares in the open market after the distribution has been completed. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

  o
  To close a covered short position, the underwriters must purchase shares in the open market after the distribution has been completed or must exercise the over-allotment option. In determining the source of shares to close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.

•
Stabilizing transactions involve bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum.

Pursuant to the underwriting agreement we have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the shares. They may also cause the price of the shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the NASDAQ Global Market in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

The underwriters are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The underwriters and their respective affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. In particular, Barclays Bank Plc, is the administrative agent, UBS Securities LLC is the syndication agent and Jefferies Group LLC is the documentation agent under our First Lien Term Loan Facility. The First Lien Term Loan Facility was negotiated on an arm's length basis and contained or contains customary terms pursuant to which those parties received or receive customary fees and reimbursement for out-of-pocket costs.

NOTICE TO PROSPECTIVE INVESTORS IN THE EUROPEAN ECONOMIC AREA

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of shares described in this prospectus may not be made to the public in that relevant member state other than:

•
to any legal entity which is a qualified investor as defined in the Prospectus Directive;

Underwriting

•
to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by us for any such offer; or

•
in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of this provision, the expression an "offer of securities to the public" in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe for the shares, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the relevant member state) and includes any relevant implementing measure in the relevant member state. The expression 2010 PD Amending Directive means Directive 2010/73/EU.

The sellers of the shares have not authorized and do not authorize the making of any offer of shares through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the shares as contemplated in this prospectus. Accordingly, no purchaser of the shares, other than the underwriters, is authorized to make any further offer of the shares on behalf of the sellers or the underwriters.

NOTICE TO PROSPECTIVE INVESTORS IN THE UNITED KINGDOM

This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order") or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a "relevant person"). This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

NOTICE TO PROSPECTIVE INVESTORS IN HONG KONG

The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning

Underwriting

of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

NOTICE TO PROSPECTIVE INVESTORS IN JAPAN

The shares offered in this prospectus have not been registered under the Securities and Exchange Law of Japan. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Securities and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

NOTICE TO PROSPECTIVE INVESTORS IN SINGAPORE

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•
a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•
a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

•
to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than $200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•
where no consideration is or will be given for the transfer; or

•
where the transfer is by operation of law.

NOTICE TO PROSPECTIVE INVESTORS IN SWITZERLAND

This prospectus does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations ("CO") and the shares will not be listed on the SIX Swiss Exchange.

Underwriting

Therefore, this prospectus may not comply with the disclosure standards of the CO and/or the listing rules (including any prospectus schemes) of the SIX Swiss Exchange. Accordingly, the shares may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors, which do not subscribe to the shares with a view to distribution.

NOTICE TO PROSPECTIVE INVESTORS IN AUSTRALIA

No prospectus or other disclosure document (as defined in the Corporations Act 2001 (Cth) of Australia ("Corporations Act")) in relation to the common stock has been or will be lodged with the Australian Securities & Investments Commission ("ASIC"). This document has not been lodged with ASIC and is only directed to certain categories of exempt persons. Accordingly, if you receive this document in Australia:

•
you confirm and warrant that you are either:

o
a "sophisticated investor" under section 708(8)(a) or (b) of the Corporations Act;

o
a "sophisticated investor" under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant's certificate to us which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

o
a person associated with the company under section 708(12) of the Corporations Act; or

o
a "professional investor" within the meaning of section 708(11)(a) or (b) of the Corporations Act, and to the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act any offer made to you under this document is void and incapable of acceptance; and

•
you warrant and agree that you will not offer any of the common stock for resale in Australia within 12 months of that common stock being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

 Experts

SFX Entertainment, Inc.

The consolidated financial statements of SFX Entertainment, Inc. and subsidiaries as of December 31, 2012 and December 31, 2011, for the period from July 7, 2011 (inception) to December 31, 2011 and for the year ended December 31, 2012, appearing in this prospectus and the registration statement have been audited by Ernst & Young LLP, an independent registered public accounting firm, as stated in their report appearing elsewhere herein, and are included in reliance upon such report given on authority of such firm as experts in accounting and auditing.

Beatport

The consolidated financial statements of BEATPORT, LLC at December 31, 2012 and 2011, and for the years then ended, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

ID&T

The consolidated financial statements of ID&T Holding B.V. and subsidiaries at December 31, 2012 and 2011, and for the years then ended, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young Accountants LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

i-Motion

The combined financial statements of I-Motion GmbH Events & Communication and I-Motion Veranstaltungs-GmbH Konzeption u. Ausführung Nature One at December 31, 2012 and 2011, and for the years then ended, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young GmbH, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Totem

The combined financial statements of Totem Onelove Group and Totem Industries Pty Ltd at December 31, 2012 and 2011, and for the years then ended, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Made

The combined financial statements of Made Event, LLC and EZ Festivals, LLC at December 31, 2012 and 2011, and for the years then ended, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Life In Color

The combined financial statements of Life in Color (Limited Liability Companies) as of July 31, 2012 and for the period then ended and as of December 31, 2011 and 2010 and for each of the two years

Experts

in the period ended December 31, 2011, included in this prospectus have been so included in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, appearing elsewhere herein and in the Registration Statement, given on the authority of said firm as experts in auditing and accounting.

Nightlife

The consolidated financial statements of Nightlife Holdings, LLC and subsidiaries as of December 31, 2012, 2011 and 2010 and for the period ended December 31, 2012, and for each of the two years in the period ended December 31, 2011, included in this prospectus have been so included in reliance on the report of BDO USA, LLP, a certified public accounting firm, appearing elsewhere herein and in the Registration Statement, given on the authority of said firm as experts in auditing and accounting.

DDP

The financial statements of Disco Productions, Inc. as of December 31, 2011 and 2010 and for each of the two years in the period ended December 31, 2011, included in this prospectus have been so included in reliance on the report of BDO USA, LLP, a certified public accounting firm, appearing elsewhere herein and in the Registration Statement, given on the authority of said firm as experts in auditing and accounting.

Legal matters

The validity of the common stock we are offering will be passed upon by Reed Smith LLP, New York, New York for the company. The underwriters have been represented by White & Case LLP, New York, New York.

Where you can find more information

This prospectus, which constitutes part of the registration statement, does not include all of the information contained in the registration statement and the exhibits, schedules and amendments to the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and to the exhibits and schedules to the registration statement. Statements contained in this prospectus about the contents of any contract or any other document are not necessarily complete, and, in each instance, we refer you to the copy of the contract or other documents filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

You may read and copy the registration statement of which this prospectus is a part at the Securities and Exchange Commission's public reference room, which is located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can request copies of the registration statement by writing to the Securities and Exchange Commission and paying a fee for the copying cost. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for more information about the operation of the Securities and Exchange Commission's public reference room. In addition, the Securities and Exchange Commission maintains an Internet website, which is located at http://www.sec.gov, that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Securities and Exchange Commission. You may access the registration statement of which this prospectus is a part at the Securities and Exchange Commission's Internet website. Upon closing of this offering, we will be subject to the information reporting requirements of the Exchange Act, and we will file reports, proxy statements and other information with the Securities and Exchange Commission. You may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the Securities and Exchange Commission.

Index to consolidated financial statements

Financial Statements—Life in Color and Affiliates (fka Dayglow and Affiliates) (Predecessor)	F-5
Report of Independent Registered Accounting Firm	F-6
Combined Balance Sheets—July 31, 2012, December 31, 2011 and 2010	F-7
Combined Statements of Operations and Members' Equity (Deficit)—For the seven month period ended July 31, 2012 and for the years ended December 31, 2011 and 2010	F-8
Combined Statements of Cash Flows—For the seven month period ended July 31, 2012 and for the years ended December 31, 2011 and 2010	F-9
Notes to Combined Financial Statements	F-10
Financial Statements—SFX Entertainment, Inc. (Successor) (Restated)	F-15
Report of Independent Registered Accounting Firm	F-16
Consolidated Balance Sheets (Restated)—December 31, 2012 and 2011	F-17
Consolidated Statements of Operations—For the year ended December 31, 2012 and for the period from July 7, 2011 (Inception) through December 31, 2011	F-18
Consolidated Statements of Stockholders' Equity/(Deficit) (Restated)—For the period from July 7, 2011 (Inception) through December 31, 2012	F-19
Consolidated Statements of Cash Flows—For the year ended December 31, 2012 and for the period from July 7, 2011 through December 31, 2011	F-20
Notes to Consolidated Financial Statements	F-21
Financial Statements—SFX Entertainment, Inc. (Successor)	F-47
Consolidated Balance Sheets (Unaudited) as of March 31, 2013 and December 31, 2012 (Restated)	F-48
Consolidated Statements of Operations (Unaudited) for the three months ended March 31, 2013 and 2012	F-49
Consolidated Statements of Stockholders' Equity (Unaudited) for the three months ended March 31, 2013	F-50
Consolidated Statements of Cash Flows (Unaudited) for the three months ended March 31, 2013 and 2012	F-51
Notes to Consolidated Financial Statements	F-53
Financial Statements of Acquired Companies
Disco Productions, Inc.—Annual statements	F-73
Independent Auditors' Report	F-74
Balance Sheets—December 31, 2011 and 2010	F-75
Statements of Income and Accumulated Deficit—For the years ended December 31, 2011 and 2010	F-76
Statements of Cash Flows—For the years ended December 31, 2011 and 2010	F-77
Notes to Financial Statements	F-78
Disco Productions, Inc.—Interim statements	F-83
Balance Sheets—June 19, 2012 (unaudited) and December 31, 2011 (audited)	F-84
Statements of Operations and Accumulated Deficit—For the period ended June 19, 2012 and the six months ended June 30, 2011	F-85
Statement of Cash Flows—For the period ended June 19, 2012 and for the six months ended June 30, 2011	F-86
Notes to Unaudited Financial Statements	F-87

Index to consolidated financial statements

i-Motion GmbH—Interim Statements	F-190
Combined Balance Sheets—(unaudited) March 31, 2013 and December 31, 2012	F-192
Combined Statements of Changes in Equity—For the three months ended March 31, 2013 and December 31, 2012 (unaudited)	F-193
Combined Statements of Comprehensive Income—For the three months ended March 31, 2013 and March 31, 2012 (unaudited)	F-194
Combined Cash Flow Statements—For the three months ended March 31, 2013 and March 31, 2012 (unaudited)	F-195
Notes to Consolidated Financial Statements	F-196
Totem Onelove Group and Totem Industries Pty Ltd—Annual Statements	F-213
Report of Independent Auditors	F-215
Combined Balance Sheets—December 31, 2012 and 2011	F-216
Combined Statements of Comprehensive Income—For the years ended December 31, 2012 and December 31, 2011	F-217
Combined Statements of Owners' Equity/(Deficit)—For the years ended December 31, 2012 and 2011	F-218
Combined Statements of Cash Flows—For the years ended December 31, 2012 and 2011	F-219
Notes to Consolidated Financial Statements	F-220
Made Event—Annual and Interim Statements	F-231
Report of Independent Auditors	F-233
Combined Balance Sheets—As of March 31, 2013 and March 31 2012 (unaudited) and December 31, 2012 and 2011	F-234
Combined Statements of Operations and Member's Equity—For the three months ended March 31, 2013 and March 31, 2012 (unaudited) and for the years ended December 31, 2012 and December 31, 2011	F-235
Combined Statements of Cash Flows—For the three months ended March 31, 2013 and March 31, 2012 (unaudited) and for the years ended December 31, 2012 and December 31, 2011	F-236
Notes to Consolidated Financial Statements	F-237

Life In Color and Affiliates
fka Dayglow and Affiliates
(Limited Liability Companies)

Combined Financial Statements

Period Ended July 31, 2012 and Year
Ended December 31, 2011 and 2010

Life In Color and Affiliates (Limited Liability Companies)

 Report of independent registered accounting firm

To the Members
Life In Color and Affiliates
Miami, Florida

We have audited the accompanying combined balance sheets of Life In Color and Affiliates (fka Dayglow and Affiliates) (limited liability companies) (the "Company") as of July 31, 2012; December 31, 2011 and 2010 and the related combined statements of operations and members' equity (deficit), and cash flows for the period ended July 31, 2012 and the years ended December 31, 2011 and 2010. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Life In Color and Affiliates (limited liability companies) at July 31, 2012, December 31, 2011 and 2010 and the results of its operation and its cash flows for the period ended July 31, 2012 and the years ended December 31, 2011 and 2010, in conformity with accounting principles generally accepted in the United States.

New York, NY
April 22, 2013

Life In Color and Affiliates (Limited Liability Companies)

 Combined balance sheets

	July 31, 2012	December 31, 2011	December 31, 2010

Assets
Current:
Cash	$182,444	$44,414	$15,010
Accounts receivable	199,574	157,563	—
Prepaid event expenses	388,984	253,570	—
Other current assets	61,355	95,763	2,570

Total Current Assets	832,357	551,310	17,580
Property and Equipment, Net (Note 3)	723,817	559,315	2,523
Other Assets	58,806	—	—

	$1,614,980	$1,110,625	$20,103

Liabilities and Members' Equity (Deficit)
Current Liabilities:
Accounts payable	$139,206	$83,397	$3,238
Accrued expenses	538,460	316,013	—
Deferred revenue	666,630	662,797	—
Ticketfly advance	163,366	—	—
Note payable (Note 4)	159,716	83,333	—

Total Current Liabilities	1,667,378	1,145,540	3,238
Note Payable (Note 4)	—	16,667	—
Loans Payable—Members (Note 2)	440,000	565,000	—

Total Liabilities	2,107,378	1,727,207	3,238
Commitments (Note 5)
Members' Equity (Deficit) (Note 6)	(492,398)	(616,582)	16,865

	$1,614,980	$1,110,625	$20,103

See accompanying notes to combined financial statements.

Life In Color and Affiliates (Limited Liability Companies)

 Combined statements of operations and members' equity (deficit)

	Seven Month Period Ended July 31, 2012	Year ended December 31, 2011	Year Ended December 31, 2010

Revenues	$10,985,968	$9,606,232	$1,131,488
Operating Expenses:
Direct operating expenses	8,219,045	8,572,487	833,416
Selling, general and admin expenses	2,323,365	1,142,495	250,884
Depreciation and amortization	94,679	41,214	1,261

Operating Income (Loss)	348,879	(149,964)	45,927
Other Income (Expenses)	13,060	(8,483)	25,281

Net Income (Loss)	361,939	(158,447)	71,208
Members' Deficit, Beginning of Period	(616,852)	16,865	1,499
Contributions from Members	—	30,000	—
Distributions to Members	(237,755)	(505,000)	(55,842)

Members' Deficit, End of Period	$(492,398)	$(616,582)	$16,865

See accompanying notes to combined financial statements.

Life In Color and Affiliates (Limited Liability Companies)

 Combined statements of cash flows

	Seven Month Period ended July 31, 2012	Year Ended December 31, 2011	Year Ended December 31, 2010

Cash Flows From Operating Activities:
Net income (loss)	$361,939	$(158,447)	$71,208
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	94,679	41,214	1,261
Increase (decrease) from changes in operating assets and liabilities:
Accounts receivable	(42,011)	(157,563)	—
Prepaid event expenses	(135,414)	(253,570)	—
Accounts payable	55,809	83,397	—
Accrued expenses	222,447	312,776	3,238
Deferred revenue	3,833	662,797	—
Ticketfly advance	163,366	—	—
Other assets	(24,398)	(93,195)	(1,172)

Net Cash Provided By Operating Activities	700,249	437,409	74,535

Cash Flows From Investing Activities:
Purchases of property and equipment	(259,181)	(598,005)	(3,784)

Cash Flows From Financing Activities:
Net borrowings on notes payable	59,716	100,000	—
Proceeds from (payment to) members on loans payable	(125,000)	565,000	(2,419)
Contributions from members	—	30,000	—
Distributions to members	(237,755)	(505,000)	(55,842)

Net Cash Provided By (Used In) Financing Activities	(303,039)	190,000	(58,261)

Net Increase in Cash	138,030	29,404	12,490
Cash, Beginning of Period	44,414	15,010	2,520

Cash, End of Period	$182,444	$44,414	$15,010

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$25,139	$18,000	$1,500

See accompanying notes to combined financial statements.

Life In Color and Affiliates (Limited Liability Companies)

 Notes to combined financial statements

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of business

Life In Color and Affiliates (fka Dayglow and Affiliates) (limited liability companies) were incorporated in the State of Florida as promoters and operators of EMC-themed concerts with live entertainment. Since Life In Color and Affiliates are limited liability companies, their members are generally not liable for the debts, obligations or liabilities of the respective companies as defined below.

Basis of accounting

The accompanying combined financial statements have been prepared on the accrual basis of accounting whereby revenue is recognized when earned and expenses are recognized when incurred.

Principles of combination

The accompanying combined financial statements include the accounts of Dayglow & Affiliates, LLC (now operating as SFX-LIC Operating LLC) ("LIC"), Committee Entertainment LLC ("CE") and Advance Concert Productions LLC ("ACP") (collectively referred to as the "Company"). The Company has been combined by virtue of common ownership and management. In addition, substantially all of ACP's revenue is earned through equipment rentals to LIC, which has been eliminated in combination along with all other significant intercompany accounts and transactions.

Concentrations of credit risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and trade receivables. Exposure to losses on trade account receivables is minimal as the promoters whom the Company partners with for ticket sales and collection of event revenues typically remit proceeds to the Company in a timely manner. The Company maintains balances at financial institutions, which at times exceed the federally insured limit. The Company has not historically experienced losses on these accounts.

Accounts receivable

Accounts receivable are customer obligations due under normal trade terms. The Company partners with promoters on certain events to take responsibility for the collection of event revenues and payment of event expenses. The Company believes no allowance for doubtful accounts as of July 31, 2012 is necessary.

Prepaid event expenses

The Company routinely incurs event expenses in advance of the event date, which are recorded as prepaid event expenses. The amounts are expensed when the event takes place.

Property and equipment, and depreciation and amortization

Property and equipment are stated at cost. Depreciation and amortization expense is computed over the estimated useful lives of the assets by the straight-line method for financial reporting purposes. Expenditures for maintenance and repairs are expensed as incurred and additions, renewals and betterments that materially extend the life of an asset are generally capitalized.

Life In Color and Affiliates (Limited Liability Companies)

Notes to combined financial statements (Continued)

Revenue recognition

Revenue from ticket sales from events and concerts is recognized when the performance occurs. Ticket sales collected in advance of an event date are recorded as deferred revenue.

The Company evaluates the criteria outlined in Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Subtopic 605-45, "Revenue Recognition—Principal Agent Considerations," in determining whether it is appropriate to record the gross amount of revenues and related costs or the net revenues. Under this accounting guidance, if the Company is the primary obligor to perform the services being sold, has general inventory risk as it pertains to recruiting and compensating the talent, has the ability to control the ticket pricing, has discretion in selecting the talent, is involved in the production of the event, generally bears the majority of the credit or collection risk, or has several but not all of these indicators, revenue is recorded gross. If the Company does not have several of these indicators, it records revenues or losses on a net basis.

According to the guidance, for the majority of the Company's events, the Company has several of the above indicators and therefore it recognizes revenue gross as a principal. Additionally, the Company charges for and collects ticketing and credit card processing surcharges and records the amounts in revenue on a gross basis. Actual expenses paid to the ticket service provider and credit card merchant processors are reflected in expenses.

Direct operating expenses

Direct operating expenses include artist performance fees and travel expenses, venue fees, show-specific marketing and advertising expenses, show-related production expenses, ticket processing fees and other costs related to producing the events. These costs are primarily variable in nature.

Selling, general and administrative expenses

Selling, general and administrative expenses include salaries and wages related to full-time employees, credit card fees and other expenses.

Income taxes

The Company is comprised of limited liability companies and the shareholders are required to report their respective shares of the Company's income in their individual tax returns. Accordingly, no federal corporation income tax provision has been made in the accompanying combined financial statements. The combined financial statements include a provision for various state income taxes, which amounts are immaterial. Deferred income taxes are not material to the Company's financial position or results of operations.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ materially from those estimates.

Fair value of financial instruments

The Company values its assets and liabilities using the methods of fair value as described in ASC 820, Fair Value Measurements and Disclosures. ASC 820 establishes a three-tier fair value hierarchy, which

Life In Color and Affiliates (Limited Liability Companies)

Notes to combined financial statements (Continued)

prioritizes the inputs used in measuring fair value. The three levels of fair value hierarchy are described below:

The three levels of the fair value hierarchy under ASC 820 are described as follows:

Level 1 inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Company has the ability to access.

Level 2 inputs to the valuation methodology include quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in inactive markets; inputs other than quoted prices that are observable for the asset or liability; and inputs that are derived principally from or corroborated by observable market data by correlation or other means. If the asset or liability has a specified (contractual) term, the Level 2 input must be observable for substantially the full term of the asset or liability.

Level 3 inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The carrying amounts of the Company's financial instruments including cash, receivables and payables are carried at cost, which approximates fair value due to the immediate and short maturity of these assets and liabilities. The Company's debt relates to related party loans and third party notes payable at market interest rates, which approximate fair value.

2. RELATED PARTY TRANSACTIONS

In December 2011, the Company executed unsecured loan agreements of $565,000 with members, $440,000 of which were outstanding as at July 31, 2012. The loans have a 5-year maturity term and bear interest at 5%. The Company is to make interest only payments on a semi-annual basis and a balloon payment at maturity.

There was $16,342 and $0 in interest expense in the seven month period ended July 31, 2012 and the year ended December 31, 2011 respectively.

3. PROPERTY AND EQUIPMENT, NET

Property and equipment consists of the following:

	July 31, 2012	December 31, 2011	December 31, 2010	Estimated Useful Lives

Computer equipment	$20,799	$16,725	$3,381	3 years
Furniture and fixtures	17,182	15,017	403	3 years
Production equipment	822,990	570,048	—	5 years

	860,971	601,790	3,784
Less: Accumulated depreciation and amortization	(137,154)	(42,475)	(1,261)

Net property and equipment	$723,817	$559,315	$2,523

4. NOTE PAYABLE

The Company executed a $100,000 and $150,000 unsecured promissory note agreement with Treehouse International, LLC on August 2, 2011 and January 31, 2012, respectively. Total amount outstanding on these notes as of July 31, 2012 were $58,393 and $101,323, respectively. The first note

Life In Color and Affiliates (Limited Liability Companies)

Notes to combined financial statements (Continued)

has an 18-month term and bears interest at 15%, with an interest free period for the first six months while the second note has a 13-month term and bears interest at 8%. The Company is required to make monthly amortization payments of $9,583 and $13,048 respectively beginning March 2012.

There are no covenants to these notes and the notes are personally guaranteed by three of the members. In August 2012, the entire balance outstanding was repaid. There was $10,563 and $0 in interest expense in the seven month period ended July 31, 2012 and the year ended December 31, 2011, respectively.

5. COMMITMENTS

Lease commitment

The Company leases its office and warehouse facilities under noncancellable operating lease agreements, which expire on July 31, 2012 and August 31, 2014, respectively. The Company did not renew the July 31 lease and paid a monthly rent of $5,889 in August and September 2012 and moved into a temporary executive office space with a month-to-month rent of $6,906. Future minimum rental commitments are as follows:

Year ending December 31,

2012	$8,704
2013	21,222
2014	14,428

$44,354

Rent expense was $53,123, $42,574 and $5,080 for the seven month period ended July 31, 2012 and the years ended December 31, 2011 and 2010, respectively.

6. MEMBERS' EQUITY (DEFICIT)

LIC has four members, of which three members each owns 29% and the fourth member owns 13%. CE has four members, of which two members each owns 30% while the third and fourth members own 25% and 15%, respectively. ACP has six members, of which three members each owns 22% while the fourth, fifth and sixth members own 15%, 11.5% and 7.5%, respectively. Total members' equity (deficit) by entity is as follows:

	July 31, 2012	December 31, 2011	December 31, 2010

Life In Color LLC	$(461,802)	$(490,186)	$16,470
Committee Entertainment LLC	(673,877)	(443,822)	395
ACP LLC	643,281	317,426	—

	$(492,398)	$(616,582)	$16,865

7. SUBSEQUENT EVENTS

The Company has evaluated subsequent events through August 1, 2012, the date the Company was acquired. There have been no material subsequent events after July 31, 2012 for which disclosure is required, except as noted below.

On August 1, 2012, the members sold all ownership interest in and assets of the Company for a total consideration of $11,950,000, paid as $7,917,667 in cash and $4,032,333 by shares of the purchaser's common stock. The combined financial statements do not reflect this transaction.

Consolidated Financial Statements

SFX Entertainment, Inc.

As of and for the year ended December 31, 2012 and
the period from July 7 (Inception), to December 31, 2011

SFX Entertainment, Inc.

Consolidated Financial Statements
As of and for the year ended December 31, 2012 and
the period from July 7, to December 31, 2011

SFX Entertainment, Inc.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of SFX Entertainment, Inc.

We have audited the accompanying consolidated balance sheets of SFX Entertainment, Inc. (the "Company") as of December 31, 2012 and 2011, and the related consolidated statements of operations, stockholders' equity/(deficit) and cash flows for the year ended December 31, 2012 and the period from July 7, 2011 (inception) through December 31, 2011. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of SFX Entertainment, Inc. at December 31, 2012 and 2011, and the consolidated results of its operations and its cash flows for the year ended December 31, 2012 and the period from July 7, 2011 (inception) through December 31, 2011, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 20, the December 31, 2012 consolidated balance sheet and consolidated statement of stockholders' deficit have been restated to classify the Company's common stock with repurchase rights and the non-controlling interest as temporary equity rather than stockholders' equity as previously reported.

/s/ Ernst & Young LLP

New York, New York
April 24, 2013
except for Note 20, as to which the date is
June 24, 2013

SFX Entertainment, Inc.

 Consolidated balance sheets
(in thousands except share data)

	December 31,
	2012	2011

	Restated
Assets:
Cash and cash equivalents	$3,675	$—
Accounts receivable	1,998	—
Due from promoters—net of allowance of $997 and $0, as of December 31, 2012 and 2011, respectively	1,597	—
Prepaid expenses	181	—
Other current assets	223	—

Total current assets	7,674	—

Property, plant and equipment	1,311	—
Accumulated depreciation	(75)	—

Property, plant and equipment, net	1,236	—
Goodwill	21,571	—
Intangible assets, net	23,571	—
Other assets	12,680	—

Total assets	$66,732	$—

Liabilities:
Accounts payable and accrued expenses	$7,932	$96
Notes payable, current	8,491	—
Due to related parties	4,525	5
Other current liabilities	4,731	—

Total current liabilities	25,679	101
Deferred tax liabilities	67
Other long term liabilities	2,313	—

Total liabilities	28,059	101

Commitments and contingencies	—	—
Redeemable common stock, $.001 par value, 7,800,000 and 0 shares outstanding at December 31, 2012 and 2011, respectively (net of $1,500 subscription receivable in 2012)	25,000	0
Redeemable non-controlling interest	4,794	0
Stockholders' equity / (deficit):
Common stock, $0.001 par value, 300,000,000 authorized, 40,461,027 and 0 shares issued and outstanding at December 31, 2012 and 2011, respectively	40	—
Preferred stock, $0.001 par value, 100,000,000 authorized, 0 shares issued and outstanding at December 31, 2012 and 2011	—	—
Additional paid-in capital	25,200	—
Due from stockholder for stock subscriptions	(36)	—
Accumulated other comprehensive loss	(16,325)	(101)

Total stockholders' equity/(deficit)	8,879	(101)

Total liabilities and stockholders' equity / (deficit)	$66,732	$—

See accompanying notes to the consolidated financial statements

SFX Entertainment, Inc.

 Consolidated Statements of operations
(in thousands except share data)

	Year Ended December 31, 2012	Period from July 7, 2011 to December 31, 2011

Revenue	$24,815	$—
Direct costs:
Musical talent	7,971	—
Production costs	15,048	—

Gross profit	1,796	—
Operating expenses:
Selling, general and administrative expenses	17,026	101
Depreciation	75	—
Amortization	916	—

Operating loss	(16,221)	(101)
Interest expense	(34)	—
Other income	98	—

Net loss before taxes	(16,157)	(101)
Provision for income taxes	(67)	—

Net loss	$(16,224)	$(101)

Loss per share—basic and diluted	$(0.44)	N/A
Weighted average shares outstanding—basic and diluted	37,186	N/A

See accompanying notes to the consolidated financial statements

SFX Entertainment, Inc.

 Consolidated statements of stockholders' equity/(deficit) (Restated)
(in thousands)

	Common Stock		Additional Paid-in- Capital	Stock Subscription Receivable		Total Stockholders' Equity / (Deficit)
					Accumulated Deficit
	Shares	Amount

Balances at July 7, 2011	—	—	—	—	—	—
Net loss	—	—	—	—	$(101)	(101)

Balance at December 31, 2011	—	$—	$—	$—	$(101)	(101)

Net loss	—	—	—	—	$(16,224)	(16,224)
Common Stock issued	40,461	$40	$19,801	—	—	19,841
Non cash stock compensation expense	—	—	2,209	—	—	2,209
Issuance of warrants	—	—	3,190	—	—	3,190
Stock subscription receivable	—	—	—	(36)	—	(36)

Balance at December 31, 2012	40,461	$40	$25,200	$(36)	$(16,325)	8,879

See accompanying notes to the consolidated financial statements

SFX Entertainment, Inc.

 Consolidated statements of cash flows
(in thousands)

	Year ended December 31, 2012	Period from July 7, 2011 through December 31, 2011

Cash flow from operating activities:
Net loss	$(16,224)	$(101)
Reconciling items:		—
Depreciation	75	—
Amortization	916	—
Bad debt expense	1,003	—
Stock compensation expense	2,209	—
Provision for deferred income taxes	67	—
Changes in operating assets and liabilities, net of acquisitions:		—
Accounts receivable	(1,290)	—
Due from promoters	(755)	—
Prepaid expenses	176	—
Other current assets	155	—
Other assets	(161)	—
Accounts payable & accrued expenses	6,534	96
Due to related parties	(151)	5
Other current liabilities	836	—

Net cash used by operating activities	(6,610)	—

Cash flow from investing activities:
Purchases of property, plant and equipment	(584)	—
Investment in Joint Venture	(12,500)	—
Acquisition of businesses, net of cash acquired	(16,131)	—

Net cash (used) by investing activities	(29,215)	—

Cash flow from financing activities:
Proceeds from common stock transactions (Including redeemable stock)	32,500	—
Proceeds from notes payable	7,000	—

Net cash provided by financing activities	39,500	—

Net increase in cash	3,675	—

Cash, end of year	$3,675	$—

Supplemental scheduled of non-cash investing activities:
Shares issued in connection with purchase of LIC	$3,932	$—
Shares issued in connection with purchase of Disco	5,000	—
Shares issued in connection with purchase of Nightlife Holdings, Inc.	3,372	—

	$12,304	$—

Supplemental cash flow information:
Interest paid	$43	$—
Income taxes paid	$—	$—

See accompanying notes to the consolidated financial statements

SFX Entertainment, Inc.

 Notes to consolidated financial statements
(in thousands except share data)

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of business

SFX Entertainment, Inc. ("SFX" or "the Company"), a Delaware corporation, was formed on June 5, 2012, under the name SFX Holding Corporation. On February 13, 2013, the name was changed to SFX Entertainment, Inc. The operations of SFX began on July 7, 2011, under an entity now named SFX EDM Holdings Corporation (a wholly owned subsidiary of SFX). SFX was formed with the intent of acquiring and operating companies within the live music industry, specifically those engaged in the promotion and production of live music events and festivals in the United States and abroad. Through the Company's recent acquisitions, it is actively engaged in the production and promotion of live electronic music culture (EMC) festivals and events, production of music tours, merchandising and related services. In addition, it also manages large, event-driven nightclubs that serve as venues for key electronic music talent.

As of December 31, 2012, SFX successfully completed the acquisition of certain assets and liabilities of three companies:

•
Disco Productions, Inc. (now operating as SFX-Disco Operating LLC ("Disco")) on June 19, 2012;

•
Dayglow and Affiliates, LLC (now operating as SFX-LIC Operating LLC, LLC ("LIC")), on July 31, 2012;

•
Nightlife Holdings, LLC, MMG Nightlife, LLC, US Nightlife Management, LLC, Punta Cana Venue, LLC, Dave Grutman, Inc., SEBU Corp., Brian Gordon, David Grutman and World on a String, LLC (now operating collectively as SFX-Nightlife Operating LLC LLC ("MMG" or "Miami Marketing Group")) on December 31, 2012;

The audited consolidated financial statements of SFX include the activities for the three acquired companies from the dates of their respective acquisition by SFX.

Basis of presentation and principles of consolidation

The accompanying consolidated financial statements of SFX have been prepared applying accounting principles generally accepted in the United States of America ("US GAAP") and include the accounts of the Company and its majority owned and controlled subsidiaries. Intercompany accounts among the consolidated businesses have been eliminated in consolidation. Equity associated with non-controlling interests is stated separately as a component of total stockholders' equity.

Use of estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates made by management include allowance for doubtful accounts, purchase accounting allocations, recoverability and useful lives of property, plant and equipment, identifiable intangible assets, and goodwill and the valuation allowance of deferred tax assets, contingencies and equity compensation. Actual results could differ materially from those estimates.

SFX Entertainment, Inc.

Notes to consolidated financial statements (Continued)
(in thousands except share data)

Revenue recognition

Revenue from festivals and events are recognized when the performance occurs. Ticket sales collected in advance of an event are recorded as deferred revenue.

The Company evaluates the criteria outlined in Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Subtopic 605-45, "Revenue Recognition—Principal Agent Considerations," in determining whether it is appropriate to record the gross amount of revenue and related costs or the net revenue. Under this accounting guidance, if the Company is the primary obligor to perform the services being sold, has general inventory risk as it pertains to recruiting and compensating the talent, has the ability to control the ticket pricing, has discretion in selecting the talent, is involved in the production of the event, generally bears the majority of the credit or collection risk, or has several but not all of these indicators, revenue is recorded gross. If the Company does not have several of these indicators, it records revenue or losses on a net basis.

Direct costs

Direct costs include artist performance fees and travel expenses, venue fees, show-specific marketing and advertising expenses, show-related production expenses, and other costs related to producing the events. These costs are primarily variable in nature.

Selling, general and administrative expenses

Selling, general and administrative expenses include salaries and wages related to employees, credit card fees, legal fees, professional fees, rent and other expenses.

Income taxes

The Company accounts for income taxes in accordance with the liability method. Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities, and for operating losses and tax credit carryforwards. Management must make assumptions, judgments, and estimates to determine the current provision for income taxes and also the deferred tax assets and liabilities as well as any valuation allowance to be recorded against deferred tax assets.

The Company's assumptions, judgments, and estimates relative to the current provision for income taxes take into account current tax laws, its interpretation of current tax laws, and possible outcomes of current and future audits conducted by domestic tax authorities. The Company has established reserves for income taxes to address potential exposures involving tax positions that could be challenged by tax authorities. Although the Company believes its assumptions, judgments, and estimates are reasonable, changes in tax laws or the Company's interpretation of tax laws, and the resolution of potential tax audits could significantly impact the amounts provided for income taxes in the financial statements.

The Company's assumptions, judgments, and estimates relative to the value of a deferred tax asset take into account predictions of the amount and category of future taxable income, such as income from operations or capital gains income. Actual operating results and the underlying amount and category of income in future years could render its current assumptions, judgments, and estimates of recoverable net deferred taxes inaccurate. Any of the assumptions, judgments and estimates mentioned above could

SFX Entertainment, Inc.

Notes to consolidated financial statements (Continued)
(in thousands except share data)

cause the Company actual income tax obligations to differ from its estimates, thus materially impacting its financial position and results of operations.

Cash and cash equivalents

The Company considers cash deposits in all highly liquid investments with a maturity of three months or less to be cash equivalents. The Company's cash deposits are held at multiple high credit quality financial institutions. The Company's cash deposits at these institutions often exceeded the federally insured limits.

Accounts receivable and allowance for doubtful accounts

Accounts receivable are primarily amounts due from ticketing agencies in conjunction with events. The Company records a provision for doubtful accounts based on historical experience and a detailed assessment of the collectability of our accounts receivable. To assist with the estimate, management considers certain factors such as historical experience, industry data, credit quality, age of accounts receivable balances, and current economic conditions that may affect a customer's ability to pay. In cases where the Company becomes aware of circumstances that may impair a specific customer's ability to meet its financial obligations, the Company records a specific allowance against amounts due from the customer and thereby reduces the net recognized receivable to the amount reasonably believed to be collectible. There is significant judgment involved in estimating the allowance for doubtful accounts.

Due from promoters, due to promoters and allowance for doubtful accounts

In the period preceding an event, both we and our promoters incur various costs. These costs are tracked in a shared database which can be accessed by both parties at any time. As we incur our costs, we record an asset in prepaid expenses. After the event, we and our promoters agree upon a settlement for that individual event and that settlement culminates the earnings process. Based on the settlement, we record one amount Due From or Due To Promoters for that event. Generally, this settlement results in the promoters owing amounts to us.

Amounts due from promoters are the net receivables due for events. Management assesses the collectability of the receivables and writes off balances when it determines that they are no longer collectible. The Company recorded an allowance for settlement revisions and doubtful accounts of $997 and $0 as of December 31, 2012 and December 31, 2011, respectively. On a periodic basis, management evaluates the balances due from promoters and determines whether to provide an allowance or if any balances should be written down and charged to expense as bad debt. The evaluation is based on a past history of collections, current credit conditions, the length of time the balance is past due, and a past history of write-downs. Amounts due to promoters for events of $165 are included in accounts payable.

Prepaid event expenses

The Company routinely incurs event expenses in advance of the event date. These expenses are recorded as prepaids and are expensed when the event occurs.

SFX Entertainment, Inc.

Notes to consolidated financial statements (Continued)
(in thousands except share data)

Property, plant and equipment, and depreciation and amortization

Property, plant, and equipment are stated at cost net of accumulated depreciation. Depreciation expense is computed over the estimated useful lives of the assets using the straight-line method. Expenditures for maintenance and repairs are expensed as incurred. Additions, renewals and improvements that materially extend the life of the asset are capitalized and depreciated over five years or the extended life of the asset, whichever is shorter.

Business combinations

The Company accounts for business combinations under the acquisition method of accounting. Identifiable assets acquired, liabilities assumed and any noncontrolling interest in the acquiree are recognized and measured as of the acquisition date at fair value. Shares issued in connection with acquisitions are valued at the most recent private sale per share value. Additionally, contingent consideration is recorded at fair value on the acquisition date and classified as a liability. Goodwill is recognized to the extent by which the aggregate of the acquisition-date fair value of the consideration transferred and any noncontrolling interests in the acquiree exceeds the recognized basis of the identifiable assets acquired, net of assumed liabilities. Determining the fair value of assets acquired, liabilities assumed and noncontrolling interests requires management's judgment and often involves the use of significant estimates and assumptions, including assumptions with respect to future cash flows, discount rates and asset lives among other items. Acquisition related costs, including advisory, legal, accounting, valuation and other costs are expensed in the periods in which the costs are incurred. The results of operations of acquired businesses are included in the consolidated financial statements from the date of acquisition.

Due to the Company's rapid expansion plan, letters of intent, Asset Contribution Agreements ("ACA"), or similar documents are signed regularly for businesses the Company has an interest in acquiring. While the language in each of these varies, management evaluates if there is effectively a constructive acquisition as of the date signed based on the control considerations within Accountings Statement Codification 805—Business Combinations ("ASC 805"). To date, the Company has accounted for all acquisitions as of the date that the Company has transferred valuable consideration is transferred and control of the entities in question has been obtained.

Goodwill and intangible assets

Goodwill represents the excess of the aggregate purchase price paid over the fair value of the net tangible assets acquired. Goodwill is not amortized and is tested for impairment at least annually or whenever events or changes in circumstances indicate that the carrying value may not be recoverable. The Company has determined that it operates as one reporting unit and has selected October 31 as the date to perform the annual impairment test. The first step of the impairment test involves comparing the fair value of the reporting unit to its net book value, including goodwill. If the net book value exceeds its fair value, then the Company would perform the second step of the goodwill impairment test to determine the amount of the impairment loss. When performing the valuation of its goodwill, the Company makes assumptions regarding estimated future cash flows to determine the fair value of our business. If the estimates or related assumptions change in the future, the Company may be required to record impairment loss related to its goodwill. The Company has not recognized any goodwill impairments since its inception.

SFX Entertainment, Inc.

Notes to consolidated financial statements (Continued)
(in thousands except share data)

The Company accounts for intangible assets and goodwill in accordance with Accounting Statement Codification 350—Intangibles and Goodwill—Other (ASC 350). Intangibles are valued at their fair market value and are amortized taking into account the character of the acquired intangible asset and the expected period of benefit. The Company evaluates intangible assets for impairment, at a minimum, on an annual basis and whenever events or changes in circumstances indicate the carrying value may not be recoverable from its estimated future cash flows. The Company will determine the recoverability of its intangible assets by comparing the net book value to the related projected undiscounted cash flows from these assets, considering a number of factors, including past operating results, budgets, economic projections, market trends and product development cycles. If the net book value of the asset exceeds the related undiscounted cash flows, the asset is considered impaired, and a second test is performed to measure the amount of impairment loss. The Company has not recorded an impairment loss on its goodwill or intangible assets.

Impairment of long-lived assets

The Company assesses the impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of assets to be held and used is measured first by a comparison of the carrying amount of an asset to the future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, an impairment loss would be recognized. When measuring the recoverability of these assets, the Company will make assumptions regarding its estimated future cash flows it expects to be generated by the assets. If the Company's estimates or related assumptions change in the future, the Company may be required to impair these assets. The Company has not recognized any impairment of long-lived assets to date.

Advertising expense

The Company expenses advertising costs when incurred. These costs are recorded on the income statement as selling, general, and administrative expenses. Advertising expenses for the year ended December 31, 2012 was $393. There were no advertising expenses incurred in 2011.

Artist fee tax withholding

Artist fee tax withholdings are amounts owed to federal taxing authorities for income tax withholdings required on payments made to foreign artists for services. These withholdings are withheld from the artist, accrued, and paid to the federal taxing authority. At December 31, 2012 and 2011 $1,971 and $0 are in other current liabilities on the balance sheet.

Fair value of financial instruments

The Company values its assets and liabilities using the methods of fair value as described in ASC 820, Fair Value Measurements and Disclosures. ASC 820 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The three levels of fair value hierarchy are described below:

The three levels of the fair value hierarchy under ASC 820 are described as follows:

Level 1 inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Company has the ability to access.

SFX Entertainment, Inc.

Notes to consolidated financial statements (Continued)
(in thousands except share data)

Level 2 inputs to the valuation methodology include quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in inactive markets; inputs other than quoted prices that are observable for the asset or liability; and inputs that are derived principally from or corroborated by observable market data by correlation or other means. If the asset or liability has a specified (contractual) term, the Level 2 input must be observable for substantially the full term of the asset or liability.

Level 3 inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The Company's financial instruments consist principally of cash, receivables due from promoters, accounts payable, notes payable, other liabilities and warrants issued with respect to the Company's common stock. Cash and receivables due from promoters are financial assets with carrying values that approximate fair value. Accounts payable and other liabilities are financial liabilities with carrying values that approximate fair value. Notes payable and related warrants are recorded based on their relative fair value at date of issuance. The Company believes that the recorded values of all of its financial instruments approximate fair market value because of the nature and duration of the respective financial instruments.

Stock-based compensation

The Company follows the fair value recognition provisions in ASC 718, "Stock Compensation." Stock-based compensation expense recognized during the year includes compensation expense for all share-based payments based on the grant date fair value estimated in accordance with the provisions in the FASB guidance for stock compensation. The grant date is the date at which an employer and an employee reach a mutual understanding of the key terms and conditions of a share-based payment award, awards have been approved as needed, unless such approval is deemed to be a formality or perfunctory and documented contemporaneous documentation exists.

The fair value for options in SFX common stock is estimated on the date of grant using the Black-Scholes option-pricing model. The fair value of the options is amortized to expense on a straight-line basis over the options' vesting period. Expected volatilities were based on similar companies' implied volatilities of traded options and historical volatilities since the Company's common stock has not been publicly traded, in addition, the Company has not paid a dividend on its common stock. The Company uses the simplified method for estimating the expected life within the valuation model which is the period of time that options granted are expected to be outstanding. The risk free rate for periods within the expected life of the option is based on the United States Treasury Note rate.

2. RECENT ACCOUNTING PRONOUNCEMENTS

Jumpstart Our Business Startups Act

On April 5, 2012, the Jumpstart Our Business Startups Act (the "JOBS Act") was enacted, which provided special accommodations for companies defined as emerging growth companies. Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an "emerging growth company" can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. The Company's

SFX Entertainment, Inc.

Notes to consolidated financial statements (Continued)
(in thousands except share data)

financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

Presentation of comprehensive income

In June 2011, the FASB issued new accounting rules that require an entity to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income, or in two separate but consecutive statements. The new accounting rules eliminate the option to present components of other comprehensive income as part of the statement of equity. The adoption of the new accounting rules in the first quarter of 2012 did not have a material effect on the Company's financial condition, results of operations or cash flows.

In December 2011, the FASB issued new accounting rules which deferred certain provisions of the rules issued in June 2011 that required entities to present reclassification adjustments out of accumulated other comprehensive income by component in both the statement in which net income is presented and the statement in which other comprehensive income is presented.

In February 2013, the FASB issued a final rule related to the reporting of amounts reclassified out of accumulated other comprehensive income that requires entities to report, either on their income statement or in a footnote to their financial statements, the effects on earnings from items that are reclassified out of other comprehensive income. The new accounting rules will be effective for the Company in the first quarter of 2013. The Company does not expect the adoption of the new accounting rules to have a material effect on the Company's financial condition, results of operations or cash flows.

Goodwill impairment testing

In September 2011, the FASB issued new accounting rules related to testing goodwill for impairment. The new accounting rules permit an entity to first assess qualitative factors to determine if it is more likely than not that the fair value of a reporting unit is less than its carrying value. If it is concluded that this is the case, it is necessary to perform the two-step goodwill impairment test prescribed under current accounting rules. Otherwise, the two-step goodwill impairment test is not required. The adoption of the new accounting rules in 2012 did not have a material effect on the Company's financial condition, results of operations or cash flows.

Disclosures about offsetting assets and liabilities

In December 2011, the FASB issued new accounting rules related to new disclosure requirements regarding the nature of an entity's rights of offset and related arrangements associated with its financial instruments and derivative instruments. The new rules are effective for the Company in the first quarter of 2014 with retrospective application required. The Company does not expect the adoption of the new accounting rules to have a material effect on Company's financial condition, results of operations or cash flows.

3. CONCENTRATION OF CREDIT RISK

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash, accounts receivables and balances due from promoters. Exposure to losses on

SFX Entertainment, Inc.

Notes to consolidated financial statements (Continued)
(in thousands except share data)

account receivables is minimal as the promoters with whom the Company partners for ticket sales and collection of event revenues typically remit proceeds to the Company in a timely manner. The Company maintains balances at financial institutions, which at times exceed the federally insured limit. On a periodic basis, management evaluates its due from promoter balances and determines whether to provide an allowance or if any balances should be written down and charged to expense as bad debt. The evaluation is based on a past history of collections, current credit conditions, the length of time the balance is past due, and a past history of write-downs.

The credit risk in amounts due from promoters is generally not diversified due to the limited number of promoters that the Company works with. The following table represents a breakdown of concentrations at December 31, 2012 and December 31, 2011:

Percentage of Due from Promoters at:	December 31, 2012	December 31, 2011

Promoter A	15.7%	N/A
Promoter B	14.3%	N/A
Promoter C	9.5%	N/A

N/A—not applicable

Accounts receivable includes an amount due from one client, which represents 30.4% of the balance.

4. PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consist of the following:

(in thousands)	December 31, 2012	December 31, 2011	Estimated Useful Lives

Computer equipment	$96	$—	3 years
Furniture, fixtures and other equipment	35	—	5 years
Production equipment	1,180	—	5-7 years

Property, plant and equipment	$1,311	$—
Less: accumulated depreciation	(75)	—

Property, plant and equipment, net	$1,236	$—

Depreciation expense for the years ended December 31, 2012 and 2011 was $75 and $0, respectively.

5. NOTES PAYABLE

Secured promissory note—Nightlife Holdings, LLC

On December 31, 2012, the Company issued a secured promissory note in the principal amount of $8,491 as part of the acquisition of certain assets and liabilities of MMG. Such amount is included as Notes payable, current on the balance sheet. On March 15, 2013 a payment of $3,000 was made to Nightlife Holding, LLC and the promissory note was amended and restated to provide that the remaining amount of $5,491 plus interest will be payable on May 15, 2013. This note as amended

SFX Entertainment, Inc.

Notes to consolidated financial statements (Continued)
(in thousands except share data)

and restated bears interest at the rate of 0.22% per annum. For further information on the acquisition of Nightlife Holdings, LLC by SFX see Note 8—Business Combinations.

6. OTHER CURRENT LIABILITIES—EVENTBRITE

Through the Company's acquisition of Disco Productions, Inc. ("Disco") the Company became the assignee of an agreement with Eventbrite, Inc. ("Eventbrite"), a ticket sales agency. The agreement provides that Eventbrite will provide certain ticketing services for events managed by SFX-Disco Operating LLC unless the specific venue has a prior ticket agency relationship that would prevent Eventbrite from acting as the ticket agent. In connection with the acquisition of Disco, the Company assumed a liability of $700 to Eventbrite which will be repaid principally from a portion of future ticket sales. At December 31, 2012, the balance due to Eventbrite with respect to this liability was $612, which is expected to be repaid within twelve months. The Company is responsible for the payment of any amounts not recouped by Eventbrite through ticket sales and ultimately has the right to recover such shortfalls, if any, from the former owner of Disco.

7. CONTINGENCIES

Legal matters

During the normal course of business, the Company is occasionally involved with various claims and litigation. Reserves are established in connection with such matters when a loss is probable and the amount of such loss can be reasonably estimated. At December 31, 2012 and 2011, no material reserves were recorded. No reserves are established for losses which are only reasonably possible. The determination of probability and the estimation of the actual amount of any such loss is inherently unpredictable, and it is therefore possible that the eventual outcome of such claims and litigation could exceed the estimated reserves, if any. Based upon the Company's experience, current information and applicable law, it does not believe it is reasonably possible that any proceedings or possible related claims will have a material effect on its financial statements.

Legal expenses are expenses related to the organization and legal formation of SFX Entertainment, Inc. and SFX EDM Holdings Corporation, a limited liability corporation and 100% owned subsidiary of SFX Entertainment, Inc., as well as expenses for acquisition related costs. For the years ended December 31, 2012 and 2011 the Company incurred legal expenses of $4,374 and $96, respectively.

8. BUSINESS COMBINATIONS

On July 31, 2012, SFX acquired certain assets and liabilities of Dayglow and Affiliates, LLC (now operating as LIC) for $12,063 in cash and equity. The purchase price was comprised of $8,131 in cash and $3,932 in common stock. LIC are promoters and operators of EMC-themed concerts with live entertainment.

Under the terms of the asset purchase agreement, if LIC's 2012 earnings before interest, taxes, depreciation and amortization (EBITDA) exceeds $2,300, the former shareholders will receive five times the difference between actual 2012 EBITDA and $2,300. The maximum earn-out payment is $3,500. Two thirds of this contingent consideration, if any, will be paid in cash and the remaining one third in common stock of the Company at $5.00 per share. Considering the results of the business up

SFX Entertainment, Inc.

Notes to consolidated financial statements (Continued)
(in thousands except share data)

to the date of acquisition, we did not allocate any value to the earn-out payment at the time of acquisition. Based on the results of LIC, no earn-out payment was achieved for 2012.

For the period August 1, 2012 through December 31, 2012, LIC contributed revenue of $10,147 and pre-tax loss of $452. On June 19, 2012, SFX acquired certain assets and liabilities of Disco for $9,000 in cash and equity. The purchase price was comprised of $4,000 in cash and $5,000 in common stock. Disco partners with regional promoters to produce dance music events across the USA and internationally that feature electronic music artists playing at nightclub, arena and festival venues.

The asset purchase agreement includes a provision that the net liabilities assumed by the Company will not exceed $1,500. To the extent that the settlement of assumed liability payments, net of receivable collections, exceeds $1,500, the purchase price paid to the former shareholder will be adjusted in cash or the cancellation of common shares issued. The final settlement of these amounts will occur no later than one year from the date of acquisition. Any adjustments to the purchase price will impact goodwill, accounts receivable and accrued expenses.

For the period from June 20, 2012 through December 31, 2012, Disco contributed revenue of $14,668 and pre-tax loss of ($1,490).

On December 31, 2012, SFX acquired certain assets and liabilities representing 80% of the operations of MMG for $16,864 in cash and equity. The purchase price was comprised of $5,000 in cash and a $8,491 promissory note plus $3,373 in common stock. MMG is engaged in the business of nightlife operations and management. Contingent consideration of $2,313 has also been recorded as part of the initial purchase price and is included in other long term liabilities on the balance sheet. In connection with the acquisition of MMG the Company recorded an amount representing the non-controlling interest of MMG of $4,794. The non-controlling interest in MMG was determined based on the fair value of MMG less the amounts paid by the Company for the 80% controlling interest.

In addition, the Company has a call option and the holders of the non-controlling interest in MMG have a put option, which are exercisable anytime during the period January 1, 2015 through June 30, 2015. The call and put options provide for the Company to acquire the remaining non-controlling interest at a price based on a multiple of 20% of MMG's 2014 EBITDA times six. Because the put option could require the Company to redeem the non-controlling interests, the Company has restated its financial statements to show the redeemable non-controlling interest in MMG as temporary equity.

SFX Entertainment, Inc.

Notes to consolidated financial statements (Continued)
(in thousands except share data)

The Company has made a preliminary allocation of the purchase price to the assets acquired and liabilities assumed as of the purchase date for its acquisitions. The Company expects to finalize its analysis of the purchase price allocation within the first year of the acquisitions, and therefore adjustments to goodwill and identifiable assets may occur. The allocation of the aggregate purchase price, based on our valuation of the assets and liabilities, is as follows:

(in thousands)	Disco Productions, Inc.	Life In Color	MMG Nightlife, LLC	Total

Consideration
Cash	$4,000	$8,131	$5,000	$17,131
Notes Payable	—	—	8,491	8,491
Contingent Consideration	—	—	2,313	2,313
Common Stock	5,000	3,932	3,373	12,305

Fair value of total consideration transferred	$9,000	$12,063	$19,177	$40,240

Recognized amounts of identifiable assets acquired and liabilities assumed
Due from promoters	$1,838	$—	$—	$1,838
Accounts receivable	—	—	714	714
Prepaid event expenses & other current assets	3	355	—	358
Other receivables	204		203	407
Property, plant and equipment	1	724	2	727
Identifiable intangible assets	4,633	5,420	14,425	24,478
Financial liabilities	(3,895)	(375)	(789)	(5,059)
Noncontrolling interest in subsidiary	—	—	(4,794)	(4,794)
Goodwill	6,216	5,939	9,416	21,571

Fair value of total consideration transferred	$9,000	$12,063	$19,177	$40,240

The Company issued 786,467 shares of its common stock at $5.00 per share to the former shareholders of LIC, 1,000,000 shares of its common stock at $5.00 per share to the former owner of Disco Productions, Inc., 674,560 shares of its common stock at $5.00 per share to the former owner of Nightlife Holdings, LLC. For purposes of calculating the value of the common stock, the Company evaluates and estimates its common stock at each grant date. There is no public market for the Company's common stock and, as such, we evaluate the best evidence to estimate the common stock's fair value. The common stock was valued using the market approach. The market approach bases the valuation measurement on what other similar enterprises or comparable transactions indicate the value to be. Based upon the most recently negotiated third-party transactions in the Company's common stock preceding the acquisitions, the Company has valued the price of the common stock issued in conjunction with these transactions at $5.00 per share. The Company considers these transactions preceding the acquisition the best evidence of fair value for the common stock. In the absence of an active market trading its securities, management will continue to monitor transactions in the Company's common stock to ascertain its value under the market approach.

The overall weighted average life of the identified intangible assets acquired is 5.3 years. These identified intangible assets will be amortized on a straight-line basis over their useful lives.

SFX Entertainment, Inc.

Notes to consolidated financial statements (Continued)
(in thousands except share data)

On December 31, 2012, the Company signed an ACA with two entities. For one of these entities, the Sellers were required to deliver certain rights to the Company in order for the transaction to be consummated. It was determined that the Sellers had not and could not deliver the required rights and the transaction was rescinded. For the second entity, certain conditions were required to be met prior to valuable consideration to be transferred to the Sellers. It was determined that the Sellers could not or would not deliver the required materials and thus this transaction was also rescinded. Both rescissions occurred in April 2013 as agreed by both the Company and the Sellers, in each case. The Company did not control either entity as of December 31, 2012 or any date thereafter.

Supplemental pro forma information

The following table represents unaudited consolidated pro forma financial information as if the closing of the Company's acquisitions had occurred on January 1, 2012 for purposes of the financial information presented for the year ended December 31, 2012; and as if the closing of the Company's acquisitions had occurred on January 1, 2011 for purposes of the financial information presented for the year ended December 31, 2011.

(in thousands)	2012	2011

Revenue	$51,040	$35,515
Net loss attributable to SFX	$(19,124)	$(3,996)
Net loss attributable to SFX per common—Basic	$(0.49)	N/A

The unaudited consolidated pro forma financial information has been adjusted to give effect to the pro forma events that are (1) directly attributable to the acquisitions, (2) factually supportable, and (3) expected to have a continuing impact on the combined results of SFX and its acquired entities.

The unaudited pro forma results have been adjusted with respect to certain aspects of our acquisitions to reflect:

•
the consummation of the acquisitions;

•
the elimination of related party transactions; and

•
changes in assets and liabilities to record their acquisition date fair value and changes in certain expenses resulting therefrom.

The unaudited consolidated pro forma results do not reflect future events that either have occurred or may occur after the acquisitions, including, but not limited to, the anticipated realization of ongoing savings from operating synergies in subsequent periods.

SFX Entertainment, Inc.

Notes to consolidated financial statements (Continued)
(in thousands except share data)

9. INTANGIBLE ASSETS

Intangible assets consist of the following:

(in thousands)	Intangible, Gross	Accumulated Depreciation	Intangible, Net	Weighted Average Remaining Useful Life	Estimated Useful Lives

Customer lists (Fan database)	$2,300	$(364)	$1,936	2.5	3 years
Trademarks	6,470	(437)	6,033	6.5	7 years
Management agreements	13,600	—	13,600	5.0	5 years
Non-compete agreements	2,094	(112)	1,982	4.7	5 years
Website	19	(2)	17	2.5	3 years
Intellectual property	4	(1)	3	2.6	3 years

Intangible assets, gross	$24,487	$(916)	$23,571

Amortization expense for the years ended December 31, 2012 and 2011 was $916 and $0, respectively.

The aggregate amortization expense for each of the next five years is:

(in thousands)

2013	$4,837
2014	$4,837
2015	$4,470
2016	$4,063
2017	$3,951

10. LEASE COMMITMENTS

The Company leases its office and warehouse facilities under non-cancellable operating lease agreements. The office leases for the Company's corporate office and MMG expire in March 2015 and February 2016, respectively. The warehouse facility lease expires in September 2014. The Company's corporate office includes a rent holiday of three months.

Future minimum rental commitments are as follows:

2013	$803
2014	$908
2015	$220
2016	$10

Rent expense for the year ended December 31, 2012 and 2011 was $202 and $0, respectively.

SFX Entertainment, Inc.

Notes to consolidated financial statements (Continued)
(in thousands except share data)

11. INCOME TAXES

The provision for income taxes for the year ended December 31, 2012 consists of current and deferred taxes based on income as follows:

	2012	2011

Income tax expense:
Current
Federal	$—	$—
State	—	—

Total current	$—	$—

Deferred
Federal	$58	$—
State	9	—

Total deferred	$67	$—

Total income tax expense	$67	$—

Significant components of the Company's net deferred tax assets at December 31, 2012 are as follows:

	2012	2011

Components of deferred tax assets and liabilities:
Deferred tax assets—current
Allowance for doubtful accounts	$983	$—
Less:
Valuation allowance—Federal	(720)	—
Valuation allowance—State	(254)	—

Total deferred tax assets—current	9	—

Deferred tax assets—non-current:
Equity-based compensation	$1,152	$—
Capitalized deal costs and organizational costs	3,883	—
Net operating loss	1,818	—
Depreciable, amortizable and other property	245	—
Other	391	46

Total gross deferred assets—non-current	$7,489	$46
Less:
Valuation allowance—Federal	$(5,012)	$(35)
Valuation allowance—State	(2,411)	(11)

Total deferred tax assets	$75	$—

Deferred tax liabilities
Depreciable, amortizable and other property	$(142)	$—

Total deferred tax liabilities	$(142)	$—

Total deferred tax liabilities, net	$(67)	$—

SFX Entertainment, Inc.

Notes to consolidated financial statements (Continued)
(in thousands except share data)

At December 31, 2012, the Company had a Federal Net Operating Loss carryforward of $3,486 which may be available to offset future taxable income. The Federal Net Operating Loss carryforward will begin to expire in 2032.

The Company files income tax returns in the US federal jurisdiction and various state and local jurisdictions. Based on the Company's analysis, we conclude that no uncertain tax positions exist as of December 31, 2012. As of December 31, 2012, there are no interest or accrued penalties related to any uncertain tax positions recorded within the consolidated financial statements.

For the year ended December 31, 2012, the Company's effective tax rate differs from the federal statutory rate principally due to net operating losses and other temporary differences for which no benefit was recorded. The difference between the zero rate in 2011 versus the (0.42)% rate in 2012 relates primarily to the tax amortization of goodwill in 2012 for tax purposes.

A reconciliation of the effective income tax rate is as follows:

SFX Effective Tax Rate	2012	2011

Pretax book Income	34.00%	34.00%
Permanent Differences	(0.09)%	0.00%
State Deferred	16.49%	0.00%
Valuation Allowance	(51.98)%	(34.00)%
Other	1.16%	0.00%

Total Tax Provision	(0.42)%	0.00%

12. RELATED PARTIES

The Company's chief executive officer and chairman, Robert F.X. Sillerman, beneficially owns shares, in the aggregate, representing approximately 74.6% of our outstanding capital stock as of December 31, 2012. As a result, he controls all matters submitted to our stockholders for approval, as well as our management and affairs.

Promissory Note—Robert F.X. Sillerman

On December 31, 2012, the Company issued in a financing transaction a promissory note to Robert F.X. Sillerman in the principal amount of $7,000, together with warrants to purchase up to an aggregate amount of 2,100,000 shares of the Company's common stock. In connection with this transaction, Mr. Sillerman entered into a back-stop agreement pursuant to which he agreed to purchase the entire amount of the notes offered but not subscribed for. As consideration for the funding of the back-stop, Mr. Sillerman received 100,000 warrants at an exercise price of $.01 per share. In connection with the issuance of the note, Mr. Sillerman also was issued 700,000 warrants to purchase stock at $5.00 per share; 700,000 warrants to purchase stock $7.50 per share; and 700,000 warrants to purchase stock at $10.00 per share. See Note 15—Common Stock Warrants for further discussion on warrants issued in connection with this promissory note.

Under the terms of the $7,000 Promissory Note, the Company is required to repay the outstanding principal and interest by (i) one-third of the amounts raised in completed equity offerings and (ii) 100% of the amounts raised in debt financings over $15,000. As of April 3, 2013, the entire principal amount was repaid.

SFX Entertainment, Inc.

Notes to consolidated financial statements (Continued)
(in thousands except share data)

In accordance with the guidance under ASC 815, the fair value of both the note and the warrants was determined and the proceeds of the note were allocated between the note and the warrants based on the pro rata individual values to the aggregate combined value of the note and the warrants. As a result $3,190 was recorded as additional paid in capital with respect to the allocated value of the warrants and $3,810 was allocated to the note payable, which is included in due to related parties on the balance sheet as of December 31, 2012. The difference between the face value of the note and the recorded value represents a discount associated with the issuance of the note and will be amortized as interest expense during the first quarter of 2013.

Viggle, Inc.

The Company has a shared service agreement with Viggle, Inc., a company whose Chief Executive Officer and primary shareholder is Robert F.X. Sillerman. The shared services agreement is for taxation, finance and administrative services to the Company. Costs incurred through December 31, 2012 totaled $12.

Circle Entertainment, Inc.

The Company has a shared service agreement with Circle Entertainment Inc., a company partially owned by Robert F.X. Sillerman. The shared services agreement covers expenses for office space, legal services, IT services and office supplies for SFX. Costs incurred through December 31, 2012 by the Company under the terms of the agreement totaled $181.

Donnie Estopinal

The Company is indebted to the former owner of Disco, Donnie Estopinal, in the amount of $18 for certain reimbursable business related expenses.

Life in Color

The former owners of LIC are indebted to the Company in the amount of $3 for certain purchase price adjustments.

MJX, LLC

Prior to receiving funding from our equity partners, MJX, LLC, a company owned 100% by Robert F.X. Sillerman, funded the travel and entertainment expenses incurred by our consultants and employees who were assisting in meeting with potential acquisition targets. The amount owed to MJX, LLC, at December 31, 2012 is $507.

13. STOCK-BASED COMPENSATION

The Company adopted the SFX Entertainment, Inc. 2013 Equity Compensation Plan ("Equity Plan"). The Equity Plan authorizes the Company to grant incentive stock options, nonqualified stock options, restricted stock units and stock awards. Prior to the formation and adoption of the Equity Plan, the Company granted options to purchase its common stock to employees, directors and consultants of the Company and its affiliates at prices ranging from $2.00 to $4.00 per share, which in the view of management and after it was formed by the Company's compensation committee, represented the fair market value of the Company's common stock at the time of grant. The options were granted for a

SFX Entertainment, Inc.

Notes to consolidated financial statements (Continued)
(in thousands except share data)

term not exceeding ten years and the nonvested options are generally forfeited in the event the employee or director terminates his or her employment or relationship with the Company or one of its affiliates. Any options that have vested at the time of termination are forfeited to the extent they are not exercised within the applicable post-employment exercise period provided in their option agreements. The options generally vest in various periods up to five years. In some cases, contemporaneous documentation of these grants could not be located. While some of these grants were documented at a later date in 2012, some were not fully documented until 2013. As a result of the issues with respect to contemporaneous documentation of the Company's option grants, the Company recorded compensation expense with respect to option grants at the time it was believed that the documentation of such grants met all key criteria under ASC 718 and could be evidenced (referred to as the measurement date). In some cases this was 2013 and accordingly, 2012 contains no expense related to those stock option awards. Options issued in 2012 but not fully documented until 2013 amounted to 5,220,500 options at exercise prices ranging from $2 to $4 per share. The approximate fair value of such options was $2.81 to $3.87 and the compensation expense (measured from the date such option grants were originally made) recognized in 2013 with respect to these options was $4,389.

In 2013, the Company granted an additional, 9,912,500 options (net of 225,000 of forfeitures) at exercise prices ranging from $5 to $10 per share, including 9,350,000 option issued pursuant to the 2013 Supplemental Equity Compensation Plan. The fair value of common stock on the measurement date has been used solely to record compensation expenses in our consolidated financial statements. The fair value of our equity awards were based on a valuation prepared by a third party and was based on contemporaneous information using the Black Scholes formula. The options were granted for a term not exceeding ten years and the nonvested options are generally forfeited in the event the employee or director terminates his or her employment or relationship with the Company or one of its affiliates. Any options that have vested at the time of termination are forfeited to the extent they are not exercised within the applicable post-employment exercise period provided in their option agreements. The options generally vest in various periods up to five years.

The Company records stock-based compensation expense as part of selling, general and administrative expenses. The Company recorded $2,209 and $0 in stock-based compensation expense for the year ended December 31, 2012 and 2011, respectively.

Stock Options

The following assumptions were used to calculate the fair value of the Company's options on the date of grant:

	2012	2011

Risk-free interest rate	0.77%–1.40%	N/A
Dividend yield	—	N/A
Volatility factors	60%	N/A
Weighted average expected life (in years)	5–7.6	N/A

N/A—not applicable

SFX Entertainment, Inc.

Notes to consolidated financial statements (Continued)
(in thousands except share data)

The following table presents a summary of the Company's stock options outstanding at, and stock option activity during, the years ended December 31, 2012 and 2011 ("Price" reflects the weighted average exercise price per share):

	2012		2011
(in thousands)	Options	Price	Options	Price

Outstanding January 1	—	$—	—	$—
Granted	3,250	2.45	—	—
Exercised	—	—	—	—
Forfeited or expired	—	—	—	—

Outstanding at December 31	3,250	$2.45	—	$—

Through December 31, 2012, no tax benefit from the exercise of stock options has been recognized. Any future excess tax benefits derived from the exercise of stock options will be recorded prospectively and reported as cash flows from financing activities in accordance with FASB guidance for stock compensation.

There were 8,000,000 shares available for future grants under the stock incentive plan at December 31, 2012. Upon share option exercise, the Company issues new shares to fulfill these grants. Vesting dates on the stock options range from October 2012 to December 2016 and expiration dates range from October 2022 to December 2022 at exercise prices and average contractual lives as follows:

	Options Outstanding				Options Exercisable
Range of Exercise Prices	Outstanding as of 12/31/12 (in thousands)	Weighted Average Remaining Contractual Life (in years)	Weighted Average Exercise Price	Exercisable as of 12/31/12 (in thousands)	Weighted Average Remaining Contractual Life (in years)	Weighted Average Exercise Price	Weighted Average Fair Value per Option Granted

$2.00–$4.00	3,250	9.82	$2.45	556	9.82	$2.56	$3.55

The total intrinsic value of options outstanding as of December 31, 2012 and 2011 was $8,288 and $0, respectively. As of December 31, 2012, there was $9,330 of total unrecognized compensation cost related to stock options granted during the period. This cost is expected to be recognized over a weighted average remaining period of 3.8 years.

14. CAPITAL STOCK

The Company has issued and outstanding 48,261,027 shares of its $.001 par value Common Stock, of which 7,800,000 is classified as temporary equity. During 2012, the Company issued common stock in private placement transactions with investors. As of December 31, 2012, the Company issued 9,800,000 in several private placement transactions for an aggregate purchase price of $34,000.

On June 6, 2012, we closed three private placement financings with investors in which we (1) issued 4,000,000 shares of common stock at a price per share of $2.50 for an aggregate purchase price of $10,000, (2) issued 1,250,000 share of common stock at a price per share of $4.00 for an aggregate

SFX Entertainment, Inc.

Notes to consolidated financial statements (Continued)
(in thousands except share data)

purchase price of $5,000, and (3) issued 500,000 shares of common stock at a price per share of $5.00 for an aggregate purchase price of $2,500.

On October 29, 2012, we closed a private placement financing with an existing stockholder in which we issued 1,250,000 shares of common stock at a price per share of $4.00 for an aggregate purchase price of $5,000.

On October 29, 2012, we closed a private placement financing with an existing stockholder in which we issued 200,000 shares of common stock at a price per share of $4.00 for an aggregate purchase price of $800.

On October 29, 2012, we closed a financing with our founder Robert F.X. Sillerman in which we issued 2,300,000 shares of common stock at a price per share of $4.00 for an aggregate purchase price of $9,200.

On December 6, 2012, we closed a private placement financing with an investor in which we issued 300,000 shares of common stock at a price per share of $5.00 for an aggregate purchase price of $1,500. Such purchase price was paid in the form of a $1,500 principal amount promissory note having a maturity date of December 6, 2015. The promissory note is secured by the 300,000 shares and the principal of the investor has personally guaranteed the repayment of $375 of the promissory note.

Under certain circumstances, specifically if the Company does not successfully undertake an initial public offering of its stock, some investors with respect to their private placements may elect to have the Company redeem their stock at the initial purchase price paid. As of the date of this report, none of the investors have elected to exercise their redemption rights.

At December 31, 2012, the Company had subscriptions receivable related to the issuance of common stock in the amount of $36. Such amount is shown in stockholder's equity as a reduction of additional paid in capital. Subsequent to year end, as more fully described in note 19, the Company issued 5,000,000 shares in three separate private placement transactions for a total purchase price of $30,000.

15. COMMON STOCK WARRANTS

For the year ended December 31, 2012, as disclosed in Note 12 above, the Company granted 2,200,000 warrants to its chief executive officer and chairman, Robert F.X. Sillerman, all of which are still outstanding. The Company has accounted for these warrants as equity instruments and as such, are classified in stockholders' equity. The Company has estimated the fair value of these warrants as $3,190 at December 31, 2012 using the Black-Scholes option pricing model.

Warrants issued	Strike Price

100,000	$.01
700,000	$5.00
700,000	$7.50
700,000	$10.00

SFX Entertainment, Inc.

Notes to consolidated financial statements (Continued)
(in thousands except share data)

The following assumptions were used to calculate the fair value of the Company's warrants on the date of grant:

	2012	2011

Risk-free interest rate	1.18%	N/A
Dividend yield	—	N/A
Volatility factors	60%	N/A
Weighted average expected life (in years)	7	N/A

N/A—not applicable

As there is no publicly traded market for the Company's common stock, the expected volatility of historical closing stock prices of comparable companies over the expected term of the warrants. The risk free interest for the periods within the contractual life of the warrants is based on the 7 year U.S. Treasury bond rate as of December 31, 2012. The expected term of warrants granted is based upon management's estimate for the period of time for which warrants are expected to be outstanding.

16. LOSS PER COMMON SHARE

Basic loss per common share is computed as net comprehensive loss divided by the weighted-average number of common shares outstanding for the period.

Diluted loss per common share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. However, since the Company had a net loss for the year ended December 31, 2012, diluted loss per common share is the same as basic loss per common share, as any potentially dilutive securities would reduce the loss per share. There were 556,250 options and 100,000 warrants that were excluded from the diluted shares outstanding per share calculation at December 31, 2012.

17. OTHER INFORMATION

Investment in ID&T North America

On October 30, 2012, the Company entered into an agreement with ID&T Holding BV ("ID&T") to form a joint venture, subject to certain closing conditions, which will have an exclusive license to use and promote all ID&T brands in North America. The joint venture began operations on January 1, 2013. At the time of the agreement, the Company paid ID&T $12,500. On March 15, 2013, the Company and ID&T executed a definitive joint venture agreement and in connection therewith made a $7,500 non-recourse loan to ID&T, which is to be repaid from ID&T's interest in distributions from the joint venture. In addition, we issued to ID&T $10,000 with our common stock and warrants to purchase 500,000 shares of our common stock at an exercise price of $2.50. Our acquisition of 51% of the ID&T Joint Venture was accounted for in 2013 on a consolidated basis. Goodwill and intangible assets will be recognized based on a valuation performed by a third party and the non-controlling interest measured on a full fair value basis. The warrant issued with respect to this acquisition was valued based on the Black Scholes formula and the fair value was determined to be

SFX Entertainment, Inc.

Notes to consolidated financial statements (Continued)
(in thousands except share data)

$1,820. The $7,500 non-recourse loan will remain as an advance until the option to purchase ID&T is executed and closed. See Note 19—Subsequent Events.

	For the Year ended December 31,
(in thousands)	2012	2011

The following details the components of "Other Assets":
Investment in ID&T Joint Venture	$12,500	$—
Other assets	180	—

Total Other Assets	$12,680	$—

The following details the components of "Accounts Payable and Accrued Expenses":
Accounts payable	$2,337	$—
Accrued legal fees	2,828	96
Accrued accounting and professional fees	2,105	—
Other	662	—

Total accounts payable and accrued expenses	$7,932	$96

The following details the components of "Other Current Liabilities":
Foreign artist withholding liability	$1,971	$—
Acquisition related liabilities	1,398	—
Eventbrite liability (see Note 6)	612	—
Other	750	—

Total other current liabilities	$4,731	—

18. SEGMENT REPORTING

The Company has one reportable segment. Operating segments are business units that have separate financial information and are separately reviewed by the Company's chief decision maker. The Company's chief decision maker is the Chief Executive Officer. The Company is engaged in the promotion and production of live music events and festivals in the United States. The Company and its subsidiaries currently operate in a single reportable segment: the promotion and production of live music events and festivals in the United States. The chief operating decision maker allocates resources and assesses performance of the business and other activities at the reporting segment level. The revenue from this segment is predominantly from ticket sales (93.1%), with the remainder attributable to sponsorship (1.2%), licensing (2.4%) and other ancillary revenue (3.3%) from our live music events and festivals.

19. SUBSEQUENT EVENTS

Under certain circumstances, specifically if the Company does not successfully undertake an initial public offering of its stock, some investors with respect to their private placements may elect to have the Company redeem their stock at the initial purchase price paid. As of the date of this report, none of the investors have elected to exercise their redemption rights.

SFX Entertainment, Inc.

Notes to consolidated financial statements (Continued)
(in thousands except share data)

The Company has considered subsequent events through April 24, 2012, the date which the financial statements were available to be issued, in preparing the financial statements and notes thereto, and has determined that there are no subsequent events that require disclosure, except as follows:

On January 8, 2013, the Company closed a private placement transaction with an investor in which it issued 2,000,000 shares of common stock at a price per share of $5.00 for an aggregate purchase price of $10,000.

On February 22, 2013, the Company closed a private placement transaction with an investor in which it issued 2,000,000 shares of common stock at a price per share of $5.00 for an aggregate purchase price of $10,000. In addition to the private placement, SFX signed a preferred provider agreement with this investor whereby this investor will be SFX's preferred marketing services provider.

On March 15, 2013, the Company acquired BEATPORT, LLC and subsidiary ("Beatport") in a merger transaction totaling $58,400 consisting of $33,400 in cash and $25,000 in company stock valued at $5.00 per share. Beatport is currently engaged in the sale and marketing of electronic music downloads through its websites in the United States and Germany.

On March 15, 2013, the Company's subsidiary SFX Intermediate Holdco II LLC entered into a credit agreement with Barclays Bank PLC and other lenders, which provided for a $49,500 senior secured first lien term loan facility ("Term Loan"). The proceeds of the Term Loan were used to fund acquisitions and related costs as well as the expenses associated with the term loan. Under the terms of the credit agreement the Company has certain restrictions on the payment of dividends and the use of funds for Company expenditures outside of the borrower and its subsidiaries.

In connection with the Term Loan the, Company's Chairman, Mr. Robert F.X. Sillerman, entered into a guarantee agreement with the Lender in which he has personally guaranteed obligations under the Term Loan. As consideration for personally guaranteeing the obligations under the Term Loan, the Board of Directors granted Mr. Sillerman the following: (i) warrants to purchase 5,500,000 shares of our common stock at $5.00 per share, (ii) warrants to purchase 750,000 shares of our common stock at $7.50 per share, (iii) warrants to purchase 1,000,000 shares of our common stock at $10.00 per share, and (iv) 1,000,000 shares of our common stock. In April 2013, these warrants and common stock were exchanged for (i) 5,500,000 stock options at a strike price of $5.00 per share, (ii) 750,000 stock options and a strike price of $7.50 per share, (iii) 1,000,000 stock options at a strike price of $10.00 per share and (iv) 1,000,000 shares of restricted stock. The stock options and restricted stock were issued pursuant to the 2013 Supplemental Equity Compensation Plan and provide for three year cliff vesting.

On April 23, 2013 the Company exchanged 9,350,000 of warrants issued in connection with the promissory note described in Note 12 and the guarantee of the term loan, discussed above, by Mr. Sillerman for stock options at substantially identical terms. The replacement equity awards all provide for three year cliff vesting based on the date of the original issuance date of the warrants and shares of common stock. In addition, 100,000 warrants with an exercise price of $.01 per share and 1,000,000 shares of common stock issued to Mr. Sillerman were exchanged for 1,100,000 shares of restricted stock with three year cliff vesting. All of these options and restricted stocks were awarded under the Company's 2013 Supplemental Equity Compensation Plan.

On March 20, 2013 in exchange for a payment of $2,500 and 2,000,000 shares of common stock the Company entered into an option agreement with ID&T ("ID&T option") whereby it obtained the right to purchase a 75% interest in ID&T. Upon the exercise of the option, the Company will be

SFX Entertainment, Inc.

Notes to consolidated financial statements (Continued)
(in thousands except share data)

obligated to pay $40,000 in cash and relinquish our right to the repayment of the $7,500 advance with respect to the ID&T Joint Venture. In connection with the ID&T option, ID&T is to provide to the Company audited financial statements substantially compliant with SEC rules. Once provided, the Company is required to make a payment to ID&T of $10,000 within 90 days and if the Company does not exercise the ID&T option, ID&T may retain the $7,500 non-recourse loan as a breakup fee.

The $2,500 cash payment and the 2,000,000 shares paid for the option, which were valued at $7.19 each, will be accounted for as an investment until the option is exercised and closed. The share value was determined based on an arms length negotiation between the parties. Once and if the transaction closes, the company will account for the acquisition of ID&T on a consolidated basis, including recognition of the non-controlling interest on a full fair value basis. At the time of the closing of the ID&T acquisition, the Company will revise value of the ID&T Joint Venture to reflect the increase in its ownership interest from 51% to 75%.

At December 31, 2012, the Company issued a secured promissory note in the principal amount of $8,491 as part of the acquisition of certain assets and liabilities of MMG. Such amount is included as Notes payable, current on the balance sheet. On March 15, 2013 a payment of $3,000 was made to Nightlife Holding, LLC and the promissory note was amended and restated to provide that the remaining amount of $5,491 plus interest will be payable on May 15, 2013. This note as amended and restated bears interest at the rate of 0.22% per annum. On May 15, 2013 the note was fully paid off.

On April 2, 2013, the Company closed a private placement transaction with an investor in which 1,000,000 shares of common stock were issued at a price per share $10.00 for an aggregate purchase price of $10,000.

The Company has entered into a term sheet for the acquisition of i-Motion GmbH Events & Communication ("i-Motion"). The term sheet provides for a cash payment of $8,000 and $4,000 in shares of the Company stock in exchange for 60% of i-Motion. In addition, upon closing, the Company would be obligated to purchase the remaining 40% of i-motion at 5.5 times 40% of the average EBITDA for 2013 and 2014.

On May 15, 2013, The Company entered into an asset contribution agreement with Totem Onelove Group Pty Ltd and Totem Industries Pty Ltd (together "Totem") and their respective affiliates, pursuant to which Totem agreed to sell to us substantially all of the assets Totem uses in connection with its business. The purchase price consists of a cash payment of AUS$60 million and AUS$15 million in shares of our common stock valued at our initial public offering per share price. Under the terms of the agreement we paid an initial deposit of AUS$5 million. The agreement further provides for certain purchase price adjustments based on Totem's EBITDA for its fiscal year ended June 30, 2013.

On April 23, 2013, The Company signed term sheets relating to the acquisition of Made Event, LLC and EZ Festivals, LLC (together "Made") which together are the owners and producers of the Electric Zoo Festival. The Company will acquire 100% of the membership interests of the two Made Event companies in two increments. Initially The Company will acquire 70% interest in both companies for (i) $20 million in cash (ii) $5 million in Company common stock valued at the lesser of $12.75 per share or the per share value of our initial public offering, and (iii) promissory notes in the aggregate amount of $10 million which mature in March 2014. At a second closing on or before March 18, 2018 the Company will acquire the remaining 30% of the interests for a payment equal to the greater

SFX Entertainment, Inc.

Notes to consolidated financial statements (Continued)
(in thousands except share data)

of $10 million or a multiple of 2017 EBITDA. Until the second closing, the sellers are entitled to receive certain payments with respect to a percentage of net income of Made.

On June 5, 2013, the First Lien Term Loan Facility was amended (the "Amendment") to increase the facility amount by $15 million, to a total of $64.5 million. The Guarantors reaffirmed their guarantees of the First Lien Term Loan Facility in the Amendment, and Mr. Sillerman entered into an amendment to the Sillerman Guarantee to reaffirm his guarantee thereunder in connection with the Amendment. The Company received $14,700 in cash for the Term loan, net of $300 in original issue discount.

On June 23, 2013, we entered into a letter agreement with Made in which we paid a $2.5 million advance and the parties agreed to extend the closing date to August 21, 2013.

20. RESTATEMENT

The Company restated its previously issued consolidated financial statements as of and for the year ended December 31, 2012, to correct the classification for certain shares of common stock and non-controlling interest. The Company determined that 7,800,000 shares of common stock were issued in 2012 with redemption features, which should have been classified as temporary equity in accordance with the provisions of ASC 480-10-S99 for public companies. This includes 300,000 shares of common stock with a related subscription receivable of $1,500. Additionally, in connection with the 80% acquisition of MMG on December 31, 2012, the Asset Purchase Agreement contains certain rights which allows the Company to call the remaining interest it does not own, as well as providing that the minority interest holder may put their interest to the Company at a multiple of 20% of MMG's 2014 EBITDA times six. Similarly, the Company has determined that the non-controlling interest should have been classified as redeemable non-controlling interest and included as part of temporary equity, as required for public companies. Refer to Note 8 and Note 14.

The table below sets forth the effects of the restatement on the Company's balance sheet at December 31, 2012 (in thousands except share data). These adjustments also affected the amounts reflected as 2012 activity in the consolidated statement of stockholders' deficit for the year ended December 31, 2012. The correction of these errors had no effect on the consolidated statements of comprehensive loss, loss per share or the consolidated statements of cash flows.

SFX Entertainment, Inc.

Notes to consolidated financial statements (Continued)
(in thousands except share data)

Consolidated Balance Sheet as of December 31, 2012:

	December 31, 2012 (As reported)	Adjustments	December 31, 2012 (Restated)

Redeemable common stock, $.001 par value, 0 and 7,800,000 shares at December 31, 2012 as reported and as restated, respectively (net of $1,500 subscription receivable in 2012)	—	$25,000	$25,000
Redeemable non-controlling interest	—	4,794	4,794
Stockholders' equity/(deficit):
Common stock, $0.001 par value, 300,000,000 authorized, 40,461,027 shares issued and outstanding at December 31, 2012	$48	$(8)	$40
Preferred stock	—	—	—
Additional paid-in capital	51,692	(26,492)	25,200
Due from stockholders for stock subscriptions	(1,536)	1,500	(36)
Accumulated other comprehensive loss	(16,325)	—	(16,325)

Total SFX stockholders' equity	33,879	(25,000)	8,879
Non-controlling interest in subsidiaries	4,794	(4,794)	—

Total Stockholders' equity/(deficit)	$38,673	$(29,794)	$8,879

Consolidated Statement of Stockholders' equity/(deficit) as of December 31, 2012:

	December 31, 2012 (As reported)	Adjustments	December 31, 2012 (As restated)

Common stock, $0.001 par value, 300,000,000 authorized, 40,461,027 shares as restated (48,261,027 as reported) issued and outstanding at December 31, 2012	$48	$(8)	$40
Additional paid-in capital	51,692	(26,492)	25,200
Due from stockholder for stock subscriptions	(1,536)	1,500	(36)

Total SFX stockholders' equity	33,879	(25,000)	8,879
Non-controlling interest in subsidiaries	4,794	(4,794)	—

Total Stockholders' equity/(deficit)	$38,673	$(29,794)	$8,879

Disclosures included elsewhere in the notes to the consolidated financial statements have been adjusted as appropriate to reflect the effect of the adjustments noted above.

Consolidated Financial Statements

SFX Entertainment, Inc.

As of March 31, 2013 and December 31, 2012
And for the three months ended March 31, 2013 and 2012

SFX Entertainment, Inc.

Consolidated Financial Statements
As of March 31, 2013 and December 31, 2012
and for the three months ended March 31, 2013 and 2012

SFX Entertainment, Inc.

 Consolidated balance sheets
(in thousands except share data)

	March 31, 2013	December 31, 2012

	(Unaudited)	(Restated)
Assets:
Cash and cash equivalents	$21,859	$3,675
Accounts receivable	1,586	1,998
Due from related parties	2,085
Due from promoters—net of allowance of $997 and $997, as of March 31, 2013 and December 31, 2012, respectively	1,856	1,597
Prepaid expenses	3,454	181
Other current assets	618	223

Total current assets	31,458	7,674

Property, plant and equipment, net	3,349	1,236
Goodwill	50,072	21,571
Intangible assets, net	104,043	23,571
Other assets	52,039	12,680

Total assets	$240,961	66,732

Liabilities:
Accounts payable and accrued expenses	$13,202	$7,932
Notes payable, current	5,513	8,491
Label and royalty Payables	12,861
Deferred Revenue	3,028	324
Due to related parties	2,366	4,525
Other current liabilities	2,620	4,407

Total current liabilities	39,590	25,679

Deferred tax liabilities	545	67
Credit Facility	48,526
Other long term liabilities	8,596	2,313

Total liabilities	97,257	28,059

Commitments and contingencies
Redeemable Common Stock, $.001 par value, 16,800,000 and 7,800,000 shares outstanding at March 31, 2013 and December 31, 2012, respectively	74,380	25,000
Redeemable non-controlling interest	4,835	4,794
Stockholders' equity:
Common stock, $0.001 par value, 300,000,000 authorized, 45,462,902 and 40,461,027 shares issued and outstanding at March 31, 2013 and December 31, 2012, respectively	45	40
Preferred stock, $0.001 par value, 100,000,000 authorized, 0 shares issued and outstanding at March 31, 2013 and December 31, 2012, respectively
Additional paid-in capital	77,464	25,200
Due from stockholders for stock subscriptions	(36)	(36)
Accumulated deficit	(35,431)	(16,325)

Total SFX stockholders' equity	42,042	8,879
Non-controlling interest in subsidiary	22,447	—

Total stockholders' equity	64,489	8,879

Total liabilities and stockholders' equity	$240,961	$66,732

See accompanying notes to the consolidated financial statements

SFX Entertainment, Inc.

 Consolidated statements of operations
(in thousands except share data)
Unaudited

	Three months ended
	March 31, 2013	March 31, 2012

Revenue	$10,153	$—
Direct costs:
Cost of sale	4,421
Other costs	3,180

Gross profit	2,552
Operating expenses:
Selling, general and administrative expenses	14,246	1,366
Depreciation	118
Amortization	2,747

Operating loss	(14,559)	(1,366)
Interest expense	(3,911)
Other expense	(942)

Net loss before taxes	(19,412)	(1,366)
Provision for income taxes	(572)

Net loss	(19,984)	(1,366)
Less: Net loss attributable to non-controlling interest	878

Net loss attributable to SFX	$(19,106)	$(1,366)

Loss per share—basic & diluted	$(0.36)	N/A
Weighted average shares outstanding—basic & diluted	52,929	N/A

See accompanying notes to the consolidated financial statements

SFX Entertainment, Inc.

 Consolidated statements of stockholders' equity
(in thousands)
Unaudited

	Common Stock		Additional Paid-in- Capital	Stock Subscription Receivable		Total SFX Stockholders' Equity	Non- controlling Interest	Total Stockholders' Equity
					Accumulated Deficit
	Shares	Amount

Balance at December 31, 2012	40,461	$40	$25,200	$(36)	$(16,325)	$8,879	$—	$8,879

Total comprehensive income/ (loss)					$(19,106)	$(19,106)	(919)	$(20,025)
Acquisition Non-controlling interest in subsidiary						—	$23,366	23,366
Common Stock issued	5,002	$5	$25,004			25,009	—	25,009
Non-cash stock compensation expense			5,010			5,010		5,010
Issuance of warrants			22,250			22,250		22,250

Balance at March 31, 2013	45,463	$45	$77,464	$(36)	$(35,431)	$42,042	$22,447	$64,489

See accompanying notes to the consolidated financial statements

SFX Entertainment, Inc.

 Consolidated statements of cash flows
(in thousands)
Unaudited

	Three months ended
	March 31, 2013	March 31, 2012

Cash flow from operating activities:
Net loss	$(19,984)	$(1,366)
Reconciling items:		—
Depreciation	118	—
Amortization	2,747	—
Stock compensation expense	5,010	—
Non-cash interest expense	3,668
Provision for deferred income taxes	478	—
Changes in operating assets and liabilities, net of acquisitions:		—
Accounts receivable	548	—
Due from related parties	(2 ,085)
Due from promoters	(189)	—
Prepaid expenses	(2,781)	—
Other current assets	(172)	—
Accounts payable & accrued expenses	1,695	1,002
Label and royalty payables	884
Deferred revenue	2,704
Due to related parties	1,263	364
Other current liabilities	(1,018)	—
Other liabilities	403

Net cash used by operating activities	(6,711)	—

Cash flow from investing activities:
Purchases of property and equipment	(490)	—
Purchase of software and other intangible assets	(51)
Advance with respect to ID&T N.A.	(7,500)	—
Purchase of ID&T Worldwide option	(2,500)
Payment of Nightlife Holdings, LLC note	(3,000)
Acquisition of businesses, net of cash acquired	(21,913)	—

Net cash (used) by investing activities	(35,454)	—

Cash flow from financing activities:
Proceeds from common stock transactions	20,000	—
Payment of related party note	(6,611)
Net proceeds from term loan facility	46,960	—

Net cash provided by financing activities	60,349	—

Net increase in cash	18,184	—
Cash, beginning of year	3,675

Cash, end of year	$21,859	$—

SFX Entertainment, Inc.

 Consolidated statements of cash flows (continued)
(in thousands)
Unaudited

	Period ended March 31, 2013	Period ended March 31, 2012

Supplemental schedule of non-cash investing activities:
Shares issued in connection with purchase of BEATPORT, LLC	$25,000	$—
Shares issued in connection with purchase of controlling interest in ID&T North America	10,000
Shares issued to Mr. Sillerman	5,000
Shares issued in connection with purchase of ID&T Worldwide Option	14,380	—
Warrant issued in connection with Investment in ID&T N.A. and related party guarantee of term loan	22,250	—

	$76,630	$—

See accompanying notes to the consolidated financial statements

SFX Entertainment, Inc.

 Notes to consolidated financial statements
(in thousands except per share data)
(Unaudited)

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of business

SFX Entertainment, Inc. ("SFX" or the "Company"), a Delaware corporation, was formed on June 5, 2012, under the name SFX Holding Corporation. On February 13, 2013, the name was changed to SFX Entertainment, Inc. The operations of SFX began on July 7, 2011, under an entity now named SFX EDM Holdings Corporation (a wholly owned subsidiary of SFX). SFX was formed with the intent of acquiring and operating companies within the live music industry, specifically those engaged in the promotion and production of live music events and festivals in the United States and abroad. Through the Company's recent acquisitions, it is actively engaged in the production and promotion of live electronic music culture (EMC) festivals and events, production of music tours, merchandising and related services. In addition, it also manages large, event-driven nightclubs that serve as venues for key electronic music talent.

For the three months ended March 31, 2013, SFX successfully completed the acquisition of certain assets and liabilities of two companies:

•
The operations of ID&T in North America ("ID&T N.A.") with a 51% controlling interest on January 1, 2013; and

•
Beatport (now operating as BEATPORT, LLC) on March 15, 2013.

The consolidated financial statements of SFX include the activities for the two acquired companies from the dates of their respective acquisition by SFX. (See Note 10).

Basis of presentation and principles of consolidation

The unaudited interim Consolidated Financial Statements are presented in accordance with accounting principles generally accepted in the United States of America ("US GAAP") for interim financial information. Certain information and disclosures normally included in consolidated financial statements prepared in accordance with US GAAP have been condensed or omitted. Accordingly, these unaudited interim Consolidated Financial Statements and accompanying footnotes should be read in conjunction with the Company's Annual Consolidated Financial Statements for the year ended December 31, 2012, included elsewhere in this prospectus. In the opinion of management, all adjustments, consisting of normal recurring nature considered necessary for a fair presentation, have been included in the Condensed Consolidated Financial Statements.

Use of estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates made by management include allowance for doubtful accounts, purchase accounting allocations, recoverability and useful lives of property, plant and equipment and identifiable intangible assets, and goodwill and the valuation allowance of deferred tax assets, contingencies and equity compensation. Actual results could differ materially from those estimates.

SFX Entertainment, Inc.

Notes to consolidated financial statements (Continued)
(in thousands except per share data)
(Unaudited)

Direct costs

Direct costs include artist performance fees and travel expenses, venue fees, show-specific marketing and advertising expenses, show-related production expenses, and other costs related to producing the events. These costs are primarily variable in nature.

Cash and cash equivalents

The Company considers cash deposits in all highly liquid investments with a maturity of three months or less to be cash equivalents. The Company's cash deposits are held at multiple high credit quality financial institutions. The Company's cash deposits at the institutions often exceed the federally insured limit. At March 31, 2013 the Company had $13,821 reserved for the use of SFX Intermediate Holdco II LLC for capital and general operating purposes (See Note 8—Long-Term Debt).

Marketing and public relations expense

The Company expenses marketing and public relations costs when incurred. These costs are recorded on the income statement as selling, general, and administrative expenses. Marketing and public relations expenses for the three months ended March 31, 2013 and March 31, 2012 was $197 and $0, respectively.

Artist fee tax withholding

Artist fee tax withholdings are amounts owed to federal taxing authorities for income tax withholdings required on payments made to foreign artists for services. These withholdings are withheld from the artist, accrued, and paid to the federal taxing authority. At March 31, 2013 and December 31, 2012 $86 and $1,971 are in other current liabilities on the balance sheet.

2. CONCENTRATION OF CREDIT RISK

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash, accounts receivables and balances due from promoters. Exposure to losses on account receivables is minimal as the promoters with whom the Company partners for ticket sales and collection of event revenues typically remit proceeds to the Company in a timely manner. The Company maintains balances at financial institutions, which at times exceed the federally insured limit. On a periodic basis, management evaluates balances due from promoters and determines whether to provide an allowance or if any balances should be written down and charged to expense as bad debt. The evaluation is based on a past history of collections, current credit conditions, the length of time the balance is past due, and a past history of write-downs.

SFX Entertainment, Inc.

Notes to consolidated financial statements (Continued)
(in thousands except per share data)
(Unaudited)

The credit risk in amounts due from promoters is generally not diversified due to the limited number of promoters that the Company works with. The following table represents a breakdown of concentrations at March 31, 2013 and December 31, 2012:

Percentage of Due from Promoters at:	March 31, 2013	December 31, 2012

Promoter A	15.2%	15.7%
Promoter B	12.6%	14.3%
Promoter C	9.5%	9.5%

Percentage of Accounts Receivable at:	March 31, 2013	December 31, 2012

Counterparty A	35.0%	N/A
Counterparty B	31.7%	30.4%
Counterparty C	21.2%	N/A

3. PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consist of the following:

(in thousands)	March 31, 2013	December 31, 2012	Estimated Useful Lives

Computer equipment	$1,423	$96	3 years
Furniture, fixtures and other equipment	154	35	5 years
Production equipment	1,526	1,180	5-7 years
Leasehold Improvements	396	—	1-3 years
Construction in process	43	—

Property, plant and equipment	3,542	1,311
Less: accumulated depreciation	(193)	(75)

Property, plant and equipment, net	$3,349	$1,236

Depreciation expense for the three months ended March 31, 2013 and 2012 was $118 and $0, respectively.

SFX Entertainment, Inc.

Notes to consolidated financial statements (Continued)
(in thousands except per share data)
(Unaudited)

4. INTANGIBLE ASSETS

The following table presents the gross carrying amount and accumulated amortization for each major class of intangible assets as of March 31, 2013:

(in thousands)	Intangible, Gross	Accumulated Amortization	Intangible, Net	Estimated Useful Lives

Customer lists (Fan database)	$2,300	$(556)	$1,744	3 years
Supplier and Label relationships	17,900	(50)	17,850	15 years
Trade Domain names	19,400	(115)	19,285	7 years
Trademarks and names	42,235	(1,945)	40,290	7 years
Management agreements	13,600	(680)	12,920	5 years
Non-compete agreements	3,394	(227)	3,167	5 years
Website	29	(4)	25	3 years
Software	699	(17)	682	5 years
Technology	8,141	(68)	8,073	5 years
Intellectual property	8	(1)	7	3 years

Intangible assets, gross	$107,706	$(3,663)	$104,043

Amortization expense for the three months ended March 31, 2013 and 2012 was $2,747 and $0, respectively.

The aggregate amortization expense for each of the remaining periods is as follows:

(in thousands)

Remainder of 2013	$11,947
2014	$15,944
2015	$15,577
2016	$15,165
2017	$15,053
2018	$10,421
Thereafter	$19,936

5. GOODWILL

The following table presents the changes in the carrying amount of goodwill for the three months ended March 31, 2013:

(in thousands)

Balance as of December 31, 2012	$21,571
Acquisitions:
Beatport	17,348
Controlling interest in ID&T N.A.	11,921
Disco purchase price adjustment	(768)

Balance as of March 31, 2013	$50,072

SFX Entertainment, Inc.

Notes to consolidated financial statements (Continued)
(in thousands except per share data)
(Unaudited)

During the three months ended March 31, 2013, the Company adjusted the purchase price related to the Disco acquisition based on the terms set out in the purchase agreement by $768, resulting in a decrease to goodwill by the same amount.

6. NOTES PAYABLE

Secured promissory note—Nightlife Holdings, LLC

On December 31, 2012, the Company issued a secured promissory note in the principal amount of $8,491 as part of the acquisition of certain assets and liabilities of MMG. Such amount is included as Notes payable, current on the balance sheet. On March 15, 2013, a payment of $3,000 was made to Nightlife Holding, LLC and the promissory note was amended and restated to provide that the remaining amount of $5,491 plus interest will be payable on May 15, 2013. This note as amended and restated bears interest at the rate of 0.22% per annum. At March 31, 2013 the balance related to this note was $5,513. On May 15, 2013, the promissory note was fully paid off.

7. OTHER CURRENT LIABILITIES—EVENTBRITE, INC.

In connection with the acquisition of Disco, the Company assumed a liability of $700 to Eventbrite, Inc. ("Eventbrite") which will be repaid principally from a portion of future ticket sales. At March 31, 2013, the balance due to Eventbrite with respect to this liability was $544. The Company is responsible for the payment of any amounts not recouped by Eventbrite through ticket sales, and ultimately has the right to recover such shortfalls if any from the former owner of Disco.

8. LONG-TERM DEBT

Long-term debt consists of our senior secured first lien term loan ("Term Loan") at March 31, 2013:

(in thousands)

Term Loan	$49,500
Less:
Original Issue Discount	(974)

Balance as of March 31, 2013	$48,526

On March 15, 2013, certain of our subsidiaries entered into a $49.5 million term loan facility (the "First Lien Term Loan Facility") with Barclays Bank PLC as administrative agent and Barclays Bank PLC, UBS Securities LLC, and Jefferies Group LLC as lenders. The borrower under the First Lien Term Loan Facility is our indirect, wholly-owned subsidiary SFX Intermediate Holdco II LLC (the "Borrower). The First Lien Term Loan Facility is guaranteed by SFX Intermediate Holdco I LLC, the immediate parent company of the Borrower ("Holdings"), the Borrower, LIC, Pita I, LLC, Beatport, Beatport Japan, LLC, SFX-Nightlife Operating LLC, SFX-IDT N.A. Holding LLC, the ID&T JV, ID&T/SFX Q-Dance LLC, ID&T/SFX Sensation LLC, ID&T/SFX Mysteryland LLC, ID&T/SFX TomorrowWorld LLC and all of Holdings' future subsidiaries (the "Guarantors"), and by Mr. Sillerman as further described below. The First Lien Term Loan Facility is secured by a first-priority security interest in all the existing and future assets of the Borrower and the Guarantors.

SFX Entertainment, Inc.

Notes to consolidated financial statements (Continued)
(in thousands except per share data)
(Unaudited)

Mr. Sillerman entered into a guarantee agreement (the "Sillerman Guarantee") with Barclays Bank PLC, as collateral agent for the benefit of the other lender parties, in which he personally guaranteed all our obligations under the First Lien Term Loan Facility.

Borrowings under the First Lien Term Loan Facility bear interest, at the Borrower's option, at a rate per annum equal to either (a) (i) a rate per annum equal to the highest of (1) the rate of interest per annum publicly announced from time to time by the Administrative Agent under the First Lien Term Loan Facility as its prime rate in effect on such day at its principal office in New York City, (2) (x) the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published by the Federal Reserve Bank of New York on the business day next succeeding such day plus (y) 0.50%, (3) (x) a rate per annum equal to (I) the offered rate which appears on the page of the Reuters Screen which displays an average British Bankers Association Interest Settlement Rate (such page currently being LIBOR01 page) for deposits in U.S. dollars being delivered in the London interbank market for a one-month term, determined by the Administrative Agent under the First Lien Term Loan Facility as of approximately 11:00 a.m. (London, England time) two Business Days prior to the applicable borrowing or conversion date divided by (II) one minus the applicable reserve percentage (with a rate floor of 1.25% per annum) plus (y) 1.00% and (4) 2.25% per annum, plus (a) 6.50% per annum or (b) (i) a rate per annum equal to (1) for each one, two, three or six month (or if agreed to by all the lenders under the First Lien Term Loan Facility, nine or twelve months) interest period as selected by the Borrower, the offered rate which appears on the page of the Reuters Screen which displays an average British Bankers Association Interest Settlement Rate (such page currently being LIBOR01 page) for deposits (for delivery on the first day of such interest period) with a term equivalent to such interest period in U.S. dollars, determined by the Administrative Agent under the First Lien Term Loan Facility as of approximately 11:00 a.m. (London, England time), two Business Days prior to the commencement of such interest period divided by (2) one minus the applicable reserve percentage (with a rate floor of 1.25% per annum) plus (ii) 7.50% per annum. Upon the occurrence and during the continuance of any Event of Default under the First Lien Term Loan Facility, all outstanding borrowings thereunder will automatically bear interest at a rate per annum equal to the applicable interest rate plus 2.00% per annum.

The First Lien Term Loan Facility matures on September 15, 2014, provided that the maturity date will be extended to March 13, 2015 if we contribute to the Borrower at least $50.0 million of proceeds from our initial public offering (so long as we raise net proceeds of at least $100.0 million) and the Borrower uses such proceeds to make a prepayment equal to at least 50.0% of the borrowings then outstanding under the First Lien Term Loan Facility.

The Borrower may prepay the First Lien Term Loan Facility at any time without penalty, subject to breakage costs. The Borrower is also required to make prepayments (subject to certain basket amounts and exceptions) (collectively, the "Mandatory Prepayments") equal to:

•
75.0% of the annual excess cash flow of SFX Intermediate Holdco I LLC and its subsidiaries for the year-ended December 31, 2013;

SFX Entertainment, Inc.

Notes to consolidated financial statements (Continued)
(in thousands except per share data)
(Unaudited)

•
100% of the net proceeds from certain asset sales, casualty events, and debt issuances, by Holdings and its subsidiaries; and

•
30.0% of the outstanding borrowings within 60 days of the date Mr. Sillerman either announces he will not serve as our chairman, president, chief executive officer, or equivalent officer, ceases serving as our chairman, president, chief executive officer, or equivalent officer, or is incapable of serving as our chairman, president, chief executive officer, or equivalent officer.

The First Lien Term Loan Facility includes customary affirmative covenants, subject to certain materiality thresholds and exceptions, including covenants to deliver certain information and notices; preservation of existence; compliance with laws; payment of obligations; maintenance of properties; maintenance of insurance; keeping of books and records; limitations on use of proceeds under the First Lien Term Loan Facility; and requirements to join future subsidiaries of Holdings as guarantors and secured parties. The First Lien Term Loan Facility includes customary restrictive covenants, subject to certain materiality thresholds and exceptions, including covenants limiting the Borrower and the loan parties' ability to

•
incur certain types of indebtedness and liens;

•
merge with, make an investment in or acquire property or assets of another company;

•
make capital expenditures;

•
pay dividends;

•
repurchase shares of our outstanding stock;

•
a negative pledge;

•
modifying certain documents;

•
make loans;

•
dispose of assets;

•
prepay the principal on other indebtedness;

•
liquidate, wind up or dissolve; or

•
enter into certain transactions with affiliates.

The First Lien Term Loan Facility does not include any financial covenants.

The First Lien Term Loan Facility includes customary events of default, subject to certain materiality thresholds and cure periods, including: the Sillerman Guarantee ceasing to be in full force and effect or Mr. Sillerman breaching any material term of the Sillerman Guarantee; or a change in control occurring. A change in control is defined in the First Lien Term Loan Facility to include the occurrence of any of the following: (i) Holdings ceases to be wholly-owned directly or indirectly, by us or Borrower ceases be directly wholly-owned by Holdings; (ii) at any time prior to our initial public offering (so long as we raise net proceeds of at least $100 million) and for any reason whatsoever, Mr. Sillerman and certain affiliates and senior management cease to own, directly or indirectly, at least 40% of our outstanding voting equity or any "person" or "group" own a greater percentage of our voting equity than beneficially owned by Mr. Sillerman and certain affiliates and senior management;

SFX Entertainment, Inc.

Notes to consolidated financial statements (Continued)
(in thousands except per share data)
(Unaudited)

(iii) at any time after our initial public offering (so long as we raise net proceeds of at least $100 million) and for any reason whatsoever, Mr. Sillerman and certain affiliates cease to own, directly or indirectly, at least 30% of our outstanding voting equity or any "person" or "group" other than Mr. Sillerman and certain affiliates and senior management beneficially own a greater percentage of our voting equity than beneficially owned by Mr. Sillerman and certain affiliates and senior management; or (iv) the majority of the seats (other than vacant seats) on our board of directors cease to be occupied by persons who either were members of our board of directors on March 15, 2013 or were nominated for election by a majority of our board of directors who were directors at the time of the closing of the First Lien Term Loan Facility or whose election or nomination for election was previously approved by a majority of such directors.

9. COMMON STOCK AND COMMON STOCK WARRANTS

For the three months ended March 31, 2013, in connection with and consideration for the guarantee of the term loan made by Mr. Sillerman to the lenders, the Board of Directors granted warrants to purchase 5,500,000 shares at $5.00 per share, warrants to purchase 750,000 shares at $7.50 per share, warrants to purchase 1,000,000 shares at $10.00 per share and 1,000,000 shares of the Company's common stock to the Company's chief executive officer and chairman, Mr. Sillerman. The Company has estimated the fair value of these warrants and common stock at $25,430 and accounted for them as deferred financing fees related to our term loan.

As part of the ID&T N.A. acquisition, the Company issued warrants to purchase 500,000 shares of our common stock at $2.50 per share to ID&T. The Company has estimated the fair value of these warrants issued to ID&T at $1,820. All of these warrants were valued using the Black-Scholes option pricing model.

The following assumptions were used to calculate the fair value of the Company's warrants on the date of grant:

2013

Risk-free interest rate	1.35-1.40%
Dividend yield	—
Volatility factors	60%
Weighted average expected life (in years)	7

As there is no publicly traded market for the Company's common stock, the expected volatility of historical closing stock prices is based on comparable companies over the expected term of the warrants. The risk free interest for the periods within the contractual life of the warrants is based on the 7 year U.S. Treasury bond rate. The expected term of warrants is based on the maximum term of the warrants issued. In April 2013, these warrants and common stock were forgiven by Mr. Sillerman in exchange for options and restricted stock issued under the Company's Supplemental Equity Compensation Plan with similar terms. See Note 20.

SFX Entertainment, Inc.

Notes to consolidated financial statements (Continued)
(in thousands except per share data)
(Unaudited)

10. BUSINESS COMBINATIONS

During the three months ended March 31, 2013 the Company completed two acquisitions which further enhanced its presence in the EMC space, as follows:

Acquired Entity	Acquisition Date	Purchase Price

(in thousands)
Beatport	March 15, 2013	$58,550
Controlling interest in ID&T N.A.	January 1, 2013	$24,320

On March 15, 2013, the Company acquired 100% of BEATPORT, LLC stock for $58,550 in cash and equity. The purchase price was comprised of $33,550 in cash and $25,000 in common stock (5 million shares of Common Stock valued at $5 per share). Beatport is primarily engaged in the business of selling EMC related digital music. Goodwill is expected to be deductible for tax purposes and is attributable to expected synergies and assembled workforce. Transaction related expense of $526 was expensed as incurred and is included within selling, general and administrative expenses in the consolidated statements of operations for the three months ended March 31, 2013. Beatport is consolidated into the Company's results from the date of acquisition

On January 1, 2013, the Company acquired 51% of ID&T N.A., which has the exclusive licensing rights to use all of ID&T's brands in North America. The purchase price was $24,320, comprised of $12,500 in cash, $10,000 in common stock (2 million shares of Common Stock valued at $5 per share), and $1,820 in warrants to buy 500,000 shares of common stock at $2.50 per share. Goodwill is not expected to be deductible for tax purposes and is attributable to expected synergies between the joint venture and our businesses. Transaction related expense of $159 was incurred in connection with this acquisition. ID&T N.A. is consolidated into the Company's results from the date of acquisition.

In connection with the acquisition of ID&T N.A. the Company recorded an amount representing the non-controlling interest of ID&T N.A. of $23,366 which represents 49% interest in ID&T N.A. The acquisition-date fair value of the non-controlling interest in ID&T N.A. was measured using an income approach. The equity shares of ID&T N.A. are not traded and as such could not be determined based on active market prices. The fair value was determined by calculating the fair value of ID&T as a whole and subtracting the consideration the Company paid for the 51% controlling interest. In determining the fair value of ID&T N.A., the acquisition-date fair value contemplated synergies that are expected to be created through the acquisition and determined that the synergies created from the acquisition will benefit ID&T N.A. as a whole, including the non-controlling interest, resulting in our ownership and the non-controlling interest having proportionate economic interest to the respective ownership interests.

The Company has made a preliminary allocation of the purchase price to the assets acquired and liabilities assumed as of the purchase date for its acquisitions. The Company expects to finalize the purchase price within the first year of the acquisitions, and therefore adjustments to goodwill and

SFX Entertainment, Inc.

Notes to consolidated financial statements (Continued)
(in thousands except per share data)
(Unaudited)

identifiable assets may occur. The allocation of the aggregate purchase price, based on our initial valuation of the assets and liabilities are as follows:

Consideration	Beatport	ID&T N.A.	Total

(in thousands)
Cash	$33,550	$12,500	$46,050
Warrants	—	1,820	1,820
Common Stock	25,000	10,000	35,000

Fair value of total consideration transferred	$58,550	$24,320	$82,870

Recognized amounts of identifiable assets acquired and liabilities assumed	Beatport	ID&T N.A.	Total

(in thousands)
Cash	$11,637	—	$11,637
Accounts receivable	137	—	137
Prepaid expenses & other current assets	993	—	993
Other receivables	222	—	222
Property, plant and equipment	2,444	—	2,444
Identifiable intangible assets	46,700	35,765	82,465
Financial liabilities	(20,931)	—	(20,931)
Non-controlling interest	—	(23,366)	(23,366)
Goodwill	17,348	11,921	29,269

Fair value of total consideration transferred	$58,550	$24,320	$82,870

The overall weighted average life of the identified intangible assets acquired is 8.5 years. These identified intangible assets will be amortized on a straight line basis over their useful lives. For the three months ended March 31, 2013, Net revenues and Net loss included in the Company's Consolidated Statements of Comprehensive Loss were $2,307 and $(235), respectively, related to Beatport. For the three months ended March 31, 2013, Net revenues and Net loss included in the Company's Consolidated Statements of Comprehensive Loss was $0 and $(1,875), respectively, related to the ID&T N.A.

Supplemental pro forma information

The following table represents unaudited consolidated pro forma financial information as if the closing of the Company's acquisition of Beatport and the ID&T N.A. had occurred on January 1, 2012. For comparability purposes, the acquisitions that occurred during the year ended December 31, 2012 have been presented in the pro forma financial information as if they had occurred on January 1, 2012.

Fiscal 2012 Acquisitions included in the unaudited consolidated pro forma financial information:

•
Acquisition of LIC on July 31, 2012;

•
Acquisition of Disco on June 19, 2012; and

•
Acquisition of an 80% interest in MMG on December 31, 2012.

SFX Entertainment, Inc.

Notes to consolidated financial statements (Continued)
(in thousands except per share data)
(Unaudited)

	March 31,
(in thousands)	2013	2012

Revenue	$20,539	$21,074
Net loss attributable to SFX	$(19,728)	$(4,858)
Net loss attributable to SFX per common—Basic	$(0.37)	N/A

The unaudited consolidated pro forma financial information has been adjusted to give effect to the pro forma events that are (1) directly attributable to the acquisitions, (2) factually supportable, and (3) expected to have a continuing impact on the combined results of SFX and its acquired entities.

The unaudited pro forma results have been adjusted with respect to certain aspects of our acquisitions to reflect:

•
the consummation of the acquisitions;

•
the elimination of related party transactions; and

•
changes in assets and liabilities to record their acquisition date fair value and changes in certain expenses resulting therefrom.

The unaudited consolidated pro forma results do not reflect future events that either have occurred or may occur after the acquisitions, including but not limited to, the anticipated realization of ongoing savings from operating synergies in subsequent periods.

11. RELATED PARTIES

The Company's chief executive officer and chairman, Mr. Sillerman, beneficially owns shares, in the aggregate, representing approximately 59.4% of our outstanding capital stock as of March 31, 2013. As a result, he controls all matters submitted to our stockholders for approval, as well as the Company's management and affairs.

SFX Entertainment, Inc.

 Notes to consolidated financial statements
(in thousands except per share data)
(Unaudited)

Promissory note—Mr. Sillerman

On December 31, 2012, the Company issued in a financing transaction a promissory note to Mr. Sillerman in the principal amount of $7,000, together with warrants to purchase up to an aggregate amount of 2,100,000 shares of the Company's common stock. In connection with this transaction, Mr. Sillerman entered into a back-stop agreement pursuant to which he agreed to fund the entire amount of the notes offered but not subscribed for by third parties approached to fund the notes. As consideration for the back-stop agreement, Mr. Sillerman received 100,000 warrants at an exercise price of $.01 per share. In connection with the funding of the note, Mr. Sillerman was issued 700,000 warrants to purchase stock at $5.00 per share; 700,000 warrants to purchase stock $7.50 per share; and 700,000 warrants to purchase stock at $10.00 per share.

Under the terms of the $7,000 Promissory Note, the Company was required to repay the outstanding principal and interest by (i) one-third of the amounts raised in completed equity offerings and (ii) 100% of the amounts raised in debt financings over $15,000.

In accordance with the guidance under ASC 815, the fair value of both the note and the warrants was determined and the proceeds of the note were allocated between the note and the warrants based on the pro rata individual values to the aggregate combined value of the note and the warrants. As a result $3,190 was recorded as additional paid in capital with respect to the allocated value of the warrants and $3,810 was allocated to the note payable. The difference between the face value of the note and the recorded value represents a discount associated with the issuance of the note and was amortized as interest expense during the first quarter of 2013. As of March 31, 2013, $389 was included in due to related parties. As of April 3, 2013, the entire principal amount was repaid.

Viggle, Inc.

The Company has a shared service agreement with Viggle, Inc. ("Viggle"), a company whose Chief Executive Officer and primary shareholder is Mr. Sillerman. The shared services agreement is for taxation, finance and administrative services to the Company. During the three months ended March 31, 2013, the Company made a payment of $22 to Viggle for expenses incurred in January 2013. Costs incurred for the three months ended March 31, 2013 and 2012 totaled $101 and $43, respectively. As of March 31, 2013 the Company has a payable of $91 recorded as due to related party.

Circle Entertainment, Inc.

The Company has a shared service agreement with Circle Entertainment Inc. ("Circle Entertainment"), a company partially owned by Mr. Sillerman. The shared services agreement covers expenses for office space, legal services, IT services and office supplies for SFX. During the three months ended March 31, 2013 the Company made a payment of $176 to Circle Entertainment for the outstanding payable at December 31, 2012 of $181. At March 31, 2013 a payable of $5 was recorded as due to related party. The Company incurred no expenses for services provided by Circle Entertainment for the three months ended March 31, 2013 and 2012.

SFX Entertainment, Inc.

Notes to consolidated financial statements (Continued)
(in thousands except per share data)
(Unaudited)

Donnie Estopinal

The Company is indebted to the former owner of Disco, Donnie Estopinal, in the amount of $18 as of March 31, 2013 and December 31, 2012, respectively, for certain reimbursable business related expenses.

Life in Color

The former owners of LIC are indebted to the Company in the amount of $34 at March 31, 2013 for certain purchase price adjustments.

MJX, LLC

Prior to receiving funding from its equity partners, MJX, LLC, a company owned 100% by Mr. Sillerman, funded the travel and entertainment expenses incurred by the Company's consultants and employees who were assisting in meeting with potential acquisition targets. Costs incurred for the three months ended March 31, 2013 and 2012 by the Company under the terms of the agreement totaled $66 and $322, respectively. The amount owed to MJX, LLC, at March 31, 2013 is $573.

ID&T

At March 31, 2013 ID&T N.A. had a payable of $1,290 to ID&T (which currently holds a 49% interest in ID&T N.A. for business development costs, event costs, employee allowances and other office related expenses which ID&T paid on behalf of ID&T N.A. In addition, ID&T N.A. had a receivable from ID&T for sponsorship revenue collected on their behalf by ID&T of $2,051, which is recorded as a Due from related party as of March 31, 2013.

12. STOCK-BASED COMPENSATION

The Company adopted the SFX Entertainment, Inc. 2013 Equity Compensation Plan ("Equity Plan") on February 25, 2013. The Equity Plan authorizes the Company to grant incentive stock options, nonqualified stock options, restricted stock units and stock awards. Prior to the formation and adoption of the Equity Plan, the Company granted options to purchase its common stock to employees, directors and consultants of the Company and its affiliates at prices ranging from $2.00 to $5.00 per share, which in the view of management and, after it was formed, by the Company's compensation committee, represented the fair market value of the Company's common stock at the time of issuance. The options were granted for a term not exceeding ten years and the nonvested options are generally forfeited in the event the employee or director terminates his or her employment or relationship with the Company or one of its affiliates. Any options that have vested at the time of termination are forfeited to the extent they are not exercised within the 90 day applicable post-employment exercise period, unless otherwise provided in their option agreements. The options generally vest in various periods up to five years. In some cases, contemporaneous documentation of these grants could not be located. While some of these grants were documented during 2012, some were not fully documented until 2013. As a result of the issues with respect to contemporaneous documentation of the Company's option grants, the Company recorded compensation expense with respect to option grants at the time it was believed that the documentation of such grants met all key criteria under ASC 718 and could be evidenced (referred to as the measurement date). In some cases this was 2013 and accordingly, 2012 contains no expense related to those stock option awards.

SFX Entertainment, Inc.

Notes to consolidated financial statements (Continued)
(in thousands except per share data)
(Unaudited)

Options issued in 2012 but not fully documented until 2013 amounted to 5,220,500 options at exercise prices ranging from $2 to $4 per share. The approximate fair value of such options was $2.81 to $3.87 and the compensation expense (measured from the date such option grants were originally made) recognized in 2013 with respect to these options was $4,389. The fair value of common stock on the measurement date has been used solely to record compensation expenses in our consolidated financial statements.

The Company records stock-based compensation expense as part of selling, general and administrative expenses. The Company recorded $5,010 and $0 in stock-based compensation expense for the three months ended March 31, 2013 and 2012, respectively.

Stock options

The following assumptions were used to calculate the fair value of the Company's options on the date of grant:

	March 31, 2013	December 31, 2012

Risk-free interest rate	0.84%-1.47%	0.77%-1.40%
Dividend yield	—	—
Volatility factors	60%	60%
Weighted average expected life (in years)	5-7.5	5-7.6

N/A—not applicable

The following table presents a summary of the Company's stock options outstanding at, and stock option activity during, the three months ended March 31, 2013 ("Price" reflects the weighted average exercise price per share):

	March 31, 2013
(in thousands)	Options	Price

Outstanding at beginning of period	3,250	$2.45
Granted	5,503	2.47
Exercised	—	—
Forfeited or expired	(225)	3.00

Outstanding at end of period	8,528	$2.45

Through March 31, 2013, no tax benefit from the exercise of stock options has been recognized. Any future excess tax benefits derived from the exercise of stock options will be recorded prospectively and reported as cash flows from financing activities.

There were 2,722,000 shares available for future grants under the stock incentive plan at March 31, 2013. Upon share option exercise, the Company issues new shares to fulfill these grants. Vesting dates

SFX Entertainment, Inc.

Notes to consolidated financial statements (Continued)
(in thousands except per share data)
(Unaudited)

on the stock options range from October 2012 to December 2016 and expiration dates range from October 2022 to December 2022 at exercise prices and average contractual lives as follows:

Options Outstanding			Options Exercisable
Exercise Price	Outstanding as of 03/31/13	Weighted Average Remaining Contractual Life (in years)	Exercisable as of 03/31/13 (in thousands)	Weighted Average Remaining Contractual Life (in years)	Fair Value of Options Granted

$2.00	6,750,000	9.8	1,300,000	9.8	$3.71
$3.00	17,500	9.9	8,750	9.9	$3.27
$4.00	1,478,000	9.9	309,250	9.9	$2.95
$5.00	282,500	9.9	58,750	9.9	$2.75

	8,528,000	9.8	1,676,750	9.8	$3.53

The total intrinsic value of options outstanding as of March 31, 2013 and 2012 was $40,439 and $0, respectively. As of March 31, 2013 and December 31, 2012, there was $23,065 and $9,330, respectively, of total unrecognized compensation cost related to stock options granted during the period. This cost is expected to be recognized over a weighted average remaining period of 3.7 years.

13. CAPITAL STOCK

The Company has issued and outstanding 62,262,902 shares of its $.001 par value common stock of which 16,800,000 shares are classified as temporary equity at March 31, 2013. During the three months ended March 31, 2013 the company issued 14,001,875 shares of common stock, 9,000,000 of which are included in temporary equity as a result of repurchase rights granted by the Company to the counterparties. Subsequent to March 31, 2013, as more fully described in Note 20—Subsequent Events, the Company issued 1,000,000 shares of common stock for $10,000 in a private placement transaction.

Under certain circumstances, specifically if the Company does not successfully undertake an initial public offering of its stock, some investors with respect to their private placements may elect to have the Company redeem their stock at the initial purchase price paid. These shares are recorded as temporary equity until the redemption rights associated with them are no longer applicable. As of the date of this report, none of the investors have elected to exercise their redemption rights.

14. LOSS PER SHARE OF COMMON STOCK

Basic loss per share of common stock is computed as net comprehensive loss divided by the weighted-average number of shares of common stock outstanding for the period.

Diluted loss per share of common stock reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. However, since the Company had a net loss for the three months ended March 31, 2013, diluted loss per share of common stock is the same as basic loss per share of common stock, as any potentially dilutive

SFX Entertainment, Inc.

Notes to consolidated financial statements (Continued)
(in thousands except per share data)
(Unaudited)

securities would reduce the loss per share. There were 8,528,000 options and 6,800,000 warrants that were excluded from the diluted shares outstanding calculation at March 31, 2013.

In addition, the Company has redeemable non-controlling interest as well as common shares outstanding with redemption rights. Both of these securities' redemption values are below their respective fair values and therefore there was no reduction of net loss attributable to SFX in the calculation of basic loss per common share.

15. COMMITMENTS AND CONTINGENCIES

Legal matters

During the normal course of business, the Company is occasionally involved with various claims and litigation. Reserves are established in connection with such matters when a loss is probable and the amount of such loss can be reasonably estimated. At March 31, 2013 and, December 31, 2012, no material reserves were recorded. No reserves are established for losses which are only reasonably possible. The determination of probability and the estimation of the actual amount of any such loss is inherently unpredictable, and it is therefore possible that the eventual outcome of such claims and litigation could exceed the estimated reserves, if any. Based upon the Company's experience, current information and applicable law, it does not believe it is reasonably possible that any proceedings or possible related claims will have a material effect on its financial statements.

Legal expenses are expenses related to the organization and legal formation of SFX Entertainment, Inc. and SFX EDM Holdings Corporation, a limited liability corporation and 100% owned subsidiary of SFX Entertainment, Inc., as well as expenses for acquisition related costs. For the three months ended March 31, 2013, the Company incurred legal expenses of $2,153 which does not includes $436 that was capitalized as deferred financing costs. For the three months ended March 31, 2012, the Company incurred $633 of legal expenses.

Acquisition agreement

Pursuant to the terms of the MMG acquisition, on December 31, 2012, the Company may be required to purchase the remaining 20% non-controlling interest in MMG. The terms of the agreement allow for the non-controlling interest holder to put their 20% interest in MMG to the Company beginning on January 1, 2015 and continuing through June 30, 2015. The purchase price of the 20% interest is based on six times the 2014 EBITDA of MMG, which is to be paid 80% in cash and 20% in shares of common stock of the Company at the then-current price.

In addition, the Company is required to make additional payments to the sellers of MMG for the Company's acquisition of an 80% ownership interest in MMG on December 31, 2012. These additional payments are contingent on the EBITDA results of MMG for 2014 (the "contingent payment"). This contingent payment is also to be paid 80% in cash and 20% in shares of common stock of the Company at the then current price. The fair value of this contingent payment at March 31, 2013 was $2,500.

SFX Entertainment, Inc.

Notes to consolidated financial statements (Continued)
(in thousands except per share data)
(Unaudited)

Lease commitments

The Company leases its office and warehouse facilities under non-cancellable operating lease agreements.

Future minimum rent commitments as follows:

Remainder of 2013	$1,113
2014	$1,435
2015	$370
2016	$10

16. FAIR VALUE

The Company has certain contingent consideration obligations related to the acquisition of MMG which is measured at fair value using Level 3 inputs as defined by the FASB as, Unobservable inputs that reflect assumptions about what market participants would use in pricing the asset or liability. These inputs would be based on the best information available, including the Company's own data. The amount due to the seller is based on the achievement of agreed-upon financial performance metrics, EBITDA, by MMG. The Company recorded the liability at the time of acquisition of MMG, December 31, 2012, at fair value, and at each subsequent reporting date, the Company remeasures the fair value of the contingent consideration, recognizing the changes in the fair value of contingent consideration in the results of the Company's earnings. Fair value was determined based on the income approach using discounted cash flows.

The change in fair value of contingent consideration of $187 was recognized in other income/(expense) in the statement of operations for the three months ended March 31, 2013.

	March 31, 2013	December 31, 2012

Liabilities:
Contingent consideration	2,500	2,313

Due to their short maturity, the carrying amounts of accounts receivable, accounts payable and accrued expenses approximate their fair values at March 31, 2013 and December 31, 2012. There were no non-recurring fair value measurements reported for the three months ended March 31, 2013 and 2012.

17. OTHER INFORMATION

Transactions with ID&T

On October 26, 2012, the Company entered into an agreement with ID&T to acquire a controlling interest in ID&T N.A., subject to certain closing conditions. ID&T N.A. began operations on January 1, 2013. At the time of the agreement, the Company paid ID&T $12,500. On March 15, 2013, the Company made a $7,500 non-recourse loan to ID&T, which is to be repaid from ID&T's non-controlling interest in distributions from ID&T N.A. In addition, the Company issued to ID&T

SFX Entertainment, Inc.

Notes to consolidated financial statements (Continued)
(in thousands except per share data)
(Unaudited)

$14,380 in common stock and $2,500 in cash for the option to purchase 75% of ID&T worldwide ("ID&T Option").

	As of
The following details the components of "Other Assets":	March 31, 2013	December 31, 2012

(in thousands)
Deferred financing costs related to Mr. Sillerman's loan guarantee	$25,021	$—
Loan to ID&T	7,500	—
Prepayment for ID&T N.A.	—	12,500
Investment in ID&T Option	16,880	—
Deferred debt costs	1,955	—
Other	683	180

Total Other Assets	$52,039	$12,680

The following details the components of "Accounts Payable and Accrued Expenses":
Accounts payable	$9,696	$2,337
Accrued legal fees	1,428	2,828
Accrued accounting and professional fees	351	2,105
Other	1,727	662

Total accounts payable and accrued expenses	$13,202	$7,932

The following details the components of "Other Current Liabilities":
Foreign artist withholding liability	$86	$1,971
Acquisition related liabilities		1,398
Eventbrite, Inc. liability (see Note 7)	544	612
Other	1,990	426

Total other current liabilities	$2,620	$4,407

18. SEGMENT REPORTING

The Company has one reportable segment. Operating segments are business units that have separate financial information and are separately reviewed by the Company's chief decision maker. The Company's chief decision maker is the Chief Executive Officer. The Company is engaged in the promotion and production of live music events and festivals in the United States. The Company and its subsidiaries currently operate in a single reportable segment: the promotion and production of live music events and festivals in the United States. The chief operating decision maker allocates resources and assesses performance of the business and other activities at the reporting segment level. The revenue from this segment for the three months ended March 31, 2013 is predominantly from live events 77.3% and digital music sales 22.7%.

19. PROVISION FOR INCOME TAXES

The income tax provision for continuing operations for the three months ended March 31, 2013 was $572. The income tax provision for quarter primarily related to foreign and separate filing state

SFX Entertainment, Inc.

Notes to consolidated financial statements (Continued)
(in thousands except per share data)
(Unaudited)

income taxes and the amortization of tax basis in acquired goodwill, which was allocated to the year-to-date pretax book loss under the interim provision calculation of ASC 740-270.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that either some portion or the entire deferred tax asset will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, tax-planning strategies, and available carry-back capacity in making this assessment. Based on this evidence, we have recorded a full valuation allowance on its deferred tax assets.

The Company's estimated annual effective tax rate was impacted by preliminary purchase accounting related to the Company's acquisition of BEATPORT, which was primarily treated as an asset sale for US tax purposes. As the Company's purchase accounting is not final, it anticipates a true-up of its tax basis in acquired goodwill in the three and six months ending June 30, 2013.

As of March 31, 2013, the Company did not record any tax liabilities to uncertain income tax positions, and concluded that all of its tax positions are either highly certain or are not material to the Company's financial statements. The Company is currently not under audit in any jurisdiction in which the Company conducts business.

20. SUBSEQUENT EVENTS

The Company has considered subsequent events through June 24, 2013, the date that the financial statements were available to be issued, in preparing the financial statements and notes thereto.

On April 2, 2013, the Company closed a private placement transaction with an investor in which 1,000,000 shares of common stock were issued at a price per share $10.00 for an aggregate purchase price of $10,000.

On April 23, 2013, the Company exchanged 9,350,000 of warrants issued in connection with the promissory note and the guarantee of the term loan by Mr. Sillerman for stock options at substantially identical terms. The replacement equity awards all provide for three year cliff vesting based on the date of the original issuance date of the warrants and shares of common stock. In addition, 100,000 warrants with an exercise price of $.01 per share and 1,000,000 shares of common stock issued to Mr. Sillerman were exchanged for 1,100,000 shares of restricted stock with three year cliff vesting. All of these options and restricted stocks were awarded under the Company's 2013 Supplemental Equity Compensation Plan.

At March 31, 2013, the Company had a secured promissory note for $5,513 in connection with the acquisition of certain assets and liabilities of MMG. This note bore an interest at the rate of 0.22% per annum. On May 15, 2013 the note was fully paid off.

On December 31, 2012, the Company signed an asset contribution agreement with two entities. For one of these entities, the seller was required to deliver certain rights to the Company in order for the transaction to be consummated. It was determined that the seller had not and could not deliver the required rights and the transaction was rescinded. For the second entity, certain conditions were required to be met prior to valuable consideration to be transferred to the seller. It was determined that the seller could not or would not deliver the required materials and thus this transaction was also

SFX Entertainment, Inc.

Notes to consolidated financial statements (Continued)
(in thousands except per share data)
(Unaudited)

rescinded. Both recessions occurred in April 2013 as agreed by both the Company and the sellers, in each case. The Company did not control either entity as of March 31, 2013 or any date thereafter.

The Company has entered into a term sheet for the acquisition of I-Motion GmbH Events & Communication ("i-Motion"). The term sheet provides for a cash payment of $8,000 and $4,000 in shares of the Company stock in exchange for 60% of i-Motion. In addition, upon closing, the Company would be obligated to purchase the remaining 40% of i-Motion at 5.5 times 40% of the average EBITDA for 2013 and 2014.

On May 15, 2013, the Company entered into an asset contribution agreement with Totem Onelove Group Pty Ltd. and Totem Industries Pty Ltd. (together, "Totem") and their respective affiliates, pursuant to which Totem agreed to sell to us substantially all of the assets Totem uses in connection with its business. The purchase price consists of a cash payment of AUD$60 million and AUD$15 million in shares of our common stock valued at our initial public offering per share price. Under the terms of the agreement we paid an initial deposit of AUD$5 million. The agreement further provides for certain purchase price adjustments based on Totem's EBITDA for its fiscal year ended June 30, 2013.

On April 23, 2013, The Company signed term sheets relating to the acquisition of Made Event, LLC and EZ Festivals, LLC (together, "Made") which together are the owners and producers of the Electric Zoo Festival. The Company will acquire 100% of the membership interests of the two Made companies in two increments. Initially The Company will acquire 70% interest in both companies for (i) $20 million in cash (ii) $5 million in Company common stock valued at the lesser of $12.75 per share or the per share value of our initial public offering, and (iii) promissory notes in the aggregate amount of $10 million which mature in March 2014. At a second closing on or before March 18, 2018, the Company will acquire the remaining 30% of the interests for a payment equal to the greater of $10 million or a multiple of 2017 EBITDA. Until the second closing, the sellers are entitled to receive certain payments with respect to a percentage of net income of Made.

On June 5, 2013, the First Lien Term Loan Facility was amended (the "Amendment") to increase the facility amount by $15 million, to a total of $64.5 million. The Guarantors reaffirmed their guarantees of the First Lien Term Loan Facility in the Amendment, and Mr. Sillerman entered into an amendment to the Sillerman Guarantee to reaffirm his guarantee thereunder in connection with the Amendment. The Company received $14,700 in cash for the Term loan, net of $300 in original issue discount.

On June 23, 2013, we entered into a letter agreement with Made in which we paid a $2.5 million advance and the parties agreed to extend the closing date to August 21, 2013.

Disco Productions, Inc.

 Independent auditors' report

To the Stockholder
Disco Productions, Inc.
Metairie, Louisiana

We have audited the accompanying balance sheets of Disco Productions, Inc. (the "Company") as of December 31, 2011 and 2010 and the related statements of income and accumulated deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Disco Productions, Inc. as of December 31, 2011 and 2010 and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

June 30, 2012

Disco Productions, Inc.

 Balance sheets

December 31,	2011	2010

Assets
Current assets
Cash	$5,601	$887
Due from promoters, less allowance for doubtful accounts of $137,000 and $0 as of December 31, 2011 and 2010, respectively	640,515	175,720
Prepaid expenses and other	22,663	4,000

Total current assets	668,779	180,607
Property and equipment, net (Note 2)	1,805	2,602

Total assets	$670,584	$183,209

Liabilities and Stockholder's Deficit
Current liabilities
Checks written against future deposits	$74,308	$32,628
Accounts payable	614,597	615,661
Due to promoters	380,065	92,158
Artist fee tax withholdings	677,013	76,582
Deferred revenues	215,645	13,398
Other accrued expenses	6,907	3,082
Notes payable (Note 3)	530,766	219,700

Total current liabilities	2,499,301	1,053,209

Contingencies (Note 4)
Stockholder's deficit
Common stock, no par value, stated value $1,000 per share, 1 share authorized, issued and outstanding	1,000	1,000
Accumulated deficit	(1,829,717)	(871,000)

Total stockholder's deficit	(1,828,717)	(870,000)

Total liabilities and stockholder's deficit	$670,584	$183,209

See accompanying summary of significant accounting policies and notes to financial statements.

Disco Productions, Inc.

 Statements of income and accumulated deficit

Years ended December 31,	2011	2010

Revenues	$22,736,938	$9,634,622
Operating expenses
Direct operating expenses	22,430,447	9,589,586
Selling, general and administrative expenses	777,525	275,255

Operating loss	(471,034)	(230,219)
Interest expense	315,416	145,169

Income before provision for taxes	(786,450)	(375,388)
Provision for taxes	—	—

Net loss	(786,450)	(375,388)
Accumulated deficit, beginning of year	(871,000)	(491,064)
Stockholder contributions (Note 5)	71,058	240,627
Stockholder distributions (Note 5)	(243,325)	(245,175)

Accumulated deficit, end of year	$(1,829,717)	$(871,000)

See accompanying summary of significant accounting policies and notes to financial statements.

Disco Productions, Inc.

 Statements of cash flows

Increase (Decrease) in Cash (Note 6) Years ended December 31,	2011	2010

Cash flows from operating activities
Net loss	$(786,450)	$(375,388)
Adjustments to reconcile net loss to net cash used in operating activities:
Bad debt expense	156,066	20,647
Depreciation	797	913
Increase (decrease) from changes in:
Due from and due to promoters	(332,954)	(137,616)
Prepaid expenses	(18,663)	41,858
Accounts payable and other liabilities	603,192	381,973
Deferred revenues	202,247	13,398

Net cash used in operating activities	(175,765)	(54,215)

Cash flows from investing activities	—	—
Cash flows from financing activities
Checks written against future deposits	41,680	(46,886)
Net borrowings on line of credit	300	(259)
Borrowings on notes payable	1,600,000	575,000
Repayments on notes payable	(1,289,234)	(475,000)
Stockholder contributions	71,058	240,627
Stockholder distributions	(243,325)	(245,175)

Net cash provided by financing activities	180,479	48,307

Net increase (decrease) in cash	4,714	(5,908)
Cash, beginning of year	887	6,795

Cash, end of year	$5,601	$887

See accompanying summary of significant accounting policies and notes to financial statements.

Disco Productions, Inc.

 Notes to financial statements

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of accounting

The accompanying financial statements have been prepared on the accrual basis of accounting whereby revenue is recognized when earned and expenses are recognized when incurred.

Business

The Company was incorporated in the State of Louisiana on September 22, 2000. The Company partners with regional promoters to produce dance music events across the USA and internationally that feature electronic music artists playing at club, arena and festival settings.

Revenue recognition

Revenue from the promotion and production of an event is recognized after the performance occurs. Ticket sales collected in advance of an event occurring are recorded as deferred revenues until the event occurs.

We evaluate the criteria outlined in Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Subtopic 605-45, Revenue Recognition—Principal Agent Considerations, in determining whether it is appropriate to record the gross amount of revenues and related costs or the net revenues. Under this accounting guidance, if we are the primary obligor to perform the services being sold, have general inventory risk as it pertains to recruiting and compensating the talent, have the ability to control the ticket pricing, have discretion in selecting the talent, are involved in the production of the event, generally bear the majority of the credit or collection risk, or have several but not all of these indicators, revenue is recorded gross. If we do not have several of these indicators, we record revenues or losses on a net basis.

According to the guidance for the majority of our events, we have several of the above indicators and therefore we recognize revenue gross as a principal. Additionally, we charge for and collect ticketing and credit card processing surcharges and record the amounts in revenue on a gross basis. Actual expenses paid to the ticket service provider and credit card merchant processors are reflected in expenses.

Direct operating expenses

Direct operating expenses include artist performance fees and travel expenses, venue fees, show- specific marketing and advertising expenses, show-related production expenses, ticket processing fees and other costs related to producing the events. These costs are primarily variable in nature.

Selling, general and administrative expenses

Selling, general and administrative expenses include salaries and wages related to full-time employees, credit card fees and other expenses.

Provision for taxes

The Company has elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under those provisions, the Company does not pay federal corporate income taxes on its taxable income unless the stockholders revoke the S Corporation election. Instead, the stockholders are

Disco Productions, Inc.

Notes to financial statements (Continued)

liable for individual federal income taxes. Accordingly, no provision for corporate income taxes has been recognized.

Due from and due to promoters

Amounts due from and to promoters are the net receivables or payables due from or to promoters for events that have occurred during the year. Management assesses the collectability of the receivables and writes off balances when it determines that they are no longer collectible. During the years ended December 31, 2011 and 2010, management wrote off $19,066 and $20,647, respectively, related to balances that were deemed to be uncollectible as the promoter went out of business. At December 31, 2011, management also established an allowance for doubtful accounts of $137,000 related to one of its promoters with which it is involved in a dispute (see Note 8).

Property and equipment, and depreciation and amortization

Property and equipment are stated at cost. Depreciation and amortization expense is computed over the estimated useful lives of the assets by the straight-line method for financial reporting purposes and by accelerated methods for income tax purposes. Expenditures for maintenance and repairs are expensed as incurred while additions, renewals and betterments that materially extend the life of the asset are capitalized.

Artist fee tax withholdings

Artist fee tax withholdings are amounts owed to federal taxing authorities for income tax withholdings required on payments made to foreign artists for services.

Accounting estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ materially from those estimates.

Fair value of financial instruments

The Company's financial instruments consist principally of cash, receivables due from promoters, accounts payable and other liabilities, and debt. Cash and receivables due from promoters are financial assets with carrying values that approximate fair value. Accounts payable and other liabilities are financial liabilities with carrying values that approximate fair value. The carrying amounts of debt approximate the fair value of the financial instruments, as the interest rates are variable and approximate the interest rates presently available to the Company. The Company believes all of the financial instruments' recorded values approximate fair market value because of their nature and respective durations.

Disco Productions, Inc.

Notes to financial statements (Continued)

Concentrations

Financial instruments which potentially subject the Company to credit risks consist primarily of excess cash over insured limits by the Federal Deposit Insurance Corporation and concentration of trade receivables and payables. At times throughout the year cash balances may be in excess of the Federal Deposit Insurance Corporation.

Concentration of credit risk in amounts due from and to promoters is generally not diversified due to the limited number of promoters that the Company works with. The following tables represent a breakdown of concentrations at December 31, 2011 and 2010:

Percentage of Due from Promoters at December 31,	2011	2010

Promoter A	21%	27%
Promoter B	24%	*
Promoter C	*	39%
Promoter D	*	11%

*
did not represent more than 10% of total amounts due from promoters

Percentage of Due to Promoters at December 31,	2011	2010

Promoter E	25%	*
Promoter F	40%	*
Promoter G	*	29%
Promoter H	*	23%
Promoter I	*	21%
Promoter J	*	16%

*
did not represent more than 10% of total amounts due to promoters

2. PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

December 31,	2011	2010	Estimated Useful Lives

Equipment and furniture	$6,731	$6,731	5 years

	6,731	6,731
Less: accumulated depreciation and amortization	(4,926)	(4,129)

Net property and equipment	$1,805	$2,602

Depreciation and amortization expense for the years ended December 31, 2011 and 2010 was $797 and $913, respectively.

Disco Productions, Inc.

Notes to financial statements (Continued)

3. NOTES PAYABLE

The Company maintains a line of credit from a bank and also borrows from three unrelated lenders on a short-term basis.

Line of credit

The Company maintains a line of credit with one bank, which provides credit facilities up to a maximum amount of $20,000. Borrowings under the credit agreement bear interest at 8.25% and are payable monthly. The line of credit agreement does not have a maturity date, and is collateralized by the Company's general assets and personally guaranteed by the stockholder's family member. The Company has an outstanding balance of $20,000 and $19,700 as of December 31, 2011 and 2010, respectively, and for the years then ended, the Company incurred interest expense of $1,356 and $1,567, respectively.

Notes payable

For one lender, the Company incurred multiple borrowings during the years ended December 31, 2011 and 2010 of between $75,000 and $100,000 individually. Repayment on each of the borrowings is typically required within two to six months. The effective interest rates on the individual borrowings range from 18% to 47%. The Company has an outstanding balance due to this lender of $200,000 at both December 31, 2011 and 2010 and has accrued interest of $13,602 and $16,711, respectively. For the years ended December 31, 2011 and 2010, the Company incurred interest expense of $200,551 and $143,602, respectively.

For another lender, the borrowings range between $50,000 and $200,000 for the year ended December 31, 2011. The effective interest rates on the individual borrowings range from 28% to 30%. The Company makes daily repayments through an automatic 20% deduction from its daily ticket sales and allocates a portion of the daily payments to principal and to interest. The borrowing is collateralized by future ticket sales and is personally guaranteed by the stockholder. At December 31, 2011 and 2010, the Company has an outstanding balance of $50,000 and $0, respectively, due to this lender. For the year ended December 31, 2011, the Company incurred interest expense of $97,795.

For another lender, the Company borrowed $300,000 for the year ended December 31, 2011 with an effective interest rate of 29%. The borrowing is collateralized by future ticket sales and is personally guaranteed by the stockholder. At December 31, 2011, the Company has an outstanding balance of $260,766 and due to this lender and for the year then ended, the Company incurred interest expense of $15,714.

4. CONTINGENCIES

Legal matters

The Company is party to legal actions arising in the normal course of business. In the opinion of management, resolution of such matters will not have a material adverse effect on the financial position and operating results of the Company.

Subsequent to December 31, 2011, the Company became involved in a dispute with one of its promoters who claimed the sole rights to intellectual property that was developed, as the Company asserts, in conjunction with the Company. As of the date the financial statements were available to be issued, the dispute had not been resolved, nor did the Company enter into any litigation.

Disco Productions, Inc.

Notes to financial statements (Continued)

5. STOCKHOLDER CONTRIBUTIONS AND DISTRIBUTIONS

During the years ended December 31, 2011 and 2010, the stockholder contributed $71,058 and $240,627, respectively, to the Company and took cash distributions of $243,325 and $245,175, respectively.

6. SUPPLEMENTAL CASH FLOW DISCLOSURES

Cash paid

During the years ended December 31, 2011 and 2010, the Company paid interest of $318,525 and $128,458, respectively. During the years ended December 31, 2011 and 2010, the Company did not pay taxes.

7. LIQUIDITY

During the year ended December 31, 2011, the Company generated a net loss of $786,450, increasing the accumulated deficit to $1,829,717. Subsequent to year end, the stockholder negotiated for the sale of certain assets of the Company. As a result, management believes that it has the necessary financing to meet its working capital needs and to meet its obligations.

8. SUBSEQUENT EVENTS

The Company has considered subsequent events through June 30, 2012, the date the financial statements were available to be issued, in preparing the financial statements and notes thereto, and has determined that there are no subsequent events that require disclosure under Financial Accounting Standards Board Accounting Standards Codification 855, Subsequent Events, except as noted below.

In April 2012, the Company entered into a five-year agreement with a ticket service provider, which requires the Company to use the ticket service provider exclusively for all future events, with certain exceptions. In consideration for this agreement, the Company will receive an advance of $1,400,000, of which $700,000 is to be repaid through future ticket fees. The Company has also guaranteed a minimum volume of tickets and ticket sales, and a bonus if the volume of ticket sales exceeds a certain target.

In June 2012, the stockholder sold certain assets of the Company for a total consideration of $4,000,000 and 1,000,000 shares of the purchaser's common stock.

Disco Productions, Inc.

Combined interim financial statements
Contents

Disco Productions, Inc.

Balance sheets
June 19, 2012 and December 31, 2011

	June 19, 2012 unaudited	December 31, 2011

Assets
Current assets:
Cash	$1,904	$5,601
Due from promoters, less allowance for doubtful accounts of $137,000 as of June 19, 2012 and December 31, 2011	2,106,255	640,515
Other receivable	203,774	—
Prepaid expenses and other current assets	2,971	22,663

Total current assets	2,314,904	668,779
Property and equipment:
Property and equipment, net	15,232	1,805

Total assets	$2,330,136	$670,584

Liabilities and Stockholder's Deficit
Current liabilities:
Checks written against future deposits	$182,470	$74,308
Accounts payable	2,221,162	614,597
Due to promoters	267,931	380,065
Artist fee tax withholdings	805,730	677,013
Deferred revenue	208,141	215,645
Accrued expenses	4,274	6,907
Notes payable	391,013	530,766

Total current liabilities	4,080,721	2,499,301
Long-term liabilities:
Other long-term liability	1,374,301	—

Total liabilities	5,455,022	2,499,301
Contingencies (Note 4)
Stockholder's deficit:
Common stock, no par value, stated value $1,000 per share, 1 share authorized, issued and outstanding	1,000	1,000
Accumulated deficit	(3,125,886)	(1,829,717)

Total stockholder's deficit	(3,124,886)	(1,828,717)

Total liabilities and stockholder's deficit	$2,330,136	$670,584

See accompanying notes to the financial statements.

Disco Productions, Inc.

 Unaudited statements of operations and accumulated
deficit for the period ended June 19, 2012 and
six months ended June 30, 2011

	Period ended June 19, 2012	Six months ended June 30, 2011

Revenue	$12,888,008	$12,065,356
Operating expenses:
Direct operating expenses	12,616,208	11,802,894
Selling, general and administrative expenses	1,045,609	214,914

Total operating expenses	13,661,817	12,017,808

Operating loss	(773,809)	47,548
Other income (expense):
Amortization of nonrecoupable payment (see Note 4)	25,699	—
Interest expense	(373,218)	(92,002)

Total other income (expense)	(347,519)	(92,002)
Loss before income taxes	(1,121,328)	(44,454)
Provision for income taxes	—	—

Net loss	(1,121,328)	(44,454)
Accumulated deficit, beginning of period	(1,829,717)	(871,000)
Stockholder contributions	53,804	48,191
Stockholder distributions	(228,645)	(136,547)

Accumulated deficit, end of period	$(3,125,886)	$(1,003,810)

See accompanying notes to the financial statements.

Disco Productions, Inc.

 Unaudited statements of cash flows
for the period ended June 19, 2012 and
six months ended June 30, 2011

	Period ended June 19, 2012	Six months ended June 30, 2011

Cash flows from operating activities:
Net loss	$(1,121,328)	$(44,454)
Adjustments to reconcile net loss to net cash (used) provided by operating activities:
Amortization of nonrecoupable payment	(25,699)	—
Depreciation	773	398
Changes in operating assets and liabilities:
Due from and due to promoters	(1,577,874)	(606,329)
Other receivable	(203,774)	—
Prepaid expenses	19,692	4,000
Accounts payable and other liabilities	1,732,649	793,881
Deferred revenue	(7,504)	7,796
Other long-term liability	700,000	—

Net cash (used) provided by operating activities	(483,065)	155,292
Cash flows from investing activities:
Purchase of property and equipment	(14,200)	—

Net cash used by investing activities	(14,200)	—
Cash flows from financing activities:
Checks written against future deposits	108,162	(32,628)
Net borrowings on line of credit	—	300
Borrowings on notes payable	850,000	600,000
Repayments on notes payable	(989,753)	(499,952)
Proceeds from ticketing services agreement	700,000	—
Stockholder contributions	53,804	48,191
Stockholder distributions	(228,645)	(136,547)

Net cash provided (used) by financing activities	493,568	(20,636)

Net (decrease) increase in cash	(3,697)	134,656
Cash at beginning of period	5,601	887

Cash at end of period	$1,904	$135,543

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$389,929	$108,713

See accompanying notes to the financial statements

Disco Productions, Inc.

 Notes to unaudited financial statements
for the period ended June 19, 2012 and
six months ended June 30, 2011

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of Disco Productions, Inc. (the Company) is presented to assist in understanding the Company's financial statements.

Nature of the company and basis of presentation

The Company was incorporated in the State of Louisiana on September 22, 2000. The Company partners with regional promoters to produce dance music events across the USA, and internationally, that feature electronic music artists playing at club, arena and festival settings. On June 19, 2012, SFX-Disco Operating LLC, a company wholly owned by SFX Holding Corporation, purchased the assets and assumed the liabilities of the Company. As such, these financial statements include the period from January 1, 2012 through June 19, 2012.

Basis of accounting

The accompanying interim statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP"). These statements reflect all normal recurring adjustments that, in the opinion of management, are necessary for fair presentation of the information contained herein. These interim financial statements should be read in conjunction with the financial statements and notes thereto included in the Company's Annual Report for the year ended December 31, 2011. The Company adheres to the same accounting policies in preparing interim financial statements.

Revenue recognition

Revenue from the promotion and production of an event is recognized after the performance occurs. Ticket sales collected in advance of an event occurring are recorded as deferred revenues until the event occurs.

We evaluate the criteria outlined in Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Subtopic 605-45, Revenue Recognition—Principal Agent Considerations, in determining whether it is appropriate to record the gross amount of revenues and related costs or the net revenues. Under this accounting guidance, if we are the primary obligor to perform the services being sold, have general inventory risk as it pertains to recruiting and compensating the talent, have the ability to control the ticket pricing, have discretion in selecting the talent, are involved in the production of the event, generally bear the majority of the credit or collection risk, or have several but not all of these indicators, revenue is recorded gross. If we do not have several of these indicators, we record revenues or losses on a net basis.

According to the guidance, for the majority of our events, we have several of the above indicators and therefore we recognize gross revenue as a principal. Additionally, we charge for, and collect, ticketing and credit card processing surcharges and record the amounts in revenue on a gross basis. Actual expenses paid to the ticket service provider, and credit card merchant processors, are reflected in expenses.

Disco Productions, Inc.

Notes to unaudited financial statements (Continued)
for the period ended June 19, 2012 and
six months ended June 30, 2011

Direct operating expenses

Direct operating expenses include artist performance fees and travel expenses, venue fees, show-specific marketing and advertising expenses, show-related production expenses, ticket processing fees and other costs related to producing the events. These costs are primarily variable in nature.

Selling, general and administrative expenses

Selling, general and administrative expenses include salaries and wages related to full-time employees, credit card fees and other expenses.

Provision for taxes

The Company has elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under those provisions, the Company does not pay federal corporate income taxes on its taxable income unless the stockholders revoke the S Corporation election. Instead, the stockholders are liable for individual federal income taxes. Accordingly, no corporate income taxes provision has been recognized.

Due from and due to promoters

Amounts due from and to promoters are the net receivables or payables due from or to promoters for events that have occurred during the year. Management assesses the collectability of the receivables and writes off balances when it determines that they are no longer collectible. During the period ended June 19, 2012, there were no balances written off by the Company. At both June 19, 2012 and December 31, 2011, there is an allowance for doubtful accounts of $137,000, related to one of its promoters with which it is involved in a dispute (see Note 5).

Property and equipment, and depreciation and amortization

Property and equipment are stated at cost. Depreciation and amortization expense is computed over the estimated useful lives of the assets by the straight-line method for financial reporting purposes and by accelerated methods for income tax purposes. Expenditures for maintenance and repairs are expensed as incurred while additions, renewals and betterments that materially extend the life of the asset are capitalized. The useful life of property and equipment for purposes of computing depreciation is 5 years.

Artist fee tax withholdings

Artist fee tax withholdings are amounts owed to federal taxing authorities for income tax withholdings required on payments made to foreign artists for services.

Accounting estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ materially from those estimates.

Disco Productions, Inc.

Notes to unaudited financial statements (Continued)
for the period ended June 19, 2012 and
six months ended June 30, 2011

2. PROPERTY AND EQUIPMENT

Property and equipment consists of the following at:

	June 19, 2012	December 31, 2011

Equipment and furniture	$6,731	$6,731
Website	14,200	—

	20,931	6,731
Less: Accumulated depreciation	(5,699)	(4,926)

	$15,232	$1,805

Disco Productions, Inc.

Notes to unaudited financial statements (Continued)
for the period ended June 19, 2012 and
six months ended June 30, 2011

Depreciation expense for the period ended June 19, 2012 and six months ended June 30, 2011 was $773 and $398, respectively.

3. NOTES PAYABLE

The Company maintains a line of credit with a bank and also borrows from three unrelated lenders on a short-term basis.

	Balance as of
	June 19, 2012	December 31, 2011

Line of credit
The Company maintains a line of credit with one bank, which provides a credit facility up to a maximum amount of $20,000. Borrowings under the credit agreement bear interest at 8.25% and are payable monthly. The line of credit agreement does not have a maturity date, and is collateralized by the Company's general assets and the personal guarantee of the stockholder's family member.	$20,000	$20,000
For one lender, the Company incurred multiple borrowings for both the period ended June 19, 2012 and six months ended June 30, 2011 of $100,000. Repayment on each of the borrowings is typically required within two to six months. The effective interest rates on the individual borrowings range from 15% to 18%.	$230,000	$200,000
For another lender, the borrowings range between $25,000 and $200,000 for the period ended June 19, 2012. There were no borrowings for the six months ended June 30, 2011. The effective interest rates on the individual borrowings range from 26% to 42%. The Company makes daily repayments through an automatic 20% deduction from its daily ticket sales and allocates a portion of the daily payments to principal and to interest. The borrowing is collateralized by future ticket sales and the personal guarantee of the stockholder.	141,013	50,000
For another lender, the Company borrowed $300,000 in the second half of the year ended December 31, 2011 with an effective interest rate of 29%. The Company makes daily repayments through an automatic 20% deduction from its daily ticket sales and allocates a portion of the daily payments to principal and to interest. The borrowing is collateralized by future ticket sales and the personal guarantee of the stockholder.	—	260,766

	$391,013	$530,766

Disco Productions, Inc.

Notes to unaudited financial statements (Continued)
for the period ended June 19, 2012 and
six months ended June 30, 2011

4. LONG-TERM LIABILITIES

During the period ended June 19, 2012, the Company entered into a ticketing services agreement with Eventbrite, Inc. (EBI) and appointed EBI as the Company's exclusive ticketing agent. In accordance with the agreement, the Company received the following compensation:

Recoupable advance

The Company received an advance of $700,000. This advance will be repaid to EBI through ticket sale royalties of at least $2 per ticket, on all ticket sales, until fully recouped by EBI. Ticketing services under this agreement began in July 2012. As such, no payments were received by EBI during the period ended June 19, 2012.

Nonrecoupable payment

The Company received $700,000 in consideration for entering into the ticketing services agreement. The Company is amortizing this nonrecoupable payment over the five year term of the agreement. The Company recognized $25,699 of other income, in connection with this agreement, during the period ended June 19, 2012.

5. CONTINGENCIES

Legal matters

The Company is party to legal actions arising in the normal course of business. In the opinion of management, resolution of such matters will not have a material adverse effect on the financial position and operating results of the Company.

During the period ended June 19, 2012, the Company became involved in a dispute with one of its promoters who claimed the sole rights to intellectual property that was developed, as the Company asserts, in conjunction with the Company. As of the date the financial statements were available to be issued, the dispute had not been resolved, nor did the Company enter into any litigation.

6. CONCENTRATIONS

Financial instruments which potentially subject the Company to credit risks consist primarily of excess cash over insured limits by the Federal Deposit Insurance Corporation and concentration of trade receivables and payables. At times throughout the year, cash balances may be in excess of the Federal Deposit Insurance Corporation.

Disco Productions, Inc.

Notes to unaudited financial statements (Continued)
for the period ended June 19, 2012 and
six months ended June 30, 2011

Concentration of credit risk in amounts due from and to promoters is generally not diversified due to the Company's limited number of promoters. The following tables represent a breakdown of concentrations at June 19, 2012:

	June 19, 2012	December 31, 2011

Percentage of Due from Promoters
Promoter A	51%	21%
Promoter B	11%	24%
Promoter C	* %	* %

Percentage of Due to Promoters
Promoter D	39%	* %
Promoter E	38%	25%
Promoter F	17%	40%
Promoter G	* %	* %

*
did not represent more than 10% of total amounts due from or due to promoters

7. OTHER RECEIVABLE

Beginning February 2012, one of the Company's lenders began withholding an additional 10% of the Company's daily ticket sales but did not apply the funds against the Company's note payable balance with the lender. At June 19, 2012, the Company recorded the total amount withheld of $203,774 as a receivable. As of June 19, 2012, the Company's note payable balance to this lender was $0 and accordingly, subsequent to period end, the Company has received the entire receivable balance of $203,774.

8. SUBSEQUENT EVENTS

The Company has considered subsequent events through January 7, 2013, the date the interim financial statements were available to be issued, in preparing the financial statements and notes thereto, and has determined that there are no subsequent events that require disclosure under FASB ASC 855, Subsequent Events.

Nightlife Holdings, LLC

Financial Statements

Period Ended December 31, 2012 and Years
Ended December 31, 2011 and 2010

Nightlife Holdings, LLC

 Independent auditor's report

To the Members
Nightlife Holdings, LLC
Miami, Florida

We have audited the accompanying consolidated balance sheets of Nightlife Holdings, LLC (formerly known as MMG Nightlife, LLC) and subsidiaries (the "Company") as of December 31, 2012, 2011 and 2010, and the related consolidated statements of income and members' equity and cash flows for the period ended December 31, 2012 and the years ended December 31, 2011 and 2010, and the related notes to the consolidated financial statements. These consolidated financial statements are the responsibility of the Company's management.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Nightlife Holdings, LLC and subsidiaries at December 31, 2012, 2011 and 2010, and the results of their operations and their cash flows for the period ended December 31, 2012 and the years ended December 31, 2011 and 2010 in conformity with accounting principles generally accepted in the United States of America.

Emphasis of Matter

As described in Note 10, effective December 31, 2012, the members sold 80% of their ownership interests in and assets of Nightlife Holdings, LLC to SFX Entertainment, Inc. The consolidated financial statements and accompanying notes do not reflect this transaction. Our opinion is not modified with respect to this matter.

New York, NY
April 12, 2013

Nightlife Holdings, LLC

 Balance sheets

December 31,	2012	2011	2010

Assets
Current:
Cash	$112,531	$7,237	$—
Accounts receivable (Note 3)	713,946	137,515	272,329
Other assets	175,000	37,688	—

Total Current Assets	1,001,477	182,440	272,329
Property and Equipment, Net	1,687	1,687	1,687
Loan Receivable From Related Party (Note 2)	28,000	28,000	—

	$1,031,164	$212,127	$274,016

Liabilities and Members' Equity
Current Liabilities:
Accounts payable and other	$284,813	$14,883	$96,656
Accrued expenses	109,000	—	25,183

Total Current Liabilities	393,813	14,883	121,839
Commitments (Note 4)
Members' Equity	637,351	197,244	152,177

	$1,031,164	$212,127	$274,016

See accompanying notes to consolidated financial statements.

Nightlife Holdings, LLC

 Statements of income and members' equity

	Period Ended December 31, 2012	Year Ended December 31, 2011	Year Ended December 31, 2010

Revenues (Note 3):
Management fee	$2,799,585	$3,420,576	$1,510,640
Incentive fee	888,329	90,110	195,035
Professional service income	900,407	1,069,557	779,438

Total Revenues	4,588,321	4,580,242	2,485,113

Operating Expenses:
Professional service expense	846,912	1,175,202	883,891
Selling, general and administrative	1,163,594	943,435	1,036,918
Ticket sales expense	—	1,047	—

Total Operating Expenses	2,010,506	2,119,684	1,920,809

Operating Income	2,577,815	2,460,558	564,304
Other Income	20,500	61,607	62,889

Net Income	2,598,315	2,522,165	627,193
Members' Equity, Beginning of Year	197,244	152,177	785,478
Contributions from Members	2,372,098	—	—
Distributions to Members	(4,530,306)	(2,477,098)	(1,260,494)

Members' Equity, End of Year	$637,351	$197,244	$152,177

See accompanying notes to consolidated financial statements.

Nightlife Holdings, LLC

 Statements of cash flows

Year ended December 31,	2012	2011	2010

Cash Flows From Operating Activities:
Net income	$2,598,315	$2,522,165	$627,193
Adjustments to reconcile net income to net cash provided by operating activities:
(Increase) decrease in:
Accounts receivable	(576,431)	134,813	(54,702)
Other assets	(137,312)	(37,688)	—
Increase (decrease) in:
Accrued expenses	269,930	(25,183)	25,183
Accounts payable	109,000	(81,772)	96,183

Net Cash Provided By Operating Activities	2,263,502	2,512,335	693,857

Cash Flows From Investing Activities:
Purchases of property and equipment	—	—	(1,687)
Decrease in loans receivable—members	—	—	44,964
Decrease in due from related party	—	—	461,806
Increase in loan receivable	—	(28,000)	—

Net Cash Provided By (Used In) Investing Activities	—	(28,000)	505,083

Cash Flows From Financing Activities:
Contributions from members	2,372,098	—	—
Distributions to members	(4,530,306)	(2,477,098)	(1,260,494)

Net Increase (Decrease) in Cash	105,294	7,237	(61,554)
Cash, Beginning of Year	7,237	—	61,554

Cash, End of Year	$112,531	$7,237	$—

See accompanying notes to consolidated financial statements.

Nightlife Holdings, LLC

 Notes to consolidated financial statements

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of business

Nightlife Holdings, LLC (the "Company"), formed in March 2012 as a new holding Company is engaged in marketing and nightclub operations activities, primarily in Florida, USA. Its wholly owned subsidiaries, MMG Nightlife LLC, Punta Cana Venue, LLC and US Nightlife Management, LLC manage the operations of two nightclub venues in South Florida (USA) on behalf of Fontainebleau Hotel ("club owner"), one nightclub in Punta Cana (the Caribbean) on behalf of Palace Resorts ("club owner") that commenced operations in January 2012 but terminated the agreement in July 2012 and a new venue in South Florida (USA) on behalf of Amnesia International, LLC ("club owner") that commenced operations in December 2012 under the terms of the respective executed management agreements.

Principles of consolidation

The accompanying consolidated financial statements include the account of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

Concentrations of credit risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash.

The Company maintains balances at financial institutions, which at times exceed the federally insured limit. The Company has not historically experienced losses on these accounts.

Accounts receivable

Accounts receivable are customer obligations due under normal trade terms. The Company manages three venues and derives its revenues from the two club owners of these clubs. The Company performs continuing evaluations of its customers' financial condition and based on the information available to it as well as historical collections trends, the Company believes no allowance for doubtful accounts as of December 31, 2012, 2011 and 2010 is necessary.

Revenue recognition

The Company earns management fee revenue from operating nightclubs which is recognized as services are provided per the terms of its management agreements. Incentive fee income is based on the nightclubs' profitability. The Company recognizes incentive fee income when the fee is fixed and determinable. In 2012, the Company ceased managing a nightclub. The club owner was contractually obligated to pay a $175,000 termination fee. The fee was recorded as management fee revenue in 2012. The professional service income primarily consists of reimbursable expenses for professional services provided by the Company, acting in a principal capacity on behalf of the club owner, and is recorded on a gross basis as the services are provided.

The Company evaluates the criteria outlined in Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Subtopic 605-45, "Revenue Recognition—Principal Agent Considerations," in determining whether it is appropriate to record the gross amount of revenues and related costs or the net revenues. Under this accounting guidance, if the Company is the primary

Nightlife Holdings, LLC

Notes to consolidated financial statements (Continued)

obligor to perform the services being sold, has general inventory risk as it pertains to recruiting and compensating the talent, has the ability to control the ticket pricing, has discretion in selecting the talent, is involved in the production of the event, generally bears the majority of the credit or collection risk, or has several but not all of these indicators, revenue is recorded gross. If the Company does not have several of these indicators, it records revenues or losses on a net basis. According to the guidance, for its professional service fee income, the Company has determined that most of the above indicators exist and therefore, it recognizes reimbursement revenue gross as a principal. Professional service fee expenses are reflected in operating expenses.

Income taxes

The Company is a limited liability Company and the members are required to report their respective shares of the Company's income in their individual tax returns. Accordingly, no income tax provision has been made in the accompanying financial statements.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ materially from those estimates.

Fair value of financial instruments

The Company values its assets and liabilities using the methods of fair value as described in ASC 820, Fair Value Measurements and Disclosures. ASC 820 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The three levels of fair value hierarchy are described below:

The three levels of the fair value hierarchy under ASC 820 are described as follows:

  Level 1 inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Company has the ability to access.

  Level 2 inputs to the valuation methodology include quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in inactive markets; inputs other than quoted prices that are observable for the asset or liability; and inputs that are derived principally from or corroborated by observable market data by correlation or other means. If the asset or liability has a specified (contractual) term, the Level 2 input must be observable for substantially the full term of the asset or liability.

  Level 3 inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The carrying amounts of the Company's financial instruments including cash, receivables and payables are carried at cost, which approximates fair value due to the immediate and short maturity of these assets and liabilities.

2. RELATED PARTY TRANSACTIONS

The Company has a loan receivable with related party of $28,000 as of December 31, 2012 and 2011. The loan is noninterest-bearing, unsecured and with no stated repayment terms.

Nightlife Holdings, LLC

Notes to consolidated financial statements (Continued)

3. MAJOR CUSTOMERS

One customer accounted for approximately 85%, 100% and 100% of trade receivables and approximately 97%, 100% and 100% of revenues in 2012, 2011 and 2010 respectively.

4. COMMITMENTS

The Company leases its office facilities under a five-year non-cancellable operating lease. The lease was renewed on February 1, 2012 and expires on January 31, 2016. The Company follows the straight-line rent method of recognizing lease rental expense. Annual future minimum rental commitments are as follows:

Year ending December 31,

2013	$81,845
2014	85,937
2015	90,234
2016	7,549

$265,566

Rent expense for the period ended December 31, 2012 and years ended December 31, 2011 and 2010 was $78,258, $55,899 and $36,970 respectively.

5. SUBSEQUENT EVENTS

The Company has considered subsequent events through April 12, 2013, the date the financial statements were available to be issued, in preparing the financial statements and notes thereto, and has determined that there are no subsequent events that require disclose ASC 855, "Subsequent Events", except for the following:

On December 31, 2012, the members sold 80% of their ownership interests in and assets of Nightlife Holdings, LLC to SFX Entertainment, Inc. ("SFXE") for a total consideration of $13,491,200 paid in cash and 674,560 shares of SFXE's common stock. The consolidated financial statements and accompanying notes above do not reflect this transaction.

Consolidated Financial Statements

BEATPORT, LLC and Subsidiaries

(A Limited Liability Company)

Years Ended December 31, 2012 and 2011
With Report of Independent Auditors

BEATPORT, LLC and Subsidiaries (A Limited Liability Company)

Consolidated Financial Statements

Years ended December 31, 2012 and 2011

 Report of independent auditors

The Board of Managers and Members
BEATPORT, LLC

We have audited the accompanying consolidated financial statements of BEATPORT, LLC and Subsidiaries, which comprise the consolidated balance sheets as of December 31, 2012 and 2011, and the related consolidated statements of operations, members' equity (deficit) and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management's Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the consolidated financial statements that are free of material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of BEATPORT, LLC and Subsidiaries at December 31, 2012 and 2011, and the consolidated results of their operations and their cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

February 11, 2013
Denver, Colorado

BEATPORT, LLC and Subsidiaries (A Limited Liability Company)

 Consolidated balance sheets

	December 31
	2012	2011

Assets
Current assets:
Cash and cash equivalents	$13,292,765	$10,994,269
Restricted cash	206,062	410,006
Accounts receivable	174,366	155,325
Taxes receivable, net	5,253	20,941
Prepaid expenses	378,182	387,572
Other current assets	159,841	298,324

Total current assets	14,216,469	12,266,437
Property and equipment, net	1,988,378	2,459,003
Software and intangible assets, net	1,722,035	1,214,981
Goodwill	368,808	368,808
Merchant deposits	431,197	370,746
Other assets	74,891	85,849

Total assets	$18,801,778	$16,765,824

Liabilities and members' equity (deficit)
Current liabilities:
Accounts payable	$267,081	$554,869
Taxes due	1,860,197	1,240,269
Deferred tax liability	31,500	53,625
Record label payable	9,510,001	7,690,511
Mechanical royalties payable	3,569,250	3,298,680
Other accrued liabilities	1,153,616	1,082,288

Total current liabilities	16,391,645	13,920,242
Other liabilities	58,342	93,105
Long-term record label and mechanical royalties payable	5,505,774	4,371,109

Total long-term liabilities	5,564,116	4,464,214
Commitments and contingencies (Note 7)
Members' equity (deficit):
Membership Interests	(2,918,539)	(1,937,599)
Preferred Membership Interests	(235,444)	318,967

Total members' equity (deficit)	(3,153,983)	(1,618,632)

Total liabilities and members' equity (deficit)	$18,801,778	$16,765,824

See accompanying notes.

BEATPORT, LLC and Subsidiaries (A Limited Liability Company)

 Consolidated statements of operations

	Year Ended December 31
	2012	2011

Net revenue	$48,460,649	$44,457,542
Cost of sales	33,393,337	31,548,419

Gross profit	15,067,312	12,909,123
Selling, general, and administrative expenses	16,400,565	14,189,034

Operating loss	(1,333,253)	(1,279,911)
Other income (expense):
Interest income	36,673	38,973
Foreign exchange loss	(78,536)	(11,531)

Total other income (expense)	(41,863)	27,442

Loss before income tax expense	(1,375,116)	(1,252,469)
Foreign income tax expense	160,235	101,255

Net loss	$(1,535,351)	$(1,353,724)

See accompanying notes.

BEATPORT, LLC and Subsidiaries (A Limited Liability Company)

 Consolidated statements of members' equity (deficit)

	Common Interests	Preferred Interests	Total

Balance at December 31, 2010	$(1,937,599)	$1,672,691	$(264,908)
Net loss	—	(1,353,724)	(1,353,724)

Balance at December 31, 2011	(1,937,599)	318,967	(1,618,632)
Net loss	(980,940)	(554,411)	(1,535,351)

Balance at December 31, 2012	$(2,918,539)	$(235,444)	$(3,153,983)

See accompanying notes.

BEATPORT, LLC and Subsidiaries (A Limited Liability Company)

 Consolidated statements of cash flows

	Year Ended December 31
	2012	2011

Operating activities
Net loss	$(1,535,351)	$(1,353,724)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	1,759,709	1,545,648
Gain on sale of fixed assets	—	(17,390)
Net changes in operating assets and liabilities:
Accounts receivable	(19,041)	52,130
Taxes receivable	15,688	(20,941)
Prepaid expenses	9,390	(153,345)
Other current assets	138,483	49,645
Merchant deposits and other assets	(49,493)	(151,578)
Accounts payable	(287,788)	346,960
Taxes due	619,928	(185,696)
Deferred tax benefit	(22,125)	(30,375)
Record label payables	1,767,832	1,062,664
Mechanical royalties payable	1,456,893	1,802,469
Changes to restricted cash	—	(15,000)
Other current accrued liabilities	71,328	(604,624)
Other liabilities, long-term	(34,763)	(24,344)

Net cash provided by operating activities	3,890,690	2,302,499
Investing activities
Purchases of property and equipment	(806,353)	(1,600,809)
Purchases of software and other intangible assets	(989,785)	(742,282)
Changes to restricted cash	203,944	(203,944)
Proceeds from sale of fixed assets	—	35,060

Net cash used in investing activities	(1,592,194)	(2,511,975)

Net increase (decrease) in cash and cash equivalents	2,298,496	(209,476)
Cash and cash equivalents, beginning of year	10,994,269	11,203,745

Cash and cash equivalents, end of year	$13,292,765	$10,994,269

Supplemental cash flow information
Cash paid for interest	$—	$—
Cash paid for income taxes	$37,851	$23,896

See accompanying notes.

BEATPORT, LLC and Subsidiaries (A Limited Liability Company)

 Notes to consolidated financial statements
December 31, 2012

1. ORGANIZATION AND BUSINESS

BEATPORT, LLC (the Company) commenced operations in 2003 and is incorporated in the state of Colorado as a limited liability company. The Company is engaged in the sale and marketing of electronic music file downloads through its websites and facilities in the United States and Berlin, Germany. During 2012, the Company's largest markets were the European Union (EU) and the United States, representing approximately 45.9% and 22.3% of net revenue, respectively.

Basis of presentation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All material intercompany balances and transactions have been eliminated.

Financial condition

For the year ended December 31, 2012, the Company incurred a net loss of $1,535,351, with cash provided by operating activities of $3,890,690. Management expects reductions in operating losses in the long term as business and operating activities are completed to generate increased revenues and reduce expenses based on the Company's business plan. The positive operating cash flow generated by the Company primarily relates to the accumulation of monies withheld from record label payables in order to satisfy mechanical royalty obligations. This accumulation has provided positive cash flows each of the past five years and management anticipates this trend will continue as the ultimate settlement of these obligations happens at a slow pace. The Company believes its cash and cash equivalents will be adequate to meet its cash needs for the foreseeable future, or at least one year from December 31, 2012. An inability to generate sufficient revenues, quickening of the ultimate settlement of mechanical royalty obligations, or the inability to decrease expenses could have a material adverse impact on the Company's ability to meet its intended business objectives.

Reclassifications

Certain 2011 financial statement line items have been reclassified to conform to the current year's presentation.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and cash equivalents

The Company considers all highly liquid investments with original maturities of three months or less at the date of purchase to be cash equivalents. The Company's cash equivalents are comprised of readily accessible money market mutual fund investments and certificates of deposit.

For the years ended December 31, 2012 and 2011, the Company had deposits in banks in excess of the Federal Deposit Insurance Corporation limits of $7,513,937 and $6,788,795, respectively.

Restricted cash

For the years ended December 31, 2012 and 2011, the Company had restricted cash balances of $206,062 and $410,006, respectively. As of December 31, 2012 and 2011, these amounts represent collateral for the Company's purchasing cards and an unused letter of credit for payment of Swiss Value Added Tax, as well as amounts held in escrow.

BEATPORT, LLC and Subsidiaries (A Limited Liability Company)

Notes to consolidated financial statements (Continued)
December 31, 2012

Accounts receivable

Accounts receivable are a result of the time delay between customer payments through their credit card accounts on the Company's website and final settlement from the Company's external payment processors. The clearing period between payment and settlement is normally one to five days, with international transactions generally taking the longest period of time.

Property and equipment

Property and equipment are recorded at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the respective estimated useful lives. Maintenance and repairs are expensed as incurred. Improvements that extend the useful lives of the assets or provide improved efficiency are capitalized.

Estimated useful lives by asset class are generally as follows:

Asset Classification	Estimated Useful Lives

Furniture and fixtures	7 years
Computer equipment	3 years

Leasehold improvements are depreciated over the shorter of the lease term or the estimated useful lives.

Goodwill, software, and intangibles

The Company incurs significant costs associated with internal-use software, which consists principally of the Company's website. The Company charges to expense as incurred the costs of research, including predevelopment efforts related to determining technological or product alternatives, and costs incurred for training and maintenance. Internal-use software and website development costs, which include direct costs such as labor and contractors, are capitalized when it is probable that the project will be completed and the software or website will be used as intended. Costs incurred for upgrades and enhancements to the Company's internal-use software or website are capitalized when it is probable that such efforts will result in additional functionality. Capitalized software and website costs are amortized to expense over the estimated useful life of the software or website, generally three years, except for purchased software, which is depreciated over five years.

As part of the acquisition of Sounds to Sample Ltd. in October 2010, a portion of the purchase price was allocated to two intangible assets: trademarks and supplier relationships, which are amortized over four years. Additionally, a portion of the purchase price was allocated to goodwill.

Merchant deposits

Merchant deposits are amounts held by the Company's external payment processors as security for any voided or charged back transaction amounts greater than deposits on any given day. If necessary, amounts will be deducted from these deposits and replenished through normal sales activity.

BEATPORT, LLC and Subsidiaries (A Limited Liability Company)

Notes to consolidated financial statements (Continued)
December 31, 2012

Revenue recognition

The Company recognizes revenue from music file sales made via the internet. Revenue is recognized when persuasive evidence of an arrangement exists, products or services have been delivered to and accepted by the customer, collectibility is reasonably assured, and the Company's fee is fixed or determinable. The Company's music files are considered delivered to and accepted by the customer upon the customer's remittance by a credit card through the Company's website. The Company records reductions to revenue for voided transactions based on the Company's historical experience.

Cost of sales

Cost of sales includes the cost of royalties to record labels, mechanical royalties to collecting societies and labels, and direct costs of order fulfillment, including transaction and foreign exchange conversion fees from external payment processors.

The Company withholds a portion of royalty payments to record labels to satisfy mechanical royalty obligations. These withholdings have been accrued and are reflected in the accompanying consolidated balance sheets in mechanical royalties payable and record label payable. The amounts withheld are subject to estimation, and any excess amount withheld will be remitted back to the record labels upon reconciliation with the various mechanical royalty societies to whom the Company remits mechanical royalty payments.

Advertising

The cost of advertising is expensed in selling, general, and administrative expenses as incurred. For the years ended December 31, 2012 and 2011, the Company incurred advertising expense of $1,446,395 and $1,261,065, respectively. As of December 31, 2012 and 2011, the Company had $38,328 and $42,500, respectively, of deferred advertising costs recorded as prepaid expenses.

Foreign currency transactions

The U.S. dollar is the functional currency for all of the Company's operations. Revenues and expenses are translated at average exchange rates prevailing during the period. Foreign currency denominated monetary assets and liabilities are remeasured based on exchange rates at the end of the period and are recognized in operations. Non-monetary assets and liabilities are remeasured at historical rates in effect when the asset was recognized or the liability was incurred. The Company recognized a net foreign exchange loss in the accompanying consolidated statements of operations of $(78,536) and $(11,531) for the years ended December 31, 2012 and 2011, respectively.

Taxes

The Company is a limited liability company and, as such, is considered a pass-through entity for U.S. income tax purposes and generally does not pay U.S. federal or state income taxes. The taxable income or loss of the Company, which may vary substantially from income or loss on a financial reporting basis, is included in the U.S. federal and state tax returns of the members.

Income taxes on the results of operations of the Company's wholly owned subsidiary, Beatport S.a.r.l., have been included as current foreign income tax expense in the accompanying consolidated statements of operations.

BEATPORT, LLC and Subsidiaries (A Limited Liability Company)

Notes to consolidated financial statements (Continued)
December 31, 2012

Management has estimated and recorded amounts due for other taxes it believes the Company is subject to, primarily Value Added Tax (VAT) in the EU. Management believes that the amounts recorded for such non-income tax liabilities are adequate; however, actual amounts may differ from recorded amounts. Net revenue and cost of sales on the accompanying consolidated statements of operations included VAT of $3,310,841 and $3,285,518 for the years ended December 31, 2012 and 2011, respectively.

Deferred tax assets and liabilities are recognized for the expected tax consequences of temporary differences between the book and tax bases of the Company's assets and liabilities. The Company has a net deferred tax liability of $31,500 and $53,625 at December 31, 2012 and 2011, respectively.

Use of estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make certain estimates, judgments, and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, as well as the reported amounts of revenues and expenses during the periods presented. Actual results could differ from those estimates.

Subsequent events

The Company evaluated subsequent events through February 11, 2013, the date these consolidated financial statements were available to be issued.

3. PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

	December 31
	2012	2011

Furniture and fixtures	$290,093	$283,197
Computer equipment	4,961,200	4,200,763
Leasehold improvements	786,435	747,415

	6,037,728	5,231,375
Less accumulated depreciation	(4,049,350)	(2,772,372)

	$1,988,378	$2,459,003

Depreciation expense was $1,276,978 and $954,023 for the years ended December 31, 2012 and 2011, respectively.

The Company performs an annual review of all long-lived assets to determine if indicators of impairment are present. No impairment was identified as a result of the Company's 2012 or 2011 analyses.

BEATPORT, LLC and Subsidiaries (A Limited Liability Company)

Notes to consolidated financial statements (Continued)
December 31, 2012

4. GOODWILL, SOFTWARE, AND OTHER INTANGIBLE ASSETS

The Company does not amortize goodwill. Rather, such assets are required to be tested for impairment whenever events or changes in circumstances indicate that the assets may be impaired. The Company performs its goodwill impairment tests as of December 31 each year and no goodwill impairment charges were recognized during the years ended December 31, 2012 or 2011.

Amortizable software and other intangible assets consisted of the following:

	December 31, 2012
	Gross Carrying Value	Accumulated Amortization	Net Carrying Value

Computer software	$3,127,900	$2,367,885	$760,015
Intellectual property	7,500	2,858	4,642
Supplier relationships	238,000	133,875	104,125
Trademark	62,000	34,874	27,126
Software in progress	826,127	—	826,127

Total	$4,261,527	$2,539,492	$1,722,035

	December 31, 2011
	Gross Carrying Value	Accumulated Amortization	Net Carrying Value

Computer software	$2,449,418	$1,961,225	$488,193
Intellectual property	7,500	1,786	5,714
Supplier relationships	238,000	74,375	163,625
Trademark	62,000	19,375	42,625
Software in progress	514,824	—	514,824

Total	$3,271,742	$2,056,761	$1,214,981

Amortization expense was $482,731 and $591,625 for the years ended December 31, 2012 and 2011, respectively. The estimated amortization expense for the next five years is as follows:

Year ended December 31:

2013	$452,477
2014	343,446
2015	92,751
2016	3,015
2017	729

$892,418

Total capitalized costs related to internal-use software, consisting primarily of internal labor and contract labor, were $797,807 and $328,530 during the years ended December 31, 2012 and 2011, respectively.

BEATPORT, LLC and Subsidiaries (A Limited Liability Company)

Notes to consolidated financial statements (Continued)
December 31, 2012

5. MEMBERS' EQUITY

Members' equity consists of two classes of Membership Interests: Membership Interests (including Non-voting Member) and Preferred Membership Interests (of the Investor Member). The Members' Interest was governed by the Fourth Amended and Restated Operating Agreement of BEATPORT, LLC (the Former Agreement) from April 19, 2007 through November 30, 2009. The Members' Interest is governed by the Fifth Amended and Restated Operating Agreement of BEATPORT, LLC (the Agreement) from December 1, 2009. Except under certain specific circumstances, no Member or Non-voting Member has the right to resign, retire, or otherwise withdraw as a member without consent of all other members.

Membership interests

Membership Interests may be sold to a third party only after the selling Member offers to sell its interests to the other Members and Investor Members. Members vote ratably as per their Membership Interest in relation to the total Membership Interests and Investor Membership Interests.

Non-voting member

Non-voting Members shall not be entitled to transfer or dispose of their Membership Interest except to the Company. Such transfer or disposition of a Non-voting Member's Interest to the Company shall require a majority vote, which must include the Investor Member. In the event that a Non-voting Member is terminated from employment with the Company or leaves employment with the Company subject to provisions of the Agreement, the Company shall have the right to repurchase the Non-voting Member's Interest.

Preferred membership interests

Preferred Membership Interests are held only by the Investor Member. On April 20, 2007, the Company finalized an agreement issuing Preferred Membership Interests to Insight Venture Partners V, L.P., Insight Beatport Cayman Blocker, Inc., and Insight Venture Partners, L.P. (Employee Co-Investors) (collectively, Insight or the Investor Member), and received proceeds of $12,000,000.

The Preferred Membership Interests issued to Insight give the Investor Member a 19.356% interest in the Company and veto rights to certain corporate actions and provide Insight with a priority in receiving a return of its initial capital investment.

Insight has the right to transfer any or all of its Preferred Membership Interests. Insight must first offer the Company the right to purchase the Preferred Membership Interests at the same price and upon the same terms as any proposed sale to a third party. If the Company refuses, the transfer can occur as long as the transferee is not deemed to be a competitor of the Company and the transferee agrees to be bound by the Agreement.

At any time after January 1, 2017, Insight has the right to require the Company to redeem all or part of the Preferred Membership Interests for the initial price paid.

Allocation of net loss, net income, and cash distributions

Prior to the Former Agreement, net income and loss were allocated to members based on relative membership interest percentages (as defined in previous operating agreements). The Former Agreement

BEATPORT, LLC and Subsidiaries (A Limited Liability Company)

Notes to consolidated financial statements (Continued)
December 31, 2012

and Agreement require the Company to allocate net income or loss to members according to defined formulas. For the time period after the Former Agreement, the net loss is first allocated to the Members so as to cause the Capital Account balances of the Members (in excess of the Preferred Members Contributions) to be equal to zero, second, to the Members holding Preferred (Investor) Membership Interests until their Capital Accounts are reduced to zero, and thereafter to the Members in accordance with the Membership Interests. Net income shall be allocated among the Members first, to the Members to the extent of any net losses allocated to the Members in accordance with provisions of the Agreement in inverse order to the allocations made thereunder. Second, net income shall be allocated to any Member to the extent that the aggregate of all distributions made to such Member pursuant to provisions of the Agreement for the current period and for all prior periods exceeds all income previously allocated to such Member pursuant to provisions of the Agreement, for all prior periods, in proportion to such excess amounts. Third, net income shall be allocated to the Members (including Members holding Preferred Membership Interests) in accordance with their Membership Interests until the Members holding Preferred Membership Interests have been allocated an aggregate amount of net income equal to three times their Contributions. Thereafter, net income shall be allocated to the Members other than the Members holding Preferred Membership Interests.

Voluntary distributions are only allowed if the assets of the Company are greater than the liabilities of the Company and if other restrictions related to the recovery of the Investor Members' initial capital contribution have been triggered. Further, distributions must be approved by a majority vote of Members and Investor Members. The resulting distribution would first be allocated to fully repay any loans made to the Company by any Member and then to all Members (including Members holding Preferred Membership Interests), in accordance with their Membership Interest.

Distributions as a result of a change in control, liquidation, or dissolution of the Company would first be allocated to fully repay any loans made to the Company by any Member. The Investor Member would then obtain a priority payout to recoup their initial capital contribution. The next distribution would be made to members in accordance with their Membership Interests until such time as the Investor Member has received distributions equal to three times their capital contribution. Any remaining distribution would be allocated to the Members other than Members holding Preferred Membership Interests, in accordance with their membership interests.

Equity-based compensation

Phantom membership interests

During 2008 and 2009, the Company issued a 0.75% and 1.1%, respectively, Phantom Membership Interest to executives subject to the appreciation of the value of the Company. The Phantom Membership Interest vests after five years of continuous employment, but may vest earlier upon death, termination without cause, or a change in control of the Company in accordance with the terms of the underlying agreements. The expense related to the Phantom Membership Interest is recognized straight-line over the vesting period, as long as the value of the Company is increasing. The Phantom Interest, once earned and vested, is payable in cash. The estimated value of the Company at December 31, 2012 and 2011, was below the required appreciation threshold, and thus, no expense was recognized for the years ended December 31, 2012 and 2011.

BEATPORT, LLC and Subsidiaries (A Limited Liability Company)

Notes to consolidated financial statements (Continued)
December 31, 2012

6. EMPLOYEE BENEFIT PLAN

The Company has a defined contribution 401(k) plan under which eligible employees may defer up to 100% of compensation subject to IRS maximum contribution amounts. The Company matches up to 3% of salary on eligible funds contributed to the plan. The Company's contributions vest over five years. The expense incurred by the Company for the matching of 401(k) contributions was $100,131 and $57,728 for the years ended December 31, 2012 and 2011, respectively, which is included in selling, general, and administrative expenses in the accompanying consolidated statements of operations.

7. COMMITMENTS AND CONTINGENCIES

Operating leases

The Company leases administrative offices and certain equipment under noncancelable operating lease agreements. Rent expense under these leases for the years ended December 31, 2012 and 2011, totaled $493,915 and $347,103, respectively. The following is a schedule of future minimum lease payments:

Year ended December 31:

2013	$395,504
2014	296,411
2015	106,875

$798,790

There are no noncancelable operating lease commitments beyond 2015. The Company has the option to renew its lease for its Denver, Colorado facility, for up to two additional five-year terms.

Commitments

The Company has entered into contracts with vendors primarily for internet connectivity services, which have committed the Company to minimum future payments. The following is a schedule of future minimum payments:

Year ended December 31:

2013	$634,459
2014	361,044
2015	97,200

$1,092,703

Litigation, claims, and assessments

In December 2010, a lawsuit was filed against the Company, a Denver, Colorado nightclub, the nightclub's owner, and a talent agency. The nightclub's owner is a Member of the Company. The plaintiff owns several nightclubs in the Denver market and alleges that Beatport, the local nightclub, the nightclub's owner, and the talent agency engaged in monopolistic practices, denying the plaintiff's nightclubs access to performances by popular DJs. The Company attended mediation proceedings in June 2012 with no settlement reached. Oral arguments and discovery occurred in 2012, with the

BEATPORT, LLC and Subsidiaries (A Limited Liability Company)

Notes to consolidated financial statements (Continued)
December 31, 2012

actual trial scheduled for June 2013. The Company is unable to predict an outcome or a possible loss or range of loss, if any, which could be associated with the resolution of the civil claims brought against the Company.

The Company is subject to various other claims and business disputes in the ordinary course of business, none of which are considered to be material to the financial position or operations of the Company.

Mechanical royalties payable

Prior to July 1, 2008, based on agreements with individual record labels related to its sales of digital music, the Company had consistently remitted monies for mechanical royalties to such record labels with the understanding that these amounts would be remitted to applicable mechanical royalty collection societies. However, the Company is in discussions with multiple collection societies that are requesting payment directly from the Company. As a result, the Company has recorded $746,550 and $746,550 within mechanical royalties payable as of December 31, 2012 and 2011, respectively, for these claims. Management believes the amounts recorded for such mechanical royalties payable are adequate; however, actual amounts paid could ultimately differ from recorded amounts.

8. RELATED-PARTY TRANSACTIONS

The Company shared a facility with a Member in Berlin, Germany. The Member billed the Company for rent and other services and the expense related to this arrangement for the years ended December 31, 2012 and 2011, was $0 and $115,664, respectively.

The Company utilized the janitorial services of a Member's immediate family member. The expense related to these services for the years ended December 31, 2012 and 2011, was $0 and $31,660, respectively.

9. EVENTS (UNAUDITED) SUBSEQUENT TO DATE OF INDEPENDENT AUDITOR'S REPORT

On March 15, 2013, the Company was acquired by SFX Entertainment, Inc. (SFX). In connection with the acquisition, SFX settled the lawsuit described in Note 7 for approximately $1.5 million. The effects of purchase accounting related to the acquisition and settling the lawsuit have not been reflected in the consolidated financial statements as of December 31, 2012.

ID&T HOLDING B.V.

US GAAP Consolidated Financial Statements

Years Ended December 31, 2012 and 2011
With Report of Independent Auditors

ID&T HOLDING B.V.

US GAAP Consolidated Financial Statements
Years Ended December 31, 2012 and 2011

Report of Independent Auditors

To: The Shareholders of ID&T Holding B.V.

We have audited the accompanying consolidated financial statements of ID&T Holding B.V. and subsidiaries ("the Company") which comprise the consolidated balance sheets as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income, statements of changes in shareholder's equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a reasonable basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company and subsidiaries as of December 31, 2012 and 2011, and the consolidated results of their operations and their cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young Accountants LLP
Amsterdam, The Netherlands
June 24, 2013

ID&T Holding B.V.

Consolidated balance sheets
(In thousands)

	As of December 31
	2012	2011

ASSETS
Current assets:
Cash and cash equivalents	EUR9,454	EUR5,313
Trade accounts receivable	1,004	656
Accounts receivable from affiliated companies	352	459
Inventories	140	355
Advance to shareholders	4,000	—
Revenues yet to be invoiced	1,790	1,621
Other current assets	2,646	1,552

Total current assets	19,386	9,956
Property and equipment	1,655	1,777
Other assets:
Intangible assets	306	277
Investments in non-consolidated affiliates	2,022	1,296
Deferred tax assets	140	326
Other long-term assets	874	886

Total other assets	4,997	4,562

Total assets	EUR24,383	EUR14,518

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Trade accounts payable	EUR3,387	EUR2,323
Income taxes payable	217	350
Due to affiliated company	109	325
Accrued expenses	3,928	2,186
Prepayment from SFX	9,285	—
Deferred revenues	1,148	2,035
Other current liabilities	583	726

Total current liabilities	18,657	7,945
Stockholders' equity:
Common stock (29,283 shares outstanding at €1 par value)	29	29
Additional paid-in capital	6,772	6,772
Retained deficit	(1,674)	(763)
Accumulated other comprehensive income	535	438

Total stockholders' equity	5,662	6,476
Non-controlling interest	64	97

Total stockholders' equity	5,726	6,573
Total liabilities and stockholders' equity	EUR 24,383	EUR 14,518

See notes to consolidated financial statements

ID&T Holding B.V.

Consolidated statements of operations
(In thousands)

	Year ended December 31
	2012		2011

Revenue	EUR	52,425	EUR	45,104
Cost of revenue (exclusive of depreciation and amortization)		(37,441)		(29,603)

Gross profit		14,984		15,501
Operating expenses:
Sales and marketing		8,118		6,593
General and administrative		6,599		5,848
Depreciation and amortization		1,192		1,372

Total operating expenses		15,909		13,813
Net operating (loss) income		(925)		1,688
Other income (expense):
Interest expense		—		(47)
Interest income		158		200
Share in earnings of non-consolidated affiliates		1,523		1,873
Gain on sales of non-consolidated affiliates		70		492
Other income (expense)		395		(39)

Total other income		2,146		2,479

Earnings before income taxes		1,221		4,167
Income tax expense		(76)		(594)

Net income		1,145		3,573
Net income attributable to non-controlling interests		(57)		(86)

Net income attrbutable to common stockholders of ID&T Holding B.V.	EUR	1,088	EUR	3,487

See notes to consolidated financial statements

ID&T Holding B.V.

Consolidated statements of comprehensive income
(In thousands)

	Year Ended December 31,
	2012		2011
Net income	EUR	1,145	EUR	3,573
Other comprehensive income, net of tax:
Currency translation differences		97		70

Total comprehensive income, net of tax		1,242		3,643
Comprehensive income attributable to noncontrolling interest		(57)		(86)

Comprehensive income attributable to common stockholders	EUR	1,185	EUR	3,557

See notes to consolidated financial statements

ID&T Holding B.V.

Consolidated statements of stockholders' equity
(In thousands)

	Common stock	Additional paid-in capital	Retained earnings	Accumulated other comprehensive income	Non- controlling interest	Total

Balance as of January 1, 2011 EUR	29	6,667	(1,707)	368	178	5,535
Issue of additional shares		105				105
Non-controlling interests			(43)		43	—
Cash dividends			(2,500)		(210)	(2,710)
Net income			3,487		86	3,573
Other comprehensive income				70		70

Balance as of December 31, 2011	29	6,772	(763)	438	97	6,573

Non-controlling interests			1		(14)	(13)
Cash dividends			(2,000)		(76)	(2,076)
Net income			1,088		57	1,145
Other comprehensive loss				97		97

Balance as of December 31, 2012 EUR	29	6,772	(1,674)	535	64	5,726

See notes to consolidated financial statements

ID&T Holding B.V.

Consolidated statements of cash flows
(In thousands)

	Year ended December 31
	2012		2011

OPERATING ACTIVITIES:
Net income	EUR	1,145	EUR	3,573
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation		1,192		1,372
Provision for uncollectible accounts, net		67		(45)
Share in earnings of non-consolidated affiliates		(1,593)		(2,365)
Deferred income taxes		186		(13)
Other		49		(59)
Changes in assets and liabilities:
Inventories		67		98
Trade accounts receivable		(403)		674
Accounts receivable from affiliated companies		107		(105)
Other current assets		(1,263)		(7)
Trade accounts payable, accrued expenses and other current liabilities		1,352		(2,149)
Income taxes payable		(133)		(919)
Due to affiliated companies		(216)		(127)

Net cash provided by (used in) operating activities		557		(72)
INVESTING ACTIVITIES
Proceeds from sale of non-consolidated affiliates		63		517
Investments made in non-consolidated affiliates		—		(17)
Prepayments from SFX		9,707		—
Prepayment from SFX currency translation differences		(422)		—
Goodwill on acquisitions		(30)		—
Increase in loans to shareholders/employees/ non-consolidated affiliates		(126)		(113)
Proceeds from sale of property and equipment		61		—
Purchase of property and equipment		(1,178)		(1,677)

Net cash provided by (used in) investing activities		8,075		(1,290)
FINANCING ACTIVITIES
Proceeds from share issuance		—		105
Loans granted		(3,821)		211
Dividends distributed		(2,000)		(2,500)
Dividends received		1,343		1,205

Net cash (used in) financing activities		(4,478)		(979)

Effect of exchange rate changes on cash and cash equivalents		(13)		26

Net increase/(decrease) in cash and cash equivalents		4,141		(2,315)
Cash and cash equivalents, beginning of period	EUR	5,313	EUR	7,628

Cash and cash equivalents, end of period	EUR	9,454	EUR	5,313

See notes to consolidated financial statements

ID&T Holding B.V.

Notes to US GAAP consolidated financial statements

(1) THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Description of business

Background

ID&T Holding B.V. (the "Company") operates in what is commonly referred to as the Electronic Music Culture ("EMC") industry and primarily develops and realises dance experience events both in the Netherlands and abroad. These events take place both indoors and outdoors.

SFX Entertainment, Inc. acquistion

On October 26, 2012, the Company entered into an agreement with SFX Entertainment, Inc ("SFX") to form a joint venture (the "ID&T Joint Venture"), which will have an exclusive license to use and promote all ID&T brands in North America. At the time of the agreement, SFX paid the Company $12.5 million. This amount, which is equivalent to EUR 9.3 million, has been disclosed separately as prepayment under current liabilities.

On March 15, 2013, the Company and SFX executed a definitive joint venture agreement and in connection therewith SFX made a $7.5 million non-recourse loan to the Company, which is to be repaid from the Company's interest in distributions from the ID&T Joint Venture. In addition, SFX issued to the Company $10 million common stock and warrants to purchase 500,000 shares of SFX's common stock at an exercise price of $2.50.

On March 20, 2013, in exchange for a payment of $2.5 million and 2 million shares of common stock, the Company entered into an option agreement with SFX (the "ID&T Option") whereby SFX obtained the right to purchase a 75% interest in the Company. Upon the exercise of the ID&T Option, SFX will be obligated to pay $40 million in cash and relinquish SFX's right to the repayment of the $7.5 million advance with respect to the ID&T Joint Venture. In connection with the ID&T Option, the Company is to provide to SFX audited financial statements prepared in accordance with accounting principles generally accepted in the United States ("GAAP") and the applicable rules and regulations of the US Securities and Exchange Commission. Once these financial statements are provided, if SFX does not exercise the ID&T option, the Company may retain the $7.5 million non-recourse loan as a breakup fee.

(b) Basis of presentation and principles of consolidation

The accompanying consoliated financial statements have been prepared in accordance with GAAP. The accompanying consoliated financial statements differ from the financial statements issued for statutory purposes because they reflect certain adjustments, not recorded in the statutory accounting books, that are appropriate to present the financial position, results of operations and cash flows. The Company's consolidated financial statements include all accounts of the Company, its majority owned and controlled subsidiaries and variable interest entities for which the Company is the primary beneficiary. All intercompany accounts and transactions were eliminated in the consolidation.

The Company consolidates entities in which the Company owns more than 50% of the voting common stock and controls operations as well as variable interest entities for which the Company is the primary beneficiary. Investments in non-consolidated affiliates in which the Company owns more than 20% of the voting common stock or otherwise exercises significant influence over operating and financial policies, but does not control the non-consolidated affiliate. Intercompany accounts among

ID&T Holding B.V.

Notes to US GAAP consolidated financial statements (Continued)

the consolidated businesses have been eliminated in consolidation. Net income (loss) attributable to non-controlling interests is reflected in the statements of operations.

All cash flow activity reflected in the consolidated statements of cash flows for the Company is presented net of any non-cash transactions. Therefore, such amounts may differ from other amounts in the Company's financial statements that are not just related to cash flow amounts. For example, the purchases of property and equipment reflected in the consolidated statements of cash flows reflect the amount of cash paid during the year for these purchases and does not include the impact of the changes in accrued liabilities related to capital expenditures during the year.

The list of consolidated subsidiaries is as follows:

	Relative % ownership
Name	2012	2011

ID&T International Holding B.V., Amsterdam, the Netherlands*	100	100
ID&T Trademark B.V., Amsterdam, the Netherlands*	100	100
Sensation Germany B.V., Amsterdam, the Netherlands*	100	100
Sensation International B.V., Amsterdam, the Netherlands*	100	100
Mysteryland Denmark B.V., Amsterdam, the Netherlands*	100	100
Sensation North America B.V., Amsterdam, the Netherlands*	100	100
Sensation UK B.V., Amsterdam, the Netherlands*	100	100
Sensation Brazil B.V., Amsterdam, the Netherlands*	100	100
ID&T Australia PTY, Sydney, Australia	100	100
Sensation Australia PTY, Sydney, Australia	100	100
ID&T Management B.V., Amsterdam, the Netherlands*	100	100
Sensation Management B.V., Amsterdam, the Netherlands*	100	100
ID&T B.V., Amsterdam, the Netherlands*	100	100
Welcome to the Future B.V., Amsterdam, the Netherlands*	100	100
Thunderdome B.V., Amsterdam, the Netherlands*	100	100
ID&T Travel B.V., Amsterdam, the Netherlands*	100	100
Dance Tunes Holding B.V., Amsterdam, the Netherlands*	100	100
ID&T Participations B.V., Amsterdam, the Netherlands*	100	100
ID&T Events B.V., Amsterdam, the Netherlands*	100	100
ID&T Sensation B.V., Amsterdam, the Netherlands*	100	100
ID&T Mysteryland B.V., Amsterdam, the Netherlands*	100	100
ID&T Trance Energy B.V., Amsterdam, the Netherlands*	100	100
Mysteryland International B.V., Amsterdam, the Netherlands*	100	100
ID&T Club B.V., Amsterdam, the Netherlands*	100	100
Core Production B.V., Amsterdam, the Netherlands*	100	100
Q-Dance B.V., Amsterdam, the Netherlands*	100	100
Q-International B.V., Amsterdam, the Netherlands*	100	100
Q-Outdoor Events B.V., Amsterdam, the Netherlands*	100	100
Q-Dance Management B.V., Amsterdam, the Netherlands*	100	100
Q-Small Events B.V., Amsterdam, the Netherlands*	100	100
Q-Big Events B.V., Amsterdam, the Netherlands*	100	100
Q-Dance Partners B.V., Amsterdam, the Netherlands*	100	100
Q-Dance Licenties B.V., Amsterdam, the Netherlands*	100	100
ID&Q Licenties B.V., Amsterdam, the Netherlands*	100	100

ID&T Holding B.V.

Notes to US GAAP consolidated financial statements (Continued)

	Relative % ownership
Name	2012	2011

ID&T Enterprise B.V., Amsterdam, the Netherlands*	100	100
ID&T eCommerce B.V., Amsterdam, the Netherlands*	100	100
Support Group B.V., Amsterdam, the Netherlands*	100	100
Agent Audio B.V., Amsterdam, the Netherlands*	100	100
ID&T USA LLC, Delaware, USA	100	100
ID&T Invest B.V.*	100	—
Q-Dance Australia PTY, Sydney, Australia	51	51
IDQK Group PTY, Melbourne, Australia	98	98
Platinum Agency B.V., Amsterdam, the Netherlands	70.3	65.4

(c) Seasonality

Due to the seasonal nature of the outdoor and indoor shows, which are primarily held during May through September, the Company experiences higher revenue for the Dance Experience Events during the second and third quarters. Generally, the Company experiences higher revenues in this segment during the second and third quarters as the period from May through September tends to be a popular time for dance events. The Company's seasonality also results in higher balances in cash and cash equivalents, accounts receivable, prepaid expenses, accrued expenses and deferred revenue at different times in the year.

(d) Use of estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and footenotes thereto. Actual results may differ from those estimates. Significant items subject to such estimates and assumptions include the useful lives of fixed assets; allowances for doubtful accounts; the valuation of investments, deferred tax assets, fixed assets and inventory.

(e) Fair value of financial instruments

The Company's financial instruments, including cash and cash equivalents, trade accounts receivable, trade accounts payable, accrued expenses and other liabilities, are carried at cost, which approximates their fair value because of the short-term nature of these financial instruments. Cash and cash equivalents are considered "Level 1" instruments within the Financial Accounting Standards Board ("FASB") fair value hierarchy under ASC 820, Fair Value Measurements.

(f) Cash and cash equivalents

Cash and cash equivalents include all highly liquid investments with an original maturity of three months or less. The Company's cash and cash equivalents consist primarily of domestic and foreign bank accounts. To reduce its credit risk, the Company monitors the credit standing of the financial institutions that hold the Company's cash and cash equivalents. These balances are stated at cost, which approximates fair value.

ID&T Holding B.V.

Notes to US GAAP consolidated financial statements (Continued)

(g) Trade accounts receivable

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. Amounts collected on trade accounts receivable are included in net cash provided by operating activities in the Consolidated Statements of Cash Flows. The Company maintains an allowance for doubtful accounts for estimated losses inherent in its accounts receivable portfolio. In establishing the required allowance, management considers historical losses adjusted to take into account current market conditions our customers' financial condition, the amount of receivables in dispute and the current receivables aging and current payment patterns. The Company does not have any off-balance-sheet credit exposure related to its customers.

(h) Inventories

Inventories are stated at the lower of cost or market value. Cost is determined using the average cost method.

(i) Other current assets

The majority of the Company's prepaid expenses relate to event expenses including show advances and deposits and other costs directly related to future dance events. For advances that are expected to be recouped over a period of more than 12 months, the long-term portion of the advance is classified as other long-term assets. These prepaid costs are charged to operations upon completion of the related events.

(j) Other long-term assets

Loans to shareholders, employees and non-consolidated affiliates are presented at their nominal value, less a provision for bad debts where necessary.

(k) Investments in non-consolidated affiliates

In general, non-consolidated investments in which the Company owns more than 20% of the common stock or otherwise exercises significant influence over the affiliate are accounted for under the equity method. The Company reviews the value of equity method investments and records impairment charges in the statement of operations for any decline in value that is determined to be other than temporary.

(l) Property and equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation of property and equipment is calculated using the straight-line method over the estimated useful lives of the assets. The useful lives of property and equipment is 5 years.

(m) Business combinations

The Company accounts for its business combinations under the acquisition method. Identifiable assets acquired, liabilities assumed and any non-controlling interest in the acquiree are recognized and measured as of the acquisition date at fair value. Additionally, any contingent consideration is recorded at fair value on the acquisition date and classified as a liability. Goodwill is recognized to the extent the aggregate amount of the acquisition date fair value of the consideration transferred and any

ID&T Holding B.V.

Notes to US GAAP consolidated financial statements (Continued)

non-controlling interests in the acquiree exceeds the recognized bases of the identifiable assets acquired, net of assumed liabilities.

Determining the fair value of assets acquired, liabilities assumed and non-controlling interests requires management's judgment and often involves the use of significant estimates and assumptions, including assumptions with respect to future cash inflows and outflows, discount rates and asset lives among other items.

(n) Goodwill

Goodwill is an asset representing the future economic benefits arising from other assets acquired in a business combination that are not individually identified and separately recognized.

The Company performs its annual impairment review of goodwill at December 31, and when a triggering event occurs between annual impairment tests. No impairment loss was recorded in 2012 or 2011.

(o) Income taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company recognizes the effect of income tax positions only if those positions are more likely than not to be sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company records interest related to income taxes in interest expense and penalties in general and administrative expenses.

The available tax losses are determined and accounted for based on the nominal applicable tax rates, taking into account the probability and timing with which those losses are deemed to be available for offset against future taxable profits. Both the probability and the timing element are expressed in the discount rate used.

Deferred tax assets also include a component related to a fiscal amortisation charge regarding trademark rights capitalized exclusively for fiscal purposes, which can be realized in the future. The remaining amortisation period at the end of 2012 is 4 years.

(p) Impairment of long-lived assets

Long-lived assets, such as property and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require that a long-lived asset or asset group be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying value. If the carrying value of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined through various valuation techniques including

ID&T Holding B.V.

Notes to US GAAP consolidated financial statements (Continued)

discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary.

In 2012 and 2011 no circumstances that indicate that the carrying amount of an asset may not be recoverable were identified.

(q) Revenue recognition

Revenue from the promotion and production of an event is recognized upon commencement of the event. Cash collected in advance of the event is recorded as deferred revenue until the event occurs. Revenue from the Company's ticketing operations consists of ticket sales for events and ticketing fees. Revenue from ticket sales for events is recognized upon commencement of the event. Ticketing fees are charged at the time a ticket for an event is sold. Revenue collected from partners (sponsorships) and other revenue, which is not related to any single event, is classified as deferred revenue and generally amortized over the operating season or the term of the contract. Food and beverage revenue is recognized when the tokens that serve as tender at events are sold. Merchandise revenue is recognized when the merchandise is sold and delivered. Revenue from the production of licensed events is recognized on the date of the event.

Revenue from artist fees consists of booking fees and artist fees and is recognized at the date of the performance of the artist.

(r) Gross versus net revenue recognition

The Company reports revenue on a gross or net basis based on management's assessment of whether the Company acts as a principal or agent in the transaction. To the extent the Company acts as the principal, revenue is reported on a gross basis. The determination of whether the Company acts as a principal or an agent in a transaction is based on an evaluation of whether the Company has the substantial risks and rewards of ownership under the terms of an arrangement.

(s) Foreign currency

The Company uses the Euro as its reporting currency. The Euro is also the functional currency of most of the group Companies, however most of the foreign subsidiaries use applicable local currency as their functional currency. Results of operations for foreign subsidiaries and foreign equity investees are translated into the reporting currency using the average exchange rates during the year. The assets and liabilities of those subsidiaries and investees are translated into the reporting currency using the exchange rates at the balance sheet date. The related translation adjustments are recorded in a separate component of stockholders' equity in accumulated other comprehensive income.

(t) Cost of revenue

Cost of revenue includes technical production, cost of food and beverages, artist fees, crowd services, costs of venues, event related marketing and overhead, cost of merchandise and neighbouring rights. Cost of revenue excludes depreciation and amortization. These costs are primarily variable in nature.

(u) Sales and marketing expense

Sales and marketing expenses consist primarily of hotel and travelling expenses, cost of sponsorship and corporate social responsibility expenses.

ID&T Holding B.V.

Notes to US GAAP consolidated financial statements (Continued)

(v) General and administrative expenses

General and administrative expenses include rent, information technology expenses, costs of vehicles, legal expenses and consulting fees along with other costs.

(w) Depreciation

The Company's depreciation expense is presented as a separate line item in the statements of operations. There is no depreciation expense included in cost of revenue or sales and marketing, general and administrative expenses.

(x) Pension and other postretirement benefits

The pension scheme for employees is a defined contribution scheme, which is administered by a life insurance company. The Company's only obligation is to pay the insurance company the contributions agreed upon. The contributions for the financial year are taken directly to profit or loss. Contributions payable and receivable are presented as current liabilities and current assets, respectively. The contributions are EUR 259,000 and EUR 227,000 for the years ending December 31, 2012 and 2011 respectively.

(y) Commitments and contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, penalties and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred.

(z) Concentration of credit risk

Revenue from ticket sales, which is the Company's main source of income, as well as revenue from food and beverage, is collected at the time of the sale. This significantly limits the Company's exposure to credit risk.

In addition, the company has implemented procedures to check the creditworthiness of third parties and local promoters. Furthermore, the Company applies credit control and reminder procedures. There are no significant concentrations of credit risk within the group.

(aa) Recently issued accounting standards

On January 1, 2012, the Company adopted the amended accounting guidance issued by the FASB concerning the presentation of comprehensive income. The new guidance requires comprehensive income to be reported in either a single statement or in two consecutive statements reporting net income and other comprehensive income. The Company selected to present two consecutive statements. This amended guidance did not change the items that constitute net income or other comprehensive income, the timing of when other comprehensive income is reclassified to net income, or the earnings per share computation. In February 2013, the FASB issued new accounting guidance, which adds new disclosure requirements for items reclassified out of accumulated other comprehensive income. The new guidance requires that companies present either in a single note or parenthetically on the face of the financial statements, the effect of significant amounts reclassified based on its source and is effective for public companies in interim and annual reporting periods beginning after

ID&T Holding B.V.

Notes to US GAAP consolidated financial statements (Continued)

December 13, 2012. The Company will adopt this guidance on January 1, 2013 and the adoption of this standard will not have a material effect on its financial position or results of operations.

In 2012, the FASB issued ASU 2012-02, Testing Indefinite-Lived Intangible Assets for Impairment. This update amended the procedures for testing the impairment of indefinite-lived intangible assets by permitting an entity to first assess qualitative factors to determine whether the existence of events and circumstances indicates that it is more likely than not that the indefinite-lived intangible assets are impaired. An entity's assessment of the totality of events and circumstances and their impact on the entity's indefinite-lived intangible assets will then be used as a basis for determining whether it is necessary to perform the quantitative impairment test as described in ASC 350-30, Intangibles—Goodwill and Other—General Intangibles Other than Goodwill. ASU 2012-02 is effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012, with early adoption permitted. The Company does not expect this amendment to have a material effect on its financial position or results of operations.

In 2011, the FASB issued issued ASU 2011-04, which is an update to the provisions of the Fair Value Measurement topic of the FASB Codification. This amendment provides a consistent definition of fair value and ensures that the fair value measurement and disclosure requirements are similar between US GAAP and International Financial Reporting Standards (IFRS). This topic changes certain fair value measurement principles and enhances the disclosure requirements, particularly for Level 3 fair value measurements. These provisions are effective for reporting periods beginning on or after December 15, 2011, applied prospectively. The amendment did not have a material effect on the Company's financial position or results of operations.

(2) RELATED PARTY TRANSACTIONS

Transactions with related parties concern various loans granted to non-consolidated affiliates and employees/shareholders, managements fees charged to subsidiaries of EUR 225,000 (2011: EUR 225,000), management fees agreed with the board of EUR 1,028,000 (2011: EUR 1,278,000) and various accounts payable or receivable. Also, certain related parties are engaged in performing Sensation shows, resulting in license fees of EUR 575,000 (2011: EUR 773,000). Related party transactions are executed at arm's length.

The other long-term assets relate to loans to non-consolidated affiliates for EUR 575,000 (2011: EUR 394,000), employees EUR 58,000 (2011: EUR 85,000) and shareholders/employees EUR 240,000 (2011: EUR 407,000). The interest rate on those loans during 2012 was 2.5% and 4.6% in 2011. Under the shareholders agreement, the shareholders of ID&T Holding B.V. are required to apply 50% of the dividends paid-out to them to repay the outstanding loan balances. The shares held by the shareholders secure the loans to these shareholders. The other loan arrangements have not been collateralized.

In addition to the balance of loans to shareholders/employees outstanding on December 31, 2012 of EUR 240,000, on December 17, 2012 an advance payment was made to the shareholders of the Company of EUR 4 million which is disclosed on the consolidated balance sheet seperately in current assets.

ID&T Holding B.V.

Notes to US GAAP consolidated financial statements (Continued)

(3) ACCOUNTS RECEIVABLE AND ALLOWANCE FOR DOUBTFUL ACCOUNTS

Accounts receivable consist of the following

	As of December 31
	2012		2011

	EUR	1,000	EUR	1,000
Trade debtors		1,386		984
Allowance for doubtful accounts		(382)		(328)

	EUR	1,004	EUR	656

The movement in allowance for doubtful accounts is the following

	As of December 31
	2012		2011

	EUR	1,000	EUR	1,000
Balance, beginning of year		(328)		(373)
Charged to expense		(98)		(18)
Write-offs and adjustments		44		63

Balance, end of year	EUR	(382)	EUR	(328)

(4) INVENTORIES

Inventories consist of the following

	As of December 31
	2012		2011

	EUR	1,000	EUR	1,000
Merchandise		22		165
Prepaid production costs for DVD's and other		118		190

	EUR	140	EUR	355

The production costs for DVD's compromises cost for registration and prepaid production cost for DVD's which are to be released in the succeeding year.

ID&T Holding B.V.

Notes to US GAAP consolidated financial statements (Continued)

(5) OTHER CURRENT ASSETS

Other current assets consists of the following

	As of December 31
	2012	2011

	EUR 1,000	EUR 1,000
VAT	1,124	170
Prepayments and accrued expenses	919	513
Guarantee deposits	499	406
Prepaid neighbouring rights	—	381
Outstanding credit notes	57	56
Pension contributions	46	9
Other	1	17

	EUR 2,646	EUR 1,552

(6) PROPERTY AND EQUIPMENT

Property and equipment consists of the following

	As of December 31
	2012	2011

	EUR 1,000	EUR 1,000
Leasehold improvements	683	602
IT Enterprise Platform	480	480
Fixtures, fittings and IT facilities	6,439	5,485

Total	7,602	6,567
Less: accumulated depreciation and amortization	(5,947)	(4,790)

Property and equipment, net	EUR 1,655	EUR 1,777

Depreciation and amortization expenses are approximately EUR 1,192,000 and EUR 1,372,000 for the years ended December 31, 2012 and 2011, respectively.

In 2010, the Company developed an IT Enterprise Platform. The related costs aredepreciated over three years.

Aggregate amortization expense for intangible assets subject to amortization was EUR 367,000 for the years ended December 31, 2012 and 2011, respectively.

The Company has recorded an asset retirement obligation for the costs associated with returning a warehouse to the condition it had prior to the lease in the amount of of EUR 15,000 (2011: EUR 20,000). In 2012 depreciation expense in relation to the asset retirement obligation was EUR 5,000.

(7) GOODWILL

In 2008, the Company recorded goodwill in connection with the acquisition by Platinum Agency B.V. On November 27, 2012, additional goodwill was recorded in conection with the acquisition of an additional 4.9% interest in Platinum Agency B.V.

ID&T Holding B.V.

Notes to US GAAP consolidated financial statements (Continued)

The Company performed its annual goodwill impairment test as of December 31, 2012. The Company did not identify any material reporting unit at risk of failing step one of the goodwill impairment test. The fair value of all reporting units is substantially in excess of their carrying value. The value of goodwill as of December 31, 2012 is EUR 306,000 (2011: EUR 277,000).

(8) EQUITY METHOD INVESTMENTS

Oliver Weiter BV

In 2011, as a result of an arrangement with an artist operating under the name "Oliver Weiter", Oliver Weiter BV was established as a subsidiary with the intention of supporting the artist's career development. In 2012, 50% of the shares of this subsidiary were sold to the artist. The assets and liabilities of the subsidiary are insignificant. The shares were sold at a net asset value of EUR 3,185.

BackBone BV

In 2011, BackBone BV was established as a subsidiary to facilitate the operational support of event productions. Initially, the Company held 80% of the shares of BackBone BV. In 2012, 40% of the shares were sold to management of the company for EUR 60,000, resulting in a EUR 52,800 gain recognized in income.

2011

In 2011, the Company sold two participating interests, Outland Vastgoed B.V. and Indian Summer Festival B.V., which resulted in a combined gain of EUR 492,000.

The non-consolidated participating interests as at December 31, 2012 are the following:

	Relative % ownership
	2012		2011

ID&T BVBA, Antwerp, Belgium	50		50
Q-Licenties v.o.f., Landsmeer, the Netherlands	50		50
B2S Holding B.V., Rotterdam, the Netherlands	50		50
B2S Real Estate B.V., Rotterdam, the Netherlands	50		50
ID&T Brasil Eventos LTDA	50		50
Toffler B.V., Rotterdam, the Netherlands	25		25
Dominator B.V., Zaandam, the Netherlands	50		50
DZIV B.V.(formerly Outland Exploitatie BV),Rotterdam,the Netherlands	33	1/3	33	1/3
Go Fast Sports Europe B.V.	8.35		8.35
Maximus Security B.V.	—		38
Eventions Riggings B.V.	20		20
Olivier Weiter B.V., Breda, the Netherlands	50		100
Vantage Point B.V.	30		30
Toren Overhoeks B.V.	33	1/3	—
Toren Overhoeks C.V.	45		—
N8lab B.V.	40		—
Kinetic Art Winches B.V.	36		—
Backbone B.V., Amsterdam, the Netherlands	40		80

ID&T Holding B.V.

Notes to US GAAP consolidated financial statements (Continued)

The changes in investments in non-consolidated affiliates were as follows:

	2012	2011

	EUR 1,000	EUR 1,000
Balance, beginning of year	1,296	610
Share in earnings of non-consolidated affiliates	1,523	1,873
Acquired/divested/added	546	18
Dividend distribution	(1,343)	(1,205)

Balance, end of year	2,022	1,296

The summarized financial information in the tables below discloses the consolidated financial information of the equity method investees ID&T BVBA and B2S Holding BV on a stand-alone basis. The tables below include the respective years and periods through which the Company recorded its proportionate share of each of their results of operations under Share in earnings of non-consolidated affiliates in these financial statement.

ID&T BVBA

	2012	2011

	EUR 1,000	EUR 1,000
Current assets	5,084	2,704
Non-current assets	372	298
Current liabilities	(3,408)	(2,352)
Non-current liabilities	—	—
Net sales	24,061	18,608
Gross margin	3,128	2,734
Net income	1,598	1,563

B2S Holding BV

	2012	2011

	EUR 1,000	EUR 1,000
Current assets	3,428	2,929
Non-current assets	971	345
Current liabilities	(2,570)	(1,735)
Non-current liabilities	—	—
Net sales	11,340	10,470
Gross margin	4,005	3,478
Net income	1,790	1,828

ID&T Holding B.V.

Notes to US GAAP consolidated financial statements (Continued)

(9) NON-CONTROLLING INTERESTS

The consolidated financial statements contain the following non-controlling interest:

	Relative % ownership
	2012	2011

Platinum Agency B.V., Amsterdam, the Netherlands	70.3	65.4

Redeemable non-controlling interests are measured at fair value, both at the date of acquisition and subsequently at each reporting period. The redeemable non-controlling interests are reported on the Consolidated Balance Sheets in "non-controlling interests".

Redeemable non-controlling interests are measured at fair value, both at the date of acquisition and subsequently at each reporting period. The redeemable non-controlling interests are reported on the Consolidated Balance Sheets in "non-controlling interests".

A reconciliation of redeemable noncontrolling interests for the years ended December 31, 2012 and 2011 is as follows:

	2012		2011

	EUR	1,000	EUR	1,000
Balance beginning of period		97		178
Dividends		(76)		(210)
Net income attributable to non-controlling interests		57		86
(Sale)/Purchase of subsidiary shares at fair value		(14)		43

Balance end of period	EUR	64	EUR	97

(10) INCOME TAXES

The income tax expense:

	Year ended December 31,
	2012		2011

	EUR	1,000	EUR	1,000
Realisation of deferred tax asset		160		—
Corporate income tax for the financial year		(236)		(594)

Total	EUR	(76)	EUR	(594)

ID&T Holding B.V.

Notes to US GAAP consolidated financial statements (Continued)

The Company has deferred tax assets of EUR 140,000 (2011: EUR 326,000) as follows:

	Year ended December 31,
	2012		2011

	EUR	1,000	EUR	1,000
Tax loss carry forward of ID&T International Holding B.V.		—		138
Temporary difference related to amortization of brands		109		142
Temporary difference related to depreciation of IT Enterprise Platform		31		46

Total	EUR	140	EUR	326

There is no valuation allowance in relation to the deferred tax assets. The tax loss carryforwards in relation to brands and IT Enterprise Platform are to expire in 2016 and 2014, respectively. There were no tax penalties imposed in either 2012 or 2011.

The group has approximately EUR 3.2 million available tax loss carryforwards in the Netherlands. At year-end 2012, those losses are valued at EUR nil (2011: EUR 110,000), taking into account both the degree and the timing of the expected offset against eligible future taxable profits. Furthermore, the company has several pre-fiscal unity tax losses attached to a number of subsidiaries. These total tax losses amount to approximately EUR 1.4 million which are valued at nil and mainly relate to Dance Tunes B.V., the activities of which were sold in 2011.

The group also has approximately EUR 2.4 million tax losses in Australia. One of the Australian subsidiaries realized a profit of EUR 437,000 for 2012 which eliminated all of its loss carry forwards. For the other Australian subsidiaries there is currently no realistic prospect of recovery of these losses. The losses are therefore valued at nil.

The effective income tax rate of the Company is different from the amount computed using the expected Netherlands income tax rate of 25% as a result of the following:

	Year ended December 31,
	2012		2011

	EUR	1,000	EUR	1,000
Income tax expense at federal statutory rate		306		1,042
Increase (reduction) in income taxes resulting from:
Share in earnings of non-consolidated affiliates		(399)		(591)
Adjustment of deferred tax assets		121		—
Withholding taxes in Brazil		(136)		9
Non-deductable expenses		52		13
Tax loss carryforward incurred in other jurisdictions		128		92
Other, net		4		29

	EUR	76	EUR	594

The Company's Netherlands income tax returns are subject to examination by the taxing authorities as prescribed by applicable statute. The statute of limitations remains open for the Company's Netherlands returns from 2008 and forward. No income tax waivers have been executed that would extend the period subject to examination beyond the period prescribed by statute.

ID&T Holding B.V.

Notes to US GAAP consolidated financial statements (Continued)

(11) COMMITMENTS AND CONTINGENCIES

The Company leases vehicles, office space, certain equipment and some of its event venues for rent expense of EUR 6,274,000 (2011: EUR 6,789,000). Some of the lease agreements contain renewal options and annual rental escalation clauses (generally tied to the consumer price index), as well as provisions for the payment of utilities and maintenance by the Company.

As of December 31, 2012, the Company's future minimum rental commitments under non-cancelable operating lease agreements with terms in excess of one year consist of the following:

2012

EUR 1,000
2013	2,018
2014	1,652
2015	708
2016	455
2017	405
Thereafter	1,036

Total	EUR 6,274

Lease obligations

At year-end 2012, ID&T Holding B.V. and its subsidiaries had obligations totalling EUR 668,000 (2011: EUR 599,000) in connection with vehicle leases. Those with terms of one year or less amount to EUR 277,000 (2011: EUR 259,000) and those with terms between one and five years total EUR 391,000 (2011: EUR 340,000).

Rental of buildings and guarantees

The Company has entered into rental obligations representing an amount of approximately EUR 620,000 per annum (2011: EUR 590,000). The rental obligation covers a period 1 to 5 years. Under the rental agreements entered into, third parties have issued rental guarantees for the Company's benefit, representing a total of EUR nil (2011: EUR 16,000).

On August 30, 2012, the parties Groet Beheer B.V. and MCH Holding B.V. en Lingotto B.V. joined together in a development consortium and submitted the project plan Twenty4Amsterdam to the City of Amsterdam and won the tender. The project plan entails the purchase and refurbishment of Toren Overhoeks with the intention to redevelop and exploit the refurbished building. On November 8, 2012, the parties signed the contract with the city of Amsterdam, the so called 'Bouwenvelopovereenkomst'. Funding for the refurbishment will be sourced externally by the CV, both through debt as well as equity.

The Company has signed letters of intent to rent office space in the refurbished building for a term of 10 years.

Rental obligations for event venues

Current rental obligations of ID&T Holding B.V. and its subsidiaries for event venues in total EUR 4,300,000 at year-end 2012 (2011: EUR 4,433,000). Those with terms of one year or less in total

ID&T Holding B.V.

Notes to US GAAP consolidated financial statements (Continued)

EUR 1,119,000 (2011: EUR 718,000), those with terms between one and five years in total EUR 2,146,000 (2011: EUR 2,275,000) and in excess of 5 years EUR 1,035,000 (2011: EUR 1,440,000).

Fiscal unit

The Company forms part of the fiscal unity for corporate income tax purposes (together with the entities marked with an asterisk (*) in the list on pages 10 and 11. As such, the Company is jointly and severally liable for the tax liabilities of the fiscal unity as a whole.

(12) SUBSEQUENT EVENTS

On March 15, 2013, the Company and SFX executed a definitive joint venture agreement and in connection therewith, SFX made a $7.5 million non-recourse loan to the Company, which is to be repaid from the Company's interest in distributions from the ID&T Joint Venture. In addition, SFX issued to the Company $10 million common stock and warrants to purchase 500,000 shares of SFX's common stock at an exercise price of $2.50.

On March 20, 2013, in exchange for a payment of $2.5 million and 2 million shares of common stock the Company entered into the ID&T Option whereby SFX obtained the right to purchase a 75% interest in ID&T Holding B.V. Upon the exercise of the option SFX will be obligated to pay $40 million in cash and relinquish SFX's right to the repayment of the $7.5 million advance with respect to the ID&T Joint Venture. In connection with the ID&T option, the Company is to provide to SFX audited financial statements substantially compliant with US GAAP and the applicable rules of the Securities and Exchange Commission. Once provided, if SFX does not exercise the ID&T option, the Company may retain the $7.5 million non-recourse loan as a breakup fee.

On May 17, 2013, the Company completed the acquisition of 100% of the shares of DTW Holding B.V. for a nominal amount. DTW Holding B.V. owns 50% of the shares of Q-Licenties VOF. Going forward the Company owns 100% of the shares of Q-Licenties VOF.

On April 16, 2013, the Company has signed a Memorandum of Understanding with the shareholders of Club Amstelstraat B.V. to further negotiate the purchase of a 50% interest in this company which in turn holds an interest in several clubs and outdoor festivals in the Amsterdam area. The definitive acquisition price will be based on the historic economic performance of the companies and the outcome of the due diligence procedures.

ID&T HOLDING B.V.

Consolidated Interim Financial Statements

As of March 31, 2013 and December 31, 2012
And for Three Months Ended March 31, 2013 and 2012

ID&T Holding B.V.

Consolidated Interim Financial Statements
Three Months Ended March 31, 2013 and 2012

ID&T Holding B.V.

Consolidated balance sheets
(In thousands)

	March 31, 2013	December 31, 2012

	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	EUR 14,663	EUR 9,454
Equity instruments held on behalf of shareholders of the Company	15,619
Equity instruments held on behalf of the Company	17,251
Trade accounts receivable	1,647	1,004
Accounts receivable from affiliated companies	1,520	352
Inventories	151	140
Income taxes receivable	857	—
Advance to shareholders	6,000	4,000
Revenues yet to be invoiced	1,431	1,790
Other current assets	4,624	2,646

Total current assets	63,763	19,386
Property and equipment	1,946	1,655
Other assets:
Intangible assets	306	306
Investments in non-consolidated affiliates	2,044	2,022
Deferred tax assets	130	140
Other long-term assets	804	874

Total other assets	5,230	4,997

Total assets	EUR68,993	EUR24,383

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Trade accounts payable	EUR2,138	EUR3,387
Income taxes payable	—	217
Due to affiliated companies	1,221	109
Accrued expenses	2,927	3,928
Prepayment from SFX on behalf of the shareholders of the Company	17,571
Prepayments from SFX	5,857	9,285
Deferred revenues	8,609	1,148
Other current liabilities	712	583

Total current liabilities	39,035	18,657
Stockholders' equity:
Common stock (29,283 shares outstanding at EUR 1 par value)	29	29
Additional paid-in capital	6,772	6,772
Retained surplus (deficit)	22,467	(1,674)
Accumulated other comprehensive income	625	535

Total parent shareholders' equity	29,893	5,662
Non-controlling interest	65	64

Total shareholders' equity including non-controlling interest	29,958	5,726

Total liabilities and shareholders' equity	EUR 68,993	EUR 24,383

See notes to consolidated financial statements

ID&T Holding B.V.

Consolidated statements of operations
(In thousands)

	Three months ended March 31,
	2013		2012

	(unaudited)		(unaudited)
Revenue	EUR	2,448	EUR	2,770
Cost of revenue (exclusive of depreciation and amortization)		(1,888)		(2,160)

Gross profit		560		610
Operating expenses:
Sales and marketing		1,936		1,755
General and administrative		1,411		1,346
Depreciation and amortization		146		130

Total operating expenses		3,493		3,231
Net operating loss		(2,933)		(2,621)
Other income (expense):
Interest expense		(7)		—
Interest income		13		23
Gain on sale of 51% interest in ID&T North America to SFX		26,433		—
Share in earnings (loss) of non-consolidated affiliates		(23)		20
Other expense		(26)		(48)

Total other income		26,390		(5)

Income (loss) before income taxes		23,457		(2,626)
Income tax benefit (expense)		685		497

Net income (loss)		24,142		(2,129)
Net income (loss) attributable to non-controlling interests		(1)		(5)

Net income attributable to controlling interest	EUR	24,141	EUR	(2,135)

See notes to consolidated financial statements

ID&T Holding B.V.

Consolidated statements of comprehensive income
(In thousands)

	Three months ended March 31,
	2013		2012
	(unaudited)		(unaudited)
Net income (loss)	EUR	24,142	EUR	(2,129)
Other comprehensive income, net of tax:
Currency translation adjustments		90		(15)

Total comprehensive income (loss), net of tax		24,232		(2,144)
Comprehensive income (loss) attributable to non-controlling interest		(1)		(5)

Comprehensive income attributable to controlling interest	EUR	24,231	EUR	(2,149)

See notes to consolidated financial statements

ID&T Holding B.V.

Consolidated statements of shareholders' equity
(In thousands)

	Common stock	Additional paid-in capital	Retained earnings	Accumulated other comprehensive income	Non- controlling interests	Total

Balance as of January 1, 2012
EUR	29	6,772	(763)	438	97	6,573
Non-controlling interests			1		(14)	(13)
Cash dividends			(2,000)		(76)	(2,076)
Net income			1,088		57	1,145
Other comprehensive income				97		97

Balance as of December 31, 2012
EUR	29	6,772	(1,674)	535	64	5,726

Non-controlling interests						—
Cash dividends						—
Net income			24,141		1	24,142
Other comprehensive income				90		90

Balance as of March 31, 2013
EUR (unaudited)	29	6,772	22,467	625	65	29,958

See notes to consolidated financial statements

ID&T Holding B.V.

Consolidated statements of cash flows
(In thousands)

	Three months ended March 31,
	2013 (unaudited)		2012 (unaudited)

OPERATING ACTIVITIES:
Net income	EUR	24,141	EUR	(2,129)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization		146		130
Provision for uncollectible accounts, net		32		(10)
Gain on sale to SFX		(26,433)
Currency translation difference on gain on sale to SFX		(196)
Share in earnings of non-consolidated affiliates		23		(19)
Deferred income taxes		10		10
Other		(60)		(45)
Changes in assets and liabilities:
Inventories		(160)		150
Trade accounts receivable		(675)		(55)
Accounts receivable from affiliated companies		(1,154)		456
Other current assets		(1,617)		2,031
Trade accounts payable, accrued expenses and other current liabilities		5,513		2,882
Prepayment from SFX on behalf of shareholders of the Company		1,952		—
Prepayment from SFX		5,857		—
Income taxes payable/receivable		(1,074)		(423)
Due to affiliated company		284		(589)

Net cash provided by (used in) operating activities		7,416		2,389
INVESTING ACTIVITIES:
Proceeds from sale of non-consolidated affiliates		—		17
Investments made in non-consolidated affiliates		—		—
Increase (decrease) in loans to shareholders/employees/non-consolidated affiliates		6		(166)
Goodwill on acquisitions		—		—
Proceeds from sale of property and equipment		—		—
Purchase of property and equipment		(437)		(701)

Net cash provided by (used in) investing activities		(431)		(850)
FINANCING ACTIVITIES:
Proceeds from share issuance		—		—
Prepayment to shareholders		(2,000)
Loans repaid		191		(4)
Dividends distributed		—		—
Dividends received		—		—

Net cash provided by (used in) financing activities		(1,809)		(4)
Effect of exchange rate changes on cash and cash equivalents		33		24

Net decrease in cash and cash equivalents:		5,209		1,559
Cash and cash equivalents beginning of period	EUR	9,454	EUR	5,313

Cash and cash equivalents end of period	EUR	14,663	EUR	6,872

See notes to consolidated financial statements

ID&T Holding B.V.

Notes to consolidated financial statements
March 31, 2013
(unaudited)

(1) THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Description of business

Background

ID&T Holding B.V. (the "Company") operates in the Electronic Music Culture ("EMC") industry and primarily develops and realizes dance experience events both in the Netherlands and abroad. These events take place both indoors and outdoors.

SFX Entertainment, Inc. acquistion

On October 26, 2012, the Company entered into an agreement with SFX Entertainment, Inc ("SFX") to sell 51% of ID&T/SFX North America LLC (the "ID&T Joint Venture"), which will have an exclusive license to use and promote all the Company's brands in North America. At the time of the agreement, SFX paid the Company $12.5 million, which is equivalent to EUR 9.3 million. This amount has been disclosed separately as a prepayment under current liabilities in 2012.

On March 15, 2013, the Company and SFX executed the definitive joint venture agreement, and in connection therewith, SFX made a $7.5 million non-recourse loan to the Company (the "Advance"), which is to be repaid from the Company's interest in distributions from the ID&T Joint Venture. In addition, SFX issued to the Company $10 million in shares of SFX's common stock and warrants to purchase an additional 500,000 shares of SFX's common stock at an exercise price of $2.50 per share. SFX, on the three-year anniversary of the closing date has the right to purchase all SFX shares held at the time by the Company or its shareholders at $35.00 per share. Additionally, on the five-year anniversary of the closing date, SFX has the right to purchase all SFX shares held at the time by the Company or its shareholders at $50.00 per share. Effectively two written call options on an undefined number of SFX shares.

On March 20, 2013, in exchange for a payment of $2.5 million and 2 million shares of SFX's common stock, the shareholders of the Company entered into an option agreement with SFX (the "ID&T Option") whereby SFX obtained the right to purchase a 75% interest in the Company. Upon the exercise of the ID&T Option, SFX will be obligated to pay USD 40 million in cash to the sellers and relinquish its right to the repayment of the Advance by withholding it from future profit distributions.

(b) Basis of presentation and principles of consolidation

The accompanying unaudited interim consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles ("US GAAP"). The Company's consolidated financial statements include all accounts of the Company, its majority owned and controlled subsidiaries and variable interest entities for which the Company is the primary beneficiary. All intercompany accounts and transactions have been eliminated in the consolidation. The accompanying interim consoliated financial statements do not include all the information and footnotes required by US GAAP for annual financial statements. In the opinion of management, interim consolidated financial statements have been prepared on the same basis as the prior year audited financial statements and all adjustments considered necessary for a fair presentation have been included in the financial statements. All such adjustments are of a normal recurring nature. The result for the interim period is not necessarily indicative of the results to be expected for any future period or for the fiscal year ending December 31, 2013.

ID&T Holding B.V.

Notes to consolidated financial statements (Continued)
March 31, 2013
(unaudited)

The Company consolidates entities in which the Company owns more than 50% of the voting common stock and controls operations and also variable interest entities for which the Company is the primary beneficiary. Investments in non-consolidated affiliates in which the Company owns more than 20% of the voting common stock or otherwise exercises significant influence over operating and financial policies but not control of the non-consolidated affiliate are accounted for using the equity method of accounting. Intercompany accounts among the consolidated businesses have been eliminated in consolidation. Net income (loss) attributable to non-controlling interests is reflected in the statements of operations.

All cash flow activity reflected in the consolidated statements of cash flows for the Company is presented net of any non-cash transactions. Therefore, such amounts may differ from other amounts in the Company's financial statements that are not solely related to cash flow amounts. For example, the purchases of property and equipment reflected in the consolidated statements of cash flows reflect the amount of cash paid during the year for these purchases and does not include the impact of the changes in accrued liabilities related to capital expenditures during the year.

The list of the Company's consolidated subsidiaries is as follows:

	Relative % ownership
Name	As of March 31, 2013	As of December 31, 2012

ID&T International Holding B.V., Amsterdam, the Netherlands*	100	100
ID&T Trademark B.V., Amsterdam, the Netherlands*	100	100
Sensation Germany B.V., Amsterdam, the Netherlands*	100	100
Sensation International B.V., Amsterdam, the Netherlands*	100	100
Mysteryland Denmark B.V., Amsterdam, the Netherlands*	100	100
Sensation North America B.V., Amsterdam, the Netherlands*	100	100
Sensation UK B.V., Amsterdam, the Netherlands*	100	100
Sensation Brazil B.V., Amsterdam, the Netherlands*	100	100
ID&T Australia PTY, Sydney, Australia	100	100
Sensation Australia PTY, Sydney, Australia	100	100
ID&T Management B.V., Amsterdam, the Netherlands*	100	100
Sensation Management B.V., Amsterdam, the Netherlands*	100	100
ID&T B.V., Amsterdam, the Netherlands*	100	100
Welcome to the Future B.V., Amsterdam, the Netherlands*	100	100
Thunderdome B.V., Amsterdam, the Netherlands*	100	100
ID&T Travel B.V., Amsterdam, the Netherlands*	100	100
Dance Tunes Holding B.V., Amsterdam, the Netherlands*	100	100
ID&T Participations B.V., Amsterdam, the Netherlands*	100	100
ID&T Events B.V., Amsterdam, the Netherlands*	100	100
ID&T Sensation B.V., Amsterdam, the Netherlands*	100	100
ID&T Mysteryland B.V., Amsterdam, the Netherlands*	100	100
ID&T Trance Energy B.V., Amsterdam, the Netherlands*	100	100
Mysteryland International B.V., Amsterdam, the Netherlands*	100	100
ID&T Club B.V., Amsterdam, the Netherlands*	100	100

ID&T Holding B.V.

Notes to consolidated financial statements (Continued)
March 31, 2013
(unaudited)

	Relative % ownership
Name	As of March 31, 2013	As of December 31, 2012

Core Production B.V., Amsterdam, the Netherlands*	100	100
Q-Dance B.V., Amsterdam, the Netherlands*	100	100
Q-International B.V., Amsterdam, the Netherlands*	100	100
Q-Outdoor Events B.V., Amsterdam, the Netherlands*	100	100
Q-Dance Management B.V., Amsterdam, the Netherlands*	100	100
Q-Small Events B.V., Amsterdam, the Netherlands*	100	100
Q-Big Events B.V., Amsterdam, the Netherlands*	100	100
Q-Dance Partners B.V., Amsterdam, the Netherlands*	100	100
Q-Dance Licenties B.V., Amsterdam, the Netherlands*	100	100
ID&Q Licenties B.V., Amsterdam, the Netherlands*	100	100
ID&T Enterprise B.V., Amsterdam, the Netherlands*	100	100
ID&T eCommerce B.V., Amsterdam, the Netherlands*	100	100
Support Group B.V., Amsterdam, the Netherlands*	100	100
Agent Audio B.V., Amsterdam, the Netherlands*	100	100
ID&T USA LLC, Delaware, USA	100	100
ID&T Invest B.V.*	100	100
Q-Dance Australia PTY, Sydney, Australia	51	51
IDQK Group PTY, Melbourne, Australia	98	98
Platinum Agency B.V., Amsterdam, the Netherlands	70.3	70.3

(c) Seasonality

Due to the seasonal nature of the outdoor and indoor shows, which are primarily held during May through September, the Company experiences higher revenue for the Dance Experience Events held during the second and third quarters. Generally, the Company experiences higher revenues in this segment during the second and third quarters as the period from May through September tends to be a popular time for dance events. The Company's seasonality also results in higher balances in cash and cash equivalents, trade accounts receivable, prepaid expenses, accrued expenses and deferred revenue for the Company at different times in the year.

(d) Use of estimates

The preparation of consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and footnotes thereto. Actual results may differ from those estimates. Significant items subject to such estimates and assumptions include the useful lives of fixed assets, allowances for doubtful accounts and the valuation of investments, deferred tax assets, fixed assets and inventory.

(e) Fair value of financial instruments

The Company's financial instruments, including cash and cash equivalents, trade accounts receivable, trade accounts payable, accrued expenses and other liabilities, are carried at cost, which approximates their fair value because of the short-term nature of these financial instruments. Cash and cash

ID&T Holding B.V.

Notes to consolidated financial statements (Continued)
March 31, 2013
(unaudited)

equivalents are considered "Level 1" instruments within the Financial Accounting Standards Board ("FASB") fair value hierarchy under ASC 820, Fair Value Measurements.

(f) Cash and cash equivalents

Cash and cash equivalents include all highly liquid investments with an original maturity of three months or less. The Company's cash and cash equivalents consist primarily of domestic and foreign bank accounts. To reduce its credit risk, the Company monitors the credit standing of the financial institutions that hold the Company's cash and cash equivalents. These balances are stated at cost, which approximates fair value.

(g) Trade accounts receivable

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. Amounts collected on trade accounts receivable are included in net cash provided by operating activities in the Consolidated Statements of Cash Flows. The Company maintains an allowance for doubtful accounts for estimated losses inherent in its accounts receivable portfolio. In establishing the required allowance, management considers historical losses adjusted to take into account current market conditions and our customers' financial condition, the amount of receivables in dispute and the current receivables aging and current payment patterns. The Company does not have any off-balance-sheet credit exposure related to its customers.

(h) Inventories

Inventories are stated at the lower of cost or market value. Cost is determined using the average cost method.

(i) Equity instruments

Shares and related derivative financial instruments pertaining to the equity instruments of a related party, which is not part of the ID&T group, are accounted for under this heading. These instruments are accounted for at fair value. Changes in the fair value of these instruments subsequent to the initial recognition are accounted for in income.

The fair value of the equity instruments is determined based on an enhanced binomial option model tailored for valuation options and warrants with possible early exercise triggers.

Equity instruments are considered "Level 3" instruments within the FASB fair value hierarchy under ASC 820, Fair Value Measurements. See Notes 3 and 9 for information on fair value for equity instruments.

(j) Other current assets

The majority of the Company's prepaid expenses relate to event expenses including show advances and deposits and other costs directly related to future dance events. For advances that are expected to be recouped over a period of more than 12 months, the long-term portion of the advance is classified as other long-term assets. These prepaid costs are charged to operations upon completion of the related events.

ID&T Holding B.V.

Notes to consolidated financial statements (Continued)
March 31, 2013
(unaudited)

(k) Other long-term assets

Loans to shareholders, employees and non-consolidated affiliates are presented at their nominal value, less a provision for bad debts where necessary.

(l) Investments in non-consolidated affiliates

In general, non-consolidated investments in which the Company owns more than 20% of the common stock or otherwise exercises significant influence over the affiliate are accounted for under the equity method. The Company reviews the value of equity method investments and records impairment charges in the statement of operations for any decline in value that is determined to be other than temporary.

(m) Property and equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation of property and equipment is calculated using the straight-line method over the estimated useful lives of the assets. The useful lives of property and equipment is 5 years.

(n) Business combinations

The Company accounts for its business combinations under the acquisition method of accounting. Identifiable assets acquired, liabilities assumed and any non-controlling interest in the acquiree are recognized and measured as of the acquisition date at fair value. Additionally, any contingent consideration is recorded at fair value on the acquisition date and classified as a liability. Goodwill is recognized to the extent the aggregate amount of the acquisition date fair value of the consideration transferred and any non-controlling interests in the acquiree exceeds the recognized bases of the identifiable assets acquired, net of assumed liabilities.

Determining the fair value of assets acquired, liabilities assumed and non-controlling interests requires management's judgment and often involves the use of significant estimates and assumptions, including assumptions with respect to future cash inflows and outflows, discount rates and asset lives, among other items.

(o) Goodwill

Goodwill is an asset representing the future economic benefits arising from other assets acquired in a business combination that are not individually identified and separately recognized.

The Company performs its annual impairment review of goodwill on December 31, and when a triggering event occurs between annual impairment tests. No impairment loss was recorded in the three months ended March 31, 2013 or 2012.

(p) Income taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a

ID&T Holding B.V.

Notes to consolidated financial statements (Continued)
March 31, 2013
(unaudited)

change in tax rates is recognized in income in the period that includes the enactment date. The Company recognizes the effect of income tax positions only if those positions are more likely than not to be sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company records interest related to income taxes in interest expense and penalties in general and administrative expenses.

The available tax losses are determined and accounted for based on the nominal applicable tax rates, taking into account the probability and timing with which those losses are deemed to be available for offset against future taxable profits. Both the probability and the timing element are expressed in the discount rate used.

Deferred tax assets also include a component related to a fiscal amortisation charge regarding trademark rights capitalized exclusively for fiscal purposes, which can be realized in the future. The remaining amortisation period at March 31, 2013 is 3 years and 9 months.

(q) Impairment of long-lived assets

Long-lived assets, such as property and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require that a long-lived asset or asset group be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying value. If the carrying value of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values and third-party independent appraisals, as necessary.

In 2013 and 2012, no circumstances that indicate that the carrying amount of an asset may not be recoverable were identified.

(r) Revenue recognition

Revenue from the promotion and production of an event is recognized upon commencement of the event. Cash collected in advance of the event is recorded as deferred revenue until the event occurs. Revenue from the Company's ticketing operations consists of ticket sales for events and ticketing fees. Revenue from ticket sales for events is recognized upon commencement of the event. Ticketing fees are charged at the time a ticket for an event is sold. Revenue collected from partners (sponsorships) and other revenue, which is not related to any single event, is classified as deferred revenue and generally amortized over the operating season or the term of the contract. Food and beverage revenue is recognized when the tokens that serve as tender at events are sold. Merchandise revenue is recognized when the merchandise is sold and delivered. Revenue from the production of licensed events is recognized on the date of the event.

Revenue from artist fees consists of booking fees and artist fees and is recognized at the date of the performance of the artist.

ID&T Holding B.V.

Notes to consolidated financial statements (Continued)
March 31, 2013

(s) Gross versus net revenue recognition

The Company reports revenue on a gross or net basis based on management's assessment of whether the Company acts as a principal or agent in the transaction. To the extent the Company acts as the principal, revenue is reported on a gross basis. The determination of whether the Company acts as a principal or an agent in a transaction is based on an evaluation of whether the Company has the substantial risks and rewards of ownership under the terms of an arrangement.

(t) Foreign currency

The Company uses the Euro as its reporting currency. The Euro is also the functional currency of most of the group Companies, however most of the foreign subsidiaries use their respective local currencies as their functional currency. Results of operations for foreign subsidiaries and foreign equity investees are translated into the reporting currency using the average exchange rates during the year. The assets and liabilities of those subsidiaries and investees are translated into the reporting currency using the exchange rates at the balance sheet date. The related translation adjustments are recorded in a separate component of shareholders' equity in accumulated other comprehensive income.

(u) Cost of revenue

Cost of revenue includes technical production, cost of food and beverages, artist fees, crowd services, costs of venues, event related marketing and overhead, cost of merchandise and neighbouring rights. Cost of revenue excludes depreciation and amortization. These costs are primarily variable in nature.

(v) Sales and marketing expense

Sales and marketing expenses consist primarily of hotel and travelling expenses, cost of sponsorship and corporate social responsibility expenses.

(w) General and administrative expenses

General and administrative expenses include rent, information technology expenses, costs of vehicles, legal expenses and consulting fees, along with other costs.

(x) Depreciation

The Company's depreciation expense is presented as a separate line item in the statements of operations. There is no depreciation expense included in cost of revenue or sales and marketing, general and administrative expenses.

(y) Pension and other postretirement benefits

The pension scheme for employees is a defined contribution scheme, which is administered by a life insurance company. The Company's only obligation is to pay the insurance company the contributions agreed upon. The contributions for the financial year are taken directly to profit or loss. Contributions payable and receivable are presented as current liabilities and current assets, respectively. The contributions were EUR 71,000 and EUR 66,000 for the three months ended March 31, 2013 and 2012, respectively.

ID&T Holding B.V.

Notes to consolidated financial statements (Continued)
March 31, 2013

(z) Commitments and contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, penalties and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred.

(aa) Concentration of credit risk

Revenue from ticket sales, which is the Company's main source of income, as well as revenue from food and beverage, is collected at the time of the sale. This significantly limits the Company's exposure to credit risk.

In addition, the Company has implemented procedures to check the creditworthiness of third parties and local promoters. Furthermore, the Company applies credit control and reminder procedures. There are no significant concentrations of credit risk within the group.

(bb) Recently issued accounting standards

In February 2013, the FASB issued new accounting guidance which adds new disclosure requirements for items reclassified out of accumulated other comprehensive income. The new guidance requires that companies present, either in a single note or parenthetically on the face of the financial statements, the effect of significant amounts reclassified based on their source and are effective for public companies in interim and annual reporting periods beginning after December 13, 2012. The Company has adopted this guidance as per January 1, 2013 even though it presently is not a public company. The adoption of this standard will not have a material effect on its financial position or results of operations.

On January 1, 2012, the Company adopted the amended accounting guidance issued by the FASB concerning the presentation of comprehensive income. The new guidance requires comprehensive income to be reported in either a single statement or in two consecutive statements reporting net income and other comprehensive income. The Company selected to present two consecutive statements. This amended guidance did not change the items that constitute net income or other comprehensive income, the timing of when other comprehensive income is reclassified to net income or the earnings per share computation.

In 2012, the FASB issued ASU 2012-02, Testing Indefinite-Lived Intangible Assets for Impairment. This update amended the procedures for testing the impairment of indefinite-lived intangible assets by permitting an entity to first assess qualitative factors to determine whether the existence of events and circumstances indicates that it is more likely than not that the indefinite-lived intangible assets are impaired. An entity's assessment of the totality of events and circumstances and their impact on the entity's indefinite-lived intangible assets will then be used as a basis for determining whether it is necessary to perform the quantitative impairment test as described in ASC 350-30, Intangibles—Goodwill and Other—General Intangibles Other than Goodwill. ASU 2012-02 is effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012, with early adoption permitted. The Company has concluded that this amendment does not have a material effect on its financial position or results of operations.

ID&T Holding B.V.

Notes to consolidated financial statements (Continued)
March 31, 2013

(2) RELATED PARTY TRANSACTIONS

Transactions with related parties include various loans granted to non-consolidated affiliates and employees/shareholders, management fees paid to the board of directors of EUR 189,000 (2012: EUR 137,000) and various accounts payable or receivable to related parties. Related party transactions are executed at arm's length.

The other long-term assets relate to loans to non-consolidated affiliates for EUR 569,000 (2012: EUR 575,000), to employees for EUR 19,000 (2011: EUR 85,000) and to shareholders/employees for EUR 216,000 (2012: EUR 240,000). The interest rate on those loans during 2013 was 3.0% respectively 4.6% (2012: 2.85% respectively 4.6%). Under the shareholders agreement, the shareholders of the Company are required to apply 50% of the dividends paid-out to them to repay the outstanding loan balances. The shares held by the shareholders secure the loans to these shareholders. The other loan arrangements have not been collateralized.

In addition to the balance of loans to employees and shareholders/employees outstanding on March 31, 2013 of EUR 235,000, the Company made advance payments to the shareholders of the Company of EUR 6.0 million as of March 31, 2013. These advance payments are included in current assets under the caption "Advance to shareholders." The balance of the advance payments to the shareholders at December 31, 2012 was EUR 4 million. On Feburary 20, 2013, an additional advance payment of EUR 2.0 million was made.

(3) EQUITY INSTRUMENTS

	As of March 31, 2013 (in thousands)		As of December 31, 2012 (in thousands)

SFX common stock held on behalf of the shareholders of the Company	EUR	15,619	EUR	—

Equity instruments held on behalf of the shareholders of the Company:		15,619
SFX common stock		15,619		—
Warrants		3,024		—
EBITDA warrants		112		—
Short calls		(1,504)		—

Equity instruments held on behalf of the Company		17,251		—

	EUR	32,870		—

The aforementioned equity instruments are valued using pricing models as no market data is available. Pricing models take into account the contract terms as well as multiple inputs where applicable, such as interest rate yield curves and option volatility. The fair value of the SFX common stock is based on recent transaction data. The fair value of the equity instruments other than the SFX common stock is determined based on an enhanced binomial option model tailored for valuation options and warrants with possible early exercise triggers. Refer to note 9 for further information on the fair value hierarchy.

ID&T Holding B.V.

Notes to consolidated financial statements (Continued)
March 31, 2013

(4) ACCOUNTS RECEIVABLE AND ALLOWANCE FOR DOUBTFUL ACCOUNTS

Accounts receivable consist of the following

	As of March 31, 2013 (in thousands)		As of December 31, 2012 (in thousands)

Trade debtors	EUR	2,007	EUR	1,386
Allowance for doubtful accounts		(360)		(382)

Reserve balance end of period	EUR	1,647	EUR	1,004

The movement in allowance for doubtful accounts is the following

	As of March 31, 2013 (in thousands)		As of December 31, 2012 (in thousands)

Balance, balance beginning of period	EUR	(382)	EUR	(328)
Charged to expense				(98)
Write-offs and adjustments		22		44

Reserve balance end of period	EUR	(360)	EUR	(382)

(5) INVENTORIES

	As of March 31, 2013 (in thousands)		As of December 31, 2012 (in thousands)

Merchandise	EUR	22	EUR	22
Prepaid production costs of DVD's and other		129		118

	EUR	151	EUR	140

The production cost of DVD's consists of cost for registration and prepaid production cost for DVD's that are to be released in the succeeding reporting period.

(6) PROPERTY AND EQUIPMENT

	March 31, 2013 (in thousands)		December 31, 2012 (in thousands)

Leasehold improvements	EUR	744	EUR	683
IT Enterprise Platform		480		480
Fixtures, fittings and IT facilities		6,791		6,439

Total		8,015		7,602
Less: accumulated depreciation and amortization		(6,069)		(5,947)

Property and equipment, net	EUR	1,946	EUR	1,655

ID&T Holding B.V.

Notes to consolidated financial statements (Continued)
March 31, 2013

Depreciation and amortization expenses are approximately EUR 104,000 and EUR 130,000 for the three months ended March 31, 2013 and 2012, respectively.

In 2010, the Company developed an IT Enterprise Platform. The related costs are amortized over three years. Aggregate amortization expense for intangible assets subject to amortization was EUR 19,000 for the three months ended March 31, 2013 and 2012, respectively.

The Company has recorded an asset retirement obligation for the costs associated with returning a warehouse to its condition prior to the lease in the amount of EUR 13,750 (2012: EUR 15,000). In 2013, depreciation expenses in relation to the asset retirement obligation was EUR 1,250.

(7) GOODWILL

In 2008, the Company recorded goodwill in connection with the acquisition of Platinum Agency B.V. On November 27, 2012, additional goodwill was recorded in conection with the acquisition of an additional 4.9% interest in Platinum Agency B.V.

The Company performed its annual goodwill impairment test as of December 31, 2012. The Company did not identify any material reporting unit at risk of failing step one of the goodwill impairment test. The fair value of all reporting units is substantially in excess of their carrying value. As of March 31, 2013, no impairment indicators were noted that would trigger an impairment test. The value of the goodwill as of March 31, 2013 is EUR 306,000 (2012: EUR 306,000).

(8) DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

The Company does not engage in hedging activities and does not enter into derivative instruments for cash flow hedging or speculative purposes.

(9) FAIR VALUE MEASUREMENTS AND THE FAIR VALUE OPTION

Fair value of financial instruments

Financial assets carried at fair value as of March 31, 2013 are classified in the table below in the categories described below:

	As of March 31, 2013		As of December 31, 2012
	Level	Fair value	Level	Fair value

Financial assets:
Cash and cash equivalents	1	14,663	1	9,454
Equity instruments	3	32,870	—	—

There are three levels of inputs to measure fair value. The definition of each input is described below:

Level 1:	Quoted prices in active markets for identical assets and liabilities that are accessible by the Company at the measurement date for identical assets and liabilities.
Level 2:	Inputs are observable, other than quoted prices included in Level 1, either directly or indirectly. Such prices may be based upon quoted prices for or comparable securities in active markets or inputs not quoted on active markets, but are observable or corroborated by market data.

ID&T Holding B.V.

Notes to consolidated financial statements (Continued)
March 31, 2013

Level 3:	Unobservable inputs are used when little or no market data is available. These items do not have two-way markets and are measured using management's best estimate of fair value, where the inputs into the determination of fair value require significant management judgment or estimation.

The Company's equity instruments are valued using pricing models. Pricing models take into account the contract terms as well as multiple inputs where applicable, such as interest rate yield curves, option volatility and currency rates. Equity instruments are considered "Level 3" fair value measurements. The Company's derivative instruments are typically long-term in nature.

As of March 31, 2013 and December 31, 2012, the carrying value of the Company's cash and cash equivalents approximated their fair value and consisted primarily of bank deposits. Other financial assets and liabilities, including accounts receivable, accrued expenses are carried at cost, which also approximates their fair value because of the short-term nature of these items.

In the normal course of business, the Company is exposed to the impact of foreign currency fluctuations. The Company limits these risks by following established risk management policies and procedures.

(10) EQUITY METHOD INVESTMENTS

In October 2012, the Company entered into an agreement with SFX effectively selling 51% of the shares of a newly formed company in the United States. The remaining 49% of the shares are accounted for at net asset value under non-consolidated participating interests.

The non-consolidated participating interests as at March 31, 2013 are the following:

	Relative % ownership
	As of March 31, 2013	As of December 31, 2012

ID&T BVBA	50	50
Q-Licenties v.o.f.	50	50
B2S Holding B.V.	50	50
B2S Real Estate B.V.	50	50
ID&T Brasil Eventos LTDA	50	50
Toffler B.V.	25	25
Dominator B.V.	50	50
DZIV B.V.(formerly Outland Exploitatie BV)	33.33	33.33
Go Fast Sports Europe B.V.	8.35	8.35
Maximus Security B.V.	—	—
Eventions Riggings B.V.	20	20
Olivier Weiter B.V.	50	50
Vantage Point B.V.	30	30
Toren Overhoeks B.V.	33.33	33.33
Toren Overhoeks C.V.	45	45
N8lab B.V.	40	40
Kinetic Art Winches B.V.	36	36
Backbone B.V.	40	40

ID&T Holding B.V.

Notes to consolidated financial statements (Continued)
March 31, 2013

The changes in investments in non-consolidated affiliates were as follows:

	As of March 31, 2013 (in thousands)	As of December 31, 2012 (in thousands)

Balance, beginning of period	EUR 2,022	EUR 1,296
Share in earnings of non-consolidated affiliates	22	1,523
Acquired/divested/added	—	546
Dividend distribution	—	(1,343)

Balance, end of period	EUR 2,044	EUR 2,022

(11) NON-CONTROLLING INTERESTS

The consolidated financial statements contain the following non-controlling interest:

	Relative % ownership
	March 31, 2013	December 31, 2012

Platinum Agency B.V., Amsterdam, the Netherlands	70.3	70.3

Redeemable non-controlling interests are measured at fair value, both at the date of acquisition and subsequently at each reporting period. The redeemable non-controlling interests are reported on the Consolidated Balance Sheets in mezzanine equity in "Redeemable non-controlling interests."

A reconciliation of redeemable noncontrolling interests for the three months ended March 31, 2013 and the year ended December 31, 2012 is as follows:

	March 31, 2013 (in thousands)		December 31, 2012 (in thousands)

Balance beginning of period	EUR	64	EUR	97
Dividends		—		(76)
Net income attributable to noncontrolling interests		1		57
(Sale)/Purchase of subsidiary shares at fair value		—		(14)

Balance end of period	EUR	65	EUR	64

(12) INCOME TAXES

The income tax expense (benefit) for the three months ended March 31, 2013 is as follows:

	March 31, 2013 (in thousands)		March 31, 2012 (in thousands)

Realisation of deferred tax asset,	EUR	—	EUR	—
Corporate income tax for the period		685		497

Total	EUR	685	EUR	497

ID&T Holding B.V.

Notes to consolidated financial statements (Continued)
March 31, 2013

The Company has deferred tax assets of EUR 130,000 (2012: EUR 140,000) which can be specified as follows:

	As of March 31, 2013 (in thousands)	As of December 31, 2012 (in thousands)

Temporary difference amortization brands	EUR 101	EUR 109
Temporary difference amortization IT Enterprise Platform	29	31

Total	130	140

The effective income tax rate of the Company is different from the amount computed using the expected Netherlands income tax rate of 25% as a result of the following:

	Three months ended March 31,
	2013 (in thousands)	2012 (in thousands)

Income tax expense at federal statutory rate	EUR 5,904	EUR (657)
Increase (reduction) in income taxes resulting from:
Share in earnings of non-consolidated affiliates which are tax-exemped	(6,602)	(5)
Adjustment of deferred tax assets
Withholding taxes in Brazil		122
Non-deductable expenses	(12)	3
Tax loss carryforward incurred in other jurisdictions	44	36
Other, net	(19)	4

	(685)	(497)

The Company's Netherlands income tax returns are subject to examination by the taxing authorities as prescribed by applicable statute. The statute of limitations remains open for the Company's Netherlands returns from 2008 and forward. No income tax waivers have been executed that would extend the period subject to examination beyond the period prescribed by statute.

(13) COMMITMENTS AND CONTINGENCIES

The Company leases vehicles, office space, certain equipment and some of its event venues for rent expenses of EUR 5,982,000 (2012: EUR 6,274,000). Some of the lease agreements contain renewal options and annual rental escalation clauses (generally tied to the consumer price index), as well as provisions for the payment of utilities and maintenance by the Company.

ID&T Holding B.V.

Notes to consolidated financial statements (Continued)
March 31, 2013

As of March 31, 2013, the Company's future minimum rental commitments under non-cancelable operating lease agreements with terms in excess of one year consist of the following:

	As of March 31, 2013 (in thousands)	As of December 31, 2012 (in thousands)

2013	EUR 2,007	EUR 2,018
2014	1,461	1,652
2015	641	708
2016	433	455
2017	405	405
Thereafter	1,035	1,036

Total	EUR 5,982	EUR 6,274

Lease obligations

At March 31, 2013, the Company and its subsidiaries had obligations totalling EUR 596,000 (2012: EUR 668,000) in connection with vehicle leases. Those with terms of one year or less amount to EUR 266,000 (2012: EUR 277,000) and those with terms between one and five years total EUR 330,000 (2011: EUR 391,000).

Rental of buildings and guarantees

The Company has entered into rental obligations representing an amount of approximately EUR 620,000 per annum (2012: EUR 620,000). The rental obligation covers a period of one to five years. Under the rental agreements entered into, third parties have issued rental guarantees for the Company's benefit representing a total of EUR nil (2012: EUR nil).

The Company has signed letters of intent to rent office space in the refurbished building for a term of 10 years.

Rental obligations for event venues

Current rental obligations of the Company and its subsidiaries for event venues total EUR 4,300,000 as of March 31, 2013 (2012: EUR 4,300,000). Those with terms of one year or less total EUR 1,119,000 (2012: EUR 1,119,000), those with terms between one and five years total EUR 2,081,000 (2012: EUR 2,145,000) and those with terms in excess of 5 years EUR 1,036,000 (2012: EUR 1,036,000).
Fiscal unit

The Company forms part of the fiscal unity for corporate income tax purposes (together with the entities marked with an asterisk (*) in the list on pages 10 and 11. As such, the Company is jointly and severally liable for the tax liabilities of the fiscal unity as a whole.

ID&T Holding B.V.

Notes to consolidated financial statements (Continued)
March 31, 2013

(14) SUBSEQUENT EVENTS

On May 17, 2013, the Company completed the acquisition of 100% of the shares of DTW Holding B.V. for a nominal amount. DTW Holding B.V. owns 50% of the shares of Q-Licenties VOF. Going forward the Company owns 100% of the shares of Q-Licenties VOF.

On April 16, 2013, the Company has signed a Memorandum of Understanding with the shareholders of Club Amstelstraat B.V. to further negotiate the purchase of a 50% interest in this company, which in turn holds an interest in several clubs and outdoor festivals in the Amsterdam area. The definitive acquisition price will be based on the historic economic performance of the companies and the outcome of the due diligence procedures.

i-Motion GmbH Events & Communication
and
i-Motion Veranstaltungs-GmbH
Konzeption u. Ausführung Nature One,
Both situated in 56218 Mülheim-Kärlich

Combined Financial Statements
as of and for the years ended December 31, 2012 and 2011

i-Motion GmbH Events & Communication and
i-Motion Veranstaltungs-GmbH Konzeption u. Ausführung Nature One,
Both situated in 56218 Mülheim-Kärlich

Combined Financial Statements
As of and for the years ended December 31, 2012 and 2011

Report of Independent Auditors

The Management and Shareholders of I-Motion GmbH Events & Communication
and i-Motion Veranstaltungs-GmbH Konzeption u. Ausführung Nature One

We have audited the accompanying combined financial statements of I-Motion GmbH Events & Communication and i-Motion Veranstaltungs-GmbH Konzeption u. Ausführung Nature One (jointly: the Company), which comprise the combined balance sheets as of December 31, 2012 and 2011, and the related combined statements of comprehensive income, changes in shareholders' equity and cash flows for the years then ended, and the related notes to the combined financial statements.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these combined financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on these combined financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion the combined financial statements referred to above present fairly, in all material respects, the combined financial position of i-Motion GmbH Events & Communication and i-Motion Veranstaltungs-GmbH Konzeption u. Ausführung Nature One at December 31, 2012 and 2011, and the combined results of their operations and their cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft
Eschborn, Germany June 21, 2013

i-Motion GmbH Events & Communication and
i-Motion Veranstaltungs-GmbH Konzeption u. Ausführung Nature One

Combined balance sheets
As of December 31, 2012 and 2011

	Notes reference	2012	2011

		(in thousands of EUROs)
Assets
Current assets
Cash	5	1,216	869
Trade and other receivables net of allowances of 0 and 0 as of December 31, 2012 and 2011 respectively		271	159
Receivables from related parties	12	77	3
Prepaid expenses		12	67
Other current assets	6	542	951
Inventory	7	284	274

		2,403	2,322

Non-current assets
Property, plant and equipment, net of accumulated depreciation	8	297	208
Intangible assets, net of accumulated amortization	9	20	29
Other assets	6	101	110
Deferred taxes	4.6	0	5

		417	351

Total assets		2,819	2,674

Equity and Liabilities
Current liabilities
Income taxes payable	4.6	26	13
Provisions	11	130	86
Accrued liabilities	10	103	152
Trade and other liabilities	10	754	288
Liabilities to related parties	12	77	49
Deferred revenues		103	0

		1,191	588

Non current liabilities
Deferred taxes	4.6	1	0

		1	0

Total Liabilities		1,192	588

Equity
Issued capital		50	50
Retained earnings		1,577	2,036

Total equity		1,627	2,086

Total equity and liabilities		2,819	2,674

The accompying notes are an integral part of these combined financial statements

i-Motion GmbH Events & Communication and
i-Motion Veranstaltungs-GmbH Konzeption u. Ausführung Nature One

Combined statement of comprehensive income
For the years ended December 31, 2012 and 2011

	Notes reference	2012	2011

		(in thousands of EUROs)
Revenue in connection with events	4.1	10,911	10,073
Merchandise revenue	4.1	513	500

Total Revenue		11,424	10,573

Costs in connection with events	4.2	6,697	6,378
Cost of merchandise	4.2	168	126
Other operating income	4.3	118	80
Personnel expenses	4.4	1,448	1,300
Depreciation and amortization		93	82
Other operating expenses	4.5	1,260	1,150

Operating profit		1,875	1,617

Interest expense		2	5
Interest income		21	58

Income before income taxes		1,894	1,671

Income taxes	4.6	598	486
Deferred income taxes	4.6	6	(5)

Net income		1,290	1,191

Comprehensive income		1,290	1,191

The accompying notes are an integral part of these combined financial statements

i-Motion GmbH Events & Communication and
i-Motion Veranstaltungs-GmbH Konzeption u. Ausführung Nature One

Combined statements of changes in equity
For the years ended December 31, 2012 and 2011

	Issued capital	Retained earnings	Total equity

	(in thousands of EUROs)
As of January 1, 2011	50	1,905	1,955
Net income	0	1,191	1,191
Dividends	0	(1,060)	(1,060)

As of December 31, 2011	50	2,036	2,086

As of January 1, 2012	50	2,036	2,086
Net income	0	1,290	1,290
Dividends	0	(1,749)	(1,749)

As of December 31, 2012	50	1,577	1,627

The accompying notes are an integral part of these combined financial statements

i-Motion GmbH Events & Communication and
i-Motion Veranstaltungs-GmbH Konzeption u. Ausführung Nature One

Combined cash flow statements
For the years ended December 31, 2012 and 2011

	Notes reference	2012	2011

		(in thousands of EUROs)
Operating activities
Net income		1,290	1,191
Adjustments to reconcile net income to cash flows from operating activities
Depreciation	8	83	72
Amortisation	9	10	10
Gain on disposal of property, plant and equipment	4.3, 8	(23)	(10)
Changes in deferred taxes	4.6	6	(6)
Changes in provisions and accrued liabilities	10, 11	21	(236)
Working capital adjustments
Increase in trade and other receivables and prepayments		(113)	(139)
Increase/decrease in inventories		(10)	46
Increase/decrease in trade and other payables and deferred revenues		595	(450)

Net cash flow from operating activities		1,859	478

Investing activities
Proceeds from sale of property, plant and equipment	8	139	152
Purchase of property plant and equipment	8	(288)	(145)
Purchase of intangible assets	9	(1)	(9)
Repayment of loans to shareholder	12	377	0
Loans granted to shareholder	12	0	(738)
Repayment of other loans granted		10	1,389

Net cash flow used in investing activities		237	649

Dividends paid to shareholders		(1,749)	(1,060)

Net cash flow from financing activities		(1,749)	(1,060)

Net increase in cash		347	67
Cash at January 1	5	869	802

Cash at December 31	5	1,216	869

The accompying notes are an integral part of these combined financial statements

i-Motion GmbH Events & Communication and
i-Motion Veranstaltungs-GmbH Konzeption u. Ausführung Nature One

Notes to combined financial statements

1. DESCRIPTION OF BUSINESS

i-Motion GmbH Events & Communication was incorporated in 1999 (registered in the trade register of Koblenz under HRB 6269) and i-Motion Veranstaltungs-GmbH Konzeption und Ausführung Nature One was incorporated in 2008 (registered in the trade register of Koblenz under HRB 21100). They are leading event-management and entertainment companies whose business primarily includes the organization of electronic music events.

i-Motion GmbH Events & Communication and i-Motion Veranstaltungs-GmbH Konzeption und Ausführung Nature One (collectively, "i-Motion" or the "Company") are related parties and are under common ownership (see Note 12—Transactions with related parties). The financial statements are presented on a combined basis.

The following activities are carried out by i-Motion: concept, marketing, ticketing, booking talent, sponsoring, beverage, merchandising, on-site-production, staff, crowd-management and artist-management. The Company organizes its activities as follows:

  •    Live entertainment (organization and promotion of music events)

Organizing music events is the key activity of the Company. i-Motion has managed to obtain a prominent role on the calendar of yearly events for the community of electric music culture both nationally and internationally.

The events are the following:

  –    NATURE ONE

NATURE ONE is Germany's largest open-air festivals for electronic music. The festival is held over four days and three nights, includes more than 300 DJs and live acts from all over the world and occupies four main floors and 19 club floors on a former missile base of the US Army. A camping site opens from Thursday to Monday and hosts a large majority of visitors. Since 1995, the event has taken place on the first weekend of August with an average of 50,000 tickets sold.

  –    Ruhr-in-Love

Ruhr-in-Love is another annually organized live event, which is held in Oberhausen, Germany with approximately 44,000 spectators attending the event. Since 2002, Ruhr-in-Love has been "the family-gathering of the electronic music scene." The concept includes: daytime open-air on a Saturday at "OlgaPark" in the middle of the city of Oberhausen, 38 different open air floors, hosted by various participants in the electronic music culture including: clubs, promoters, record labels, booking agencies, radio stations and magazines.

  –    MAYDAY

This event is regarded as the first major party for electronic music in Europe. It started in 1991 and was initially held in Berlin. The first MAYDAY event was organised by i-Motion in 2007 with a record number of tickets sold in 2009 (25,000 visitors). It is the biggest electronic music indoor event in Germany with more than 50 artists on five different floors. It is held once a year on April 30 in the "Westfalenhallen Dortmund."

i-Motion GmbH Events & Communication and
i-Motion Veranstaltungs-GmbH Konzeption u. Ausführung Nature One

Notes to combined financial statements (Continued)

Since 2000 MAYDAY events have been organized in different countries, including Poland, Belarus and Russia.

  –    SYNDICATE "Ambassadors in Harder Styles"

SYNDICATE, begun in 2007, is one of the larger festivals for the harder styles of electronic music with 16,000-18,000 regular visitors. It takes place the first weekend of October in "Westfalenhallen Dortmund." SYNDICATE is jointly organized by i-Motion and Art of Dance (Netherlands).

  –    WinterWorld

WinterWorld has become the first major electronic music culture event in Germany at the beginning of each year. WinterWorld's 10th anniversary in 2013 sold-out with 12,000 visitors. The event offers three different floors and different styles of electronic music. The event takes place in "Rhein-Main-Hallen Wiesbaden" near Frankfurt.

  –    Toxicator

Toxicator started in 2009. It is the first event by i-Motion for hardcore, hard-style and hard techno music in the southwest of Germany. It attracted approximately 7,000 people (for the December 2012 event).

  –    Electric City

Starting in 2001, Electric City is a local event held in different clubs in the City of Koblenz and is regularly attended by approximately 6,500 visitors.

  –    Sunshine live

Sunshine live was initiated in 2012 for the 15th anniversary of the radio station "sunshine live," which solely plays electronic music.

  –    International

In 2012, there were four international events: MAYDAY Poland, MAYDAY Belarus, Soundtropolis Poland and Silesia-in-Love Poland. The events in Poland are organized with a partner and the event in Belarus is based on a contractual (licence) agreement.

•    Public relations, advertisement, design

Further to the organization of the Company's own events, the Company also renders such services to third parties for a fee.

Under the label "abstract," i-Motion offers a booking agency for artists in the electronic music culture.

•    Merchandising of products and gastronomy services

During the events, the Company sells clothing, accessories and beverages.

i-Motion GmbH Events & Communication and
i-Motion Veranstaltungs-GmbH Konzeption u. Ausführung Nature One

Notes to combined financial statements (Continued)

Basis of preparation

Combined statements

The combined financial statements include the financial statements of i-Motion GmbH Events & Communications and i-Motion Veranstaltungs-GmbH Konzeption u. Ausführung Nature One as of December 31, 2012 and 2011 and for the years then ended. Intercompany accounts and transactions have been eliminated in combination.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and footnotes thereto. Significant estimates by management include the review of the owned investment and real estate funds for potential impairment, the measurement of the merchandise inventories based on the lower of cost or market principle, the recognition of allowances for trade accounts receivable, the recognition and measurement of uncertain tax positions and the evaluation of risks from litigation. Actual results may differ from those estimates.

For the investment and real estate funds, the carrying value is compared as of each year-end with an estimated market value. The estimated market value is based on Level 2 inputs as the investments are closed and not publicly traded.

Merchandise inventories are measured at their weighted average costs. At a period-end, the Company evaluates the lower of cost or market by comparing the historical purchase costs with the expected sales prices minus potential distribution costs to conclude on a necessary inventory reserve.

The Company's assumptions, judgments, and estimates relative to the current provision for income taxes take into account current tax laws, its interpretation of current tax laws and possible outcomes of current and future audits conducted by domestic tax authorities. The Company has established reserves for income taxes to address potential exposures involving tax positions that could be challenged by tax authorities. Although the Company believes its assumptions, judgments, and estimates are reasonable, changes in tax laws or the Company's interpretation of tax laws, and the resolution of potential tax audits could significantly impact the amounts provided for income taxes in the financial statements.

For the measurement of the contingent risks from pending litigation, management reviews all available evidence supported by external lawyers to conclude on the best estimate to measure a potential provision for such litigation. Supporting documents include the year-end lawyer letters and estimates, current settlement negotiations with the plaintiff and comparable rulings in other cases. Actual results may differ from these estimates.

2. SUMMARY OF ACCOUNTING POLICIES

The following section discloses and discusses each of the Company's critical accounting policies, including information and analysis of estimates and assumptions involved in their application and other significant accounting policies.

i-Motion GmbH Events & Communication and
i-Motion Veranstaltungs-GmbH Konzeption u. Ausführung Nature One

Notes to combined financial statements (Continued)

Recognition of revenues and cost

Live entertainment

The company recognizes revenue from live entertainment events when the performance occurs. Cash received in advance of the event is recognized as deferred revenue.

The Company sells tickets in cooperation with sales agencies. Tickets are either sold via online shops, ticket hotlines or at box offices.

Further to the tickets sales, i-Motion recognizes revenue from the sale of beverages, camping, shuttle buses and parking fees etc. In addition, the Company charges rental fees for event space to third parties who mainly offer food and non-food products to the visitors. Revenues are recognized at the time of delivery of the product or service.

The Company evaluates the criteria outlined in Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Subtopic 605-45, "Revenue Recognition—Principal Agent Considerations," in determining whether it is appropriate to record the gross amount of revenue and related costs or the net revenue. Under this accounting guidance, if the Company is the primary obligor to perform the services being sold, has general inventory risk as it pertains to recruiting and compensating the talent, has the ability to control the ticket pricing, has discretion in selecting the talent, is responsible for the production of the event, generally bears the majority of the credit or collection risk or has several but not all of these indicators, then its revenue is recorded on a gross basis. If the Company does not have several of these indicators, it records revenue or losses on a net basis.

Costs in connection with events include fees for artists, rental expenses for buildings and technical equipment, marketing and communication expenses as well as external personnel cost. Any direct costs (with the exception of marketing expenses) incurred prior to the event are deferred and then expensed when the event takes place.

Certain events are organized jointly with other operators and there are agreements in place to share the respective results from the event with such operators. In such cases, the Company records its revenues and costs on a gross basis and the agreed allocation of the net profit is settled between the partners in accordance with the contract timeline. The net settlement is recorded as an adjustment to costs in connection with events. When the net profit settlement has not occurred for a past event prior to year-end, the Company makes an accrual based on an estimate of the expected settlement.

Sponsoring revenues

The Company has entered sponsoring agreements with different beverage and tobacco companies. According to these sponsoring agreements, the respective partner has the exclusive right to promote its brand during the event and in the marketing material advertising the event. Additionally the Company exclusively sells the partners' products during the event. These sponsoring agreements are each agreed for specific i-Motion events and accordingly the Company records the fees received from the sponsor when the event takes place.

Public relations, advertisement, design

In its advertisement and product placement activities, the Company enters into barter transactions with several partners, which are principally radio stations, exchanging rights to place advertisements on

i-Motion GmbH Events & Communication and
i-Motion Veranstaltungs-GmbH Konzeption u. Ausführung Nature One

Notes to combined financial statements (Continued)

each others' websites, flyers and radio broadcasting. In these transactions, the Company has historically not paid cash or its equivalent for any of the exchanged services and therefore is unable to establish a fair value of the services it receives. As a result, no revenues from the services provided to the radio stations and no corresponding advertising expense is recorded in relation to such barter transactions. In 2012, the overall volume of the advertising activities covered by such barter agreements was approximately 112 hours in radiospots, approximately 16 hours in television hours and additional advertising in print media.

Advertisement costs (unrelated to the partners with barter transactions) paid in cash are expensed as incurred and are included in the costs in connection with events.

Merchandising of products and gastronomy services

Merchandising products (t-shirts, jackets, hoodies and accessories) and beverages are sold during events and are generally non-refundable.

In addition, but to a lesser extent, merchandising products are sold online.

Revenues and the related cost of the merchandise and gastronomy services are recognized when products and services are delivered. In connection with CD-sales, the Company has signed an arrangement with the supplier "Kontor." In accordance with this agreement the Company receives a fixed license fee for every CD sold and downloaded from the partner. The Company records the license revenues in the respective period the CD and download sales were realized.

Income taxes

The Company accounts for income taxes in accordance with the liability method. Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities. Management makes assumptions, judgments, and estimates to determine the current provision for income taxes and also the deferred tax assets and liabilities as well as any valuation allowance to be recorded against deferred tax assets. Interests and penalties on income tax assessments are expensed as incurred in the respective period as interest expense.

The Company's assumptions, judgments and estimates relative to the current provision for income taxes take into account current tax laws, the Company's interpretation of current tax laws and possible outcomes of current and future audits conducted by domestic tax authorities. The Company has established reserves for income taxes to address potential exposures involving tax positions that could be challenged by tax authorities. Although the Company believes its assumptions, judgments and estimates are reasonable, changes in tax laws, the Company's interpretation of tax laws or the resolution of potential tax audits could significantly impact the amounts provided for income taxes in the financial statements.

The Company's assumptions, judgments and estimates relative to the value of a deferred tax asset take into account predictions of the amount and category of future taxable income, such as income from operations or capital gains income. Actual operating results and the underlying amount and category of income in future years could render its current assumptions, judgments and estimates of recoverable net deferred taxes inaccurate. Any of the assumptions, judgments and estimates mentioned above could cause the Company's actual income tax obligations to differ from its estimates, thus could materially impact its financial position and results of operations.

i-Motion GmbH Events & Communication and
i-Motion Veranstaltungs-GmbH Konzeption u. Ausführung Nature One

Notes to combined financial statements (Continued)

Cash

Cash consists of cash in bank accounts and cash on hand.

Trade and other receivables and allowance for doubtful accounts

Trade receivables are primarily amounts due from ticketing agencies in conjunction with events, sponsor partners and due from profit sharing revenues with foreign partners. The Company records a provision for doubtful accounts based on a detailed assessment of the collectability of the accounts receivable. To assist with the estimate, management considers certain factors such as historical experience, industry data, credit quality, age of accounts receivable balances and current economic conditions that may affect a customer's ability to pay. In cases where the Company becomes aware of circumstances that may impair a specific customer's ability to meet its financial obligations, the Company records a specific allowance against amounts due from the customer and thereby reduces the net recognized receivable to the amount reasonably believed to be collectible. There is significant judgment involved in estimating the allowance for doubtful accounts. The Company calculates an allowance for doubtful accounts in order to build a reserve for potentially uncollectible receivables. The allowance for doubtful accounts is estimated based on our analysis of trends in overall receivables aging, specific identification of certain receivables that are at risk of not being paid, past collection experience and current economic trends. In times of domestic or global economic turmoil, the Company's estimates and judgments with respect to the collectability of its receivables are subject to greater uncertainty than in more stable periods.

Prepaid expenses

The Company routinely incurs event expenses in advance of the event date. These expenses are recorded as prepaid and are expensed when the event occurs. Additionally insurance premiums are recorded as prepaid expenses and deferred to the period of service.

Inventory

Carrying amounts of merchandise, materials and supplies inventories are determined on an individual cost basis using a weighted average cost and are recorded at the lower of cost or market value.

Receivables from and liabilities to related parties

Receivables from and liabilities to related parties include services provided to or from other companies owned by the majority shareholder of the Company. The balances are recorded at their nominal amount.

Fair value of financial instruments

The Company values its assets and liabilities using the methods of fair value as described in ASC 820, Fair Value Measurements and Disclosures. ASC 820 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The three levels of fair value hierarchy are described below:

Level 1 inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Company has the ability to access.

i-Motion GmbH Events & Communication and
i-Motion Veranstaltungs-GmbH Konzeption u. Ausführung Nature One

Notes to combined financial statements (Continued)

Level 2 inputs to the valuation methodology include quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in inactive markets; inputs other than quoted prices that are observable for the asset or liability; and inputs that are derived principally from or corroborated by observable market data by correlation or other means. If the asset or liability has a specified (contractual) term, the Level 2 input must be observable for substantially the full term of the asset or liability.

Level 3 inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The Company's financial instruments consist principally of cash, trade and other receivables, investments in funds, trade payables, receivables and liabilities with related parties and with the majority shareholder. Cash and receivables are financial assets with carrying values that approximate fair value. Trade payable and other liabilities are financial liabilities with carrying values that approximate fair value. Receivables and payables to related parties are recorded based on their carrying values which approximates their fair value. The Company believes that for these financial instruments, the recorded values approximate fair market value because of the nature and duration of the respective financial instruments.

The Company's investment in funds are measured at cost, less any other than temporary impairments as the investments do not meet the scope of ASC 320 because the instruments are not readily tradable. Other than temporary impairment is determined based on the comparison of the cost to the fair value and the duration of that impairment, including factors as to whether the fair value could reasonably be expected to recover and the length of time that the fair value has been below cost. The estimate of the fair value of the investment and the determination of whether such impairment is other than temporary requires significant judgement.

Property, plant and equipment net of accumulated depreciation

Property, plant and equipment are stated at cost, net of accumulated depreciation. Additions to property, plant and equipment generally include acquisition cost. Expenditures for maintenance and repairs are expensed as incurred.

Depreciation expense is recorded on a straight-line basis over estimated useful lives in the range from 3 to 13 years. Upon the occurrence of certain triggering events or circumstances, the Company evaluates the depreciation periods of property, plant and equipment to determine whether a revision to its estimates of useful lives is warranted.

Intangible assets net of accumulated amortization

Intangible assets include software with estimated useful lives of 3 to 5 years and stated at amortized cost. Amortization is recorded on a straight-line basis over the estimated useful lives. Upon the occurrence of certain triggering events or circumstances, the Company evaluates the amortization periods of intangible assets to determine whether a revision to its estimates of useful lives is warranted.

Impairment of long-lived assets

The Company assesses the impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of assets to be held and used is measured first by a comparison of the carrying amount of an asset to

i-Motion GmbH Events & Communication and
i-Motion Veranstaltungs-GmbH Konzeption u. Ausführung Nature One

Notes to combined financial statements (Continued)

the future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, an impairment loss would be recognized. When measuring the recoverability of these assets, the Company will make assumptions regarding its estimated future cash flows it expects to be generated by the assets. If the Company's estimates or related assumptions change in the future, the Company may be required to impair these assets. The Company has not recognized impairment of long-lived assets in 2012 or in 2011.

Provisions and accrued liabilities

Provisions and accrued liabilities are recognized when the Company has a present obligation as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation. Where the Company expects some or all of a provision to be reimbursed, for example under an insurance contract, the reimbursement is recognized as a separate asset but only when the reimbursement is virtually certain. The expense relating to any provision is presented in the combined income statement net of any reimbursement.

3. RECENT ACCOUNTING PRONOUNCEMENTS

Presentation of comprehensive income

In June 2011, the FASB issued new accounting rules that require an entity to present the total of comprehensive income, the components of net income and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. The new accounting rules eliminate the option to present components of other comprehensive income as part of the statement of equity. The adoption of the new accounting rules in the first quarter of 2012 did not have a material effect on the Company's financial condition, results of operations or cash flows as it does not have any components of other comprehensive income.

Disclosures about offsetting assets and liabilities

In December 2011, the FASB issued new accounting rules related to new disclosure requirements regarding the nature of an entity's rights of offset and related arrangements associated with its financial instruments and derivative instruments. The new rules are effective for the Company in the first quarter of 2014 with retrospective application required. The Company does not expect the adoption of the new accounting rules to have a material effect on the Company's financial condition, results of operations or cash flows.

i-Motion GmbH Events & Communication and
i-Motion Veranstaltungs-GmbH Konzeption u. Ausführung Nature One

Notes to combined financial statements (Continued)

4. NOTES TO THE STATEMENTS OF COMPREHENSIVE INCOME

4.1. Revenue

Total revenues in 2012 and 2011 are as follows:

Revenues

(€ in thousands)	2012	2011

Revenues from key events	10,268	9,561
Merchandise sales	513	500
Others	643	512

	11,424	10,573

4.2. Costs in connection with events and merchandise costs

Related to the revenues the Company has incurred external costs for celebrating the events and merchandise costs splitting as reflected in the table below. Costs in connection with events do not include payroll expenses for personnel to organize and execute the events (see below in personnel expenses) or other operating expenses related to these events (see below in other operating expenses). Costs in connection with events includes only external direct costs specifically related to the respective event (e.g. rent expenses for the event location and equipment, marketing and communication expenses, artist expenses, technical equipment, third party event personnel).

Costs in connection with events and merchandise costs

(€ in thousands)	2012	2011

Costs in connection with key events	6,197	6,026
Merchandise sales	168	126
Others	500	352

	6,865	6,504

4.3. OTHER OPERATING INCOME

Other operating income is as follows:

Other operating income

(€ in thousands)	2012	2011

Income from private usage of company cars	43	32
Artist commissions	36	17
Gains on disposal of fixed assets	23	10
Insurance reimbursements	7	16
Other	9	5

	118	80

i-Motion GmbH Events & Communication and
i-Motion Veranstaltungs-GmbH Konzeption u. Ausführung Nature One

Notes to combined financial statements (Continued)

4.4 Personnel expenses

Personnel expenses

(€ in thousands)	2012	2011

Wages and salaries	1,294	1,159
Social security and other benefits	154	141

	1,448	1,300

As part of social security, the Company contributed €47 thousand (2011: €37 thousand) to the statutory pension scheme.

4.5. Other operating expenses

Other operating expenses

(€ in thousands)	2012	2011

Licence fees	456	365
Consulting fees	155	85
Office rent and other costs	131	100
Distribution expenses	79	82
Administration fees to related parties	76	76
Car expenses	36	36
Repair and maintenance	33	64
Bank charges	33	31
Others	261	311

	1,260	1,150

The licence fees relate to the brand names licensed from Rufener Brand Management AG. The license fee is calculated based on percentage of the revenues from the different events of the Company.

4.6. Income taxes

The income taxes consist of the following:

Tax expense

(€ in thousands)	2012	2011

Income Tax	598	486
Deferred income Tax	6	(5)

	604	481

The deferred income tax principally results from differences between the accounting and income tax base of certain assets and liabilities.

i-Motion is a company with corporate seat and place of management in Germany and therefore subject to the German Corporate Income Tax Act ("Körperschaftsteuergesetz") and Trade Tax Act ("Gewerbesteuergesetz"). Corporate Income Tax and Trade Tax equate to a combined tax rate

i-Motion GmbH Events & Communication and
i-Motion Veranstaltungs-GmbH Konzeption u. Ausführung Nature One

Notes to combined financial statements (Continued)

("expected income tax") of 28.25% percent including the Solidarity Surcharge ("Solidaritätszuschlag"), as of December 31, 2012 and 2011.

The reconciliation of the tax expense calculated based on the expected statutory tax rate of 28.25% to the actual tax expense recorded in the income statement is as follows:

Tax reconciliation

(€ in thousands)	2012	2011

Net income before income tax	1,894	1,671
Expected income tax	535	472
Tax expenses for prior periods	40	0
Non tax deductible items	29	9

	604	481

The deferred tax assets and liabilities relate to different depreciation of fixed assets and different measurement of one accrual. Deferred tax asset and liability impacts are netted as follows:

Netting of deferred tax assets and liabilities

(€ in thousands)	2012	2011

Deferred tax asset	5	6
Deferred tax liability	6	1

Net deferred tax asset (+)/Liability (-)	(1)	5

General tax status of the companies

Both companies included in these combined financial statements are individually subject to Corporate Income Tax and Trade Tax. The following tables shall disclose the results of past tax assessments, tax field audits and potential tax risks per company.

•    i-Motion Veranstaltungs-GmbH: Konzeption und Ausführungen Nature One

Tax filing status

The tax returns for 2011 have been finalized and filed with the tax authorities and have been assessed in line with the tax returns with assessment notices as of October 17, 2012.

The tax assessments for the fiscal year 2011 lead to the following tax refunds:

Tax filing status

(€ in thousands)

Corporate income tax	5
Solidarity surcharge	0
Trade tax	4

i-Motion GmbH Events & Communication and
i-Motion Veranstaltungs-GmbH Konzeption u. Ausführung Nature One

Notes to combined financial statements (Continued)

Current tax positions

i-Motion has not yet prepared the tax returns for the fiscal year 2012.

•    i-Motion GmbH Events & Communication

Tax filing status

The tax returns for the fiscal year 2011 have been filed in time to the tax authorities and have been assessed in line with the tax returns.

The tax assessments for the fiscal year 2011 lead to the following tax refunds:

Tax assessments

(€ in thousands)

Corporate income tax	35
Solidarity surcharge	2
Trade tax	21

Results from tax field audits

The last tax field audit for the tax years 2006 until 2008 resulted in minor adjustments to the taxable income, none of which are expected to impact future tax audits.

5. CASH/CASH FLOW DISCLOSURES

Cash consists of bank accounts and cash on hand.

In 2012, the Company paid interest of €2 thousand in cash (2011: €4 thousand) and income taxes of €551 thousand in cash (2011: €698 thousand).

6. OTHER ASSETS

Other assets

(€ in thousands)	2012	2011

Loan due from shareholder	414	792
Shares in Investment Funds	100	100
Income tax receivable	52	80
VAT receivable	72	77
Other	5	12

Total	643	1,061
Thereof:
Short term	542	951
Long term	101	110

For the loan due from shareholder please refer to Note 12—Transactions with related parties.

i-Motion GmbH Events & Communication and
i-Motion Veranstaltungs-GmbH Konzeption u. Ausführung Nature One

Notes to combined financial statements (Continued)

The investment in funds relate to real estate and ships. The investments are not actively traded thus are accounted for at cost, less any other-than-temporary impairment. Prior to 2011, the Company recorded €600 thousand in other-than-temporary impairment losses on the original cost of €700 based on other-than-temporary impairment for the shares in investment funds. No other-than-temporary impairments were recorded in 2012 or 2011.

7. INVENTORY

Inventory primarily includes merchandise (clothing, accessories and CDs), materials and supplies as well as alcoholic and non-alcoholic beverages.

Inventories

(€ in thousands)	2012	2011

Raw materials and supplies	35	39
Merchandise	249	235

	284	274

8. PROPERTY, PLANT AND EQUIPMENT NET OF ACCUMULATED DEPRECIATION

Property, plant and equipment consist of the following:

Property, plant and equipment

(in € thousands)	Cars	Other administration equipment	Prepayments	Total

Gross amount:
As of January 1, 2011	332	193	0	525
Additions	95	36	14	145
Disposals	(185)	(11)	—	(196)

As of December 31, 2011	242	218	14	474
Additions	263	26	—	289
Disposals	(242)	(4)	—	(246)
Reclassifications	14		(14)	0

As of December 31, 2012	277	240	0	517
Depreciation:
As of January 1, 2011	116	131	0	247
Depreciation charge for the year	40	33	0	73
Disposals	(44)	(10)	0	(54)

As of December 31, 2011	112	154	0	266
Depreciation for the year	50	33	0	83
Disposals	(125)	(4)	0	(129)

As of December 31, 2012	37	183	0	220
Carrying value:
As of December 31, 2011	130	64	14	208
As of December 31, 2012	240	57	0	297

Cars are depreciated over a useful life of 6 years whereas the other administration equipment is depreciated over a useful life of 3 to 13 years.

i-Motion GmbH Events & Communication and
i-Motion Veranstaltungs-GmbH Konzeption u. Ausführung Nature One

Notes to combined financial statements (Continued)

9. INTANGIBLE ASSETS, NET OF ACCUMULATED AMORTIZATION

The intangible assets consist of the following:

Intangible assets

(in € thousands)	Software

Gross amount:
As of January 1, 2011	58
Additions	9
Disposals	(9)

As of December 31, 2011	58
Additions	1
Disposals	0

As of December 31, 2012	59
Amortization
As of January 1, 2011	28
Amortization charge for the year	10
Disposals	(9)

As of December 31, 2011	29
Amortization for the year	10
Disposals	0

As of December 31, 2012	39
Carrying value:
As of December 31, 2011	29
As of December 31, 2012	20

10. TRADE LIABILITIES, OTHER LIABILITIES AND ACCRUED LIABILITIES

Trade and other liabilities

(€ in thousands)	2012	2011

Trade liabilities	618	160
Payroll and foreign taxes	54	52
Others	82	76

Total	754	288

Accrued liabilities

(€ in thousands)	2012	2011

Bonus general manager	36	86
Vacation accrual	17	25
Outstanding invoices	37	22
Others	13	19

Total	103	152

i-Motion GmbH Events & Communication and
i-Motion Veranstaltungs-GmbH Konzeption u. Ausführung Nature One

Notes to combined financial statements (Continued)

11. PROVISIONS

Provisions

	Year ended December 31,
(€ in thousands)	2012	2011

Litigation	45	45
Uncertain tax issues	34	14
Others	51	27

Total	130	86

12. TRANSACTIONS WITH RELATED PARTIES

The combined entities are engaged in transactions in the ordinary course of business with other related, but "non-combined", companies.

Group structure

The combined entities are part of a group structured as follows:

i-Motion GmbH Events & Communication is 95% owned and i-Motion Veranstaltungs GmbH Konzeption u. Ausführung Nature One is wholly owned by i-Motion Besitz- und Verwaltungsgesellschaft mbH & Co. KG, which is 100% owned by Nikolaus Schär. The remaining 5% share of i-Motion GmbH Events & Communication is held by Oliver Vordemvenne. Nikolaus Schär and Oliver Vordemvenne are engaged in another partnership, i-Motion Communication GbR ("i-Motion GbR"), in which Mr. Schär holds 69% of the interests and Mr. Vordemvenne 30%. All of the above described entities are referred to as the "Group".

The Group is directly and indirectly controlled by Mr. Schär. In addition to being the sole or majority shareholder of all group companies, he is the legal representative of i-Motion and solely entitled to represent the Company. Mr. Oliver Vordemvenne is an authorized officer for i-Motion.

The group structure gives evidence to the business relationship between the group companies and their shareholders. In this context i-Motion is legally bound to deal at "arm's length" in all contractual matters between group companies and other related parties.

Receivables and liabilities resulting from this context are embedded into loan contracts with an interest rate calculated at arm's length and an appropriate securitization.

Summary of transactions between related parties

i-Motion is engaged with intra-group companies and other related parties regarding the following business transactions:

Remuneration of management and close family members

Mr. Schär receives a monthly salary from the Company. The authorized officer Mr. Vordemvenne does not receive a salary directly from the Company, but i-Motion GbR is billing the Company for services provided.

Mr. Schär's fixed remuneration was €294 thousand in 2012 and 2011 plus a variable bonus of €98 thousand. Additionally Mr. Schär receives other benefits (e.g., usage of company cars) resulting in

i-Motion GmbH Events & Communication and
i-Motion Veranstaltungs-GmbH Konzeption u. Ausführung Nature One

Notes to combined financial statements (Continued)

an additional taxable salary of €99 thousand (2011: €50 thousand). Also the wife of Mr. Schär was engaged by the Company in 2012 and 2011 and received a salary of €37 thousand and €34 thousand, respectively.

Shareholder loan with the general manager

In 1999, the Company signed a facility agreement (shareholder loan agreement) with Mr. Schär. According to this loan agreement the Company is offering the loan to Mr. Schär for an interest rate of 2% above the basis interest rate of the European Central Bank. As of December 31, 2012, the loan receivable due from Mr. Schär is €414 thousand (2011: €792 thousand). Interest on the outstanding balance was calculated at 2.125% per annum for 2012. Interest income on the shareholder loan for the years ended December 31, 2012 and 2011 was €15 and €5 thousand, respectively.

The shareholder loan receivable is recorded in other current financial assets, because the loan agreement can be terminated by both parties at any time.

Rent contracts

The Company rents its office space in Mülheim-Kärlich from i-Motion Besitz- und Verwaltungsgesellschaft mbH & Co. KG ("i-Motion KG"). This Group company is a partnership owned to 100% by Nikolaus Schär and has leased the office space for the same term from an external party. i-Motion KG has agreed in a sub lease agreement with the Company until the end of 2015 for a monthly rent including surcharges of €3,710. Total rent expenses recorded in other operating expenses of the Company for the office space amounts to €45 thousand in 2012 and 2011.

Other services from i-Motion KG

In addition to the rental agreement, i-Motion KG provides administrative services (including bookkeeping) to the Company, for which the Company paid an amount of €76 thousand in 2012 and in 2011.

Services from i-Motion GbR

i-Motion GbR is primarily providing support services to the Company (covering also the services of Mr. Vordemvenne) and very limited services to Group external parties. In 2012, the Company paid total €336 thousand (2011: €294 thousand) to i-Motion GbR for services. These services include charges for support of the events, preparation of technical drawings and other administration services.

Guarantees

The Company has a financing relationship with the Sparkasse Koblenz. For any obligations to the Sparkasse Koblenz Mr. Nikolaus Schär has offered a personal guarantee in the maximum amount of €50 thousand. Additionally he has assigned the rights from proceed from his term life insurance at the Cosmos Direkt Versicherung for the financial obligations of the Company at Sparkasse Koblenz. At the years ended 2012 and 2011, the Company had no obligations outstanding to Sparkasse Koblenz.

13. COMMITMENTS AND CONTINGENCIES, GUARANTEES

Commitments

The Company has commitments for rental of office space, warehouses and event locations. i-Motion's rent expenses amounted to €69 thousand in 2012 (€71 thousand in 2011) excluding event locations (which are recorded in the cost of sales for the respective event).

i-Motion GmbH Events & Communication and
i-Motion Veranstaltungs-GmbH Konzeption u. Ausführung Nature One

Notes to combined financial statements (Continued)

The rent contract for the office space with i-Motion Besitz- und Verwaltungsgesellschaft mbH & Co. KG has a contractual termination date set at December 31, 2015 with automatic extension for one further year if not terminated with a notification period of 6 months before contract end (latest termination date: June 30, 2015). As described in the section "transactions with related parties", i-Motion Besitz- und Verwaltungsgesellschaft mbH & Co. KG is the main-lessee of the office space and has a one-time 5-year option to extend the contract with the lessor until December 31, 2020.

The Company has no contractual obligations to remove instalments or to renovate the offices spaces and has consequently not accrued for such cost.

Future minimum rentals payable under non-cancellable operating leases for office space and event locations as at December 31 are as follows:

	2012	2011

Within one year	174	95
After one year but not more than five years	222	239
More than five years	0	0

	396	334

Contingencies

Legal matters

In 2012, the Company had several legal actions filed against it in connection with alleged violations of trademark-rights, ticketing agreements and other service agreements.

The legal advisors for general contractual matters of the company give notice about two actions filed against i-Motion in 2012. For one of the cases the Company accrued €45 thousand which is 50 percent of the maximum exposure.

14. SUBSEQUENT EVENTS

Subsequent events include all relevant events through June 21, 2013, as the date the combined financial statements were issued.

The Company has a signed term sheet to enter into a transaction with SFX Entertainment, Inc. ("SFX") in which the principals of i-Motion have agreed to sell the Company to SFX. Concurrent with this transaction, it is anticipated that a entity that holds the intellectual property licensed by the Company, will also be purchased by SFX. A portion of the consideration paid to i-Motion will be allocated to the purchase of this entity. Alternatively, the intellectual property might be transferred to the Company before closing the transaction.

Because the ultimate shareholder of the Company, Mr. Schär, is considering the sale of the shares in the both entities combined in these financial statements, all employees engaged in i-Motion GbR and i-Motion KG were transferred with effective date January 1, 2013 to the Company. As a consequence, both partnerships remained as a legal shell with no operating business. Therefore, as of January 1, 2013, the relationships with these related parties only consist of renting of the office space in Mülheim-Kärlich.

Due to shareholder resolutions from February 19, 2013 and May 13, 2013, the Company has paid dividends in the total amount of €1,000 thousand to its shareholders.

i-Motion GmbH Events & Communication
and
i-Motion Veranstaltungs-GmbH
Konzeption u. Ausführung Nature One,
Both situated in 56218 Mülheim-Kärlich

Unaudited Interim Combined financial statements
as of March 31, 2013 and for the three months ended March 31, 2013 and for 2012

i-Motion GmbH Events & Communication
and i-Motion Veranstaltungs-GmbH Konzeption u. Ausführung Nature One,
Both situated in 56218 Mülheim-Kärlich

Combined Financial Statements
As of and the three months ended March 31, 2013
and 2012

i-Motion GmbH Events & Communication and
i-Motion Veranstaltungs-GmbH Konzeption u. Ausführung Nature One

Combined balance sheets
As of March 31, 2013 (unaudited) and December 31, 2012

		Combined
	Notes Reference	March 31, 2013	December 31, 2012

	(in thousands of Euros)

ASSETS
Current assets
Cash	5	419	1,216
Trade and other receivables
net of allowances of 0 and 0 as of March 31, 2013 and 2012 respectively		326	271
Receivables from related parties	12	64	77
Prepaid expenses		302	12
Other current assets	6	363	542
Inventory	7	275	284

		1,749	2,403

Non-current assets
Property, plant and equipment, net of accumulated depreciation	8	282	297
Intangible assets, net of accumulated amortization	9	17	20
Other assets	6	99	101
Deferred taxes	4.6	65	0

		463	417

Total assets		2,211	2,819

EQUITY AND LIABILITIES
Current liabilities
Income taxes payable	4.6	67	26
Provisions	11	130	130
Accrued liabilities	10	213	103
Trade and other liabilities	10	249	754
Liabilities to related parties	12	1	77
Deferred revenues		594	103

		1,254	1,191

Non current liabilities
Deferred taxes	4.6	0	1

		0	1

Total Liabilities		1,254	1,192

Equity
Issued capital		50	50
Retained earnings		907	1,577

Total equity		957	1,627

Total equity and liabilities		2,211	2,819

The accompying notes are an integral part of these combined financial statements

i-Motion GmbH Events & Communication and
i-Motion Veranstaltungs-GmbH Konzeption u. Ausführung Nature One

Combined statements of changes in equity
For the quarters ended March 31, 2013 and 2012 (unaudited)

	Issued capital	Retained earnings	Total equity

	(in thousands of Euros)
As of January 1, 2012	50	2,036	2,086
Net loss	0	(260)	(260)
Dividends	0	0	0

As of March 31, 2012	50	1,776	1,826

As of January 1, 2013	50	1,577	1,627
Net loss	0	(170)	(170)
Dividends	0	(500)	(500)

As of March 31, 2013	50	907	957

The accompying notes are an integral part of these combined financial statements

i-Motion GmbH Events & Communication and
i-Motion Veranstaltungs-GmbH Konzeption u. Ausführung Nature One

Combined statement of comprehensive income
For the quarters ended March 31, 2013 and 2012 (unaudited)

	Notes reference	Combined January 1- March 31, 2013	Combined January 1- March 31, 2012

	(in thousands of Euros)
Revenue in connection with events	4.1	602	388
Merchandise revenue	4.1	19	15

Total Revenue		621	403

Costs in connection with events	4.2	375	364
Cost of merchandise	4.2	11	8
Other operating income	4.3	45	39
Personnel expenses	4.4	358	260
Depreciation and amortization		24	19
Other operating expenses	4.5	134	160

Operating profit		(236)	(369)

Interest expense		0	0
Interest income		0	7

Loss before income taxes		(236)	(362)

Income taxes	4.6	0	0
Deferred income taxes	4.6	(66)	(102)

Net loss		(170)	(260)

Comprehensive loss		(170)	(260)

The accompying notes are an integral part of these combined financial statements

i-Motion GmbH Events & Communication and
i-Motion Veranstaltungs-GmbH Konzeption u. Ausführung Nature One

Combined cash flow statements
 For the quarters ended March 31, 2013 and 2012 (unaudited)

	Notes reference	January 1- March 31, 2013	January 1- March 31, 2012

	(in thousands of Euros)
Operating activities
Net loss		(170)	(260)
Adjustments to reconcile net income to cash flows from operating activities
Depreciation	8	21	16
Amortisation	9	3	3
Gain on Disposal of property, plant and equipment	4.3, 8	0	0
Changes in deferred taxes	4.6	(66)	(102)
Changes in provisions and accrued liabilities	10,11	110	165
Working Capital adjustments
Increase in trade and other receivables and prepayments		(350)	(235)
Decrease/Increase in Inventories		9	(16)
Decrease/Increase in trade and other payables and deferred revenues		(48)	170

Net cash flow from operating activities		(491)	(259)

Investing activities
Proceeds from sale of property, plant and equipment	8	0	0
Purchase of property plant and equipment	8	(6)	(4)
Purchase of intangible assets	9	0	0
Repayment of loans by shareholder	12	200	0
Loans granted to shareholder	12	0	(470)
Loans granted to third parties		0	(21)

Net Cash flow used in investing activities		194	(495)

Dividends paid to shareholders		(500)	0

Net Cash Flow from financing activities		(500)	0

Net increase in cash		(797)	(754)
Cash at January 1	5	1,216	869

Cash at March 31	5	419	115

The accompying notes are an integral part of these combined financial statements

i-Motion GmbH Events & Communication and
i-Motion Veranstaltungs-GmbH Konzeption u. Ausführung Nature One

Notes to combined financial statements

1. DESCRIPTION OF BUSINESS

i-Motion GmbH Events & Communication was incorporated in 1999 (registered in the trade register of Koblenz under HRB 6269) and i-Motion Veranstaltungs-GmbH Konzeption und Ausführung Nature One was incorporated in 2008 (registered in the trade register of Koblenz under HRB 21100) are leading event-management and entertainment companies whose business primarily includes the organization of electronic music events.

i-Motion GmbH Events & Communication and i-Motion Veranstaltungs-GmbH Konzeption und Ausführung Nature One (collectively, "i-Motion" or the "Company") are related parties and are under common ownership (see note 12, Transactions with related parties). The quarterly financial statements are presented on a combined basis.

The following activities are carried out by i-Motion: concept, marketing, ticketing, booking talent, sponsoring, beverage, merchandising, on-site-production, staff, crowd- management and artist-management.

The results of operations for an interim period may not be indicative of another interim period or for the entire year. The business of the Company has a seasonal character due to the timing of the different events. In the first quarter of every year the company is hosting only one event, whereas the main events (Nature One, Mayday and Ruhr in Love) are performed in the second and third quarters of the year. These notes to interim combined financial statements should be read in conjunction with the Company's combined financial statements for the year ended December 31, 2012.

Basis of preparation

Quarterly combined statements

The quarterly combined financial statements include the quarterly financial statements of i-Motion GmbH Events & Communications and i-Motion Veranstaltungs-GmbH as of March 31, 2013 and for the three months ended March 31, 2013 and 2012. Intercompany accounts and transactions have been eliminated in combination.

Use of estimates

The preparation of quarterly financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the quarterly financial statements and footnotes thereto. Significant estimates by management include the review of the owned investment and real estate funds for potential impairment, the measurement of the merchandise inventories based on the lower of cost or market principle, the recognition of allowances for trade accounts receivable, the recognition and measurement of uncertain tax positions and the evaluation of risks from litigation. Actual results may differ from those estimates.

For the investment and real estate funds the carrying value is compared as of each year end with an estimated market value. The estimated market value is based on Level 2 inputs as the investments are closed and not publicly traded.

Merchandise inventories are measured at their weighted average costs. At a period end, the Company evaluates the lower of cost or market by comparing the historical purchase costs with the expected sales prices minus potential distribution costs to conclude on a necessary inventory reserve.

i-Motion GmbH Events & Communication and
i-Motion Veranstaltungs-GmbH Konzeption u. Ausführung Nature One

Notes to combined financial statements (Continued)

The Company's assumptions, judgments, and estimates relative to the current provision for income taxes take into account current tax laws, its interpretation of current tax laws, and possible outcomes of current and future audits conducted by domestic tax authorities. The Company has established reserves for income taxes to address potential exposures involving tax positions that could be challenged by tax authorities. Although the Company believes its assumptions, judgments, and estimates are reasonable, changes in tax laws or the Company's interpretation of tax laws, and the resolution of potential tax audits could significantly impact the amounts provided for income taxes in the financial statements.

For the measurement of the contingent risks from pending litigation, management reviews all available evidence supported by external lawyers to conclude on the best estimate to measure a potential provision for such litigations. Supporting documents are the lawyer letters and estimates, current settlement negotiations with the plaintiff, comparable rulings in other cases, etc. Actual results may differ from these estimates.

2. SUMMARY OF ACCOUNTING POLICIES

The following section discloses and discusses each of the Company's critical accounting policies, including information and analysis of estimates and assumptions involved in their application, and other significant accounting policies.

Recognition of revenues and cost

Live entertainment

The company recognizes revenue from live entertainment events when the performance occurs. Cash received in advance of the event is recognized as deferred revenue.

The Company sells tickets in cooperation with sales-agencies. Tickets are either sold via online-shops, ticket hotlines or at box-offices.

Further to the tickets sales, i-Motion recognizes revenue from the sale of beverages, camping-, bus-shuttle and parking fees etc. In addition, the Company charges rental fees for event space to third parties who mainly offer food and non-food products to the visitors. Revenues are recognized at the time of delivery of the product or service.

The Company evaluates the criteria outlined in Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Subtopic 605-45, "Revenue Recognition—Principal Agent Considerations," in determining whether it is appropriate to record the gross amount of revenue and related costs or the net revenue. Under this accounting guidance, if the Company is the primary obligor to perform the services being sold, has general inventory risk as it pertains to recruiting and compensating the talent, has the ability to control the ticket pricing, has discretion in selecting the talent, is responsible for the production of the event, generally bears the majority of the credit or collection risk, or has several but not all of these indicators, revenue is recorded gross. If the Company does not have several of these indicators, it records revenue or losses on a net basis.

Costs in connection with events include fees for artists, rental expenses for buildings and technical equipment, marketing and communication expenses as well as external personnel cost. Any direct costs (with exception of marketing expenses) incurred prior to the event are deferred and then expensed when the event takes place.

i-Motion GmbH Events & Communication and
i-Motion Veranstaltungs-GmbH Konzeption u. Ausführung Nature One

Notes to combined financial statements (Continued)

Certain events are organized jointly with other operators and there are agreements in place to share the respective results from the event with the partner. In such cases, the Company record its revenues and costs on a gross basis and the agreed allocation of the net profit is settled between the partners in accordance with the contract timeline. The net settlement is recorded as an adjustment to costs in connection with events. When the net profit settlement has not occurred for a past event prior to quarter end, the Company makes an accrual based on an estimation of the expected settlement.

Sponsoring revenues

The Company has agreed with different beverage and tobacco companies in sponsoring agreements. According to these sponsoring agreements, the respective partner has the exclusive right to promote its brand during the event and in the marketing material advertising the event. Additionally the Company exclusively sells the partners' products during the event. These sponsoring agreements are each agreed for specific events of i-Motion and accordingly the Company records the fees received from the sponsor when the respective event takes place.

Public relations, advertisement, design

In its advertisement and product placement activities, the Company enters into barter transactions with several partners, principally, radio stations, exchanging rights to place advertisement on each other`s websites, flyers and radio broadcasting. In these transactions, the Company has historically not paid cash or its equivalent for any of the exchanged services and therefore is unable to establish a fair value of the services it receives. As a result, no revenues from the services provided to the radio stations and no corresponding advertising expense is recorded related to such barter transactions.

Advertisement costs (unrelated to the partners with barter transactions) paid in cash are expensed as incurred and are included in the costs in connection with events.

Merchandising of products and gastronomy services

Merchandising products (T-shirts, jackets, hoodies and accessories) and beverages are sold during events and are generally non-refundable.

In addition, but to a lesser extent, Merchandising products are sold online.

Revenues and the related cost of the merchandise and gastronomy services are recognized when products and services are delivered. In connection with CD-sales, the Company has signed an arrangement with the supplier "Kontor". In accordance with this agreement the Company receives a fixed license fee for every sold CD and download from the partner. The Company records the license revenues in the respective period the CD and download sales were realized.

Income taxes

The Company accounts for income taxes in accordance with the liability method. Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities. Management makes assumptions, judgments, and estimates to determine the current provision for income taxes and also the deferred tax assets and liabilities as well as any valuation allowance to be recorded against deferred tax assets. Interests and penalties on income tax assessments are expensed as incurred in the respective period as interest expense.

i-Motion GmbH Events & Communication and
i-Motion Veranstaltungs-GmbH Konzeption u. Ausführung Nature One

Notes to combined financial statements (Continued)

The provision for income taxes on an interim basis is based upon the estimated annual effective tax rates for the year applied to the current period income or loss before tax plus the tax effect of any significant unusual items, discrete events or changes in tax law.

The Company's assumptions, judgments, and estimates relative to the current provision for income taxes take into account current tax laws, its interpretation of current tax laws, and possible outcomes of current and future audits conducted by domestic tax authorities. The Company has established reserves for income taxes to address potential exposures involving tax positions that could be challenged by tax authorities. Although the Company believes its assumptions, judgments, and estimates are reasonable, changes in tax laws or the Company's interpretation of tax laws, and the resolution of potential tax audits could significantly impact the amounts provided for income taxes in the financial statements.

The Company's assumptions, judgments, and estimates relative to the value of a deferred tax asset take into account predictions of the amount and category of future taxable income, such as income from operations or capital gains income. Actual operating results and the underlying amount and category of income in future years could render its current assumptions, judgments, and estimates of recoverable net deferred taxes inaccurate. Any of the assumptions, judgments and estimates mentioned above could cause the Company's actual income tax obligations to differ from its estimates, thus could materially impact its financial position and results of operations.

Cash

Cash consist of cash in bank accounts and cash on hand.

Trade and other receivables and allowance for doubtful accounts

Trade receivables are primarily amounts due from ticketing agencies in conjunction with events, sponsor partners and due from profit sharing revenues with foreign partners. The Company records a provision for doubtful accounts based on a detailed assessment of the collectability of the accounts receivable. To assist with the estimate, management considers certain factors such as historical experience, industry data, credit quality, age of accounts receivable balances, and current economic conditions that may affect a customer's ability to pay. In cases where the Company becomes aware of circumstances that may impair a specific customer's ability to meet its financial obligations, the Company records a specific allowance against amounts due from the customer and thereby reduces the net recognized receivable to the amount reasonably believed to be collectible. There is significant judgment involved in estimating the allowance for doubtful accounts. The Company calculates an allowance for doubtful accounts in order to build a reserve for potentially uncollectible receivables. The allowance for doubtful accounts is estimated based on our analysis of trends in overall receivables aging, specific identification of certain receivables that are at risk of not being paid, past collection experience and current economic trends. In times of domestic or global economic turmoil, the Company's estimates and judgments with respect to the collectability of its receivables are subject to greater uncertainty than in more stable periods.

Prepaid expenses

The Company routinely incurs event expenses in advance of the event date. These expenses are recorded as prepaid and are expensed when the event occurs. Additionally insurance premiums are recorded as prepaid expenses and deferred to the period of service.

i-Motion GmbH Events & Communication and
i-Motion Veranstaltungs-GmbH Konzeption u. Ausführung Nature One

Notes to combined financial statements (Continued)

Inventory

Carrying amounts of merchandise, materials and supplies inventories are determined on an individual cost basis using a weighted average cost and are recorded at the lower of cost or market.

Receivables from and liabilities to related parties

Receivable from and liabilities to related parties include services provided to or from other companies owned by the majority shareholder of the Company. The balances are recorded at their nominal amount.

Fair value of financial instruments

The Company values its assets and liabilities using the methods of fair value as described in ASC 820, Fair Value Measurements and Disclosures. ASC 820 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The three levels of fair value hierarchy are described below:

Level 1 inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Company has the ability to access.

Level 2 inputs to the valuation methodology include quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in inactive markets; inputs other than quoted prices that are observable for the asset or liability; and inputs that are derived principally from or corroborated by observable market data by correlation or other means. If the asset or liability has a specified (contractual) term, the Level 2 input must be observable for substantially the full term of the asset or liability.

Level 3 inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The Company's financial instruments consist principally of cash, trade and other receivables, investments in funds, trade payables, receivables and liabilities with related parties and with the majority shareholder. Cash and receivables are financial assets with carrying values that approximate fair value. Trade payable and other liabilities are financial liabilities with carrying values that approximate fair value. Receivables and payables to related parties are recorded based on their carrying values which approximates their fair value. The Company believes that for these financial instruments the recorded values approximate fair market value because of the nature and duration of the respective financial instruments.

The Company's investment in funds are measured at cost, less any other-than-temporary impairments as the investments do not meet the scope of ASC 320 because the instruments are not readably tradable. Other-than-temporary impairment is determined based on the comparison of the cost to the fair value and the duration of that impairment, including factors as to whether the fair value could reasonably be expected to recover and the length of time that the fair value has been below cost. The estimate of the fair value of the investment and the determination of whether such impairment is other than temporary requires significant judgement.

i-Motion GmbH Events & Communication and
i-Motion Veranstaltungs-GmbH Konzeption u. Ausführung Nature One

Notes to combined financial statements (Continued)

Property, plant and equipment net of accumulated depreciation

Property, plant and equipment are stated at cost, net of accumulated depreciation. Additions to property, plant and equipment generally include acquisition cost. Expenditures for maintenance and repairs are expensed as incurred.

Depreciation expense is recorded on a straight-line basis over estimated useful lives in the range from 3 to 13 years. Upon the occurrence of certain triggering events or circumstances, the Company evaluates the depreciation periods of property, plant and equipment to determine whether a revision to its estimates of useful lives is warranted.

Intangible assets net of accumulated amortization

Intangible assets include software with estimated useful lives of 3 to 5 years and stated at amortized cost. Amortization is recorded on a straight-line basis over the estimated useful lives. Upon the occurrence of certain triggering events or circumstances, the Company evaluates the amortization periods of intangible assets to determine whether a revision to its estimates of useful lives is warranted.

Impairment of long-lived assets

The Company assesses the impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of assets to be held and used is measured first by a comparison of the carrying amount of an asset to the future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, an impairment loss would be recognized. When measuring the recoverability of these assets, the Company will make assumptions regarding its estimated future cash flows it expects to be generated by the assets. If the Company's estimates or related assumptions change in the future, the Company may be required to impair these assets. The Company has not recognized impairment of long-lived assets in the three months ended March 31, 2013 or 2012.

Provisions and accrued liabilities

Provisions and accrued liabilities are recognized when the Company has a present obligation as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation. Where the Company expects some or all of a provision to be reimbursed, for example under an insurance contract, the reimbursement is recognized as a separate asset but only when the reimbursement is virtually certain. The expense relating to any provision is presented in the combined income statement net of any reimbursement.

3. RECENT ACCOUNTING PRONOUNCEMENTS

Presentation of comprehensive income

In June 2011, the FASB issued new accounting rules that require an entity to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income, or in two separate but consecutive statements. The new accounting rules eliminate the option to present components of other comprehensive income as part of the statement of equity. The adoption of the new accounting rules in

i-Motion GmbH Events & Communication and
i-Motion Veranstaltungs-GmbH Konzeption u. Ausführung Nature One

Notes to combined financial statements (Continued)

the first quarter of 2012 did not have a material effect on the Company's financial condition, results of operations or cash flows as it does not have any components of other comprehensive income.

Disclosures about offsetting assets and liabilities

In December 2011, the FASB issued new accounting rules related to new disclosure requirements regarding the nature of an entity's rights of offset and related arrangements associated with its financial instruments and derivative instruments. The new rules are effective for the Company in the first quarter of 2014 with retrospective application required. The Company does not expect the adoption of the new accounting rules to have a material effect on Company's financial condition, results of operations or cash flows.

4. NOTES TO THE STATEMENTS OF COMPREHENSIVE INCOME

4.1. Revenue

Total revenues in the first quarter of 2013 and 2012 split as follows:

Revenues

	January 1 - March 31,
(€ in thousands)	2013	2012

Revenues from key events	563	369
Merchandise sales	19	15
Others	39	19
	621	403

4.2. Costs in connection with events and merchandise costs

Related to the revenues the Company has incurred external costs for celebrating the events and merchandise costs splitting as reflected in the table below. Costs in connection with events do not include payroll expenses for personnel to organize and execute the events (see below in personnel expenses) or other operating expenses related to these events (see below in other operating expenses). Costs in connection with events includes only external direct costs specifically related to the respective event (e.g. rent expenses for the event location and equipment, marketing and communication expenses, artist expenses, technical equipment, third party event personnel).

Costs in connection with events and merchandise costs

(€ in thousands)	January 1 - March 31, 2013	January 1 - March 31, 2012

Costs in connection with key events	371	339
Merchandise sales	11	8
Others	4	25
	386	372

i-Motion GmbH Events & Communication and
i-Motion Veranstaltungs-GmbH Konzeption u. Ausführung Nature One

Notes to combined financial statements (Continued)

4.3. Other operating income

Other operating income is as follows:

Other operating income

	January 1 - March 31,
(€ in thousands)	2013	2012

Income from private usage of company cars	15	8
Artist Commissions	27	12
Insurance reimbursements	2	1
Other	1	18
	45	39

4.4 Personnel expenses

Personnel expenses

	January 1 - March 31,
(€ in thousands)	2013	2012

Wages and Salaries	324	233
Social Security and other benefits	34	27
	358	260

The increase of the personnel expenses compared to the prior years is due to the employees transferred from i-Motion GbR and i-Motion KG into the Company with effective date January 1, 2013 (for further details see note 12 "Transactions with related parties").

4.5. Other operating expenses

Other operating expenses

	January 1 - March 31,
(€ in thousands)	2013	2012

Consulting fees	29	33
Office rent and other costs	23	22
Distribution expenses	15	12
Licence fees	9	7
Car expenses	7	13
Repair and maintenance	6	7
Bank charges	5	4
Administration fees to related parties	0	19
Others	40	62
	134	160

The licence fees relate to the brand names licensed from Rufener Brand Management AG. The license fee is calculated based on percentage of the revenues from the different events of the Company and in the first quarter of both years only the license fee for the event "Winterworld" is included.

The administration fees to related parties include fees for the services from i-Motion GbR, for further details refer to Note 12 "Transactions with related parties."

i-Motion GmbH Events & Communication and
i-Motion Veranstaltungs-GmbH Konzeption u. Ausführung Nature One

Notes to combined financial statements (Continued)

4.6. Income taxes

The income taxes consist of the following:

Tax expense

	January 1 - March 31,
(€ in thousands)	2013	2012

Income Tax	0	0
Deferred income Tax	(66)	(102)
	(66)	(102)

The deferred income tax principally results from differences between the accounting and income tax base of certain assets and liabilities. Additionally the Company recognized a deferred tax asset on the tax loss carry forward as of March 31, 2013 in the amount of €66 thousand. There was no loss carry forward as of December 31, 2012. This loss for the three months ended March 31, 2013 and 2012 is due to the seasonality of the business of the Company.

i-Motion is a company with corporate seat and place of management in Germany and therefore subject to the German Corporate Income Tax Act ("Körperschaftsteuergesetz") and Trade Tax Act ("Gewerbesteuergesetz"). Corporate Income Tax and Trade Tax equate to a combined tax rate ("expected income tax") of 28.25% percent including the Solidarity Surcharge ("Solidaritätszuschlag"), as of March 31, 2013 and 2012.

The reconciliation of the tax expense calculated for the both quarters based on the expected statutory tax rate of 28.25% to the actual tax expense recorded in the income statement is as follows:

Tax reconciliation

	January 1 - March 31,
(€ in thousands)	2013	2012

Net income before income tax	(236)	(362)
Expected income tax	(66)	(102)
Recorded tax income	(66)	(102)

The deferred tax assets and liabilities relate to the tax deductible loss realized as of March 31, 2013 as well as different depreciation of fixed assets and different measurement of one accrual as of March 31, 2013 and December 31, 2012. Deferred tax asset and liability impacts are netted as follows:

Netting of deferred tax assets and liabilities

(€ in thousands)	March 31, 2013	December 31, 2012

Deferred tax asset	71	5
Deferred tax liability	6	6
Net deferred tax asset (+)/Liability (-)	65	(1)

i-Motion GmbH Events & Communication and
i-Motion Veranstaltungs-GmbH Konzeption u. Ausführung Nature One

Notes to combined financial statements (Continued)

General tax status of the companies

Both companies included in these combined financial statements are individually subject to Corporate Income Tax and Trade Tax. The following tables shall disclose the results of past tax assessments, tax field audits and potential tax risks per Company.

•    i-Motion Veranstaltungs-GmbH: Konzeption und Ausführungen Nature One

Tax filing status

The tax returns 2011 have been finalized and filed with the tax authorities and have been assessed in line with the tax returns with assessment notices as of October 17, 2012.

Current tax positions

i-Motion has not yet prepared the tax returns for the fiscal year 2012.

•    i-Motion GmbH Events & Communication

Tax filing status

The tax returns for the fiscal year 2011 have been filed in time to the tax authorities and have been assessed in line with the tax returns.

Results from tax field audits

The last tax field audit for the tax years 2006 until 2008 resulted in minor adjustments to the taxable income, none of which are expected to impact future tax audits.

5. CASH/CASH FLOW DISCLOSURES

Cash consist of bank accounts and cash on hand.

The Company paid no interest in the three months ended March 31, 2013 and 2012 and paid income taxes of €112 thousand and €126 thousand respectively.

6. OTHER ASSETS

Other assets

(€ in thousands)	March 31, 2013	December 31, 2012

Loan due from shareholder	214	414
Income tax receivable	144	52
Shares in Investment Funds	99	100
VAT receivable	0	72
Other	5	5

Total	462	643
Thereof:
Short term	363	542
Long term	99	101

i-Motion GmbH Events & Communication and
i-Motion Veranstaltungs-GmbH Konzeption u. Ausführung Nature One

Notes to combined financial statements (Continued)

For the loan due from shareholder please refer to Note 12, Transactions with related parties.

The investment in funds relate to real estate and ships. The investments are not actively traded thus are accounted for at cost, less any other-than-temporary impairment. Prior to 2011, the Company recorded €600 thousand in other-than-temporary impairment losses on the original cost of €700 based on other-than-temporary impairment for the shares in investment funds. No other-than-temporary impairments were recorded in the three months ended March 31, 2013 or 2012.

7. INVENTORY

Inventory primarily includes merchandise (clothing, accessories and CDs), materials and supplies as well as alcoholic and non-alcoholic beverages.

Inventories

(€ in thousands)	March 31, 2013	December 31, 2012

Raw materials and supplies	25	35
Merchandise	250	249
	275	284

i-Motion GmbH Events & Communication and
i-Motion Veranstaltungs-GmbH Konzeption u. Ausführung Nature One

Notes to combined financial statements (Continued)

8. PROPERTY, PLANT AND EQUIPMENT NET OF ACCUMULATED DEPRECIATION

Property, plant and equipment consist of the following:

Property, plant and equipment

(in € thousands)	Cars	Other administration equipment	Prepayments	Total

Gross amount:
As of January 1, 2012	242	218	14	474
Additions	0	3	0	3
Disposals	0	(1)	0	(1)
Reclassifications	0	0	0	0
As of March 31, 2012	242	220	14	476
As of January 1, 2013	277	240	0	516
Additions	0	6	0	6
Disposals	0	(1)	0	(1)
Reclassifications	0	0	0	0
As of March 31, 2013	277	245	0	521
Depreciation
As of January 1, 2012	112	153	0	266
Depreciation for the year	8	8	0	16
Disposals	0	(1)	0	(1)
As of March 31, 2012	120	160	0	281
As of January 1, 2013	37	183	0	219
Depreciation for the year	13	8	0	21
Disposals	0	(1)	0	(1)
As of March 31, 2013	50	190	0	239
Carrying value:
As of January 1, 2012	130	65	14	208
As of March 31, 2012	122	60	14	195
As of January 1, 2013	240	57	0	297
As of March 31, 2013	227	55	0	282

Cars are depreciated over a useful life of 6 years whereas the other administration equipment is depreciated over a useful life of 3 to 13 years.

i-Motion GmbH Events & Communication and
i-Motion Veranstaltungs-GmbH Konzeption u. Ausführung Nature One

Notes to combined financial statements (Continued)

9. INTANGIBLE ASSETS, NET OF ACCUMULATED AMORTIZATION

The intangible assets consist of the following:

Intangible assets

(in € thousands)	Software

Gross amount:
As of January 1, 2012	58
Additions	0
Disposals	0
As of March 31, 2012	58
As of January 1, 2013	59
Additions	0
Disposals	0
As of March 31, 2013	59
Amortization
As of January 1, 2012	29
Amortization for the year	3
Disposals	0
As of March 31, 2012	32
As of January 1, 2013	39
Amortization for the year	3
Disposals	0
As of March 31, 2013	42
Carrying value:
As of January 1, 2012	29
As of March 31, 2012	26
As of January 1, 2013	20
As of March 31, 2013	17

10. TRADE LIABILITIES, OTHER LIABILITIES AND ACCRUED LIABILITIES

Trade and other liabilities

(€ in thousands)	March 31, 2013	December 31, 2012

Trade liabilities	205	618
Payroll and foreign taxes	26	54
VAT liability	8	0
Others	10	82

Total	249	754

i-Motion GmbH Events & Communication and
i-Motion Veranstaltungs-GmbH Konzeption u. Ausführung Nature One

Notes to combined financial statements (Continued)

Accrued liabilities

(€ in thousands)	March 31, 2013	December 31, 2012

Bonus and outstanding salaries general manager	92	36
Vacation accrual	40	17
Outstanding invoices	68	37
Others	13	13

Total	213	103

11. PROVISIONS

Provisions

(€ in thousands)	March 31, 2013	December 31, 2012

Litigation	45	45
Uncertain tax issues	34	34
Others	51	51

Total	130	130

12. TRANSACTIONS WITH RELATED PARTIES

The combined entities are engaged in transactions in the ordinary course of business with other related, but non-combined, companies.

Group structure

The combined entities are part of a group structured as follows:

i-Motion GmbH Events & Communication is 95% owned and i-Motion Veranstaltungs-GmbH is wholly owned by i-Motion Besitz- und Verwaltungsgesellschaft mbH & Co. KG, which is 100% owned by Nikolaus Schär. The remaining 5% share of i-Motion GmbH Events & Communication is held by Oliver Vordemvenne. Nikolaus Schär and Oliver Vordemvenne are engaged in another partnership, i-Motion Communication GbR ("i-Motion GbR"), in which Mr. Schär holds 69% of the interests and Mr. Vordemvenne 30%; this partnership transferred all employees to I-Motion GmbH with effective date January 1, 2013, and was then dissolved in the first quarter 2013. All of the above described entities are referred to as the "Group."

The Group is directly and indirectly controlled by Mr. Schär. In addition to being the sole or majority shareholder of all group companies, he is the legal representative of i-Motion and solely entitled to represent the Company. Mr Oliver Vordemvenne is an authorized officer for i-Motion.

The group structure gives evidence to the business relationship between the group companies and their shareholders. In this context i-Motion is legally bound to deal at "arm's length" in all contractual matters between group companies and other related parties.

Receivables and liabilities resulting from this context are embedded into loan contracts with an interest rate calculated at arm's length and an appropriate securitization.

i-Motion GmbH Events & Communication and
i-Motion Veranstaltungs-GmbH Konzeption u. Ausführung Nature One

Notes to combined financial statements (Continued)

Summary of transactions between related parties

i-Motion is engaged with intra-group companies and other related parties regarding the following business transactions:

Remuneration of management and close family members

Mr. Schär receives a monthly salary from the Company. The authorized officer Mr. Vordemvenne does not receive a salary directly from the Company, but i-Motion GbR is billing the Company for services provided.

Mr. Schär's fixed remuneration for the three months ended March 31, 2013 and 2012 was €74 thousand plus a variable bonus of €25 thousand. Additionally Mr. Schär receives other benefits (e.g., usage of company cars). Also the wife of Mr. Schär was engaged by the Company in 2012 and received a salary of €9 thousand for the three months ended March 31, 2012; Mrs. Schär is not any longer employee of the company effective January 1, 2013.

Shareholder loan with the general manager

In 1999, the Company signed a facility agreement (shareholder loan agreement) with Mr. Schär. According to this loan agreement the Company is offering the loan to Mr. Schär for an interest rate of 2% above the basis interest rate of the European Central Bank. As of March 31, 2013, the loan receivable due from Mr. Schär was €214 thousand (March 31, 2012: €1,268 thousand). Interest on the outstanding balance was calculated at 2.125% per annum for 2012 and for the first quarter 2013. Interest income on the shareholder loan in the three months ended March 31, 2013 and 2012 was €0 thousand and €7 thousand, respectively.

The shareholder loan receivable is recorded in other current financial assets, because the loan agreement can be terminated by both parties at any time.

Rent contracts

The Company rents its office space in Mülheim-Kärlich from i-Motion Besitz- und Verwaltungsgesellschaft mbH & Co. KG ("i-Motion KG"). This Group company is a partnership owned to 100% by Nikolaus Schär and has leased the office space for the same term from an external party. i-Motion KG has agreed in a sub lease agreement with the Company until the end of 2015 for a monthly rent including surcharges of €3,710. Total rent expenses recorded in other operating expenses of the Company for the office space amounts to €11 thousand in the three months ended March 31, 2013 and 2012 the first quarter of 2013 and 2012.

Other services from I Motion KG

In addition to the rental agreement, i-Motion KG has provided administrative services (including bookkeeping) to the Company, for which the Company paid an amount of €19 thousand in the first quarter 2012. In the first quarter 2013 i-Motion KG did not charge the Company, because the respective administrative employee is employed by the Company effective January 1, 2013.

i-Motion GmbH Events & Communication and
i-Motion Veranstaltungs-GmbH Konzeption u. Ausführung Nature One

Notes to combined financial statements (Continued)

Services from i-Motion GbR

Through December 31, 2012, I-Motion GbR has primarily provided support services to the Company (covering also the services of Mr. Vordemvenne) and very limited services to Group external parties. In the three months ended March 31, 2012 the revenues of I-Motion GbR with the Company amount to €30 thousand. These services included charges for support of the events, preparation of technical drawings and other administration services. Effective January 1, 2013 all employees of I-Motion GbR were transferred to the Company and therefore during the three months ended March 31, 2013 and until its dissolution I-Motion GbR provided no services to the Company.

Guarantees

The Company has a financing relationship with the Sparkasse Koblenz. For any obligations to the Sparkasse Koblenz Mr. Nikolaus Schär has offered a personal guarantee in the maximum amount of €50 thousand. Additionally he has assigned the rights from proceeds from his term life insurance at the Cosmos Direkt Versicherung for the financial obligations of the Company at Sparkasse Koblenz. As of March 31, 2013 and December 31, 2012 the Company had no obligations outstanding to Sparkasse Koblenz.

13. COMMITMENTS AND CONTINGENCIES, GUARANTEES

Commitments

The Company has commitments for rental of office space and warehouses and event locations. i-Motion's rent expenses amounted to €17 thousand in the first quarter 2013 and 2012 excluding event locations (which are recorded in the cost of sales for the respective event).

The rent contract for the office space with i-Motion Besitz- und Verwaltungsgesellschaft mbH & Co. KG has a contractual termination date set at December 31, 2015 with automatic extension for one further year if not terminated with a notification period of 6 months before contract end (latest termination date: June 30, 2015). As described in the section "transactions with related parties", i-Motion Besitz- und Verwaltungsgesellschaft mbH & Co. KG is the main-lessee of the office space and has a one-time 5-year-option to extend the contract with the lessor until December 31, 2020.

The Company has no contractual obligations to remove instalments or to renovate the offices spaces and has consequently not accrued for such cost.

Future minimum rentals payable under non-cancellable operating leases for office space and event locations as at March 31 are as follows:

March 31, 2013

Within one year	174
After one year but not more than five years	173
More than five years	0

347

i-Motion GmbH Events & Communication and
i-Motion Veranstaltungs-GmbH Konzeption u. Ausführung Nature One

Notes to combined financial statements (Continued)

Contingencies

Legal matters

The Company had several legal actions filed against it in connection with alleged violations of trademark-rights, ticketing agreements and other service agreements.

The legal advisors for general contractual matters of the company give notice about two actions filed against i-Motion. For one of the cases the Company accrued €45 thousand at the end of March 31, 2013 and 2012 which is 50 percent of the maximum exposure.

14. SUBSEQUENT EVENTS

Subsequent events include all relevant events through June 21, 2013, as the date the combined financial statements were issued.

The Company has signed a term sheet to enter into a transaction with SFX Entertainment, Inc. ("SFX") in which the principals of i-Motion have agreed to sell the Company to SFX. Concurrent with this transaction, it is anticipated that the entity that holds the intellectual property licensed by the Company, will also be purchased by SFX. A portion of the consideration paid to i-Motion will be allocated to the purchase of this entity. Alternatively, the intellectual property held by this entity might be transferred to the Company before closing of the transaction.

Due to the shareholder resolution from May 13, 2013, the Company has paid a dividend in the total amount of €500 thousand to its shareholders.

Combined Financial Statements and Report of Independent
Certified Public Accountants

Totem Onelove Group and Totem Industries Pty Ltd.

December 31, 2012 and 2011

Totem Onelove Group and Totem Industries Pty Ltd.

Report of Independent Auditors

To the Partners and Members,
Totem Onelove Group and Totem Industries Pty Limited

We have audited the accompanying combined financial statements of Totem Onelove Group and Totem Industries Pty Limited, which comprise the combined balance sheets as of December 31, 2012 and 2011, and the related combined statements of comprehensive income, owners equity and cash flows for the years then ended, and the related notes to the combined financial statements.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Totem Onelove Group and Totem Industries Pty Limited at December 31, 2012 and 2011, and the combined results of their operations and their cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young
Melbourne, Australia June 24, 2013

Totem Onelove Group and Totem Industries Pty Ltd.

Combined balance sheet

	December 31,
	2012	2011

	AUD
ASSETS
CURRENT ASSETS
Cash and cash equivalents	8,298,920	2,698,776
Accounts receivable, net	1,363,556	2,483,520
Accounts receivable, net, related parties	251,454	175,925
Inventories	16,387	17,000
Accrued revenue	110,805	240,025
Prepaid expenses and other current assets	375,303	779,234
Deferred income taxes	84,531	7,078

Total current assets	10,500,956	6,401,558
PROPERTY, PLANT AND EQUIPMENT
Leasehold improvements	126,958	124,605
Equipment	288,428	144,181

	415,386	268,786
Less accumulated depreciation and amortization	(132,184)	(60,964)

	283,202	207,822
INTANGIBLE ASSETS
Intangible assets	23,120	18,316
Less accumulated depreciation and amortization	(4,143)	(1,832)

	18,977	16,484

Deferred income taxes, non current	70,814	—

Total assets	10,873,949	6,625,864

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	4,429,751	5,011,091
Accounts payable—related parties	—	474
Artist fee tax withholding	819,142	227,771
Other accounts payable and accrued expenses	893,223	1,005,502
Accrued vacation	61,340	39,142
Deferred income	312,453	18,282
Current tax payable	—	13,395
Deferred tax liability	155,345	7,078

Total current liabilities	6,671,254	6,322,735
NONCURRENT LIABILITIES
Accrued vacation, long-term	34,661	23,062

Total noncurrent liabilities	34,661	23,062
OWNERS' EQUITY
Owners' current account	4,228,122	353,549
Common stock, issued, 1000 shares	1,000	1,000
Retained earnings	(61,088)	(74,482)

Total owners' equity	4,168,034	280,067

Total liabilities and owners' equity	10,873,949	6,625,864

The accompanying notes are an integral part of these financial statements.

Totem Onelove Group and Totem Industries Pty Ltd.

Combined statement of comprehensive income

	Year ended December 31,
	2012	2011

	AUD
Revenue	40,850,837	35,126,966
Operating expenses:
Direct costs	28,989,782	27,391,452
General and administrative expenses	1,986,504	1,633,936
Business sale expenses	89,563	15,086
Collaboration agreement payout	3,612,500	—
Depreciation and amortization	73,533	46,344

Operating income before taxes	6,098,955	6,040,148
Other income/(expense)
Interest expense	(33,521)	(33,020)
Interest income	9,167	10,363
Other	—	7,083
Benefit for income tax	13,394	46,311

Net income	6,087,995	6,070,885
Other comprehensive income	—	—

Total comprehensive income	6,087,995	6,070,885

The accompanying notes are an integral part of these financial statements.

Totem Onelove Group and Totem Industries Pty Ltd.

Combined statement of owners' equity

	Common Stock	Owners' current account	Retained earnings	Total

	AUD
Balance at December 31, 2010	1,000	1,339,403	(120,793)	1,219,610
Net income	—	—	6,070,885	6,070,885
Profit allocation to owners	—	6,024,574	(6,024,574)	—
Contribution from owners	—	1,189,572	—	1,189,572
Distributions to owners	—	(8,200,000)	—	(8,200,000)

Balance at December 31, 2011	1,000	353,549	(74,482)	280,067
Net income	—	—	6,087,995	6,087,995
Profit allocation to owners	—	6,074,601	(6,074,601)	—
Contribution from owners	—	4,000,000	—	4,000,000
Distributions to owners	—	(6,200,028)	—	(6,200,028)

Balance at December 31, 2012	1,000	4,228,122	(61,088)	4,168,034

The accompanying notes are an integral part of these financial statements.

Totem Onelove Group and Totem Industries Pty Ltd.

Combined statement of cash flows

	Year ended December 31,
	2012	2011

	AUD
Cash Flows from Operating Activities:
Net income	6,087,995	6,070,885
Adjustments to reconcile net income to net cash (used)/ provided by operating activities:
Depreciation and amortization	73,533	46,344
Changes in operating assets and liabilities:
Receivables—trade	1,119,964	(1,285,501)
Receivables—related parties	(75,529)	(175,925)
Inventories	613	(17,000)
Accrued revenue	129,220	1,177,242
Prepaid expenses and other current assets	403,931	(669,348)
Deferred income tax assets, current	(77,453)	(2,137)
Deferred income tax assets, non current	(70,814)	—
Accounts payable—trade	(581,340)	2,162,095
Accounts payable—related parties	(474)	(1,443,601)
Artist fee tax withholding	591,371	229,332
Other accounts payable and accrued expenses	(112,279)	(2,490,497)
Accrued vacation, short term	22,198	19,772
Deferred income	294,171	(27,004)
Current tax payable	(13,395)	(46,310)
Deferred income tax liabilities	148,267	2,137
Accrued vacation, long-term	11,599	8,346

Net cash provided by operating activities	7,951,578	3,558,830
Cash Flows from Investing Activities:
Capital expenditures	(146,602)	(67,805)
Purchase of trademarks	(4,804)	(18,315)

Net cash used in investing activities	(151,406)	(86,120)
Cash Flows from Financing Activities:
Proceeds from owners	4,000,000	1,189,572
Payments to owners	(6,200,028)	(8,200,000)

Net cash used in financing activities	(2,200,028)	(7,010,428)
NET INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS	5,600,144	(3,537,718)
Cash and cash equivalents:
Beginning of year	2,698,776	6,236,494

End of year	8,298,920	2,698,776

Included in operating cashflows are:
Income taxes paid	—	—
Interest paid	1,050	1,750

The accompanying notes are an integral part of these financial statements.

Totem Onelove Group and Totem Industries Pty Ltd.

Combined notes to the financial statements
December 31, 2012 and 2011

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

Totem Industries Pty Ltd. (TI) and Totem Onelove Group (TOG) have developed into one of Australia's leading innovators in the dance music scene organizing festivals, events or concerts. Based in Melbourne but with offices and partnerships with key promoters/businesses throughout Australia, it's dedicated to a range of industry related opportunities. This includes a focus on: sponsorship, event production, touring and travel services.

TOG is a partnership under Australia law. Totem Industries Pty Ltd. is a limited liability company.

Basis of accounting

The accompanying combined financial statements have been prepared on an accrual basis of accounting, whereby revenue is recognized when earned and expenses are recognized when incurred.

Functional and presentation currency

The combined financial statements are presented in Australian dollars which is TI's and TOG's functional and presentation currency. The functional currency of each entity is measured using the currency of the primary economic environment in which that entity operates.

Principals of combination

Totem Industries Pty Ltd. (the "Company ") and Totem Onelove Group (collectively, the "Group") share two common partners/directors of a total of five partners. As the operations of the two entities are intertwined, management has elected to present the financial statements on a combined basis. Common transactions and year end balances between the two entities are eliminated upon combination.

Cash and cash equivalents

The Group considers cash, time deposits and all other highly liquid investments with an original maturity of three months or less to be cash equivalents. All amounts are held with reputable Australian banks.

Accounts receivable

Accounts receivable are recorded at the invoiced amount and do not bear interest. The Group performs ongoing credit evaluations of its customers and establishes appropriate allowances for doubtful accounts based on the factors surrounding the credit risk of their customers, historical trends with respect to write-offs and other information.

The Group does not have any off balance sheet exposure related to its customers.

Inventories

All inventories are valued on the average cost method. Inventory consists of retail merchandise.

Totem Onelove Group and Totem Industries Pty Ltd.

Combined notes to the financial statements (Continued)
December 31, 2012 and 2011

Inventories are stated at the lower of cost or net realizable value. Net realizable value represents the estimated selling price for inventories less all estimated costs of completion and costs necessary to make the sale.

Accrued Revenue

The Group recognizes revenue once the event is held. Accrued revenue represents ticket sales or income receivable in relation to held events which have not been billed to customers.

Prepaid expenses

The Group's prepaid expenses relate to event expenses, including artist advances and other costs directly related to future concert events. These prepaid costs are charged to operations upon completion of the related events.

Plant and equipment

Leasehold improvement and equipment are carried at cost. Depreciation and amortization are computed on the straight-line method over the estimated useful lives or lease term of the respective assets. On sale or retirement, the asset cost and related accumulated depreciation are removed from the accounts, and any related gain or loss is reflected in income. Expenditures for improvements and additions are charged to leasehold improvement and equipment while expenditures for replacements and maintenance and repairs are expensed as incurred.

Depreciation is computed using the straight-line method based on the following ranges of estimated useful lives;

•
equipment: 2 to 7 years
•
leasehold improvement; period of lease

Depreciation expense for the year is AUD $71,221 and AUD $44,512 for 2012 and 2011, respectively.

The Group tests for impairment whenever events or changes in circumstances indicate that the carrying amount of property, plant and equipment may not be recoverable. The Group determines the need for an impairment charge by comparing undiscounted cash flows associated with the continued use and ultimate disposition of the related assets to the carrying values of the assets.

Intangibles

Intangibles relate to registered trademarks which are amortized over 10 years.

At the end of each reporting period, the Group reviews the carrying amounts of its tangible and intangible assets to determine whether there is any indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss (if any).

Totem Onelove Group and Totem Industries Pty Ltd.

Combined notes to the financial statements (Continued)
December 31, 2012 and 2011

Amortizable intangible assets at December 31, 2012 and 2011 consist of the following:

		December 31, 2012
	Life	Gross	Accumulated amortization	Net

		AUD
Trademarks	10 years	23,120	4,143	18,977

		December 31, 2011
	Life	Gross	Accumulated amortization	Net

		AUD
Trademarks	10 years	18,316	1,832	16,484

The weighted average period prior to the next trademark renewal is 8.5 years. The entity is expected to renew the trademarks at the end of the initial term and the cash flows from the trademarks are expected to continue. In instances where the trademark's lives are extended, the cost of renewal is capitalized.

Amortization expense totalled AUD $2,312 and AUD $1,832 for 2012 and 2011, respectively. Based on the current amount of intangible assets subject to amortization, the estimated amortization for each of the five succeeding years is as follows:

AUD

2013	2,312
2014	2,312
2015	2,312
2016	2,312
2017	2,312

Accounts payable and accruals

An accrual is recorded for expenses incurred. Where a supplier invoice has not been received, the expense is estimated based on the supplier quote or other reliable estimate.

Artist fee tax withholding

The artist fee tax withholdings are amounts owed to federal taxation authorities for income tax withholdings required on payments made to foreign artists for services.

Employee provisions

A liability is recognized for benefits accruing to employees in respect of wages and salaries, annual leave and long service leave when it is probable that settlement will be required and they are capable of being measured reliably. Liabilities recognized in respect of short-term employee benefits, are measured at their nominal values using the remuneration rate expected to apply at the time of settlement. Liabilities recognized in respect of long term employee benefits are measured as the present

Totem Onelove Group and Totem Industries Pty Ltd.

Combined notes to the financial statements (Continued)
December 31, 2012 and 2011

value of the estimated future cash outflows to be made by the Group in respect of services provided by employees up to reporting date.

Revenue

Ticket sales are recognized as revenue once the festival or event has occurred. Revenues collected in advance of any event is recorded as deferred revenue until the event occurs.

Similarly, sponsorship income and selling rights income is recognized when the sponsored festival or event occurs.

The Group earns income relating to the sale of beverages either directly or indirectly. The Group may staff the bar and recognize income earned once the beverages are sold at the festival/event or earn a percentage of profits from the bar run by the venue. In both instances, the income is recognized once the beverages are sold.

The Group received non-monetary revenue in the form of product from sponsors. The gross amount recognized is $44,000 in each of 2012 and 2011 respectively. These products have been recognized at fair value.

Gross vs. Net Revenue recognition

The Group reports revenue on a gross or net basis based on management's assessment of whether the Group acts as a principal or agent in the transaction, in accordance with the criteria outlined in Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) subtopic 605-45 'Revenue Recognition—Principal Agent Considerations'. To the extent that the Group acts as a principal, revenue is reported on a gross basis. The determination of whether the Group acts as a principal or agent in a transaction is based on an evaluation of whether the Group has substantial risks or rewards of ownership under the terms of the agreement.

On occasion, the Group incurs costs on behalf of sponsors or related parties. In such instances, the Group charges the cost of this setup back to the sponsors. As the Group do not have control over these costs and act as an agent, on-charging these costs is not recognized as income but is recognized as an offset to the expense.

The on-charged amounts are recognized when the event has occurred and the quantum of the recharges can be reliably determined by reference to a supplier invoice.

Collaboration agreements

The Group collaborated with parties in Brisbane, Perth and Adelaide to run the Creamfield festivals in 2011 and 2012 and the Stereosonic festivals in 2011 in each of these cities. Collaborative partners were primarily responsible for organizing local suppliers in these cities and they participated in a share of the net profit or loss of each of the festivals as outlined in the respective joint venture agreements.

All revenue and expenses relating to the festivals are recognized on a gross basis when the Group acts as a principal. It has been determined that the Group predominantly acts as principal as noted above.

Receivables and payables, at year end, under collaboration agreements have been offset as the amounts are determinable and the Group has the right and intent to set off.

Totem Onelove Group and Totem Industries Pty Ltd.

Combined notes to the financial statements (Continued)
December 31, 2012 and 2011

The collaboration agreements were terminated in June 2012 and a one off termination payment was made to the partners. From June 2012, the partners do not participate in the profit share.

Direct operating expenses

The following variable costs relate directly to running a festival or event.

•
Entertainment expenses primarily relate to artist fees and artist related costs.

•
Event expenses primarily relate to venue hire, equipment hire, security, salary and wages paid to seasonal employees at the festivals or events and share of profits on festivals under collaboration agreements.

•
Production expenses relate to costs incurred in staging the events, e.g., lighting, sound, shipping and handling etc.

•
Sponsorship expenses relate to commissions and fees paid to agents whom procure the sponsorship income.

•
Ticketing expenses relate to fees or commissions paid to agents.

•
Bar costs relate to instances where the Group manages the bar at festivals and include seasonal employee costs and beverage costs.

•
Advertising costs which directly relate to promoting specific festivals or events to sell tickets. Advertising costs are expensed when incurred.

Business sale expenses

These are costs related to potential business combinations, such as legal and accounting charges.

Collaboration agreement termination payouts

These costs relate to terminating existing collaboration agreements in relation to the Stereosonic festival in certain states. The Group does not have further commitments under the collaboration agreements from June 2012.

General and administrative expenses

Costs relating to the running of the Group, e.g. employment expenses, rent and other office overhead, are recognized as incurred. There are no advertising costs included in this expense.

Depreciation and amortization

Depreciation and amortization is presented as a separate line in the Statement of Comprehensive Income. There is no depreciation or amortization included in direct operating expenses or general and administrative expenses.

Income Taxes

TOG is a partnership for tax purposes and under Australian tax legislation, it is not a tax payer in its own right and as such does not record income tax expense nor incur any income tax liabilities. The

Totem Onelove Group and Totem Industries Pty Ltd.

Combined notes to the financial statements (Continued)
December 31, 2012 and 2011

partners of TOG are required to report their respective shares of the partnerships income in their individual tax returns.

Income tax expense for TI is calculated on a legal entity basis, based on reported income before income taxes. The Company utilizes the asset and liability method of accounting for income taxes. Under this method deferred tax assets and liabilities are recognized to reflect the future tax consequences attributable to temporary differences between financial reporting bases of existing assets and liabilities and their respective tax bases. Deferred tax assets are reduced by a valuation allowance, when, in the opinion of management, it is more likely than not that all or some of the net deferred tax assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in the period in which the change is enacted.

The Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more-likely-than-not threshold the amount recognized in the financial statements is the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the relevant tax authority.

Deferred tax balances that are expected to reverse within the year are classified as current.

Transactional taxes

The Group account for taxes that are externally imposed on revenue and expenses on a net basis, as a reduction of revenue and expenses.

Interest in relation to underpaid transaction taxes is recorded as interest expense in the Statement of Comprehensive Income. Interest expense for underpaid transactions was AUD$32,471 and AUD$31,270 for 2012 and 2011, respectively. Interest and penalties in relation to underpaid transaction taxes are accrued in Other accounts payable and accrued expenses in the Balance Sheet. The amount of interest and penalties was $90,875 and $58,404 at December 31, 2012 and 2011 respectively.

Operating leases

The Group has an operating lease which relates to the lease of its current premises. The lease expenses are recognized on a straight line basis over the period of the lease.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosures of contingencies at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Totem Onelove Group and Totem Industries Pty Ltd.

Combined notes to the financial statements (Continued)
December 31, 2012 and 2011

Fair Value of Financial Instruments

The carrying amounts of cash and cash equivalents, accounts receivable and accounts payable approximate fair values because of the short maturities of those instruments.

Comprehensive Income

The Group displays all items required to be recognized under accounting standards as components of comprehensive income in a financial statement with the same prominence as other financial statements. Comprehensive income consists of net income and foreign currency translation adjustments, and is presented in the Statements of Comprehensive Income.

NOTE 2 LEASES

The Group leases office space under an operating lease. The lease has the option of extension of two further terms of six years each.

The future scheduled rental payments required under operating leases that have remaining non-cancelable lease terms exceeding one year at December 31, 2012 are as follows:

AUD

2013	115,839
2014	115,863
2015	117,319
2016	58,207

Total	407,228

Rent expense for operating leases was AUD$111,384 and AUD$107,100 for 2012 and 2011, respectively.

Part of the property was sublet during December 31, 2011 and yielded income of AUD$7,083.

NOTE 3 RETIREMENT BENEFITS

The Group contributes 10% of the employee's salary to an employee nominated pension fund. The total contributed for the period is AUD $109,430 and AUD $56,407 and for 2012 and 2011, respectively.

The Group has no further obligations or commitments beyond remitting these withheld amounts to nominated pension funds each quarter.

Totem Onelove Group and Totem Industries Pty Ltd.

Combined notes to the financial statements (Continued)
December 31, 2012 and 2011

NOTE 4 RELATED PARTIES

Transactions involving equity owners and their related entities

The following table sets forth expenses incurred and revenue earned from related entities:

	Year ended December 31,
	2012	2011

	AUD
Revenue billed by the Group for resources utilized	32,600	—
Staff costs billed to the Group	6,030	8,756
Management fee billed to the Group	110,471	254,569

The above transactions are conducted at cost.

The total amounts outstanding from related entities, included within accounts receivable and accounts payable are:

	December 31,
	2012	2011

	AUD
Receivables	251,454	175,925
Payables	—	474

The above amounts are due on standard trading terms, i.e. within 30 days of invoice.

Two of the Directors have provided a personal guarantee for the liabilities of Totem Industries Pty Ltd up to AUD $340,000 in relation to its banking arrangement. There are no outstanding bank loans or overdraft facilities as at December 31, 2012 or 2011.

NOTE 5 INCOME TAXES

The Company has been operating under Australian tax law that has a corporate rate of 30% for all periods presented.

Totem Onelove Group and Totem Industries Pty Ltd.

Combined notes to the financial statements (Continued)
December 31, 2012 and 2011

The provision for taxes on income (i.e. income tax expense) for the years ended December 31, 2012 and 2011 is comprised of the following:

	Year ended December 31,
	2012	2011

	AUD
Federal
Current expense/(benefit)	(140,638)	13,395
Prior year overprovision	(13,395)	(59,705)
Deferred expense/(benefit)	142,388	(12,510)

	(11,645)	(58,820)
Valuation Allowance	(1,749)	12,509

Tax expense (benefit)	(13,394)	(46,311)

Comprising:
US	—	—
Foreign	—	—

Reconciliation of income tax expense attributable to continuing operations and income tax expense resulting from applying the statutory tax rate to pre-tax income from continuing operations:

	Year ended December 31,
	2012	2011

	AUD
Accounting profit before income taxes—combined financial statements	6,074,601	6,024,574
Less: accounting profit of non taxable partnership TOG	(6,074,601)	(6,024,574)
Accounting profit/(loss) before income tax—TI	—	—
Tax at the applicable rates(1)	—	—
Prior year true up of tax returns	(13,394)	(59,705)
Permanent differences	1,749	885

Net income tax expense/(benefit)	(11,645)	(58,820)

Valuation Allowance	(1,749)	12,509

Tax expense / (benefit)	(13,394)	(46,311)

(1)
The statutory tax rate is based on the Australian rate of 30%.

The Company's deferred income tax balance and the difference between income tax computed at the Australian statutory income rate and income tax expense is primarily the result of tax losses carried forward and the valuation allowance raised.

No jurisdiction tax rate adjustment is calculated to account for the difference between the Australian and US federal statutory tax rates as the Company is not expected to be a US domestic company until after the initial public offering.

Totem Onelove Group and Totem Industries Pty Ltd.

Combined notes to the financial statements (Continued)
December 31, 2012 and 2011

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the corresponding amount used for income tax purposes. Significant components of the Company's deferred tax items are as follows:

Temporary differences and tax losses which gave rise to deferred tax assets and liabilities were as follows:

	December 31,
	2012	2011

	AUD	AUD
Current deferred tax assets
Accrued expenses deductible when paid	58,636	72,911
Deferred revenue	25,895	5,485

Total current deferred tax assets	84,531	78,396
Non current deferred tax assets
Accrued vacation	642	897
Carried forward tax losses	140,638	—

Total non current deferred tax assets	141,280	897

Gross deferred tax assets	225,811	79,293
Valuation allowance	(70,466)	(72,215)

Total deferred tax asset	155,345	7,078

Work in Progress	(150,969)	(2,195)
Prepaid expenses and other current assets	(4,376)	(4,883)

Total deferred tax liability	(155,345)	(7,078)

The carry forward tax losses do not expire and can be utilized against future taxable income.

In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. The Group also considers the scheduled reversal of deferred tax liabilities, projected future taxable income or losses, and tax planning strategies in making this assessment. Based upon the Group's history, the Company does not believe realization of these tax assets is more likely than not. As such, full valuation allowances for the deferred tax assets were established.

NOTE 6 CONTINGENCIES

There are no contingencies that management are aware of at balance date.

Totem Onelove Group and Totem Industries Pty Ltd.

Combined notes to the financial statements (Continued)
December 31, 2012 and 2011

NOTE 7 SUBSEQUENT EVENTS

The Directors evaluated the December 31, 2012 financial statements for subsequent events through June 24, 2013, the date the financial statements were available to be issued. Subsequent to year end, the Directors/Partners have agreed in principal to sell 100% of the ownership of the Group to SFX Entertainment, Inc. The agreement is subject to a number of conditions precedent and is expected to be completed in 2013 financial year. The Directors/Partners will continue to remain and operate the business in Australia.

Made Event, LLC &
EZ Festivals, LLC

Combined Financial Statements

As of and for the Years Ended December 31, 2012 and 2011
and as of and for the Three Months Ended
March 31, 2013 and 2012 (Unaudited)

Made Event, LLC & EZ Festivals, LLC

Combined Financial Statements

Made Event, LLC & EZ Festivals, LLC

Report of Independent Auditors

Board of Managers and Members
Made Event, LLC, and
EZ Festivals, LLC

We have audited the accompanying combined financial statements of Made Event, LLC and EZ Festivals, LLC, which comprise the combined balance sheets as of December 31, 2012 and December 31, 2011, and the related combined statements of operations and members' equity, and cash flows for the years then ended, and the related notes to the financial statements.

Management's responsibility for the financial statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with US generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free of material misstatement, whether due to fraud or error.

Auditor's responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Made Event, LLC and EZ Festivals, LLC at December 31, 2012 and December 31, 2011, and the combined results of its operations and its cash flows for the years then ended in conformity with US generally accepted accounting principles.

/s/ Ernst & Young LLP
June 24, 2013 New York, New York

Made Event, LLC & EZ Festivals, LLC

Combined balance sheets

	March 31,		December 31,
	2013	2012	2012	2011

	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$517,456	$1,425,501	$815,665	$1,228,384
Accounts receivable	1,451,093	206,087	211,774	212,191
Prepaid expenses and other current assets	292,100	234,602	100,080	115,610
Insurance proceeds receivable	—	606,408	—	606,408

Total Current Assets	2,260,649	2,472,598	1,127,519	2,162,593
Property and Equipment, net	66,457	—	66,457	—

Total Assets	$2,327,106	$2,472,598	$1,193,976	$2,162,593

Liabilities and Members' Equity
Current Liabilities:
Accounts payable and accrued expenses	$1,149,660	$143,129	$358,604	$168,435
Deferred revenue	1,055,232	1,353,409	693,126	909,581
Income taxes payable	6,000	16,000	6,000	28,839

Total Current Liabilities	2,210,892	1,512,538	1,057,730	1,106,855

Commitments and Contingencies
Members' Equity	116,214	960,060	136,246	1,055,738

Total Liabilities and Members' Equity	$2,327,106	$2,472,598	$1,193,976	$2,162,593

See notes to combined financial statements.

Made Event, LLC & EZ Festivals, LLC

Combined statements of operations and members' equity

	Three Months Ended March 31,		Years Ended December 31,
	2013	2012	2012	2011

	(Unaudited)
Revenue	$1,529,654	$—	$18,055,835	$11,517,543

Operating Expenses:
Direct operating expenses	1,308,427	—	14,093,949	9,288,195
Selling, general and administrative expenses	101,929	69,099	656,511	492,644

Total Operating Expenses	1,410,356	69,099	14,750,460	9,780,839

Operating Income/(Loss)	119,298	(69,099)	3,305,375	1,736,704

Other Income/(Expense):
Transaction and litigation costs	128,799	(5,975)	(450,256)	—
Interest income	64	209	710	1,481

Total Other Income/(Expense), net	128,735	(5,766)	(449,546)	1,481

(Loss)/Income before Provision for
Income Taxes	(9,437)	(74,865)	2,855,829	1,738,185
Provision for Income Taxes	25	85	145,085	90,818

Net (Loss)/Income	(9,462)	(74,950)	2,710,744	1,647,367
Members' Equity, beginning of period	136,246	1,055,738	1,055,738	772,427
Members' Distributions	(10,570)	(20,728)	(3,630,236)	(1,364,056)

Members' Equity, end of period	$116,214	$960,060	$136,246	$1,055,738

See notes to combined financial statements.

Made Event, LLC & EZ Festivals, LLC

Combined statements of cash flows

	Three Months Ended March 31,		Years Ended December 31,
	2013	2012	2012	2011

	(Unaudited)
Cash Flows from Operating Activities:
Net income/(loss)	$(9,462)	$(74,950)	$2,710,744	$1,647,367
Adjustments to reconcile net income/(loss) to net cash (used in)/provided by operating activities:
Depreciation and amortization	—	—	66,457	—
Gain on insurance claim	—	—	—	(606,408)
Changes in operating assets and liabilities:
Accounts receivable	(1,239,319)	6,104	417	(208,791)
Prepaid expenses and other current assets	(192,020)	(118,992)	15,530	(110,307)
Insurance proceeds receivable	—	—	606,408	—
Accounts payable and accrued expenses	791,056	(25,306)	190,169	105,655
Deferred revenue	362,106	443,828	(216,455)	909,581
Income taxes payable	—	(12,839)	(22,839)	28,839

Net Cash (Used in)/Provided by Operating Activities	(287,639)	217,845	3,350,431	1,765,936

Cash Flows from Investing Activities:
Purchase of equipment	—	—	(132,914)	—

Net Cash Used in Investing Activities	—	—	(132,914)	—

Cash Flows from Financing Activities:
Distributions to members	(10,570)	(20,728)	(3,630,236)	(1,364,056)

Net Cash Used in Financing Activities	(10,570)	(20,728)	(3,630,236)	(1,364,056)

Net (Decrease)/Increase in Cash and Cash Equivalents	(298,209)	197,117	(412,719)	401,880
Cash and Cash Equivalents, beginning of period	815,665	1,228,384	1,228,384	826,504

Cash and Cash Equivalents, end of period	$517,456	$1,425,501	$815,665	$1,228,384

Supplemental Disclosure of Cash Flow Information:
Cash paid for income taxes	$25	$12,924	$167,924	$61,979

See notes to combined financial statements.

Made Event, LLC & EZ Festivals, LLC

Notes to Combined Financial Statements
Three Months Ended March 31, 2013 and 2012 (unaudited)
and Years Ended December 31, 2012 and 2011

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of business—Made Event, LLC and EZ Festivals, LLC (collectively referred to as the "Company") operate in the business of concert promotion and production of music events. Typically, to initiate live music events, the Company contracts with artists to perform at arranged events. The Company does not own any event venues and rents space as needed for its shows.

Seasonality—Due to the Company's largest event occurring primarily in September, the Company experiences higher revenue during the third quarter of each year. The Company's seasonality also results in higher balances in cash and cash equivalents, prepaid expenses, and deferred revenue at different times in the year.

Basis of presentation—The combined financial statements include the accounts of Made Event LLC and EZ Festivals, LLC. Made Event LLC is owned and operated by a single member/manager, who is the spouse of the sole member and manager of EZ Festivals, LLC. These entities may be deemed to be affiliated by virtue of the marital relationship between these two members/managers. All significant intercompany balances and transactions have been eliminated in combination.

Cash and cash equivalents—The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Accounts receivable and allowance for doubtful accounts—The Company evaluates the collectability of accounts receivable based on a combination of factors. Generally, the Company records specific reserves to reduce the amounts recorded to what is believed will be collected when a customer's account ages beyond typical collection patterns, or the Company becomes aware of a customer's inability to meet its financial obligations. The Company has determined that no allowance for doubtful accounts is necessary as of March 31, 2013 and 2012, and December 31, 2012 and 2011.

Revenue recognition—Revenue from the promotion and production of an event is recognized after the performance occurs upon settlement of the event. Revenue collected in advance of the event is recorded as deferred revenue until the event occurs. The Company also receives a percentage of proceeds from sales of merchandise and concessions at its events, which are recorded as revenue after the event occurs.

The Company reports revenue on a gross or net basis based on management's assessment of whether the Company acts as a principal or agent in the transaction. To the extent the Company acts as the principal, revenue is reported on a gross basis. The determination of whether the Company acts as a principal or an agent in a transaction is based on an evaluation of whether the Company has the substantial risks and rewards of ownership under the terms of an arrangement.

Direct operating expenses—Direct operating expenses include artist fees, show related marketing and advertising expenses, rent expense for event venues, and salaries and wages related to seasonal employees at the Company's events along with other costs. These costs are primarily variable in nature.

Selling, general and administrative expenses—Selling, general and administrative expenses include insurance costs, professional fees and consulting along with other costs.

Transaction and litigation costs represent legal and professional fees related to the potential sale of the company (Note 5) and litigation defense costs (Note 4).

Made Event, LLC & EZ Festivals, LLC

Notes to Combined Financial Statements (Continued)
Three Months Ended March 31, 2013 and 2012 (unaudited)
and Years Ended December 31, 2012 and 2011

Prepaid expenses—The majority of the Company's prepaid expenses relate to event expenses including deposits and other costs directly related to future concert events. These prepaid costs are charged to operations upon completion of the related events.

Property and equipment—Property and equipment are stated at cost, less accumulated depreciation. Property and equipment, which is comprised of staging, is depreciated based on usage in conjunction with the related event over its estimated useful life of 2 years.

Income taxes—Made Event, LLC and EZ Festivals, LLC are taxed as limited liability companies. As a result, the income or loss of each entity is passed through directly to the individual members. The City of New York, however, levies an unincorporated business tax and business tax on Small Business Corporations on the income of the Company, which is shown as a provision for income taxes.

Presentation of sales tax—The Company earns revenue in localities that impose sales tax on the Company's sales. The Company's accounting policy is to exclude from revenue and cost of sale the taxes collected and remitted to the localities.

Use of estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Advertising costs—The Company records advertising expense as it is incurred. These expenses are recorded on the combined statements of operations as direct operating expenses. The Company incurred advertising expenses of approximately $33,000 and $10,000 for the three-month periods ended March 31, 2013 and 2012, respectively, and approximately $102,000 and $122,000 for the years ended December 31, 2012 and 2011, respectively.

Concentrations of credit risk:

  Cash balances—The Company places its cash investments with high credit quality financial institutions. At times, the Company's cash deposits with any one financial institution may exceed amount insured by the Federal Deposit Insurance Corporation ("FDIC").

  Customers—The Company has a diverse group of customers, and generally does not require collateral.

Made Event, LLC & EZ Festivals, LLC

Notes to Combined Financial Statements (Continued)
Three Months Ended March 31, 2013 and 2012 (unaudited)
and Years Ended December 31, 2012 and 2011

2. PROPERTY AND EQUIPMENT

Property and equipment consists of the following at March 31, 2013 and 2012 and at December 31, 2012 and 2011:

March 31,	Estimated Useful Lives	2013	2012

		(Unaudited)
Property and Equipment	2 years	$132,914	$—
Less: Accumulated Depreciation and Amortization		(66,457)	—

Property and Equipment, net		$66,457	$—

December 31,	Estimated Useful Lives	2012	2011

Property and Equipment	2 years	$132,914	$—
Less: Accumulated Depreciation and Amortization		(66,457)	—

Property and Equipment, net		$66,457	$—

Depreciation expense for the year ended December 31, 2012 was approximately $66,000. There was no depreciation expense for the three months ended March 31, 2013 and 2012 and the year ended December 31, 2011.

3. INSURANCE CLAIM

In August 2011, Hurricane Irene interrupted the initial setup of the Company's largest music festival, the Electric Zoo, causing substantial additional costs to prepare for the storm and set up the event in time for the festival after the storm had passed. In connection with the storm, the Company received approximately $606,000 of insurance proceeds in Fiscal Year 2012 for damages and additional costs incurred, which was recorded as a reduction of direct costs for the year ended December 31, 2011. These insurance proceeds are reflected as a receivable by the Company as of March 31, 2012 and December 31, 2011.

4. CONTINGENCIES

Litigation—Mike Bindra, Laura De Palma, Made Event, LLC, and EZ Festivals, LLC (collectively the "Defendants") are defendants in an action whereby the Plaintiffs are claiming a breach of an alleged joint venture agreement by the Defendants relating to the Electric Zoo Festival and (a) allege, inter alia, that Plaintiffs have a perpetual ownership interest in the Electric Zoo Festival and the profits generated in connection therewith; and (b) seek certain other declaratory, compensatory, monetary and other relief in connection with such allegations. The action is entitled Henri Pferdmenges v. Bindra et al., and is currently pending in the United States District Court, Southern District of New York, Civil Action No. 12-cv-08555. This action is currently in the discovery phase, and the Defendants believe that the claims for a perpetual ownership interest in the Electric Zoo Festival and the profits generated therewith are completely without merit and intend to vigorously defend themselves against all claims asserted against them.

Made Event, LLC & EZ Festivals, LLC

Notes to Combined Financial Statements (Continued)
Three Months Ended March 31, 2013 and 2012 (unaudited)
and Years Ended December 31, 2012 and 2011

In the normal course of business, the Company is a party to claims and/or litigation. In management's opinion, settlement of these actions will not have a material adverse effect on the Company's combined financial position, liquidity, or results of operations.

5. SUBSEQUENT EVENTS

The Company has considered subsequent events through June 24, 2013, the date the combined financial statements were available to be issued, in preparing the combined financial statements and notes thereto.

On June 23, 2013, we entered into a letter agreement with SFX Entertainment, Inc. to be acquired. As part of the agreement, we received a $2.5 million nonrefundable advance and the parties agreed to extend the closing date to August 21, 2013.

Shares

Common Stock

SFX ENTERTAINMENT, INC.

PROSPECTUS

UBS Investment Bank	Barclays	Jefferies

, 2013

Until                           , 2013 (25 days after commencement of this offering), all dealers that buy, sell or trade shares of our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

 Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other expenses of issuance and distribution

The following table provides information regarding the various actual and anticipated expenses payable by us in connection with the issuance and distribution of the securities being registered hereby. All amounts shown are estimates except the Securities and Exchange Commission registration fee.

Item	Amount

SEC registration fee	$23,870
Legal fees and expenses
Listing fee
FINRA filing fee	$26,750
Accounting fees and expenses
Printing and engraving expenses
Transfer agent and registrar fees and expenses
Blue Sky fees and expenses
Miscellaneous fees and expenses
Total

Item 14.    Indemnification of directors and officers

Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

The Company's Certificate of Incorporation and By-Laws provide that it will indemnify and hold harmless, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, each person that such section grants us the power to indemnify.

Part II

The Company's Certificate of Incorporation and By-Laws provide that, to the fullest extent permitted by applicable law, none of our directors will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this provision will be prospective only and will not adversely affect any limitation, right or protection of a director of our company existing at the time of such repeal or modification.

We have entered into indemnification agreements with our directors and officers. These indemnification agreements may require us, among other things, to indemnify our directors and officers for some expenses, including attorneys' fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of our directors or officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 15.    Recent sales of unregistered securities

In June 2012, we issued 1,000,000 shares of common stock in a private placement to the seller of Disco Productions, Inc. In July 2012, we issued 786,467 shares of common stock in a private placement to the sellers of Dayglow LLC and its affiliates. In December 2012, we issued 674,560 shares of common stock in a private placement to the seller of Nightlife Holdings, LLC, MMG Nightlife, LLC, US Nightlife Management, LLC, Puhta Cana Venue, LLC, David Grutman, Inc., SEBU Corp., Brian Gordan, David Grutman and World on a String, LLC.

On October 29, 2012, we closed a private placement financing with an existing stockholder in which we issued 1,250,000 shares of common stock at a price per share of $4.00 for an aggregate purchase price of $5.0 million.

On October 29, 2012, we closed a financing with our founder Robert F.X. Sillerman in which we issued 2,500,000 shares of common stock at a price per share of $4.00 for an aggregate purchase price of $10.0 million.

On December 6, 2012, we closed a private placement financing with an investor in which we issued 300,000 shares of common stock at a price per share of $5.00 for an aggregate purchase price of $1.5 million. Such purchase price was paid in the form of a $1.5 million principal amount promissory note. These shares were subsequently surrendered to us and cancelled, and the note was cancelled.

During the year ended December 31, 2012, we granted to our directors, officers and employees (i) options to purchase 8,445,500 shares of our common stock and (ii) warrants to purchase 2.2 million shares of our common stock, each with per share exercise prices ranging from $2.00 to $10.00, and 1,875 shares of our common stock to a director.

On January 8, 2013, we closed a private placement financing with an investor in which we issued 2,000,000 shares of common stock at a price per share of $5.00 for an aggregate purchase price of $10.0 million.

On February 22, 2013, we closed a private placement financing with an investor in which we issued 2,000,000 shares of common stock at a price per share of $5.00 for $10.0 million in net proceeds.

In the March 2013 Beatport acquisition, we issued in a private placement 5,000,000 shares of our common stock.

In March 2013, under our joint venture with ID&T, we issued to ID&T 2,000,000 shares of our common stock and warrants to purchase 500,000 shares of our common stock. In March 2013, we

Part II

issued to ID&T 2,000,000 shares of our common stock in connection with our entry into the ID&T Option.

During 2013, we granted to our directors, officers, and employees (i) options to purchase 8,037,5000 shares of our common stock and (ii) warrants to purchase 7,250,000 shares of our common stock, each with per share exercise prices ranging from $5.00 to $10.00 and 1,700,000 shares of our common stock to two employees.

On April 1, 2013, we closed a private placement financing with three related investors in which we issued 1,000,000 shares of our common stock at a price per share of $10.00 for an aggregate purchase price of $10.0 million.

In February 2012, SFX EDM Holdings Corporation issued and sold an aggregate of 36,000,000 shares of its common stock as founder shares at par to its founders, including Robert F.X. Sillerman and affiliated funds controlled by him. During June 2012, SFX EDM Holdings Corporation closed three private placement financings with three separate investors as follows: 4,000,000 shares of common stock at a price per share of $2.50 for an aggregate purchase price of $10.0 million; 1,250,000 shares of common stock at a price per share of $4.00 for an aggregate purchase price of $5.0 million; and 500,000 shares of our common stock at a price per share of $5.00 for an aggregate purchase price of $2.5 million.

We subsequently acquired SFX EDM Holdings Corporation when its stockholders entered into share exchange agreements exchanging all of their shares of SFX EDM Holdings Corporation for a like number of newly issued shares of our common stock.

Unless otherwise stated, the sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act (or Regulation D promulgated thereunder), or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701.

Item 16.    Exhibits and financial statement schedules

1.1	Form of Underwriting Agreement*
3.1	Certificate of Incorporation of the Registrant
3.2	Amended and Restated Bylaws of the Registrant
3.3	Certificate of Amendment to the Certificate of Incorporation of the Registrant
4.1	Specimen Common Stock Certificate*
4.2	Registration Rights Agreement, dated July 31, 2012, by and among the Registrant, Sebastian Solano, Paul Campbell, Patryk Tracz and Lukasz Tracz#
4.3	Registration Rights Agreement, dated July 31, 2012, by and among the Registrant, Eric Fuller and Collyns Stenzel#
4.4	Registration Rights Agreement, dated December 31, 2012, between the Registrant and Nightlife Holdings LLC
4.5	Registration Rights Agreement, dated June 19, 2012, between the Registrant and Disco Productions, Inc.
5.1	Opinion of Reed Smith LLP*
10.1	SFX Entertainment, Inc. 2013 Equity Compensation Plan, and forms of agreements thereunder
10.2	Employment Agreement, dated November 8, 2012, between the Registrant and Sheldon Finkel
10.3	Employment Agreement, dated October 18, 2012, between the Registrant and Robert F.X. Sillerman#

Part II

10.4	Employment Agreement, dated January 1, 2013, between the Registrant and Mitchell Slater
10.5	Employment Agreement, dated October 2, 2012, by and between the Registrant and Richard Rosenstein
10.6	Subscription Agreement, dated June 5, 2012, between SFX EDM Holdings Corporation and The Gordon & Dana Crawford Trust, UTD 8/23/77#
10.7	Subscription Agreement, dated June 6, 2012, between SFX EDM Holdings Corporation and Entertainment Events Funding LLC
10.8	Subscription Agreement, dated June 6, 2012, between SFX EDM Holdings Corporation and Baron Small Cap Fund
10.9	Subscription Agreement, dated January 8, 2013, between the Registrant and Adage Capital Management, L.P.
10.10	Put Option Letter Agreement, dated October 28, 2012 between the Registrant and Baron Small Cap Fund
10.11	Asset Contribution Agreement, dated June 19, 2012, by and among the the Registrant, SFX-Disco Operating LLC, SFX EDM Holdings Corporation, Disco Productions, Inc. and James Donald Estopinal**
10.12	Asset Contribution Agreement, dated July 31, 2012, by and among the Registrant, SFX-LIC Operating LLC, Dayglow LLC, Committee Entertainment, LLC and additional parties named therein**
10.13	Asset Contribution Agreement, dated November 21, 2012, by and among the Registrant, SFX-Nightlife Operating LLC, Nightlife Holdings LLC, MMG Nightlife LLC and additional parties named therein**
10.14	Guarantee and Collateral Agreement, dated March 15, 2013, by and among SFX Intermediate Holdco I LLC, SFX Intermediate Holdco II LLC, PITA I LLC, SFX-LIC Operating LLC, SFX-Nightlife Operating LLC, SFX-IDT N.A. Holding LLC and Barclays Bank PLC#
10.15	Amendment to the Asset Contribution Agreement, dated December 31, 2012, by and among the Registrant, Nightlife Holdings LLC, MMG Nightlife LLC and additional parties named therein**
10.16	Amended & Restated Promissory Note, dated March 15, 2013, issued by the Registrant to Nightlife Holdings LLC
10.17	Promissory Note, dated December 31, 2012, issued by the Registrant to Robert F.X. Sillerman
10.18	Asset Contribution Agreement, dated July 31, 2012, by and among the Registrant, SFX-LIC Operating LLC, Advanced Concert Productions and additional parties named therein**
10.19	Backstop Commitment Agreement, dated December 28, 2012, by and between the Registrant and Robert F.X. Sillerman
10.20	Form of Indemnification Agreement for officers and directors of the Registrant
10.21	Binding Term Sheet, dated October 26, 2012, by and between the Registrant and ID&T Holding B.V.
10.22	Amendment to JV Agreement, dated March 14, 2013, by and among the Registrant, SFX-IDT N.A. Holding LLC, ID&T/SFX North America LLC, ID&T/SFX Q-Dance LLC, ID&T/SFX Sensation LLC, ID&T/SFX Mysteryland LLC, ID&T/SFX TomorrowWorld LLC and ID&T Holding B.V.
10.23	Shared Services Agreement, dated January 4, 2013, by and between the Registrant and Viggle Inc.
10.24	Shared Services Agreement, dated January 4, 2013, by and between the Registrant and Circle Entertainment Inc.
10.25	Credit Agreement, dated March 15, 2013, by and among SFX Intermediate Holdco II LLC, SFX Intermediate Holdco I LLC, Barclays Bank PLC, UBS Securities LLC and Jefferies Group LLC#

Part II

10.26	Guarantee Agreement, dated March 15, 2013, by and between Robert F.X. Sillerman and Barclays Bank PLC#
10.27	Option Agreement, dated March 20, 2013, by and between the Registrant and ID&T Holding B.V.#
10.28	Subscription Agreement, dated April 1, 2013, by and between the Registrant, and Insight Venture Partners V, L.P., Insight Venture Partners V (Employee Co-Investors), L.P., and Insight Venture Partners (Cayman) V, L.P.
10.29	Subscription Agreement, dated December 6, 2012, by and between the Registrant and White Oak Securities LLC#
10.30	Subscription Agreement, dated February 22, 2013, by and between the Registrant and WPP Luxembourg Gamma Three SARL#
10.31	Agreement and Plan of Merger, dated February 25, 2013, by and among the Registrant, PITA II LLC, Beatport, LLC, BP Representative, LLC and additional parties named therein**
10.32	Warrant to Purchase Common Stock, dated March 15, 2013, issued by the Registrant to ID&T Holding B.V.
10.33	Termination of Subscription Agreement, dated October 28, 2012, between the Registrant and Baron Small Cap Fund
10.34	Amendment to Subscription Agreement, dated August 15, 2012, between the Registrant and Entertainment Events Funds LLC
10.35	SFX Entertainment, Inc. 2013 Supplemental Equity Compensation Plan, and forms of agreement thereunder
10.36	Letter Amendment to Asset Contribution Agreement; Termination of Pledge and Security Agreement; Amended and Restated Promissory Note, dated March 15, 2013, from the Registrant to Nightlife Holdings LLC
10.37	Employment Agreement, dated November 13, 2012, by and between the Registrant and Chris Stephenson
10.38	Term Sheet, dated October 10, 2012, between Registrant and i-Motion Besitz- und Verwaltungsgesellschaft mbH & Co KG
10.39	Amendment No. 1 and Consent to Credit Agreement, dated May 22, 2013, by and among SFX Intermediate Holdco II LLC, SFX Intermediate Holdco I LLC, Barclays Bank PLC, UBS Loan Finance LLC, Jeffries Group LLC and additional parties therein
10.40	Amendment No. 2 to Credit Agreement, dated June 5, 2013, by and among SFX Intermediate Holdco II LLC, SFX Intermediate Holdco I LLC, Barclays Bank PLC, UBS Loan Finance LLC, Jeffries Group LLC, and additional parties named therein
10.41	EBITDA Warrant Certificate, dated March 15, 2013, between ID&T Holding B.V. and the Registrant
10.42	Call Option Certificate, dated March 15, 2013, between ID&T Holding B.V. and the Registrant
10.43	Employment Agreement, dated June 5, 2013, by and between the Registrant and Robert Damon
10.44	Asset Contribution Agreement, dated May 15, 2013, by and among the Registrant, SFX-Totem Operating Pty Ltd., Totem Onelove Group Pty Ltd., and additional parties named therein**
10.45	Term Sheet, dated April 23, 2013, between the Registrant and Made Event LLC
10.46	Term Sheet, dated April 23, 2013, between the Registrant and EZ Festivals, LLC
10.47	Employment Agreement, dated June 1, 2013, between the Registrant and Timothy Crowhurst
10.48	Employment Agreement, dated June 3, 2013, between the Registrant and Joseph F. Rascoff*
10.49	Letter Agreement, dated December 31, 2012, between the Registrant and Tangent Capital Partners LLC

Part II

10.50	Master Services Agreement, dated November 1, 2012, between the Registrant and Sports and Entertainment Physcians, PC
10.51	Amendment No. 1 to Guarantee Agreement, dated June 5, 2013, between Robert F.X. Sillerman and Barclays Bank PLC
10.52	Side Letter Agreement, dated June 23, 2013, by and among The Registrant, Made Event, LLC, and EZ Festival, LLC
21.1	List of subsidiaries of the Registrant
23.1	Consent of Ernst & Young LLP
23.2	Consent of Ernst & Young LLP
23.3	Consent of Ernst & Young LLP
23.4	Consent of Ernst & Young Accountants LLP
23.5	Consent of Ernst & Young GmbH
23.6	Consent of Ernst & Young
23.7	Consent of BDO USA, LLP
23.8	Consent of BDO USA, LLP
23.9	Consent of BDO USA, LLP
23.10	Consent of Reed Smith LLP (included in Exhibit 5.1)*
24.1	Power of Attorney (included on the signature page to this Registration Statement)

*
To be filed by Amendment.

**
The Registrant agrees to furnish supplementally a copy of any omitted schedules upon request to the SEC in accordance with Item 601(b)(2) of Regulation S-K.

#
Confidential Treatment Requested.    Confidential portions of this document have been redacted pursuant to a request for confidential treatment and such portions have been submitted separately to the SEC.

Item 17.    Undertakings

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Act, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1)
For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the

Part II

  Securities Act of 1933, as amended, shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York, on June 24, 2013.

SFX ENTERTAINMENT, INC.
By:	/s/ ROBERT F.X. SILLERMAN Robert F.X. Sillerman Chief Executive Officer and Director

POWER OF ATTORNEY

We, the undersigned officers and directors of SFX Entertainment, Inc., hereby severally constitute and appoint Robert F.X. Sillerman and Mitchell Slater, our true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, and in any and all capacities, to sign for us and in our names in the capacities indicated below any and all amendments (including post-effective amendments) to this registration statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ ROBERT F.X. SILLERMAN Robert F.X. Sillerman	Chairman and Chief Executive Officer (Principal Executive Officer)	June 24, 2013
/s/ RICHARD ROSENSTEIN Richard Rosenstein	Chief Financial Officer (Principal Financial Officer)	June 24, 2013
/s/ ROBERT DAMON Robert Damon	Chief Accounting Officer (Principal Accounting Officer)	June 24, 2013
/s/ MITCHELL SLATER Mitchell Slater	Director	June 24, 2013

Signatures

/s/ JOHN D. MILLER John D. Miller	Director	June 24, 2013
/s/ EDWARD SIMON Edward Simon	Director	June 24, 2013
/s/ JOSEPH F. RASCOFF Joseph F. Rascoff	Director	June 24, 2013
/s/ DR. ANDREW N. BAZOS Dr. Andrew N. Bazos	Director	June 24, 2013
/s/ D. GEOFF ARMSTRONG D. Geoff Armstrong	Director	June 24, 2013
/s/ JARED COHEN Jared Cohen	Director	June 24, 2013
/s/ MICHAEL MEYER Michael Meyer	Director	June 24, 2013